                                                     RULE NO. 424(b)(3)
                                                     REGISTRATION NO. 333-46296



                                     LOGO
                                    IPC/TM/

                         IPC INFORMATION SYSTEMS, INC.
                               WALL STREET PLAZA
                                88 PINE STREET
                           NEW YORK, NEW YORK 10005
                                (212) 825-9060

                                                                 April 10, 1998
Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of IPC Information Systems, Inc. ("IPC" or the "Company"), which will be held on April 30, 1998 at The Union League Club, 38 East 37th Street, New York, NY (the "Annual Meeting"). As you may be aware, IPC and Arizona Acquisition Corp. ("AAC") entered into an Agreement and Plan of Merger, dated as of December 18, 1997, as amended and restated (the "Merger Agreement"), pursuant to which AAC will be merged with and into IPC (the "Merger") with IPC continuing as the surviving corporation (the "Surviving Corporation"). At the Annual Meeting, in addition to the election of two directors and the ratification of the appointment of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") as independent accountants, you will be asked to consider and vote upon a proposal to approve the Merger Agreement (including an amendment to the Certificate of Incorporation of the Surviving Corporation to permit the election of directors without a written ballot), a proposal to approve certain other amendments to, and the restatement of, IPC's Certificate of Incorporation (the "Certificate Amendment") and a proposal to approve and adopt the IPC Information Systems, Inc. 1998 Stock Incentive Plan for selected employees, directors and consultants of the Surviving Corporation and its subsidiaries (the "New Stock Incentive Plan") in connection with the Merger.

  The Merger Agreement provides that each share of IPC common stock, par value $.01 per share ("IPC Common Stock"), issued and outstanding immediately prior to the effective time of the Merger (other than treasury shares and shares as to which appraisal rights have been exercised) will be converted at the election of the holder thereof and subject to the terms described in the Proxy Statement/Prospectus into either (i) the right to receive $21.00 in cash or
(ii) the right to retain one fully paid and nonassessable share of common stock of the Surviving Corporation following the Merger ("Surviving Corporation Common Stock"), subject to proration in certain circumstances. Under the terms of the Merger Agreement, cash will be paid in lieu of fractional shares of Surviving Corporation Common Stock. A copy of the Merger Agreement is included as Annex A to the Proxy Statement/Prospectus, which you are urged to read carefully.

  For those stockholders who elect to retain Surviving Corporation Common Stock, proration may be required because the Merger Agreement contemplates that stockholders of IPC must elect to convert a minimum number of shares of IPC Common Stock into the right to retain not less than 380,952 shares of Surviving Corporation Common Stock ("Minimum Stock Election Number") and a maximum number of shares of IPC Common Stock into the right to retain not more than 1,752,381 shares of Surviving Corporation Common Stock ("Maximum Stock Election Number"). Pursuant to the Stockholders Agreement, Richard P. Kleinknecht, the current Chairman and a principal stockholder of the Company, has agreed to elect to retain an aggregate of 380,952 shares of Surviving Corporation Common Stock, which is equal to the Minimum Stock Election Number. As a result, IPC stockholders who choose to convert their shares into cash will receive the full amount in cash and will not be required to retain any shares of Surviving Corporation Common Stock. However, stockholders who elect to retain shares of Surviving Corporation Common Stock may receive a lesser, prorated number of shares of Surviving Corporation Common Stock than such stockholders elected to retain, plus cash in lieu of shares of Surviving Corporation Common Stock, if the aggregate number of shares of Surviving Corporation Common Stock elected to be retained exceeds the Maximum Stock Election Number.

  If all stockholders elect to retain a number of shares of Surviving Corporation Common Stock equal to or less than the Maximum Stock Election Number, all stockholders will be able to convert all such shares of IPC Common Stock into shares of Surviving Corporation Common Stock. In such case, a stockholder who owns 100 shares of IPC Common Stock and elects to retain all such shares will be able to retain 100 shares of Surviving Corporation Common Stock.

  To the extent that stockholders elect to retain more shares of Surviving Corporation Common Stock than the Maximum Stock Election Number in the aggregate, then all such stockholders will be subject to proration and will receive some cash and some shares of Surviving Corporation Common Stock. In the case of maximum proration (i.e., the number of Stock Electing Shares equals 10,740,445, which is equal to the number of outstanding shares of IPC Common Stock as of the Record Date, as defined below), all stockholders would generally be able to retain approximately 16% of their shares and would receive cash for approximately 84% of their shares. In such case, a stockholder who owns 100 shares of IPC Common Stock and elects to retain all such shares will be able to retain only 16 shares of Surviving Corporation Common Stock and would receive $1,764 in cash (84 shares at $21 per share, including cash paid in lieu of fractional shares).

  The Kleinknecht Stockholders (as defined below) who, in the aggregate own approximately 64% of the outstanding shares of IPC Common Stock, have informed management that they intend to convert all shares of IPC Common Stock owned by them into cash at $21 per share, other than Richard P. Kleinknecht who has agreed to elect to retain 10% of the outstanding shares of Surviving Corporation Common Stock. Assuming all the Kleinknecht Stockholders who have indicated their intent to convert their shares of IPC Common Stock into cash at $21 per share so elect and assuming all other stockholders elect to retain shares of Surviving Corporation Common Stock, such stock-electing stockholders will generally be able to retain approximately 41% of their shares and will receive cash at $21 per share for approximately 59% of their shares.

  Stockholders of IPC who elect to retain shares of Surviving Corporation Common Stock should note that, immediately following the Merger, Cable Systems Holding, LLC ("CSH LLC") will own, directly or indirectly, not less than 50.25% nor more than 86.25% of the outstanding shares of the Surviving Corporation Common Stock (prior to giving effect to the IXnet Exchange (as defined below)). CSH LLC is a Delaware limited liability company which engages in certain telecommunication businesses through its subsidiaries. David Kirby, a private investor and U.S. citizen, will own 25.5% of the voting interests relating to the units of CSH LLC attributable to CSH LLC's ownership of IPC (the "IPC Units"), John O'Mara, a private investor and U.S. citizen, will own 25.5% of the voting interests relating to the IPC Units and Citicorp Venture Capital, Ltd., a New York corporation ("CVC"), will own 49% of the voting interests relating to the IPC Units. In addition, as a result of the Merger, the Surviving Corporation Common Stock may no longer meet the listing requirements of the Nasdaq National Market and, as a result, stockholders may experience difficulty trading Surviving Corporation Common Stock or obtaining prices that reflect the value thereof. Also, the Company will incur substantial indebtedness in connection with the Merger and will have substantially more indebtedness than it has historically.

  In connection with the Merger, the minority stockholders of International Exchange Networks, Ltd. ("IXnet"), an 80% owned subsidiary of the Company, have agreed to exchange all of their shares of IXnet common stock for shares of Surviving Corporation Common Stock immediately following the effective time of the Merger, and as a result, such individuals will receive approximately 6.2% of the shares of Surviving Corporation Common Stock (the "IXnet Exchange").

  The Certificate Amendment provides for the removal of certain anti-takeover provisions including (i) the elimination of classification of, and the filling of vacancies on, the Board of Directors of IPC and (ii) the elimination of supermajority voting requirements for certain future amendments to the certificate of incorporation of the Surviving Corporation. Consummation of the Merger is not contingent on approval of the Certificate Amendment; however, approval of the Certificate Amendment is contingent on approval of the Merger. The Certificate Amendment is included as Annex B to the Proxy Statement/Prospectus.

  The New Stock Incentive Plan provides for the grant of options to purchase Surviving Corporation Common Stock to selected employees, directors and consultants of the Surviving Corporation and its subsidiaries. The New Stock Incentive Plan is contingent on approval of the Merger Agreement and will become effective only upon consummation of the Merger. The New Stock Incentive Plan is included as Annex C to the Proxy Statement/Prospectus.

  Approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of IPC Common Stock held by stockholders of record on April 8, 1998 (the "Record Date"). Peter J. Kleinknecht, Vice Chairman of IPC, and certain family members and affiliated parties and Richard P. Kleinknecht, Chairman of IPC, and certain family members and affiliated parties (collectively, the "Kleinknecht Stockholders") owned, beneficially and/or of record, an aggregate of 6,906,554 shares of IPC Common Stock on the Record Date, constituting approximately 64% of the outstanding shares of IPC Common Stock entitled to vote at the Annual Meeting. Pursuant to a Stockholders Agreement by and among AAC and the Kleinknecht Stockholders, dated as of December 18, 1997 (the "Stockholders Agreement"), the Kleinknecht Stockholders, in their capacity as such, have agreed, among other things, to vote their shares in favor of the Merger and the adoption of the Merger Agreement. The Stockholders Agreement is included as Annex D to the Proxy Statement/Prospectus. The summaries of portions of the Stockholders Agreement set forth in the Proxy Statement/Prospectus describe the material provisions of the Stockholders Agreement but are subject to, and are qualified by reference to, the text of the Stockholders Agreement.

  Holders of IPC Common Stock will be entitled to dissenters' rights under Delaware General Corporation Law in connection with the Merger, as described in the accompanying Proxy Statement/Prospectus.

  THE MERGER AGREEMENT, THE CERTIFICATE AMENDMENT AND THE NEW STOCK INCENTIVE PLAN HAVE BEEN UNANIMOUSLY APPROVED BY THE BOARD OF DIRECTORS OF IPC. YOUR BOARD HAS DETERMINED THAT THE MERGER IS FAIR AND IN THE BEST INTERESTS OF IPC AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT, THE CERTIFICATE AMENDMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

  The investment banking firm of Deutsche Morgan Grenfell Inc. ("DMG") has advised the Board of Directors that, in its opinion, as of December 17, 1997 and as subsequently confirmed as of April 6, 1998, the consideration to be received by the holders of IPC Common Stock is fair from a financial point of view to the holders of such shares. DMG's opinion and subsequent confirmation are included as Annexes E-1 and E-2 to the Proxy Statement/Prospectus. You are urged to read the opinion in its entirety for further information with respect to the assumptions made, matters considered and limits of the reviews undertaken by DMG.

  Consummation of the Merger is subject to certain conditions, including the approval of the Merger Agreement by the requisite vote of IPC stockholders and the approval of the Merger by various regulatory agencies.

  The enclosed Notice of Annual Meeting of Stockholders and Proxy
Statement/Prospectus describe the Merger and provide information regarding the Annual Meeting. Please read these materials carefully.

  A Form of Stock Election, which contains instructions on how stockholders can convert their shares of IPC Common Stock into cash, shares of Surviving Corporation Common Stock or both, will be mailed separately to all IPC stockholders. In order to make a valid election to convert all or some of a stockholder's shares of IPC Common Stock into shares of Surviving Corporation Common Stock, a stockholder must return a properly completed Form of Stock Election together with all certificates for shares of IPC Common Stock to the Exchange Agent by the business day next preceding the date of the Annual Meeting. "See THE MERGER--Stock Election Procedure" in the Proxy Statement/Prospectus.

  YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF IPC COMMON STOCK ELIGIBLE TO VOTE IS REQUIRED TO APPROVE THE MERGER AGREEMENT, THE AFFIRMATIVE VOTE OF AT LEAST 80% OF THE OUTSTANDING SHARES OF IPC COMMON STOCK ELIGIBLE TO VOTE IS REQUIRED TO APPROVE THE CERTIFICATE AMENDMENT, AND THE AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE VOTES PRESENT IN PERSON OR BY PROXY AND ENTITLED TO VOTE IS REQUIRED TO APPROVE THE NEW STOCK INCENTIVE PLAN. A FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE IN PERSON WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT AND THE CERTIFICATE AMENDMENT. THEREFORE, I URGE YOU TO FILL IN, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE AS SOON AS POSSIBLE TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE ANNUAL MEETING.

  On behalf of the Board of Directors, we thank you for your support and urge you to vote FOR approval of the Merger Agreement, FOR approval of the Certificate Amendment, FOR approval of the New Stock Incentive Plan, FOR the election of two directors and FOR ratification of the appointment of Coopers & Lybrand.

  If you have any questions, please call us at (212) 825-9060. I look forward to seeing you on April 30, 1998.

                                          Sincerely,

                                          S. Terry Clontz
                                          President and Chief Executive
                                           Officer

                         IPC INFORMATION SYSTEMS, INC.
                               WALL STREET PLAZA
                                88 PINE STREET
                           NEW YORK, NEW YORK 10005
                                (212) 825-9060

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

  An Annual Meeting of Stockholders (the "Annual Meeting") of IPC Information Systems, Inc. ("IPC" or the "Company") will be held on April 30, 1998 at The Union League Club, 38 East 37th Street, New York, New York, at 10:00 a.m., for the following purposes:

    1. To consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger, dated as of December 18, 1997, as amended and restated (the "Merger Agreement"), by and between IPC and Arizona Acquisition Corp. ("AAC") pursuant to which AAC will be merged with and into IPC (the "Merger") with IPC continuing as the surviving corporation (the "Surviving Corporation"). Pursuant to the Merger, each share of common stock, par value $.01 per share, of IPC ("IPC Common Stock") issued and outstanding immediately prior to the effective time of the Merger (other than (i) shares of IPC Common Stock held by IPC or any subsidiary thereof as treasury stock or owned by AAC, which shares shall be canceled and (ii) shares as to which appraisal rights have been exercised) will be converted at the election of the holder thereof and subject to the terms described herein, into either (a) the right to receive $21.00 in cash, or (b) the right to retain one fully paid and nonassessable share of common stock of the Surviving Corporation following the Merger ("Surviving Corporation Common Stock"), subject to proration in certain circumstances. However, because Richard P. Kleinknecht has agreed to elect to retain 10% of the outstanding shares of Surviving Corporation Common Stock after the Merger, any other stockholders of the Company who choose to convert their shares into cash will receive the full amount of the Merger Consideration in cash and will not be required, by virtue of proration, to retain shares of Surviving Corporation Common Stock. Under the terms of the Merger Agreement, cash will be paid in lieu of fractional shares of Surviving Corporation Common Stock. The Merger Agreement is included as Annex A to the Proxy Statement/Prospectus.

    2. To consider and vote on a proposal to approve certain amendments to, and the restatement of, IPC's Certificate of Incorporation (the "Certificate Amendment") included as Annex B to the Proxy Statement/Prospectus. The Certificate Amendment provides for the removal of certain anti-takeover provisions including (i) the elimination of classification of, and the filling of vacancies on, the Board of Directors of IPC and (ii) the elimination of supermajority voting requirements for certain future amendments to the certificate of incorporation of the Surviving Corporation. Consummation of the Merger is not contingent upon approval of the Certificate Amendment; however, approval of the Certificate Amendment is contingent on approval of the Merger.

    3. To consider and vote upon a proposal to approve and adopt the IPC Information Systems, Inc. 1998 Stock Incentive Plan for selected employees, directors and consultants of the Surviving Corporation and its subsidiaries (the "New Stock Incentive Plan"). Adoption of the New Stock Incentive Plan is contingent upon approval of the Merger Agreement and will become effective only upon consummation of the Merger. The New Stock Incentive Plan is included as Annex C to the Proxy Statement/Prospectus.

    4. To elect two directors to hold office until the 2001 annual meeting and until their respective successors have been duly elected or appointed (as the case may be) and qualified, provided, that, as further described in the Proxy Statement/Prospectus, if the Merger is approved by the IPC stockholders, the composition of the Board of Directors of the Surviving Corporation will change.

    5. To ratify the appointment by the Board of Directors of the firm of Coopers & Lybrand L.L.P. as independent accountants for the Company for the fiscal year ending September 30, 1998.

    6. To consider and vote upon a proposal to authorize the Board of Directors of IPC, in its discretion, to vote upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof, including, without limitation, a motion to adjourn the Annual Meeting to another time or place for the purpose of soliciting additional proxies in order to approve and adopt the Merger Agreement, or otherwise.

  Pursuant to IPC's bylaws, IPC's Board of Directors has fixed the close of business on April 8, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Only holders of record of IPC Common Stock at the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting.

  YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF IPC COMMON STOCK ELIGIBLE TO VOTE IS REQUIRED TO APPROVE THE MERGER AGREEMENT, THE AFFIRMATIVE VOTE OF AT LEAST 80% OF THE OUTSTANDING SHARES OF IPC COMMON STOCK IS REQUIRED TO APPROVE THE CERTIFICATE AMENDMENT AND THE AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE VOTES PRESENT IN PERSON OR BY PROXY AND ENTITLED TO VOTE IS REQUIRED TO APPROVE THE NEW STOCK INCENTIVE PLAN.

  Approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of IPC Common Stock held by stockholders on the Record Date. Peter J. Kleinknecht, Vice Chairman of IPC, and certain family members and affiliated parties and Richard P. Kleinknecht, Chairman of IPC, and certain family members and affiliated parties (collectively, the "Kleinknecht Stockholders") owned, beneficially and/or of record, an aggregate of 6,906,554 shares of IPC Common Stock on the Record Date, constituting approximately 64% of the outstanding shares of IPC Common Stock entitled to vote at the Annual Meeting. Pursuant to a Stockholders Agreement by and among AAC and the Kleinknecht Stockholders, dated as of December 18, 1997 (the "Stockholders Agreement"), the Kleinknecht Stockholders, in their capacity as such, have agreed, among other things, to vote their shares in favor of the Merger and the adoption of the Merger Agreement. The Stockholders Agreement is included as Annex D to the Proxy Statement/Prospectus. The summaries of portions of the Stockholders Agreement set forth in the Proxy Statement/Prospectus describe the material provisions of the Stockholders Agreement but are subject to, and are qualified by reference to, the text of the Stockholders Agreement.

  In connection with the proposed Merger, those stockholders of IPC who meet and comply with the requirements of Section 262 of Delaware General Corporation Law ("DGCL"), a copy of which is included as Annex F to the Proxy Statement/Prospectus, will be entitled to dissenters' rights. Reference is made to the section entitled "THE MERGER--Dissenters' Rights" in the Proxy Statement/Prospectus for a discussion of the procedures to be followed by dissenting stockholders in asserting appraisal rights under Section 262 of the DGCL in connection with the proposed Merger.

  A Form of Stock Election, which contains instructions on how stockholders can convert their shares of IPC Common Stock into cash, shares of Surviving Corporation Common Stock or both, will be mailed separately to all IPC stockholders. In order to make a valid election to convert all or some of a stockholder's shares of IPC Common Stock into shares of Surviving Corporation Common Stock, a stockholder must return a properly completed Form of Stock Election together with all certificates for shares of IPC Common Stock to the Exchange Agent by the business day next preceding the date of the Annual Meeting. "See THE MERGER--Stock Election Procedure" in the Proxy Statement/Prospectus.

  A FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE IN PERSON WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT AND THE CERTIFICATE AMENDMENT. PLEASE FILL IN, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING, YOU CAN REVOKE YOUR PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING.

                                          By Order of the Board of Directors,

                                          Daniel Utevsky
                                          Vice President, General Counsel and
                                          Corporate Secretary

New York, New York
April 10, 1998

                         IPC INFORMATION SYSTEMS, INC.
                               WALL STREET PLAZA
                                88 PINE STREET
                           NEW YORK, NEW YORK 10005
                                (212) 825-9060

                               ----------------

                          PROXY STATEMENT/PROSPECTUS

                               ----------------

  This Proxy Statement/Prospectus is being furnished to the holders of common stock, par value $.01 per share ("IPC Common Stock"), of IPC Information Systems, Inc. ("IPC" or the "Company") in connection with the solicitation of proxies by the Board of Directors of IPC (the "IPC Board") for use at an annual meeting of IPC's stockholders and at any adjournment or postponement thereof (the "Annual Meeting"), to be held at 10:00 a.m. on April 30, 1998, at the The Union League Club, 38 East 37th Street, New York, New York.

  At the Annual Meeting, in addition to the election of directors and the ratification of the appointment of the firm of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") as independent accountants, holders of IPC common stock will consider and vote upon (i) a proposal to approve and adopt the Agreement and Plan of Merger between Arizona Acquisition Corp. ("AAC") and IPC, dated as of December 18, 1997 as amended and restated (the "Merger Agreement") (including an amendment to the Certificate of Incorporation of the Surviving Corporation to permit the election of directors without a written ballot the ("Ballot Amendment")), (ii) a proposal to approve certain other amendments to, and the restatement of, IPC's Certificate of Incorporation (the "Certificate Amendment") and (iii) a proposal to approve and adopt the IPC Information Systems, Inc. 1998 Stock Incentive Plan for selected employees, directors and consultants of the Surviving Corporation and its subsidiaries (the "New Stock Incentive Plan").

  The Merger Agreement provides, among other things, for the merger of AAC with and into the Company (the "Merger"), with the Company as the surviving corporation (the "Surviving Corporation"). Pursuant to the Merger, each share of IPC Common Stock issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") (other than (i) shares of IPC Common Stock held by IPC or any subsidiary thereof as treasury stock or owned by AAC, which shares shall be canceled, and (ii) shares as to which appraisal rights have been exercised) will be converted, at the election of the holder thereof and subject to the terms described herein, into either (a) the right to receive $21.00 in cash, or (b) the right to retain one fully paid and nonassessable share of common stock of the Surviving Corporation ("Surviving Corporation Common Stock"). Because the number of shares of Surviving Corporation Common Stock to be retained by existing IPC stockholders in the aggregate must be no less than 10%, or 380,952 shares (the "Minimum Stock Election Number") nor more than 46% or 1,752,381 shares (the "Maximum Stock Election Number") of the number of shares of Surviving Corporation Common Stock outstanding after the Merger, the right to receive $21.00 in cash or retain Surviving Corporation Common Stock is subject to proration as set forth in the Merger Agreement and described in this Proxy Statement/Prospectus. However, because Richard P. Kleinknecht, the current Chairman and a principal stockholder of the Company, has agreed to elect to retain 10% of the outstanding shares of Surviving Corporation Common Stock after the Merger, any other stockholders of the Company who choose to convert their shares into cash will receive the full amount of the merger consideration in cash and will not be required, by virtue of proration, to retain shares of Surviving Corporation Common Stock.

  STOCKHOLDERS ARE URGED TO READ THE INFORMATION SET FORTH UNDER "RISK FACTORS" BEGINNING ON PAGE 19 OF THIS PROXY STATEMENT/PROSPECTUS.

  NEITHER THIS TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION. NEITHER THE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

  If all stockholders elect to retain a number of shares of Surviving Corporation Common Stock equal to or less than the Maximum Stock Election Number, all stockholders will be able to convert all such shares of IPC

Common Stock into shares of Surviving Corporation Common Stock. In such case, a stockholder who owns 100 shares of IPC Common Stock and elects to retain all such shares will be able to retain 100 shares of Surviving Corporation Common Stock.

  To the extent that stockholders elect to retain more shares of Surviving Corporation Common Stock than the Maximum Stock Election Number in the aggregate, then all such stockholders will be subject to proration and will receive some cash and some shares of Surviving Corporation Common Stock. In the case of maximum proration (i.e., the number of Stock Electing Shares equals 10,740,445, which is equal to the number of outstanding shares of IPC Common Stock as of the Record Date, as defined below), all stockholders would generally be able to retain approximately 16% of their shares and would receive cash for approximately 84% of their shares. In such case, a stockholder who owns 100 shares of IPC Common Stock and elects to retain all such shares will be able to retain only 16 shares of Surviving Corporation Common Stock and would receive $1,764 in cash (84 shares at $21 per share including cash paid in lieu of fractional shares).

  The Kleinknecht Stockholders (as defined below) who, in the aggregate own approximately 64% of the outstanding shares of IPC Common Stock, have informed management that they intend to convert all shares of IPC Common Stock owned by them into cash at $21 per share, other than Richard P. Kleinknecht who has agreed to elect to retain 10% of the outstanding shares of Surviving Corporation Common Stock. Assuming all the Kleinknecht Stockholders who have indicated their intent to convert their shares of IPC Common Stock into cash at $21 per share so elect, and assuming all other stockholders elect to retain shares of Surviving Corporation Common Stock, such stock- electing stockholders will generally be able to retain approximately 41% of their shares and will receive cash at $21 per share for approximately 59% of their shares.

  Stockholders of IPC who elect to retain shares of Surviving Corporation Common Stock should note that immediately following the Merger, Cable Systems Holding, LLC ("CSH LLC"), will own, directly or indirectly, not less than 50.25% nor more than 86.25% of the outstanding shares of the Surviving Corporation Common Stock (prior to giving effect to the IXnet Exchange (as defined below)). CSH LLC is a Delaware limited liability company which engages in certain telecommunication businesses through its subsidiaries. David Kirby, a private investor and U.S. citizen, will own 25.5% of the voting interests relating to the units of CSH LLC attributable to CSH LLC's ownership of Surviving Corporation Common Stock (the "IPC Units"), John O'Mara, a private investor and U.S. citizen, will own 25.5% of the voting interests relating to the IPC Units and Citicorp Venture Capital, Ltd., a New York corporation ("CVC"), will own 49% of the voting interests relating to the IPC Units. In addition, as a result of the Merger, the Surviving Corporation Common Stock may no longer meet the listing requirements of the Nasdaq National Market and, as a result, stockholders may experience difficulty trading Surviving Corporation Common Stock or obtaining prices that reflect the value thereof. Also, the Company will incur substantial indebtedness in connection with the Merger and will have substantially more indebtedness than it has historically.

  In connection with the Merger, minority stockholders of International Exchange Networks, Ltd. ("IXnet"), an 80% majority owned subsidiary of the Company, have agreed to exchange all of their shares of IXnet common stock ("IXnet Common Stock") for shares of Surviving Corporation Common Stock immediately following the effective time of the Merger. As a result, such individuals will receive approximately 6.2% of the shares of Surviving Corporation Common Stock (the "IXnet Exchange"). See "THE MERGER--Merger Consideration." For a description of the Merger Agreement, which is included in its entirety as Annex A to this Proxy Statement/Prospectus, see "THE MERGER."

  The Certificate Amendment provides for the removal of certain anti-takeover provisions including (i) the elimination of classification of, and the filling of vacancies on, the IPC Board and (ii) the elimination of supermajority voting requirements for certain future amendments to the Certificate of Incorporation of the Surviving Corporation. The Certificate Amendment is included as Annex B to this Proxy Statement/Prospectus. Approval of the Merger is not contingent upon approval of the Certificate Amendment; however, approval of the Certificate Amendment is contingent on approval of the Merger. See "PROPOSAL 2--CERTIFICATE AMENDMENT."

  The New Stock Incentive Plan provides for grants of options to purchase Surviving Corporation Common Stock to selected employees, directors and consultants of the Surviving Corporation and its subsidiaries. The

New Stock Incentive Plan is included as Annex C to this Proxy
Statement/Prospectus. Adoption of the New Stock Incentive Plan is contingent upon approval of the Merger Agreement and will become effective only upon consummation of the Merger. See "PROPOSAL 3--NEW STOCK INCENTIVE PLAN."

  Each stockholder of IPC entitled to vote at the Annual Meeting will also consider and vote upon a proposal to authorize the IPC Board, in its discretion, to vote upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof, including, without limitation, a motion to adjourn the Annual Meeting to another time or place for the purpose of soliciting additional proxies to approve the Merger Agreement, or otherwise (the "Additional Proposal"). See "PROPOSAL 6-- ADDITIONAL PROPOSAL."

  The Company has filed a registration statement on Form S-4 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the 3,809,524 shares of Surviving Corporation Common Stock which may be retained pursuant to the Merger. This Proxy Statement/Prospectus also constitutes a prospectus of the Company with respect to the 3,809,524 shares of Surviving Corporation Common Stock which may be retained pursuant to the Merger.

  This Proxy Statement/Prospectus does not cover any resales of Surviving Corporation Common Stock to be received by the stockholders of the Surviving Corporation upon consummation of the Merger, and no person is authorized to make any use of this Proxy Statement/Prospectus in connection with any such resale.

  Approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of IPC Common Stock held by stockholders of record on April 8, 1998 (the "Record Date"). Peter J. Kleinknecht, Vice Chairman of IPC, and certain family members and affiliated parties and Richard P. Kleinknecht, Chairman of IPC, and certain family members and affiliated parties (collectively, the "Kleinknecht Stockholders") owned, beneficially and/or of record, an aggregate of 6,906,554 shares of IPC Common Stock on the Record Date, constituting approximately 64% of the outstanding shares of IPC Common Stock entitled to vote at the Annual Meeting. Pursuant to a Stockholders Agreement by and among AAC and the Kleinknecht Stockholders, dated as of December 18, 1997 (the "Stockholders Agreement"), the Kleinknecht Stockholders, in their capacity as such, have agreed, among other things, to vote their shares in favor of the Merger and the adoption of the Merger Agreement. The Stockholders Agreement is included as Annex D to this Proxy Statement/Prospectus. The summaries of provisions of the Stockholders Agreement set forth in this Proxy Statement/Prospectus describe the material portions of the Stockholders Agreement but are subject to, and are qualified by reference to, the text of the Stockholders Agreement.

  In addition to the foregoing matters, at the Annual Meeting, the stockholders of IPC will be asked to consider and vote on proposals to elect two directors and to ratify the selection of Coopers & Lybrand as independent accountants of the Company.

  IPC Common Stock is listed for trading on The Nasdaq National Market ("Nasdaq") under the symbol "IPCI." On December 18, 1997, the last trading day before public announcement of the execution of the Merger Agreement, the closing price of IPC Common Stock on the Nasdaq was $18.375 per share. If the Merger is approved, there will be a substantial decrease in the number of outstanding shares of Surviving Corporation Common Stock, and the volume of shares of Surviving Corporation Common Stock traded following the Merger will be substantially smaller than the trading volume of IPC Common Stock prior to the Merger. Therefore, no assurance can be given that the Surviving Corporation Common Stock will continue to be listed on Nasdaq. See "RISK FACTORS--Risks Associated with the Merger--Potential Delisting and Loss of Liquidity."

  This Proxy Statement/Prospectus, the accompanying proxy card and, under separate cover, the Form of Stock Election are first being mailed to stockholders of IPC on or about April 10, 1998. The Form of Stock Election contains instructions on how stockholders can convert their shares of IPC Common Stock into cash, shares of Surviving Corporation Common Stock, or both. In order to make a valid election to convert all or some of a stockholder's shares of IPC Common Stock into shares of Surviving Corporation Common Stock, a stockholder must return a properly completed Form of Stock Election together with all certificates for shares of IPC Common Stock to the Exchange Agent by the business day next preceding the date of the Annual Meeting (the "Election Date"). See "THE MERGER--Stock Election Procedure."

                               ----------------

        THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS APRIL 10, 1998.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION......................................................   1
SUMMARY....................................................................   3
  Parties to the Merger....................................................   3
  The Annual Meeting.......................................................   4
  Special Factors..........................................................   5
  The Merger...............................................................   8
  Merger Financing.........................................................  14
  Ancillary Agreements.....................................................  14
  Conversion of AAC Stock..................................................  15
STOCK PRICE AND DIVIDEND INFORMATION.......................................  16
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER INFORMATION...........  17
RISK FACTORS...............................................................  19
  Risks Associated with Operations.........................................  19
  Risks Associated with the Merger.........................................  23
  Cautionary Statement Concerning Forward-Looking Statements...............  26
THE COMPANY................................................................  27
  General..................................................................  27
  The Company's Three Major Operating Units................................  27
  Business Strategy........................................................  28
  Industry Background......................................................  30
  Products and Services....................................................  31
  Year 2000 Compliance.....................................................  36
  Sales and Marketing......................................................  36
  Customers................................................................  37
  Backlog..................................................................  38
  Research and Development.................................................  38
  Manufacturing............................................................  38
  Competition..............................................................  39
  Regulatory Environment...................................................  40
  Intellectual Property....................................................  43
  Employees................................................................  43
  Environmental Matters....................................................  43
  Properties...............................................................  43
  Legal Proceedings........................................................  43
THE ANNUAL MEETING.........................................................  44
  General..................................................................  44
  Recommendation of the IPC Board..........................................  44
  Record Date..............................................................  44
  Voting of Proxies........................................................  44
  Solicitation of Proxies..................................................  45
  Revocability of Proxies..................................................  45
  Vote Required............................................................  45
  Dissenters' Rights.......................................................  46
SPECIAL FACTORS............................................................  46
  Background of the Merger.................................................  46
  Recommendation of the IPC Board; Reasons for the Merger..................  54

                                                                           PAGE
                                                                           ----
  Opinion of Financial Advisor............................................   58
  Effects of the Merger; Effective Time of the Merger.....................   67
  Federal Income Tax Consequences.........................................   68
  Accounting Treatment....................................................   72
  Resale of Surviving Corporation Common Stock Following the Merger.......   72
  Interests of Certain Persons in the Merger..............................   72
  Effect on IPC Employee Benefit Plans....................................   73
THE MERGER................................................................   74
  Parties to the Merger...................................................   74
  Merger Consideration....................................................   74
  Stock Election..........................................................   75
  Possible Effects of Proration...........................................   76
  Stock Election Procedure................................................   77
  Conversion/Retention of Shares; Procedures for Exchange of Certificates.   77
  Fractional Shares.......................................................   78
  Conduct of Business Pending the Merger..................................   78
  No Solicitation.........................................................   79
  Conditions to the Consummation of the Merger............................   80
  Ancillary Agreements....................................................   81
  Regulatory Considerations/Approvals.....................................   87
  Representations and Warranties..........................................   87
  Amendment and Waiver....................................................   88
  Termination.............................................................   88
  Termination Fee.........................................................   88
  Certain Fees and Expenses...............................................   89
  Merger Financing........................................................   89
  Conversion of AAC Stock.................................................   91
  Dissenters' Rights......................................................   91
PROPOSAL 2--CERTIFICATE AMENDMENT.........................................   93
  Classification of the Board.............................................   93
  Vacancies...............................................................   94
  Supermajority Voting....................................................   94
PROPOSAL 3--NEW STOCK INCENTIVE PLAN......................................   94
  General Plan Information................................................   94
  Vote Required...........................................................   94
  Purpose of the New Stock Incentive Plan.................................   95
  Description of the New Stock Incentive Plan.............................   95
  Termination or Amendment of the New Stock Incentive Plan................   97
  Federal Income Tax Consequences.........................................   97
  New Plan Benefits.......................................................   98
IPC ANNUAL MEETING--OTHER MATTERS.........................................   99
  General.................................................................   99
PROPOSAL 4--ELECTION OF DIRECTORS.........................................  101
  Information with Respect to Nominees and Continuing Directors...........  101
  Nominees for Election as Directors......................................  102
  Continuing Directors....................................................  102
  Board Meetings and Committees...........................................  103
  Directors' Compensation.................................................  103
  Compensation Committee Interlock and Insider Participation..............  103

                                                                            PAGE
                                                                            ----
  Report of the Compensation Committee on Executive Compensation..........  103
  Executive Officer Compensation..........................................  104
  Chairman and Vice Chairman Compensation.................................  105
  President and Chief Executive Officer Compensation......................  105
  Other Executive Officers' Compensation..................................  105
  Employee Retention and Incentive Arrangements--Change of Control........  105
  Federal Tax Considerations Under Section 162(m).........................  106
  Performance Graph.......................................................  107
MANAGEMENT................................................................  108
  Executive Compensation..................................................  108
  Employment Agreements...................................................  110
  Stock Option Plan.......................................................  112
  Stock Purchase Plan.....................................................  114
  Certain Relationships and Related Transactions..........................  115
  Compliance with Section 16(a) of the Securities Exchange Act of 1934....  116
PROPOSAL 5--RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS........  117
PROPOSAL 6--ADDITIONAL PROPOSAL...........................................  117
MANAGEMENT FOLLOWING THE MERGER...........................................  118
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................  119
  Overview................................................................  119
  Results of Operations...................................................  120
  Liquidity and Capital Resources.........................................  123
  Quarterly Fluctuations and the Effects of Inflation.....................  124
  Foreign Exchange........................................................  124
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION....................  125
DESCRIPTION OF IPC CAPITAL STOCK..........................................  133
  Common Stock............................................................  133
  Preferred Stock.........................................................  133
  Delaware Anti-Takeover Law and Certain Charter Provisions...............  133
  Capital Stock of the Surviving Corporation..............................  134
  Transfer Agent and Registrar............................................  134
COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS..............................  135
  General.................................................................  135
  Election of Directors Without a Written Ballot..........................  135
  Special Meetings of Stockholders........................................  135
  Classification of the Board; Removal of Directors.......................  135
  Bylaw Amendments........................................................  135
LEGAL MATTERS.............................................................  136
EXPERTS...................................................................  136
INDEX TO FINANCIAL STATEMENTS.............................................  F-1
ANNEXES
  A Merger Agreement......................................................  A-1
  B Certificate Amendment.................................................  B-1
  C New Stock Incentive Plan..............................................  C-1
  D Stockholders Agreement................................................  D-1
  E Opinion of IPC's Financial Advisor....................................  E-1
  F Section 262 of Delaware General Corporation Law.......................  F-1

                                                                            PAGE
                                                                            ----
ANNEXES
  A Merger Agreement....................................................... A-1
  B Certificate Amendment.................................................. B-1
  C New Stock Incentive Plan............................................... C-1
  D Stockholders Agreement................................................. D-1
  E Opinion of IPC's Financial Advisor..................................... E-1
  F Section 262 of Delaware General Corporation Law........................ F-1

                             AVAILABLE INFORMATION

  IPC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission.

  Copies of IPC's reports, proxy statements and other information can be obtained, upon payment of prescribed fees, from the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected at the Commission's facilities referred to above and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. If available, such information may also be accessed through the Commission's Electronic Data, Gathering, Analysis and Retrieval System via electronic means, including the Commission's website on the Internet (http://www.sec.gov).

  The shares of IPC Common Stock are included for quotation on Nasdaq, and such reports, proxy statements and other information concerning IPC are available for inspection and copying at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

  THIS PROXY STATEMENT/PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF THE SURVIVING CORPORATION FOLLOWING THE CONSUMMATION OF THE MERGER. SEE "SUMMARY," "SPECIAL FACTORS--BACKGROUND OF THE MERGER," AND "--RECOMMENDATION OF THE IPC BOARD; REASONS FOR THE MERGER" AND "UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION."

  COPIES OF IPC'S FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 1997, AS AMENDED ON JANUARY 28, 1998 (EXCLUDING CERTAIN EXHIBITS THERETO), ARE AVAILABLE UPON REQUEST FROM THE INVESTOR RELATIONS DEPARTMENT, IPC INFORMATION SYSTEMS, INC., WALL STREET PLAZA, 88 PINE STREET, NEW YORK, NEW YORK 10005, TELEPHONE NUMBER
(212) 858-7969. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENT, ANY REQUEST SHOULD BE MADE BY APRIL 23, 1998.

  NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO
MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY IPC. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER

SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF IPC SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

  The information herein contains forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Surviving Corporation and its subsidiaries, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the telecommunications industry in general and in the Surviving Corporation's and its subsidiaries' specific market areas; changes in prevailing interest rates and the availability of and terms of financing to fund the anticipated growth of the Surviving Corporation's and its subsidiaries' respective businesses; inflation; changes in costs of goods and services; economic conditions in general and in the Surviving Corporation's and its subsidiaries' specific market areas; demographic changes; changes in or failure to comply with federal, state and/or local government regulations; liability and other claims asserted against the Surviving Corporation or its subsidiaries; changes in operating strategy or development plans; the ability to attract and retain qualified personnel; the significant indebtedness of the Surviving Corporation and its subsidiaries; labor disturbances; changes in the Surviving Corporation's and its subsidiaries' acquisition and capital expenditure plans; and other factors referenced herein. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any thereof, or other variations thereon or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company and the Surviving Corporation disclaim any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

  Tradenet MX(R) and Exchangefone(R) are registered trademarks of the Company, and VS-MX(TM), TraderConnect(TM), MX Compact(TM), TradePhone MX(TM), The WorldTurret(TM), IXLink(TM), DigiHoot(TM), MetroLink(TM), IXFrame(TM), IXGlobal(TM) and IXPrime(TM) are trademarks of the Company. Other trademarks or trade names referred to in this Proxy Statement/Prospectus are the property of their respective owner[s].

                                    SUMMARY

  The following summary is not intended to be a complete description of all material facts regarding IPC, AAC and the matters to be considered at the Annual Meeting and is qualified in all respects by the information appearing elsewhere in this Proxy Statement/Prospectus, the Annexes hereto and the documents referred to herein.

  For a discussion of certain important factors that should be considered by holders of IPC Common Stock in connection with their consideration of the Merger, including certain risks related to retaining Surviving Corporation Common Stock, see "RISK FACTORS."

PARTIES TO THE MERGER

  IPC Information Systems, Inc. IPC is a leader in providing integrated telecommunications equipment and services that facilitate the execution of transactions by the financial trading community. Such transactions involve the trading of equity and debt securities, commodities, currencies and other financial instruments. The Company designs, manufactures, installs and services trading room voice communication systems ("turret systems") and installs and services the cabling infrastructure and networks ("Information Transport Systems" or "I.T.S.") which provide financial traders with desktop access to time-sensitive communications and data. The Company's primary customers include securities and investment banking firms, merchant and commercial banks, interdealer brokers, foreign exchange and commodity brokers and dealers, securities and commodity exchanges, mutual and hedge fund companies, asset managers and insurance companies. The Company uses an integrated approach to marketing its products and services, leveraging its established customer base throughout the financial trading community. In addition, through its subsidiary, International Exchange Networks, Ltd. ("IXnet"), the Company operates an international voice and data network, providing a variety of dedicated private line, managed data and switched voice services, which has been specifically designed to meet the specialized telecommunications requirements of the financial trading community. See "AVAILABLE INFORMATION," "THE COMPANY," "THE MERGER--PARTIES TO THE MERGER," "SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER INFORMATION," AND "PRO FORMA CONSOLIDATED FINANCIAL INFORMATION."

  The Company's principal executive offices are located at Wall Street Plaza, 88 Pine Street, New York, New York 10005, and its telephone number is (212) 825-9060.

  Arizona Acquisition Corp. AAC is a Delaware corporation which was incorporated on November 13, 1997 and has not carried on any activities to date other than those incident to its formation and the transactions contemplated by the Merger Agreement. All of the outstanding capital stock of AAC is owned by Cable Systems Holding, LLC ("CSH LLC") and its subsidiaries.

  Cable Systems Holding, LLC. CSH LLC is a Delaware limited liability company which engages in certain telecommunication businesses through its subsidiaries. Members of CSH LLC owning IPC Units, acting directly or through their designees, make all of the investment decisions on behalf of CSH LLC. Immediately following the Merger, David Kirby, a private investor and U.S. citizen, will control 25.5% of the voting interests relating to the IPC Units, John O'Mara, a private investor and U.S. citizen, will own 25.5% relating to the voting interests of the IPC Units and CVC will own 49% of the voting interests relating to the IPC Units. CSH LLC is headquartered at 505 N. 51st Avenue, Phoenix, Arizona 85043-2701. CSH LLC has two other operating subsidiaries, Cable Systems International, Inc. ("CSI"), a closely-held manufacturer of telecommunications products for outside plant, customer premises and broadband networks, and LoDan Electronics, Inc. ("LoDan"), a closely-held manufacturer of specialized cable assemblies and contract assembly service provider. See "THE MERGER--Parties to the Merger."

THE ANNUAL MEETING

  General. The Annual Meeting is scheduled to be held at 10:00 a.m., on April 30, 1998 at The Union League Club, 38 East 37th Street, New York, New York. At the Annual Meeting IPC stockholders will consider and vote upon (i) a proposal to approve the Merger Agreement (including the Ballot Amendment), (ii) a proposal to approve the Certificate Amendment, (iii) a proposal to approve and adopt the New Stock Incentive Plan, (iv) the election of two directors to hold office until the 2001 annual meeting and until their respective successors have been duly elected or appointed (as the case may be) and qualified; provided, that if the Merger is approved by the stockholders of IPC, the current directors of IPC, other than Richard P. Kleinknecht, will submit their resignations, and the individuals set forth in the Merger Agreement will be appointed as directors of the Surviving Corporation following the Effective Time, (v) the ratification of the appointment by the IPC Board of Coopers & Lybrand as independent accountants for IPC for the fiscal year ending September 30, 1998 and (vi) the Additional Proposal.

  Record Date; Voting of Proxies. Only holders of record of IPC Common Stock as of the close of business on the Record Date will be entitled to vote at the Annual Meeting, with each such holder entitled to one vote per share. All shares of IPC Common Stock represented by properly executed proxies received at or prior to the Annual Meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROPERLY EXECUTED PROXIES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, FOR APPROVAL AND ADOPTION OF THE CERTIFICATE AMENDMENT, FOR THE NEW STOCK INCENTIVE PLAN, FOR THE ELECTION OF TWO DIRECTORS, FOR RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND AND FOR THE ADDITIONAL PROPOSAL. However, no proxy which is voted against the proposal to approve the Merger Agreement will be voted in favor of the Additional Proposal by the proxies pursuant to such discretion. See "THE ANNUAL MEETING--Voting of Proxies."

  Solicitation of Proxies. The cost of soliciting proxies from holders of IPC Common Stock will be borne by the Company. Such solicitation will be made by mail but may also be made by telephone, telegram or in person by directors, officers and employees of IPC, who will receive no additional compensation for doing so but may be reimbursed for reasonable out-of-pocket expenses in connection therewith. IPC will make arrangements to furnish copies of proxy materials to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of IPC Common Stock. Such persons will be reimbursed for reasonable out-of-pocket expenses in connection with their distribution of proxy materials to beneficial owners of IPC Common Stock. See "THE ANNUAL MEETING--Solicitation of Proxies."

  IPC has retained ChaseMellon Shareholder Services, L.L.C. ("ChaseMellon"), a proxy solicitation firm, to assist in such solicitation. The fee for such solicitation to be paid to such firm is not expected to exceed $5,000, plus reasonable out-of-pocket expenses. If you have any questions or require additional material, please call ChaseMellon at (toll free) 1-800-953-2497.

  HOLDERS OF IPC COMMON STOCK SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. THE FORM OF STOCK ELECTION SENT TO ALL IPC STOCKHOLDERS UNDER SEPARATE COVER WILL SET FORTH INSTRUCTIONS FOR RETURNING STOCK CERTIFICATES FOR STOCKHOLDERS WHO ELECT TO RETAIN SHARES OF SURVIVING CORPORATION COMMON STOCK. AFTER THE EFFECTIVE TIME A LETTER OF TRANSMITTAL WILL BE SENT TO STOCKHOLDERS WHO DO NOT ELECT TO RETAIN STOCK AND WHICH WILL SET FORTH INSTRUCTIONS FOR RETURNING STOCK CERTIFICATES.

  Revocability of Proxies. Any holder of IPC Common Stock who has executed and delivered a proxy may revoke it at any time prior to its exercise (i) by delivering a written notice of revocation to the Corporate Secretary of IPC,
(ii) by delivering a duly executed proxy relating to the matters to be considered at the Annual Meeting bearing a date later than the proxy previously executed, to the Corporate Secretary of IPC, or (iii) by attending the Annual Meeting, filing a written notice of revocation with the secretary of the meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy). If you are a stockholder whose shares are not registered in your own name, you must send any revocation of proxy or any proxy bearing a later date to the registered holders thereof, and you will need additional documentation from your recordholder to attend and to vote personally at the Annual Meeting. Examples of such documentation would include a broker's statement, letter or other document that will confirm your ownership of IPC Common Stock. Unless revoked in one of the manners set forth above, proxies in the form enclosed will be voted at the Annual Meeting in accordance with instructions in such proxies. A proxy will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Corporate Secretary or other person responsible for tabulating votes on behalf of IPC.

  Vote Required. The affirmative vote of the holders of a majority of the aggregate outstanding shares of IPC Common Stock on the Record Date is required to approve and adopt the Merger Agreement and the affirmative vote of the holders of at least 80% of the aggregate outstanding shares of IPC Common Stock on the Record Date is required to approve the Certificate Amendment. A plurality of the votes cast is sufficient to elect directors. In addition, assuming the existence of a quorum, the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required to approve the New Stock Incentive Plan, ratify the appointment of Coopers & Lybrand and approve the Additional Proposal. A failure to return a properly executed proxy card or to vote in person or abstaining from voting will have the same effect as a vote against the Merger Agreement and the Certificate Amendment. Abstentions with respect to the New Stock Incentive Plan, the ratification of Coopers & Lybrand and the Additional Proposal, will have the effect of a vote against such proposals. Broker non-votes will not be counted as having been voted in person or by proxy at the Annual Meeting and will have the same effect as a vote against the Merger Agreement and the Certificate Amendment. In contrast, shares underlying broker non-votes will have no effect on the vote on the New Stock Incentive Plan, the ratification of Coopers & Lybrand and the Additional Proposal. As of the Record Date, there were 10,740,445 shares of IPC Common Stock outstanding and entitled to be voted at the Annual Meeting.

  Security Ownership of Management. As of the Record Date, IPC's directors and executive officers (and their affiliates) (20 persons), beneficially owned and had the power to vote 6,993,883 shares of IPC Common Stock which represented approximately 65% of the outstanding shares of IPC Common Stock that may be voted at the Annual Meeting. Such persons have indicated their intention to vote, or direct the voting of all such shares in favor of the Merger Agreement, the New Stock Incentive Plan and the Certificate Amendment. The Kleinknecht Stockholders have entered into the Stockholders Agreement, pursuant to which they have agreed to vote all shares beneficially owned by them, which shares represented approximately 64% of the shares of IPC Common Stock eligible to be voted at the Annual Meeting, in favor of approval and adoption of the Merger Agreement, the New Stock Incentive Plan and the Certificate Amendment. See "SPECIAL FACTORS--Interests of Certain Persons in the Merger" and "--Ancillary Agreements-- Stockholders Agreement." As of the Record Date, AAC and its directors and executive officers, beneficially owned no shares of IPC Common Stock. See "THE ANNUAL MEETING."

  Dissenting Stockholders. See "--Dissenters' Rights."

SPECIAL FACTORS

  Background of the Merger. For a description of the events leading to the approval and adoption of the Merger and the Merger Agreement, see "SPECIAL FACTORS--Background of the Merger."

  Board Recommendation; Opinion of Financial Advisor to the IPC Board. The IPC Board, acting on the unanimous recommendation of the Independent Directors, has unanimously approved the Merger Agreement and has determined that the Merger is fair and in the best interests of IPC and its stockholders. The IPC Board unanimously recommends that IPC's stockholders vote FOR approval of the Merger Agreement, the Certificate Amendment, the New Stock Incentive Plan, as well as the election of two directors, the ratification of the appointment of Coopers & Lybrand and the Additional Proposal.

  Deutsche Morgan Grenfell Inc. ("DMG") has served as financial advisor to IPC in connection with the Merger and has rendered an opinion to the IPC Board that, as of December 17, 1997, the consideration to be received by the holders of shares of IPC Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to IPC stockholders. DMG has rendered a subsequent confirmation dated April 8, 1998 that, as of April 8, 1998, DMG remained of the same opinion. For additional information, see "SPECIAL FACTORS--Opinion of Financial Advisor." The opinion and subsequent confirmation of DMG are included as Annexes E-1 and E-2, respectively, to this Proxy Statement/Prospectus. Stockholders are urged to read such opinion, and the subsequent confirmation, in their entirety for a description of the procedures followed, assumptions made, matters considered and qualifications of the review undertaken by DMG in connection therewith.

  The delivery of the DMG opinion and its subsequent confirmation were preceded by preliminary reports prepared by DMG and presented to the IPC Board on May 8, 1997 and IPC management on July 16, 1997. See "SPECIAL FACTORS--Opinion of Financial Advisor."

  Advantages and Disadvantages of the Merger. The IPC Board believes that among the principal advantages of the Merger to the stockholders is that they will have the opportunity to receive an attractive value for their shares of IPC Common Stock while also being offered the opportunity to elect to participate in the potential growth of the Surviving Corporation through the retention of shares of Surviving Corporation Common Stock (to the extent such retention is not otherwise limited by proration). See "SPECIAL FACTORS--Recommendation of the IPC Board; Reasons for the Merger" and "THE ANNUAL MEETING--Recommendation of the IPC Board."

  The IPC Board believes that the principal disadvantages of the Merger to the stockholders are (i) the potential for proration of stockholders who choose to retain shares in the Surviving Corporation, (ii) the dilution of the equity ownership percentage of shares retained by stockholders, (iii) the increased risk to such stockholders resulting from the increased indebtedness of the Surviving Corporation and (iv) the potential delisting of, and ensuing loss of liquidity of, Surviving Corporation Common Stock to be retained by stockholders. See "RISK FACTORS" and "SPECIAL FACTORS--Recommendation of the IPC Board; Reasons for the Merger."

  Effects of the Merger; Effective Time. Pursuant to the Merger Agreement, at the Effective Time, AAC will be merged with and into IPC with IPC being the Surviving Corporation.

  The Merger will become effective at the time (the "Effective Time") set forth in the certificate of merger that will be filed with the Secretary of State of the State of Delaware in accordance with applicable law. See "SPECIAL FACTORS-- Effective Time of the Merger."

  Following the Merger, the total number of outstanding shares will decrease from approximately 10.7 million shares of IPC Common Stock to approximately 3.8 million shares of Surviving Corporation Common Stock, of which the stockholders of AAC will own between 2,057,143 and 3,428,572 shares of Surviving Corporation Common Stock (representing between 50.25% and 86.25% (prior to giving effect to the IXnet Exchange)), and the existing holders of IPC Common Stock will own between 380,952 and 1,752,381 shares of Surviving Corporation Common Stock (representing between 10% and 46%), depending upon the number of shares of Surviving Corporation Common Stock to be retained by existing holders of IPC Common Stock. The stockholders of the Surviving Corporation will be subject to immediate dilution as a result of the exchange of shares of IXnet Common Stock for shares of Surviving Corporation Common Stock and will be subject to dilution upon the exercise of options granted under the New Stock Incentive Plan. See "THE MERGER--Ancillary Agreements--Share Exchange and Termination Agreement."

  Certain Federal Income Tax Considerations. For a summary of the material U.S. federal income tax consequences of the Merger, see "SPECIAL FACTORS--Federal Income Tax Consequences."

  EACH IPC STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE FEDERAL (AND ANY STATE, LOCAL AND FOREIGN) TAX CONSEQUENCES OF THE MERGER.

  Accounting Treatment. It is expected that the Merger will be accounted for as a leveraged recapitalization. Accordingly, the historical basis of IPC's assets and liabilities would not be affected by the Merger. See "SPECIAL FACTORS-- Accounting Treatment."

  Interest of Certain Persons in the Merger. Certain members of IPC's management and the IPC Board may be deemed to have interests in the Merger in addition to their interests, if any, as holders of IPC Common Stock. The IPC Board was aware of these factors and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. See "THE MERGER--Ancillary Agreements."

  Indemnification and Insurance. Pursuant to the Merger Agreement, the Surviving Corporation has agreed to indemnify all present directors and officers of the Company for six years after the Effective Time and, subject to certain limitations, to maintain for six years a directors' and officers' insurance and indemnification policy containing terms and conditions which are not less advantageous to the directors and officers than any such policy which may be in effect prior to the Effective Time.

  Employment Agreements, Severance Arrangements and Bonuses. Certain officers of the Company have severance agreements with the Company that could provide them with incentive compensation if the Merger is consummated and with certain termination benefits in the event their employment is terminated after consummation of, or in connection with, the Merger. See "IPC ANNUAL MEETING-- Other Matters-- Employment Agreements." Certain officers of the Company and IXnet have entered into amended and restated employment agreements with the Surviving Corporation that will become effective as of the Effective Time. See "THE MERGER--Ancillary Agreements--Employment Agreements."

  At the Effective Time, all Options will be canceled and the holders thereof will receive the Option Cash Proceeds (as defined in "The Merger--Merger Consideration") in lieu of the Merger Consideration. As of the Record Date, approximately 1.1 million Options were outstanding. The Company estimates that the aggregate amount of the Option Cash Proceeds, assuming all Options are canceled, will be approximately $5.8 million. Also, at the Effective Time, the Surviving Corporation expects to establish the New Stock Incentive Plan under which 554,112 shares of Surviving Corporation Common Stock will be reserved for issuance upon exercise of options which may be granted to selected employees, directors and consultants of the Surviving Corporation and its subsidiaries. The Surviving Corporation has committed to grant options to purchase 207,792 shares at $21.00 per share pursuant to the New Stock Incentive Plan to three senior employees of the Company or a subsidiary thereof. The Company does not expect to recognize compensation expense with respect to any such grant. See "PROPOSAL 3--NEW STOCK INCENTIVE PLAN"

  Stock Ownership. As of the Record Date, directors and executive officers of IPC and certain of their affiliates, other than the Kleinknecht Stockholders, owned an aggregate of 87,329 shares of IPC Common Stock for which they will receive the Merger Consideration.

  Stockholders Agreement. As of the Record Date the Kleinknecht Stockholders owned, beneficially and/or of record, an aggregate of 6,906,554 shares of IPC Common Stock constituting approximately 64% of the outstanding shares of IPC Common Stock entitled to vote at the Annual Meeting. Pursuant to the Stockholders Agreement, the Kleinknecht Stockholders, in their capacity as such, have agreed, among other things, to vote their shares in favor of the Merger and the adoption of the Merger Agreement.

  Management of the Surviving Corporation After the Merger. It is a condition to the consummation of the Merger that all current directors of IPC, other than Richard P. Kleinknecht, submit resignations prior to the

Effective Time. Pursuant to the Merger Agreement, the following individuals will be appointed to serve as directors after the Effective Time: Peter Woog, Richard Cashin, Jr., David Y. Howe, Robert J. McInerney, Terry Clontz and David
A. Walsh. After the Merger, it is contemplated that Peter Woog, President of CSI, will serve as Chairman and Richard P. Kleinknecht will serve as Vice Chairman of the Board of Directors of the Surviving Corporation ("Surviving Corporation Board"). Following the Merger, the Investors Agreement will govern certain rights, duties and obligations of the parties thereto, as the principal stockholders of the Surviving Corporation, including, without limitation, the election of directors. See "MANAGEMENT FOLLOWING THE MERGER" and "THE MERGER-- Ancillary Agreements--Investors Agreement."

  Certain Differences in Stockholder Rights. If the Certificate Amendment is adopted at the Annual Meeting, at the Effective Time, the rights of stockholders of the Surviving Corporation will be determined by the Certificate Amendment, the Amended and Restated Bylaws of the Surviving Corporation (the "Surviving Corporation Bylaws") and DGCL. If the Certificate Amendment is not approved but the Merger Agreement is approved, then the Surviving Corporation will be governed by IPC's Existing Certificate of Incorporation (including the Ballot Amendment), the Surviving Corporation's Bylaws and DGCL. If the Certificate Amendment is adopted, the rights of stockholders of the Surviving Corporation will differ from the rights of stockholders of IPC with respect to
(a) classification of, and filling vacancies on, the board, and (b) super-majority voting requirements for certain future amendments to the Certificate of Incorporation. For a summary of these differences, see "COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS."

  Risk Factors. Holders of IPC Common Stock, in connection with their consideration of the Merger, should carefully consider the following factors related to the retention of Surviving Corporation Common Stock, which are described in more detail beginning on page 19. As a result of the Merger (i) CSH LLC and its affiliates and associates will have control of the Surviving Corporation, including the ability to elect a majority of its directors, (ii) there will be a substantial decrease in the liquidity of Surviving Corporation Common Stock and (iii) the terms of the Merger Financing are expected to subject the Surviving Corporation to significant operating and financial restrictions and to increase substantially the leverage of the Surviving Corporation. Any future grant or sale by the Surviving Corporation of shares of Surviving Corporation Common Stock or options to purchase Surviving Corporation Common Stock to management will dilute the equity percentage ownership of stockholders and may result in a decrease in Surviving Corporation Common Stock book value per share. The risk of proration, as described in greater detail herein, may subject holders of Surviving Corporation Common Stock to dividend treatment for tax purposes with respect to cash received in the Merger. The effects of proration may also result in stockholders receiving consideration which is different from the consideration specified in their respective elections. In addition, IPC's business entails certain risks relating to (i) concentration of customers in the financial trading community, (ii) competitors with greater resources, (iii) management of growth, (iv) risks associated with international expansion, (v) market acceptance, (vi) dependence on key personnel, (vii) dependence on suppliers, (viii) regulation and (ix) rapid technological change. See "RISK FACTORS" for a more detailed discussion of the above mentioned risk factors.

THE MERGER

  Merger Consideration. At the Effective Time, subject to certain provisions as described herein with respect to shares of IPC Common Stock held in treasury, shares owned by AAC and shares as to which dissenters' rights have been exercised ("Dissenting Shares") and the effects of proration described herein, each share of IPC Common Stock (other than Stock Electing Shares (as defined below)), will be converted into the right to receive in cash following the Merger an amount equal to $21.00 (the "Cash Election Price"), and each share of IPC Common Stock with respect to which an election to retain Surviving Corporation Common Stock has been made and not revoked in accordance with the Merger Agreement (a "Stock Electing Share") will be converted into the right to retain one fully paid and nonassessable share of Surviving Corporation Common Stock (the "Stock Election Price," and together with the Cash Election Price, the "Merger Consideration").

  The Merger Agreement contemplates that stockholders of IPC must elect to convert a minimum number of shares of IPC Common Stock into the right to retain at least 380,952 shares of Surviving Corporation Common Stock (the "Minimum Stock Election Number") and a maximum number of shares of IPC Common Stock into the right to retain no more than 1,752,381 shares of Surviving Corporation Common Stock (the "Maximum Stock Election Number"). Pursuant to the Stockholders Agreement, Richard P. Kleinknecht has agreed to elect to retain an aggregate of 380,952 shares of Surviving Corporation Common Stock, which is equal to the Minimum Stock Election Number. As a result, IPC stockholders who do not elect to receive Surviving Corporation Common Stock will receive the full amount in cash at $21 per share and will not be required to retain any shares of Surviving Corporation Common Stock. However, stockholders who elect to retain shares of Surviving Corporation Common Stock, including Richard P. Kleinknecht, may receive a lesser, prorated number of shares of Surviving Corporation Common Stock than such stockholders elected to retain, plus cash in lieu of shares of Surviving Corporation Common Stock, if the aggregate number of shares of Surviving Corporation Common Stock elected to be retained exceeds the Maximum Stock Election Number. Richard P. Kleinknecht has advised the Company of his intent to elect to receive cash at $21 per share for the remaining 3,072,744 shares of IPC Common Stock beneficially owned by him and his immediate family. All signatories to the Stockholders Agreement, including family members of Richard P. Kleinknecht, Peter J. Kleinknecht and his family members and Russell G. Kleinknecht have advised the Company of their intent to elect to receive cash at $21 per share for 6,525,602 shares of IPC Common Stock and therefore will receive cash at $21 per share for such shares.

  At the Effective Time, each option to purchase shares of IPC Common Stock that is outstanding immediately prior to the Effective Time (whether vested or exercisable) (the "Options") will be canceled and, in exchange therefor, the holders of such Options will receive, with respect to each Option, a cash payment which, prior to deduction for applicable withholding taxes, is in an amount equal to the product of (i) the excess, if any, of $21.00 over the per share exercise price of such Option and (ii) the number of shares of IPC Common Stock subject to such Option (the "Option Cash Proceeds"). Payment of the Option Cash Proceeds will be made by the Surviving Corporation on or after the closing date of the Merger immediately upon receipt of a written agreement from the Option holder to accept such payment in full settlement of such Option holder's rights with respect to the Option. If the per share exercise price of any Option equals or exceeds $21.00, such Option will be canceled without any payment therefor.

  If IPC effects a stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares prior to the Effective Time, an appropriate adjustment to the Merger Consideration and Option Cash Proceeds will be made.

  Upon consummation of the Merger, any shares of IPC Common Stock that are owned by IPC or any subsidiary thereof as treasury stock or that are held directly or indirectly by IPC (other than in a fiduciary capacity or in satisfaction of a debt previously contracted) or that are owned by AAC will be canceled and retired and cease to exist, and no payment will be made with respect thereto. In addition, Dissenting Shares will not be converted into Surviving Corporation Common Stock as provided in the Merger Agreement. See "-- Dissenters' Rights." For certain information concerning the historical market prices of IPC Common Stock, see "STOCK PRICE AND DIVIDEND INFORMATION."

  Fractional Shares. No certificates or scrip representing fractional shares of Surviving Corporation Common Stock will be issued upon the surrender for exchange of certificates representing shares of IPC Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation following the Merger. Each holder of shares of IPC Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Surviving Corporation Common Stock (after taking into account all shares of IPC Common Stock delivered by such holder) will receive, in lieu thereof, a cash payment (without interest) representing (i) the applicable fraction of Surviving Corporation Common Stock multiplied by (ii) $21.00, payable as soon as practicable on or after the Effective Time. See "THE MERGER--Fractional Shares."

  Stock Election. Record holders of shares of IPC Common Stock will be entitled to make an unconditional
Stock Election on or prior to the business day next preceding the date of the Annual Meeting (the "Election Date") to retain the Stock Election Price (the "Stock Election") on a form of stock election (the "Form of Stock Election") being sent to all IPC stockholders at the same time as this Proxy Statement/Prospectus but under separate cover. If the number of Stock Electing Shares exceeds the Maximum Stock Election Number, however, then (i) the number of Stock Electing Shares covered by a holder's Stock Election to be converted into the right to retain Surviving Corporation Common Stock will be determined by multiplying the total number of shares of IPC Common Stock covered by such Stock Election by a stock proration factor (the "Stock Proration Factor") determined by dividing the Maximum Stock Election Number by the total number of Stock Electing Shares, and (ii) such number of Stock Electing Shares will be so converted. All Stock Electing Shares, other than those shares converted into the right to retain Surviving Corporation Common Stock as described in the immediately preceding sentence, will be converted into the right to receive the Cash Election Price as if such shares were not Stock Electing Shares.

  The Merger Agreement provides that, if the number of Stock Electing Shares is less than the Minimum Stock Election Number, then (i) all Stock Electing Shares will be converted into the right to retain Surviving Corporation Common Stock in accordance therewith, (ii) additional shares of IPC Common Stock, other than Stock Electing Shares and Dissenting Shares, will be converted into the right to retain Surviving Corporation Common Stock, which number of additional shares shall be determined by multiplying the total number of shares, other than Stock Electing Shares and Dissenting Shares, by a proration factor (the "Cash Proration Factor") determined by dividing (x) the difference between the Minimum Stock Election Number and the number of Stock Electing Shares by (y) the total number of shares of IPC Common Stock, other than Stock Electing Shares and Dissenting Shares, and (iii) such additional shares of IPC Common Stock will be converted into the right to retain Surviving Corporation Common Stock in accordance with the Merger Agreement (on a consistent pro rata basis among stockholders who held shares of IPC Common Stock as to which they did not make a Stock Election). However, as described above, pursuant to the Stockholders Agreement, Richard P. Kleinknecht has elected to retain 380,952 shares of Surviving Corporation Common Stock, which is equal to the Minimum Stock Election Number. As a result, all IPC stockholders who do not elect to retain Surviving Corporation Common Stock will receive the full amount in cash and will not be required to retain any shares of Surviving Corporation Common Stock.

  Possible Effects of Proration. The following examples illustrate the potential effects of proration. No fractional shares of Surviving Corporation Common Stock will be issued; in lieu of fractional shares of Surviving Corporation Common Stock, stockholders who elect Surviving Corporation Common Stock will receive cash. See "--Fractional Shares."

  A. HOLDER A OWNS 100 SHARES OF IPC COMMON STOCK AND DOES NOT ELECT TO RETAIN ANY SHARES OF SURVIVING CORPORATION COMMON STOCK.

  As described above, because Richard P. Kleinknecht has elected to retain 380,952 shares of Surviving Corporation Common Stock, which is equal to the Minimum Stock Election Number, Holder A will receive $2,100 in cash (100 shares at $21 per share).

  B. HOLDER B OWNS 100 SHARES OF IPC COMMON STOCK AND ELECTS TO RETAIN ALL SUCH SHARES OF SURVIVING CORPORATION COMMON STOCK.

  1. If all the stockholders, including Holder B, elect to retain an aggregate number of shares of Surviving Corporation Common Stock equal to or less than the Maximum Stock Election Number, then Holder B will be able to retain 100 shares of Surviving Corporation Common Stock.

  2. If all stockholders, including Holder B, elect to retain more shares of Surviving Corporation Common Stock than the Maximum Stock Election Number in the aggregate, then Holder B will not be able to retain all of his or her shares and will receive some cash. In the case of maximum proration (i.e., the number of Stock Electing Shares equals 10,740,445, which is equal to the number of outstanding shares of IPC Common Stock as of the Record Date), Holder B would be able to retain only 16 shares and would receive $1,764 in cash (84 shares at $21 per share including cash paid in lieu of fractional shares).

  The Kleinknecht Stockholders (as defined below) who, in the aggregate own approximately 6.9 million of the outstanding shares of IPC Common Stock, have informed management that they intend to convert all their shares of IPC Common Stock into cash, other than Richard P. Kleinknecht who has agreed to elect to retain 10% of the outstanding shares of Surviving Corporation Common Stock. Assuming all the Kleinknecht Stockholders who have indicated their intent to convert their shares of IPC Common Stock into cash so elect, and assuming all other stockholders elect to retain shares of Surviving Corporation Common Stock, such stock-electing stockholders will generally be able to retain approximately 41% of their shares and will receive cash for approximately 59% of their shares.

  C. HOLDER C OWNS 100 SHARES OF IPC COMMON STOCK AND ELECTS TO RETAIN 50 SHARES OF SURVIVING CORPORATION COMMON STOCK AND CONVERT 50 SHARES OF IPC COMMON STOCK TO CASH.

  1. In the event that stockholders (including Holder C) elect to retain 1,752,381 or fewer shares of Surviving Corporation Common Stock in the aggregate, then Holder C will be able to retain his or her 50 shares of Surviving Corporation Common Stock and will receive $1,050 in cash (50 shares at $21 per share).

  2. If the stockholders (including Holder C) elect to retain more shares of Surviving Corporation Common Stock than the Maximum Stock Election Number in the aggregate, then Holder C will not be able to retain all of his or her 50 shares. For example, if the number of Stock Electing Shares is 10,000,000 shares in the aggregate, then each holder, including Holder C, would be able to retain only 17.52% of shares of Surviving Corporation Common Stock in order to reduce the number of retained shares to the Maximum Stock Election Number. Therefore, Holder C would be able to retain only 8 shares of Surviving Corporation Common Stock (or 16% of his or her 50 shares) and would receive $1,932 in cash (92 shares at $21 per share including cash paid in lieu of fractional shares). If the number of Stock Electing Shares is more than 10,000,000 shares of Surviving Corporation Common Stock in the aggregate, Holder C would receive fewer shares of Surviving Corporation Common Stock than in the example above, but would receive a commensurately greater amount of cash.

  3. Assuming all the Kleinknecht Stockholders who have indicated their intent to convert their shares of IPC Common Stock into cash so elect, and all other IPC stockholders elect to retain stock, Holder C would be able to retain only 20 shares of Surviving Corporation Common Stock (or approximately 41% of his or her 50 shares) and would receive $1,680 in cash (80 shares at $21 per share including cash paid in lieu of fractional shares).

  If a stockholder elects to make a Stock Election and receives cash as a result of the proration procedures described above, or if a stockholder makes a split election of both retained stock and cash, such stockholder's cash proceeds received thereby may be treated as a dividend, rather than as a capital gain, for tax purposes. See "RISK FACTORS." See also "THE MERGER-- Conversion/Retention of Shares; Procedures for Exchange of Certificates" and "SPECIAL FACTORS--Federal Income Tax Consequences-- Stockholders Receiving Cash," and "--Stockholders Retaining a Portion of their Stock and Receiving Cash."

  With respect to certain risks related to retaining Surviving Corporation Common Stock, see "RISK FACTORS." For information on how IPC stockholders will be able to exchange certificates representing shares of IPC Common Stock for new certificates representing the shares of Surviving Corporation Common Stock to be issued to them, see "THE MERGER--Conversion/Retention of Shares; Procedures for Exchange of Certificates."

  AAC's Reasons for the Merger. CSH LLC and AAC believe that consummation of the Merger and the transactions contemplated thereby are a good long-term investment.

  Conduct of Business Pending the Merger. Pursuant to the Merger Agreement, the Company has agreed to carry on its business and that of its subsidiaries in the ordinary and usual course of business consistent with past practices. See "THE MERGER--Conduct of Business Pending the Merger."

  No Solicitation. The Merger Agreement generally provides that neither the Company nor any of its subsidiaries or affiliates will either directly or indirectly solicit the submission of inquiries, proposals or offers from any third party relating to (i) the acquisition or purchase of assets of the Company and its subsidiaries, (ii) certain tender offers, (iii) certain mergers or consolidations involving the Company or its subsidiaries or (iv) any other transaction which would impede, prevent or delay the Merger. See "THE MERGER-- No Solicitation."

  Conditions. The obligations of the Company and AAC to consummate the Merger are subject to various conditions, including receipt of the approval of IPC's stockholders solicited hereby, the termination or expiration of the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the absence of any injunction or other legal restraint or prohibition preventing consummation of the Merger and satisfaction of other customary closing conditions.

  Regulatory Approvals. Under the HSR Act and the rules that have been promulgated thereunder (the "HSR Rules") by the Federal Trade Commission (the "FTC"), certain merger transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain applicable waiting periods have expired. The Merger is subject to the requirements of the HSR Act and the HSR Rules. Pursuant to the requirements of the HSR Act, AAC filed Notification and Report Form with respect to the Merger with the Antitrust Division and the FTC on February 12, 1998. IPC filed a Notification and Report Form with respect to the Merger on February 12, 1998. The waiting period applicable to the Merger terminated on March 19, 1998.

  IXnet possesses certain licenses and/or authorities from the Federal Communications Commission (the "FCC") and various state Public Utility Commissions ("PUCs"). Certain of these licenses and authorities require pre-approval of any transfer or change of control with respect thereto. IXnet has filed for approval to transfer, merge or for change of control, as appropriate, under the rules of the FCC, and the state PUCs and anticipates receiving clearance in all cases prior to the Effective Date. In some state jurisdictions, pre- or post-transfer notification is required and such filing will be done on a timely basis. IXnet also has licenses issued by the appropriate authorities in certain foreign jurisdictions including the United Kingdom, Japan, Hong Kong, Singapore and Brazil. In these jurisdictions, no pre-closing approvals are required. However, some of these jurisdictions do require a pre-closing notification. The Company intends that notifications required in these jurisdictions will be filed on a timely basis. See "RISK FACTORS--Risks Associated with Operations--Regulation," and "THE COMPANY-- Regulatory Environment."

  Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the stockholders of the Company): (a) by mutual written consent of the Company and AAC; (b) by either the Company or AAC, if the Merger has not been consummated by April 30, 1998 by reason of the failure of any condition precedent, provided that the party seeking to exercise such right is not then in breach in any material respect of any of its obligations under the Merger Agreement; (c) by either the Company or AAC, if AAC (in the case of termination by the Company), or the Company (in the case of termination by AAC) shall have breached in any material respect any of its obligations or representations and warranties under the Merger Agreement and the breach has continued without cure for a period of 15 days after notice of the breach of any such obligation, representation and warranty of AAC (in the case of termination by the Company) or the Company (in the case of termination by AAC);
(d) by the Company, in the event that any person has made an acquisition proposal (the "Acquisition Proposal") that the IPC Board determines in good faith, after consultation with and advice from its financial advisors, is reasonably likely to be subject to completion and would, if consummated, result in a transaction more favorable, from a financial point of view, to the stockholders of the Company than the Merger Agreement and the Merger (a "Superior Acquisition Proposal"); (e) by AAC if the IPC Board has withdrawn or modified or amended, in a manner adverse to AAC, its approval or recommendation of the Merger Agreement and the Merger or its recommendation that stockholders of the Company adopt and approve the Merger Agreement and the Merger, or approved, recommended or endorsed any proposal for a transaction other than the Merger (including a tender or exchange offer for shares of IPC Common Stock) or if the Company has failed to call a stockholder meeting to vote on the Merger; (f) by the Company if prior to the Effective Time the IPC Board has withdrawn or modified or amended, in a manner adverse to AAC, its approval or recommendation of the Merger Agreement and the Merger or its recommendation that stockholders of the Company adopt and approve the Merger Agreement and the Merger or the IPC Board has approved or endorsed any proposal recommended for a transaction other than the Merger, provided that the Company is in compliance with its obligations described under "THE MERGER--No Solicitation;" and (g) by either the Company or AAC if, at a duly held stockholders meeting of the Company or any adjournment thereof at which the Merger Agreement and the Merger is voted upon, the adoption and approval by a majority vote of the Company's stockholders has not been obtained.

  The party desiring to terminate the Merger Agreement will give written notice of such termination to the other party in accordance with the terms thereof. If the Merger Agreement is terminated, such Agreement will become void and of no effect with no liability on the part of any party thereto, except as provided therein.

  Termination Fee. In recognition of the efforts and expenses of and other opportunities foregone by AAC while structuring the Merger, the Merger Agreement provides that IPC shall, in certain circumstances, pay to AAC a termination fee of $3.37 million (the "Termination Fee"). The Termination Fee is payable upon the occurrence of any one of the following: (i) the Merger Agreement is terminated by the Company or AAC, as the case may be, pursuant to
(d) above under "THE MERGER--Termination" or the IPC Board has approved, recommended, or endorsed a Superior Acquisition Proposal; or (ii) a Third Party has made an Acquisition Proposal, the Merger Agreement is terminated because the IPC Board has withdrawn, modified, or amended, in a manner adverse to AAC, its approval and recommendation of the Merger Agreement and the Merger or its recommendation that the stockholders of the Company adopt and approve the Merger Agreement and the Merger or the Company has failed to call a meeting of stockholders to vote on the Merger, and the Company consummates an Acquisition Transaction within 12 months following termination of the Merger Agreement.

  In addition, the Merger Agreement provides, subject to various exceptions and limitations, for the reimbursement by IPC of certain expenses of AAC, not to exceed $2.2 million in the aggregate, consisting of all reasonable out-of-pocket costs, fees and expenses, including, without limitation, the reasonable fees and disbursements of banks, investment banks, accountants or legal counsel. These costs, fees and expenses are payable, upon termination of the Merger Agreement as a result of one of the events described in the previous paragraph, within 10 business days of receipt by the Company of reasonably satisfactory documentation detailing such costs, fees and expenses. See "THE MERGER--Termination" and "--Termination Fee."

  Dissenters' Rights. Under Section 262 of DGCL, holders of IPC Common Stock who: (i) hold shares of IPC Common Stock on the date of making a demand for appraisal; (ii) continuously hold such shares through the Effective Time; (iii) deliver a properly executed written demand for appraisal to IPC prior to the Annual Meeting; (iv) do not vote in favor of the Merger or consent thereto in writing; (v) file any necessary petition in the Delaware Court of Chancery (the "Delaware Court") within 120 days after the Effective Time; and (vi) otherwise satisfy all procedural requirements, are entitled, if the Merger is consummated, to receive payment of the fair value of their shares of IPC Common Stock as appraised by the Delaware Court; provided, however, that if any such holder of Dissenting Shares shall have failed to establish an entitlement to appraisal rights as provided in Section 262 of DGCL, if any such holder of Dissenting Shares shall have effectively withdrawn a demand for appraisal of such shares or lost the right to appraisal and payment for his shares under
Section 262 of the DGCL or if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of DGCL, such holder will forfeit the right to appraisal of such shares and each such share will be treated as if it had been a share with respect to which no election to receive the Stock Election Stock Price has been made and had been converted, as of the Effective Time, into a right to receive the Cash Election Price as the Merger Consideration, without interest thereon, from the Surviving Corporation. See "THE ANNUAL MEETING--Dissenters' Rights" and "THE MERGER--Dissenters' Rights."

  Nasdaq Listing. IPC Common Stock is currently included for quotation on Nasdaq under the symbol "IPCI." However, see "RISK FACTORS--Risks Associated with the Merger--Potential Delisting and Loss of Liquidity."

MERGER FINANCING

  CSH LLC, directly or indirectly, expects to make an equity contribution of between $43.2 and $72 million (the "Equity Investment") which amounts will be used to fund partially the payment of the cash consideration and expenses incurred in the Merger. The balance of funds required to consummate the transactions contemplated by the Merger Agreement and fees and expenses incurred in connection with this Merger will be provided through the issuance of up to $180 million of the Company's unsecured senior discount notes assisted by Morgan Stanley & Co. Incorporated ("MSCI") and Goldman, Sachs & Co. ("Goldman") (the "Notes"). At the Effective Time, the Company expects to enter into a $75 million senior secured five-year revolving credit facility, subject to certain borrowing base limitations (the "Revolving Credit Facility") with a group of banks led by Morgan Stanley Senior Funding, Inc. ("MSSF"). The Merger, the Notes, the Revolving Credit Facility, the Equity Investment and the use of proceeds therefrom and the transactions contemplated by the Ancillary Agreements are collectively referred to as the "Merger Transactions." It is expected that the Notes will feature a three-year deferred interest component which will enhance the cash flow from the Surviving Corporation's operations during such three year period and which may be used to satisfy the greater capital requirements of IXnet. On December 17, 1997, CVC, which together with certain officers and employees thereof and others own a majority of the membership interests in CSH LLC, and AAC received an executed commitment from MSSF to provide up to $75 million under the Revolving Credit Facility. On December 17, 1997, MSCI delivered to CVC and AAC a commitment letter regarding $157 million of Notes, pursuant to which it agreed to use its best efforts to complete a public offering or a private placement of the Notes, or, in the event such public offering or private placement is not completed within the offering period described therein, to purchase the Notes. The commitments are subject to customary conditions, including the negotiation, execution and delivery of definitive documentation with respect to the commitments. Due to anticipated favorable market conditions, the Company is expected to increase the offering of Notes to $180 million. On January 12, 1998, CVC and AAC received an amended and restated commitment letter, which added Goldman as a co-manager from MSCI and Goldman and which superseded the commitment letter from MSCI referred to in the third preceding sentence. See "THE MERGER--Merger Financing."

ANCILLARY AGREEMENTS

  In connection with the execution of the Merger Agreement, certain parties to the Merger Agreement or related thereto have entered into certain agreements with respect to the transactions contemplated by the Merger Agreement. These agreements, other than the Stockholders Agreement, which was effective upon execution, become effective only upon the consummation of the transactions contemplated by the Merger Agreement and such agreements, including the Stockholders Agreement, will automatically terminate and be of no further force or effect upon termination of the Merger Agreement. For a further discussion, see "THE MERGER--Ancillary Agreements."

  Investors Agreement. The Investors Agreement, by and among IPC, CSH LLC, Richard P. Kleinknecht, David A. Walsh ("Walsh"), Anthony Servidio ("Servidio") (Richard P. Kleinknecht, Walsh and Servidio collectively, the "Management Stockholders"), and certain other parties dated as of December 18, 1997, as amended and restated (the "Investors Agreement"), is effective only upon the consummation of the Merger

Agreement. The Investors Agreement provides generally that each party thereto will vote in favor of the nominees for director of each other party, subject to such party's ownership percentage of Surviving Corporation Common Stock. The Investors Agreement also provides for restrictions on, and rights in connection with, sales and transfer of Surviving Corporation Common Stock by any CSH stockholder or Management Stockholder and certain of their respective permitted transferees.

  Stockholders Agreement. Pursuant to the Stockholders Agreement, the Kleinknecht Stockholders have agreed to vote their shares of IPC Common Stock
(i) in favor of the Merger Agreement and the Merger (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of IPC under the Merger Agreement or the Kleinknecht Stockholders under the Stockholders Agreement, (iii) in favor of the New Stock Incentive Plan and (iv) against a number of actions which could impede, interfere with or delay the Merger or the transactions contemplated by the Merger Agreement or the Stockholders Agreement. Each Kleinknecht Stockholder has also agreed, except as otherwise permitted by certain other ancillary agreements, for a period of 3 years after the Effective Time not to directly or indirectly (i) engage in any activities competitive in any material respect with the business of the Surviving Corporation and its subsidiaries and affiliates or (ii) become a partner, stockholder or involved in any capacity in an entity which engages in activities competitive with the business of the Surviving Corporation and its subsidiaries.

  In addition, pursuant to the Stockholders Agreement, Richard P. Kleinknecht has agreed to elect to, subject to proration, retain an aggregate of 380,952 shares of Surviving Corporation Common Stock.

  Share Exchange and Termination Agreement. Pursuant to the Share Exchange and Termination Agreement, dated as of December 18, 1997 (the "Share Exchange and Termination Agreement"), by and among IPC, IXnet, Walsh and Servidio, Walsh has agreed to exchange 336 shares of IXnet Common Stock representing 12% of the outstanding shares of IXnet Common Stock for 152,381 shares of Surviving Corporation Common Stock and Servidio has agreed to exchange 224 shares of IXnet Common Stock representing 8% of the outstanding shares of IXnet Common Stock for 101,587 shares of Surviving Corporation Common Stock immediately following the Effective Time. Ten percent of Walsh's and Servidio's Surviving Corporation Common Stock will be issued only upon delivery, by June 18, 1998, of certain releases of claims by three former IXnet stockholders. The shares of Surviving Corporation Common Stock so received will be subject to usual and customary restrictions on transfer.

  Each of Walsh and Servidio has agreed that, except as permitted under the Merger Agreement, for a period of two and one-half years after the Effective Time, he will not, directly or indirectly, in any form or manner on a worldwide basis (i) engage in any activities competitive in any material respect with the business of the Surviving Corporation and its subsidiaries and affiliates or
(ii) become a partner, shareholder or involved in any other capacity in an entity which engages in activities competitive with the business of the Surviving Corporation and its subsidiaries; provided that each of Walsh and Servidio may own, directly or indirectly, solely as a passive investment, securities of an entity so long as he does not control the entity and does not, directly or indirectly, own 5% or more of any voting class of securities of the entity.

  Other Agreements. In addition to the agreements referred to above, various parties entered into (i) the Amended and Restated Corporate Opportunity Agreement, (ii) the Amended and Restated Labor Pool Agreements, (iii) Amended and Restated Employment Agreements between the Company and each of Richard P. Kleinknecht and Peter J. Kleinknecht and between IXnet and each of Walsh and Servidio, (iv) the Starr Termination Agreement and (v) the AAC Stockholders Agreement. See "THE MERGER--Ancillary Agreements" for a description of the relevant terms of such agreements.

CONVERSION OF AAC STOCK

  As a result of the Merger, in connection with the Equity Investment, AAC's stockholders will receive shares of Surviving Corporation Common Stock representing not less than 50.25% nor more than 86.25% (prior to giving effect to the IXnet Exchange) of the number of shares of Surviving Corporation Common Stock to be outstanding upon the Merger.

                     STOCK PRICE AND DIVIDEND INFORMATION

  The shares of IPC Common Stock are included for quotation on Nasdaq (symbol:
"IPCI"). The following table sets forth the high and low sale prices of shares of IPC Common Stock as reported on Nasdaq. IPC Common Stock began trading on September 27, 1994.

                                        FOR THE YEARS ENDED SEPTEMBER 30,
                            ----------------------------------------------------------------
                              1998               1997             1996            1995
                            ------------    --------------- ---------------- ---------------
                            HIGH    LOW      HIGH     LOW    HIGH     LOW     HIGH     LOW
                            ----    ----    ------- ------- ------- -------- ------- -------
   First Quarter........... $24 3/8 $15 5/8 $22     $14     $19 1/4 $13 1/2  $15 1/4 $11
   Second Quarter..........  20 7/8  19 3/4  16 3/4   8 7/8  26 1/4  16 1/2   14      11 1/4
   Third Quarter...........  N/A     N/A     19 1/8   9      25      17 1/16  15 1/2  11 1/2
   Fourth Quarter..........  N/A     N/A     21 3/4  15 3/4  21      13 1/2   18 3/4  12

  As of the Record Date, there were (i) 10,740,445 shares of IPC Common Stock outstanding, (ii) no shares of preferred stock outstanding and (iii) 122 holders of record of IPC's Common Stock (although the Company estimates that approximately 1,600 to 1,800 additional beneficial owners hold IPC Common Stock in street name through various nominees). To date, the Company has not paid any cash dividends to its stockholders. Any future payments of cash dividends will depend upon the Company's earnings and financial condition, capital requirements, and other relevant factors. The Company does not intend to pay cash dividends in the foreseeable future but intends to retain its earnings for use in its business.

  On December 18, 1997, the last trading day before public announcement of the execution of the Merger Agreement, the closing price of IPC Common Stock as reported on Nasdaq was $18 3/8 per share.

  On April 8, 1998, the closing price of IPC Common Stock as reported on Nasdaq was $20 5/8 per share.

  Stockholders should obtain current market price quotations for IPC Common Stock in connection with voting their shares.

       SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER INFORMATION

  The selected historical consolidated financial information set forth below for the Company as of September 30, 1997 and 1996 and for each of the three years in the period ended September 30, 1997 is derived from the audited consolidated financial statements included elsewhere in this Proxy Statement/Prospectus. The selected historical consolidated financial information set forth below for the Company as of September 30, 1995 is derived from the consolidated financial statements not included elsewhere herein. The selected historical combined financial information set forth below for the Company as of September 30, 1994 and 1993 and for each of the two years in the period ended September 30, 1994 is derived from the combined financial statements not included elsewhere herein.

  The unaudited consolidated pro forma financial information of the Company set forth below is based on historical consolidated financial statements of the Company as adjusted to give effect to the Merger Transactions. The pro forma statements of operations for the three months ended December 31, 1997 and for the year ended September 30, 1997 give effect to the Merger Transactions as if they had occurred as of October 1, 1996. The pro forma balance sheets give effect to the Merger Transactions, as if they had occurred at September 30, 1997 and December 31, 1997, respectively. This table should be read in conjunction with, and is qualified in its entirety by, the historical financial statements, including the notes thereto, of IPC included elsewhere in this Proxy Statement/Prospectus. The unaudited pro forma financial information is not indicative of the results that actually would have occurred had the Merger been consummated on the dates indicated, or which may be attained in the future.

                                                                                             THREE MONTHS ENDED
                                        YEAR ENDED SEPTEMBER 30,                                DECEMBER 31,
                          -------------------------------------------------------------    -------------------------
                                                                                 PRO                           PRO
                                             ACTUAL                             FORMA          ACTUAL         FORMA
                          ---------------------------------------------------  --------    ----------------  -------
                            1993      1994         1995      1996      1997    1997(1)      1996     1997    1997(1)
                          --------  --------     --------  --------  --------  --------    -------  -------  -------
                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIO DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenues................  $112,714  $163,671     $206,254  $249,508  $270,323  $270,323    $59,411  $67,052  $67,052
Gross profit............    31,152    48,043       63,173    76,818    80,214    80,214     17,574   26,627   26,627
Selling, general and
 administrative expense.    19,542    23,727       31,038    45,143    60,697    61,459     13,847   16,557   16,748
Research and development
 expense................     7,703     7,654       10,108    11,467     9,976     9,976      2,372    2,404    2,404
Income (loss) from
 operations.............     3,907    16,662       22,027    20,208     9,541     8,779      1,355    7,666    7,475
Interest income
 (expense), net.........    (1,404)   (1,568)         233      (678)   (1,844)  (23,234)      (463)    (440)  (6,160)
Net income (loss).......  $  1,753  $ 16,549 (2) $ 13,267  $ 12,129  $  3,834  $ (8,883)   $   566  $ 3,594  $   284
Basic earnings per
 share..................       --        --      $   1.26  $   1.15  $   0.36  $  (2.19)   $  0.05  $  0.34  $  0.07
Basic weighted average
 shares outstanding.....       --        --        10,506    10,590    10,664     4,063     10,647   10,711    4,063
Diluted earnings per
 share..................  $    --   $    --      $   1.26  $   1.14  $   0.36  $  (2.19)   $  0.05  $  0.33  $  0.07
Diluted weighted average
 shares outstanding.....       --        --        10,506    10,615    10,704     4,063     10,758   10,865    4,063
Pro forma earnings per
 share..................       --   $   1.11 (3)      --        --        --        --         --       --       --
Pro forma weighted
 average shares
 outstanding............       --      8,535 (3)      --        --        --        --         --       --       --
Supplemental pro forma
 earnings per share.....       --   $   0.88 (4)      --        --        --        --         --       --       --
STATEMENT OF CASH FLOWS
 DATA:
Net cash provided by
 (used in) operating
 activities.............  $ (5,160) $  7,253     $  7,343  $(14,737) $ 24,146  $ 11,429    $ 8,359  $ 8,845  $ 6,333
Net cash (used in)
 investing activities...    (1,494)   (1,173)      (8,506)  (12,737)  (14,474)  (14,474)    (2,989)  (2,587)  (2,587)
Net cash provided by
 (used in) financing
 activity...............     7,328    (4,795)      14,337    13,785   (10,043)   (5,425)    (6,391)  (3,771)   3,429
OTHER DATA:
Depreciation and
 amortization...........  $  4,214  $  4,288     $  3,840  $  6,388  $  8,743  $  9,505    $ 1,707  $ 2,787  $ 2,978
EBITDA(5)(6)............     8,121    20,950       25,867    26,596    18,284    18,284      3,062   10,453   10,453
EBITDA to interest
 expense................      5.8x     13.1x        61.6x     24.4x      9.0x      0.8x(7)    6.1x    19.3x     1.6x
Ratio of earnings to
 fixed charges (8)......      2.7x      8.4x        23.9x     12.2x      3.9x      0.4x       2.3x    11.2x     1.2x

                                                  (footnotes on following page)

                                             SEPTEMBER 30,                      DECEMBER 31, 1997
                         -----------------------------------------------------  ------------------
                                                                     PRO FORMA              PRO
                          1993     1994     1995     1996     1997    1997(9)    ACTUAL  FORMA (9)
                         ------- -------- -------- -------- -------- ---------  -------- ---------
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Cash and cash
 equivalents............ $ 1,574 $  2,616 $ 15,786 $  2,306 $  1,465 $  6,083   $  3,655 $ 11,653
Working capital.........  16,696   27,661   46,851   50,807   46,933   58,500     49,811   60,760
Total assets............  70,120  110,702  128,036  141,877  158,362  180,603    169,788  191,515
Long-term debt, net of
 current portion........  12,916   10,663      --     3,429   12,469  192,469     13,209  193,209
Stockholders' equity
 (deficit)..............   7,328   21,122   58,504   71,715   76,910  (71,900)    81,314  (68,489)
Book value per share....    1.00     2,91     5.56     6.75     7.19   (17.70)      7.57   (16.86)
Shares issued and
 outstanding............   7,331    7,256   10,522   10,618   10,690    4,063     10,738    4,063

--------
(1) The pro forma statement of operations information reflects the Merger Transactions as if the Merger Transactions occurred on October 1, 1996, assuming an interest rate of 10% on the Notes. A change of 1/2% in the interest rate would change interest expense by $0.95 million for the year ended September 30, 1997 and $0.28 million for the three months ending December 31, 1997. See the Company's unaudited pro forma financial information included elsewhere in this Proxy Statement/Prospectus.
(2) Net income includes the cumulative effect of the Company's termination of its S corporation status which resulted in a tax benefit of $3,295.
(3) Pro forma earnings per share was computed by dividing pro forma net income (income before provision for income taxes less pro forma provision for income taxes) by pro forma weighted average number of shares outstanding. The pro forma provision for income taxes assumes that IPC was subject to corporate federal income taxes for the year and excludes the tax benefit associated with the termination of the Company's S corporation status (See
    (2) above). Pro forma weighted average number of shares outstanding is the historical weighted average number of shares outstanding during the past year adjusted to give effect to the number of shares whose proceeds were necessary to pay the remaining S corporation distribution to the stockholders of IPC prior to IPC's initial public offering of stock.
(4) Effective October 1, 1994, and in connection with the Company's initial public offering, IPC converted from an S corporation to a C corporation. Supplemental pro forma earnings per share for 1994 has been calculated using the Company's reported income before taxes and giving effect for both the Company's fiscal 1995 effective tax rate and weighted average shares outstanding.
(5) EBITDA consists of income from operations plus depreciation and amortization. EBITDA is provided because it is a measure commonly used in the telecommunications industry. It is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles ("GAAP") for the periods indicated. EBITDA is not calculated under US GAAP and is not necessarily comparable to similarly titled measures of other companies. See the Company's consolidated financial statements and notes thereto included elsewhere in this Proxy Statement/Prospectus. For certain state income tax purposes (including New York State, where a substantial portion of the Company's revenues and net income have been generated) the Company is not allowed to deduct the losses of IXnet which have been material to the income of its other operations. As a result, the Company's EBITDA will not necessarily all be available to pay its interest expense.
(6) The Company's EBITDA has been reduced by $0.6 million, $3.7 million and $8.3 million during the three year periods ended September 30, 1997, respectively, related to operation of IXnet, a subsidiary of the Company which was founded in 1993 and commenced operations in fiscal 1995. Such amounts for the three months ended December 31, 1996 and 1997 were $1.5 million and $2.5 million, respectively.
(7) On a pro forma basis, EBITDA for the year ended September 30, 1997 was insufficient to cover interest expense. The difference between the EBITDA and interest expense is $5.4 million. Pro forma interest expense for 1997 includes $21.4 million of interest expense on the Notes. Cash interest on the Notes will not be payable until 2001.
(8) The ratio of earnings to fixed charges is computed by dividing pretax income from continuing operations before fixed charges (other than capitalized interest) by fixed charges. Fixed charges consist of interest charges and amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and 10% of rental expense which the Company believes to be representative of interest. On a pro forma basis, 1997 earnings would have been insufficient to cover fixed charges. The difference between the Company's 1997 pro forma earnings and fixed charges is $14.4 million. Cash interest on the Notes will not be payable until 2001.
(9) The pro forma balance sheet information reflects the Merger Transactions as if the transactions occurred on December 31, 1997 and September 30, 1997. See the Company's unaudited pro forma financial information included elsewhere in this Proxy Statement/Prospectus.

                                 RISK FACTORS

  In addition to the other information set forth herein, stockholders should carefully consider the following information in evaluating the Company and its business before voting on the Merger and making a Stock Election.

RISKS ASSOCIATED WITH OPERATIONS

  Concentration of Customers in the Financial Trading Community. Almost all of the Company's revenues historically have been derived from, and its success is dependent upon, sales to customers in the financial services industry. If the financial services industry suffers an economic downturn, it is likely that the Surviving Corporation would experience a decline in revenues which could have a material adverse effect on the Surviving Corporation's financial condition and results of operations.

  Competition. The markets in which the Company operates are comprised of a substantial number of global and regional competitors, including national and international carriers and global alliances. In addition, the continuing trend toward business combinations and strategic alliances in the telecommunications industry may create significant new competitors to the Surviving Corporation. Many of the Company's current and potential competitors have greater financial, engineering, manufacturing and other resources than the Company. For example, the Company's principal competitor in the turret system business is British Telecom ("B.T."). B.T. has resources that are significantly larger than those available to the Company. If B.T. decided to devote substantial focus to the turret system business, it would have a material adverse effect on the Company. Competing with such companies will require continued investment by the Surviving Corporation in engineering, research and development, marketing and customer service and support. There can be no assurance that the Surviving Corporation will have sufficient resources to make such investments. In addition, in many non-U.S. markets, the Company faces competition from dominant local providers that have long standing relationships with the Company's target customers. For example, in Japan, Hitachi Ltd. has the leading market share of installed turret systems. Due to Hitachi's relationships with the Company's target customers, it may be difficult for the Company to increase significantly its penetration of the Japanese market. Similar situations exist in many other non-U.S. markets. Further, a number of companies compete for parts of the Company's I.T.S. business. See "THE COMPANY--Competition."

  Management of Growth; International Growth. The Company has experienced a period of rapid growth that has placed significant demands on the Company's management, operational, financial and accounting resources. The Company intends to expand the operations of IXnet and expects to dedicate a substantial portion of its financial and management resources to support such expansion. The Surviving Corporation's future success will depend in part on whether it can improve its operational, financial and accounting systems and expand, train and manage its employee base. Whether the Surviving Corporation can increase revenues is in part dependent upon hiring and training a sufficient number of suitably skilled employees. A failure by the Surviving Corporation to manage growth effectively could have a material adverse effect on the Surviving Corporation's financial condition and results of operations.

  A key component of the Company's strategy is its planned expansion into international markets. There are certain risks inherent to doing business on an international level, such as unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers, difficulties in staffing and managing foreign operations, nationalization, war, insurrection and other political risks, import restrictions or prohibitions, delays from customs brokers or government agencies and potentially adverse tax consequences, which could adversely impact the success of the Surviving Corporation's international operations. In many countries, the Surviving Corporation may need to enter into a joint venture or other strategic relationship with one or more third parties in order to conduct successfully its operations. There can be no assurance that such factors will not have an adverse effect on the Surviving Corporation's future international operations. In addition, the U.S. dollar value of revenues derived from products and services sold outside the United States varies with currency exchange rate fluctuations, and the Surviving Corporation may be exposed to exchange losses based upon such fluctuations, which losses could have a material adverse effect on the Surviving Corporation's financial results. Moreover, there can be no assurance that laws or administrative practices relating to taxation, foreign exchange or other matters of countries within which the Company operates will not change. Any such change could have a material adverse effect on the Surviving Corporation's business, financial condition and results of operations.

  Market Acceptance. Although IPC has strong relationships with its financial institution customers from the turret business, there can be no assurance that the new products and services being offered through IXnet will be accepted by the financial trading community. IXnet had $17.9 million of revenues in the fiscal year ending September 30, 1997 and $7.4 million of revenues in the three months ended December 31, 1997. IXnet had 131 and 150 customers as of September 30, 1997 and December 31, 1997, respectively. The individuals within the financial institutions who would decide whether to purchase the products and services of IXnet are not necessarily the same individuals who decide to purchase the Company's turrets. In addition, many of the traditional providers of telecommunications services to financial institutions have long standing relationships with these customers' senior management. Accordingly, there may be strong institutional reluctance for a financial institution to purchase the products and services offered through IXnet.

  Dependence on Key Personnel. The Company's success depends to a significant degree upon the continued contributions of its senior management team and technical, marketing and sales personnel. The Company's employees may voluntarily terminate their employment with the Company at any time. Competition for qualified employees and personnel is intense, and there is a limited number of persons with relevant knowledge and experience. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on the Surviving Corporation's results and operations, product development efforts and ability to expand its businesses. There can be no assurance that the Surviving Corporation will be successful in attracting and retaining such executives and personnel. In addition, the labor market for Software engineers has been extremely competitive recently and the Surviving Corporation may lose key employees or be forced to increase their compensation as a result.

  Dependence Upon Suppliers. The IXnet Network (as herein defined) is dependent on third party suppliers for its leased lines connections, or bandwidth. These network suppliers are or may become competitors of the Company or the Surviving Corporation.

  The Company currently relies on third party single source suppliers of certain hardware and software components used by the Company in providing its networking services, including switches. The Company has from time to time experienced delays in the receipt of certain components. The Company's remedies against suppliers who fail to deliver products on a timely basis are limited by contractual liability limitations contained in supply agreements and purchase orders and, more importantly, by practical considerations. A failure by a supplier to deliver quality products on a timely basis, or the inability to develop alternative sources if and as required, could result in delays which could materially adversely affect the Surviving Corporation.

  In addition, the Company purchases certain custom product components for its manufacturing operation primarily from single source suppliers. The disruption of current flow of supplies could impair the Surviving Corporation's ability to manufacture products or cause the Surviving Corporation to incur costs, including payment of non-recurring engineering expenses to prospective vendors, associated with the development of alternative sources. Any such disruption could result in delays in product shipments or cause the Company to incur unanticipated expenses, which could have a material adverse effect on the Surviving Corporation's financial condition and results of operations. See "THE COMPANY--Manufacturing."

  Rapid Technological Changes. The markets for turret systems, I.T.S. and networking services, are characterized by rapid technological change. The Company believes that its ability to compete successfully is also dependent upon the continued compatibility and interoperability issues raised by technological changes. While the Company believes that for the foreseeable future these changes will neither materially affect the continued use of telecommunications networks nor materially hinder the Surviving Corporation's ability to acquire necessary technologies, the effect of technological changes on the businesses of the Surviving

Corporation cannot be predicted. Thus, there can be no assurance that technological developments will not have a material adverse effect on the Surviving Corporation.

  Need to Develop New Products and Services; Capital Requirements. The Surviving Corporation's success will depend in part upon its ability to develop new products and provide new services that meet customers' changing requirements. The markets served by the Company are characterized by changes in customer needs and frequent new service and product introductions. In addition, the Company's substantial domestic market share for turret systems (its principal product) will require it to develop new products and services in order to achieve significant growth or to identify additional (non-financial) markets for such products. In order to develop and roll out new products and services, the Surviving Corporation expects to make significant expenditures for IXnet Network development, research and development for new products and services and for selling, general and administrative expenses in advance of anticipated related revenues. In addition, new products and services will consume a substantial amount of senior management time. The Surviving Corporation's future success will depend, in part, on its ability to use effectively leading technologies, to continue to develop its technical expertise, to enhance its current services, to develop new services that meet changing customer needs, and to influence and respond to emerging industry standards on a timely and cost effective basis. The failure to develop and manufacture or deploy new or enhanced products and services that meet or anticipate such changes on a timely and cost-competitive basis could have a material adverse effect on the Surviving Corporation's financial condition and results of operations.

  Dependence on Patents and Licenses. The Company owns certain patents and has applied for other patents relating to its technology and proposed turret products. No assurance can be given, however, whether pending patent applications will be granted or whether any patents granted will be enforceable or will provide the Surviving Corporation with meaningful protection from competitors. The Surviving Corporation also may desire or be required to renew or to obtain licenses from others in order further to develop, produce and market commercially viable products effectively. There can be no assurance that such licenses will be renewable or obtainable on commercially reasonable terms, if at all, that the patents underlying such licenses will be valid and enforceable or that the proprietary nature of the unpatented technology underlying such licenses will remain proprietary. See "The Company--Intellectual Property."

  Dependence on Billing, Customer Service and Information
Systems. Sophisticated information and processing systems are vital to the Company's growth and its ability to monitor costs, provision customer orders, bill customers and achieve operating efficiencies. As the Company commences providing dial tone and switched local access services, the need for enhanced billing and information systems will increase significantly. The Company currently uses five different management information systems and is acquiring a new system to replace its existing systems. The inability of the Surviving Corporation to adequately identify all of its information and processing needs, or to upgrade systems as necessary, could have a material adverse effect on the ability of the Surviving Corporation to reach its objectives, on its financial condition and results of operations.

  The Company is in the process of completing conversion to an enterprise-wide management information system that is Year 2000 compliant. However, if the systems of the Company's suppliers or customers are not Year 2000 compliant, it could have a material adverse effect on the Company. Certain of the Company's older generation products are not and will not be Year 2000 compliant. The Company has established a compliance program to notify customers of such products and to offer products which will be Year 2000 compliant. See "THE COMPANY--Year 2000 Compliance."

  Reliance on Unpatented Proprietary Know-how and Trade Secrets. The Company also relies on unpatented proprietary know-how and trade secrets, and employs various methods, including confidentiality agreements with employees and consultants, to protect its trade secrets and know-how. However, such methods may not afford complete protection and there can be no assurance that others will not independently develop such trade secrets and know-how or obtain access thereto. Furthermore, no assurance can be given that claims or litigation asserting infringement of intellectual property rights will not be initiated in the future seeking damages or an injunction against the sale of the Surviving Corporation's products or that the Surviving Corporation would prevail in any such litigation. Any such litigation could be protracted and, regardless of its outcome, costly and could have a material adverse effect on the Surviving Corporation's business and results of operations. See "The Company--Intellectual Property."

  Potential Fluctuations in Quarterly Results. The Company's revenues and operating results from turret systems and I.T.S. could fluctuate significantly from period to period. Given the relatively large sales price of the Company's systems, a limited number of system installations may account for a substantial portion of revenues in any particular period. Due to the substantial sales price of the Company's large turret and I.T.S. installations and the Company's recognition of revenue only upon completion of installations, revenue and operating results could fluctuate significantly from quarter to quarter. In addition, revenues and gross profit margins may fluctuate due to the mix of products sold and the size of systems sold. The Company generally realizes a higher gross margin on sales of turret systems than on sales of I.T.S. services and equipment. Furthermore, the Company expects revenue from I.T.S. for its current fiscal year to decrease from prior year levels, but does not expect this decrease to have a material effect on its operating income. As a result of these and other factors, the Surviving Corporation could experience significant fluctuations in revenues and operating results in future periods.

  Catastrophic Loss of Manufacturing Facility. The Company's sole manufacturing facility is in Westbrook, Connecticut. While the Company maintains insurance covering such facility, including business interruption insurance, a catastrophic loss of all or a portion of the facility could have a material adverse effect on the Company.

  Possible Volatility of Stock Price. The market price of Surviving Corporation Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results, trading volume and other factors, including announcements of technical innovations or new products by the Surviving Corporation or its competitors, the timing and success or lack thereof, of its anticipated product releases, changes in law and regulations and general market and economic conditions. The market price of the shares of Surviving Corporation Common Stock, like that of the common stock of many other telecommunications and technology companies, is likely to be highly volatile. See "--Risks Associated with the Merger--Potential Delisting--Loss of Liquidity; Registration Under the Exchange Act."

  Payment of Dividends Uncertain. The Surviving Corporation does not intend to pay cash dividends in the foreseeable future but intends to retain its earnings for use in its business. See "Stock Price and Dividend Information."

  Regulation. Telecommunications services provided by IXnet are subject to regulation by international entities as well as by United States federal, state and local government agencies. The primary regulatory policy of the United States is to promote effective competition in the United States telecommunications service market, particularly the market for international services. It is the view of the United States government that competitive international markets will provide incentives for further market entry both in the United States and foreign markets. Competitive markets will also stimulate technological innovation by United States suppliers of information technology. There can be no assurance that future, legislative, regulatory and judicial changes in the United States will not have an adverse impact on IXnet's business.

  For domestic services in the United States, the FCC and PUCs have direct jurisdiction, granted by statute, over all aspects of IXnet service. With international traffic, however, the United States' regulatory structure is limited to the origination or termination of service in the United States. As a result, the United States and each foreign country share jurisdiction over policies and regulations controlling international telecommunications services between the two. Thus, the United States cannot unilaterally implement a regulatory policy for international telecommunications, thereby limiting the impact of a domestic statute, such as the Telecommunications Act of 1996 (the "Telecommunications Act") can have in developing a new structure for international telecommunications.

  In the United States, the provision of IXnet's services is subject to the provisions of the Communications Act of 1934, as amended by the Telecommunications Reform Act of 1996 and the FCC regulations thereunder, as well as the applicable laws and regulations of the various states as administered by the relevant PUCs. The recent trend in the United States, for both federal and state regulation of telecommunications service providers, has been in the direction of reduced regulation. Despite recent trends toward deregulation, the FCC and relevant PUCs continue to exercise extensive authority to regulate ownership of transmission facilities, provision of services and the terms and conditions under which IXnet's services are provided. The interpretation and enforcement of laws and regulations by these regulatory authorities vary and could limit IXnet's ability to provide certain telecommunications services. Thus, there can be no assurance that changes in current or future laws or regulations or future judicial intervention in the United States or in any individual state would not have a material adverse effect on the Company or that FCC or other regulatory investigation or intervention would not have a material adverse effect on IXnet.

  In addition IXnet is required by federal and state law and regulations to file tariffs listing the rates, terms and conditions of the services it provides. Any failure to maintain proper federal and state tariffs or certification or any finding by the federal or state agencies that IXnet is not operating under permissible terms and conditions may result in an enforcement action or investigation, either of which could have a material adverse effect on IXnet.

  The existing regulatory environment for international telecommunications service outside the United States differs from country-to-country. Internationally, the World Trade Organization ("WTO") Basic Telecommunication Agreement ("WTO Agreement") may result in the introduction of competitive services in a number of countries throughout the world. Nevertheless, national and local laws and regulations continue to differ significantly among the countries in which Ixnet currently operates and plans to operate. An IXnet subsidiary, IXnet Ltd., currently holds a license to provide international simple resale ("ISR") services to all international points from the United Kingdom and has recently been awarded a license to provide international facilities-based voice services. In other European Union ("EU") countries and Switzerland, IXnet currently provides voice services pursuant to special regulations established for provision of telecommunication services to closed user groups ("CUGS"). In Asia, IXnet has been issued certain licenses to offer limited types of services in Japan, Hong Kong and Singapore. The regulatory structures pursuant to which IXnet operates in all of these countries were all recently enacted. Consequently, there is very limited guidance on the scope of the authority provided to IXnet pursuant to existing regulatory structures in these countries. Thus, there can be no assurance that any examination of IXnet's operations by a regulatory or governmental authority would conclude that IXnet is operating in a manner consistent with existing law, regulation or license issued to IXnet. If a regulatory authority concludes that IXnet is not operating in a matter consistent with the law, regulation or a license issued to IXnet, it could limit IXnet's ability to provide certain telecommunications services and may have a material adverse impact on IXnet's business in the country in question. There can be no assurance that future changes in the law or regulation of any particular country or the WTO Agreement will not have a material adverse effect on IXnet's business, results of operations and financial condition.

RISKS ASSOCIATED WITH THE MERGER

  Substantial Leverage And Debt Service. The Company will incur substantial indebtedness in connection with the Merger and will have substantially more indebtedness than it has historically. See "THE MERGER-- Merger Financing." As of December 31, 1997, after giving pro forma effect to the Merger (after giving effect to the Merger Transactions and issuance of $180,000,000 of the Surviving Corporation's Notes), the Company would have had $196.6 million of consolidated indebtedness and a stockholders' deficit of $68.5 million. The Company will also have up to $75.0 million available (subject to borrowing base and other limitations) under its Revolving Credit Facility. On a pro forma basis, the Company's income from operations would have been insufficient to cover its net interest expense for the fiscal year ended September 30, 1997 by $14.5 million which includes interest expense of $21.4 million related to the Notes on which cash interest payments do not commence until 2001. Although the Company may experience a similar deficiency between income from operations and interest expense in the future, it does not anticipate that such deficiency will have an adverse effect on the Company's liquidity as interest related to the Notes does not commence until 2001. Pro forma net loss for the fiscal year ended September 30, 1997 would have been $8.8 million, as compared to net income of $3.8 million for the same period on an historical basis. Pro forma interest expense for the fiscal year ended September 30, 1997 would have been $23.0 million ($2.0 million of cash interest expense), as compared to $1.8 million ($1.0 million of cash interest expense) for the same period on an historical basis. The Company and its subsidiaries may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing their indebtedness. Accordingly, the Company will have significant debt service obligations.

  The Company's debt service obligations could have important consequences to stockholders, including the following: (i) during certain periods, a substantial portion of the Company's cash flow available from operations will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds that would otherwise be available to the Company, including for acquisitions and future business opportunities; (ii) the Company's ability to obtain additional financing in the future may be limited;
(iii) certain of the Company's borrowings (including, but not limited to, the amounts borrowed under the Revolving Credit Facility) will be at variable rates of interest, which will cause the Company to be vulnerable to increases in interest rates; (iv) the Company's flexibility in planning for, or reacting to, changes in its business and the industry may be limited; (v) the Company's higher degree of leverage will make it relatively more vulnerable to economic downturns and competitive pressures and (vi) a substantial decrease in net operating cash flows or an increase in expenses of the Company could make it difficult for the Company to meet its debt service requirements or force it to modify its operations.

  The Company's ability to make scheduled payments of the principal of, or to pay interest on, or to refinance its indebtedness and to make scheduled payments under its other obligations depends on its future performance, which is subject to economic, financial, competitive and other factors beyond its control. Based upon the current level of operations and anticipated growth, management believes that future cash flow from operations, together with available borrowings under the Revolving Credit Facility, will be adequate to meet the Company's anticipated requirements for capital expenditures, working capital, interest payments and scheduled principal payments. There can be no assurance, however, that the Company's business will continue to generate sufficient cash flow from operations in the future to service its debt and make necessary capital expenditures after satisfying certain liabilities arising in the ordinary course of business. If unable to do so, the Company may be required to refinance all or a portion of its existing debt, to sell assets or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any such sales of assets or additional financing could be achieved.

  Control by CSH LLC. Following the Merger, not less than 50.25% nor more than 86.25% of the outstanding shares of Surviving Corporation Common Stock (prior to giving effect to the IXnet Exchange) will be held by the stockholders of AAC. As of the date hereof, all of the outstanding capital stock of AAC is owned, directly or indirectly, in the aggregate by CSH LLC. Immediately following the Merger, David Kirby, a private investor and U.S. citizen, will own 25.5% of the voting interests relating to the IPC Units, John O'Mara, a private investor and U.S. citizen, will own 25.5% relating to the voting interests of the IPC Units and CVC will own 49% of the voting interests relating to the IPC Units.

  IPC, CSH LLC, Richard P. Kleinknecht, Walsh, Servidio and certain other parties entered into the Investors Agreement to be effective only upon the consummation of the transactions contemplated by the Merger Agreement. The Investors Agreement contains provisions that, among other things, require the parties thereto to vote in favor of the persons to be nominated to serve on the Surviving Corporation Board following the Merger and restrict the transfer of shares of Surviving Corporation Common Stock by Messrs. Richard Kleinknecht, Walsh, Servidio and certain other parties. As a result of their stock ownership and the Investors Agreement, following the Effective Time, CSH LLC, its subsidiaries, affiliates and associates (collectively, the "CSH Entities") will control the Surviving Corporation and will have the power to elect a majority of its directors and approve any action requiring the approval of the holders of Surviving Corporation Common Stock, including adopting certain amendments to the Surviving Corporation's certificate of incorporation and approving mergers or sales of all or substantially all of the Surviving Corporation's assets. The directors elected by the CSH Entities will have the authority to effect decisions affecting the capital structure of the Surviving Corporation, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends.

  The existence of controlling stockholders of the Surviving Corporation is likely to have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from seeking to acquire, a majority of the outstanding shares of Surviving Corporation Common Stock. A third party would be required to negotiate any such transaction with the CSH Entities, and the interests of the CSH Entities may be different from the interests of other stockholders of the Surviving Corporation.

  Potential of a Second Stage Transaction. Because there are no contractual restrictions or limitations on the stockholders of AAC from engaging in a second stage transaction, the risk exists that the stockholders of AAC could engage in such a transaction thereby eliminating the minority stockholders of the Surviving Corporation at a price lower than $21 per share.

  Potential Delisting; Loss of Liquidity; Registration Under the Exchange
Act. IPC Common Stock is listed on Nasdaq. In order to be eligible for inclusion on Nasdaq an issuer must, among other things, (a) have at least 500,000 publicly held shares, and (b) be held by at least 300 shareholders. As a result of the Merger, the Surviving Corporation Common Stock may no longer meet such listing requirements and Nasdaq may unilaterally act to delist the Surviving Corporation Common Stock. Under the terms of the Merger Agreement, the Surviving Corporation is obligated to use commercially reasonable efforts, for at least two years after the Merger, to cause the Surviving Corporation Common Stock not to be delisted from Nasdaq. However, the Surviving Corporation is under no obligation to prevent the delisting of the Surviving Corporation Common Stock in the event that it no longer meets Nasdaq listing requirements. Whether the Surviving Corporation Common Stock is delisted, the volume of shares traded after the Merger is expected to decline substantially because of the recapitalization.

  Upon any delisting, it is possible that shares of the Surviving Corporation Common Stock may trade in the over-the-counter market and that price quotations in respect of trades might be published by the National Association of Securities Dealers, Inc. periodically in the "pink sheets" or through other sources. However, there can be no assurances that quotes for such shares would be available, and the Surviving Corporation does not presently intend to request or support such initiatives if delisting does occur. If such delisting occurred, it could be expected that the shares would trade much less frequently relative to the trading volume of IPC Common Stock prior to the Merger, and stockholders may experience difficulty selling Surviving Corporation Common Stock or obtaining prices that reflect the value thereof.

  IPC Common Stock is currently registered under the Exchange Act. Registration could be terminated upon application by the Surviving Corporation to the Commission if the Surviving Corporation Common Stock is not listed on a national securities exchange or registered national securities association and there are fewer than 300 record holders. The termination of the registration of the Surviving Corporation Common Stock under the Exchange Act would substantially reduce the information required to be furnished by the Surviving Corporation to holders of Surviving Corporation Common Stock and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, certain periodic reporting requirements and certain beneficial ownership reporting requirements, no longer applicable to the Surviving Corporation.

  Notwithstanding the foregoing, the Surviving Corporation will, in connection with the issuance of the Notes, agree to file with the Commission all reports and other information required to be filed with the Commission by Sections 13(a) or 15(d) of the Exchange Act, if it is subject to such provisions. There can be no assurance, however, that the Surviving Corporation will continue to make such filings if the Notes are no longer outstanding.

  Taxation of Stockholders Receiving Cash--Possible Dividend Treatment. A stockholder may make a Stock Election and thereby elect to retain shares of Surviving Corporation Common Stock in the Merger. However, if the number of Stock Electing Shares exceeds the Maximum Stock Election Number, each electing stockholder will receive some cash for a portion of his or her IPC Common Stock as a result of the proration procedures described herein under "The Merger--Stock Election." In addition, a stockholder may receive dividend treatment (rather than the generally more favorable capital gain treatment) for any cash received in the Merger. See "SPECIAL FACTORS--Federal Income Tax Consequences" for a more detailed discussion of the tax consequences of receiving cash. No such dividend treatment should generally be applicable in the case of a stockholder who exchanges all of his or her shares of IPC Common Stock for cash in the Merger.

  Certain Proration Risks. The election of record holders of IPC Common Stock to retain the Stock Election Price or to receive the Cash Election Price pursuant to the Merger is subject to the proration procedures of the Merger Agreement. Accordingly, if the Merger is consummated, stockholders may not necessarily receive the type of consideration specified in their respective elections. However, because Richard P. Kleinknecht has agreed to retain 380,952 shares of Surviving Corporation Common Stock, which is equal to the Minimum Stock Election Number, any other stockholder who elects to receive cash will receive the full amount of the Merger Consideration in cash and will not be required to retain any portion of his or her shares as Surviving Corporation Common Stock.

  Potential ERISA Implications. In the event that, following the Merger, the stockholders of AAC own 80% or more of the outstanding shares of Surviving Corporation Common Stock, IPC and IXnet may become members of a controlled group of corporations that includes CVC and its affiliates. In such event, IPC and IXnet may have joint and several liability with CVC and its affiliates for certain benefit obligations incurred by CVC or its affiliates under ERISA. Neither CVC nor any of its affiliates has made any representation to IPC concerning the existence of any such obligations, and no assessment has been made as to the potential effect of such joint and several liability on the Surviving Corporation.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

  The information herein contains forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Surviving Corporation and its subsidiaries, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the telecommunications industry in general and in the Surviving Corporation's and its subsidiaries' specific market areas; changes in prevailing interest rates and the availability of and terms of financing to fund the anticipated growth of the Surviving Corporation's and its subsidiaries' respective businesses; inflation; changes in costs of goods and services; economic conditions in general and in the Surviving Corporation's and its subsidiaries' specific market areas; demographic changes; changes in or failure to comply with federal, state and/or local government regulations; liability and other claims asserted against the Surviving Corporation or its subsidiaries; changes in operating strategy or development plans; the ability to attract and retain qualified personnel; the significant indebtedness of the Surviving Corporation and its subsidiaries; labor disturbances; changes in the Surviving Corporation's and its subsidiaries' acquisition and capital expenditure plans; and other factors referenced herein. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any thereof, or other variations thereon or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company and the Surviving Corporation disclaim any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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

                                  THE COMPANY

GENERAL

  IPC Information Systems, Inc. IPC is a leader in providing integrated telecommunications equipment and services that facilitate the execution of transactions by the financial trading community. Such transactions involve the trading of equity and debt securities, commodities, currencies and other financial instruments. The Company designs, manufactures, installs and services "turret systems" and installs and services the cabling infrastructure and networks which provide financial traders with desktop access to time-sensitive communications and data. The Company's primary customers include securities and investment banking firms, merchant and commercial banks, interdealer brokers, foreign exchange and commodity brokers and dealers, securities and commodity exchanges, mutual and hedge fund companies, asset managers and insurance companies. The Company uses an integrated approach to marketing its products and services, leveraging its established customer base throughout the financial trading community. In addition, through its subsidiary, IXnet, the Company operates an international voice and data network, providing a variety of dedicated private line, managed data and switched voice services, which has been specifically designed to meet the specialized telecommunications requirements of the financial trading community. The Company recently acquired MXNet Inc., ("MXNet") a provider of market data distribution services for market data content providers such as Reuters America Inc. and Bridge Information Systems America, Inc. MXNet services are targeted toward members of the financial trading community with small to medium size trading floors.

THE COMPANY'S THREE MAJOR OPERATING UNITS

  Turret Systems. The Company's sophisticated turret systems, consisting of turrets and associated backroom switching equipment, provide highly reliable, "non-blocking" voice communications for trading operations. In addition, these systems incorporate a proprietary design, including many features designed to increase the trader's productivity, such as expanded access to telephone lines, rapid call completion times, high voice quality, built-in redundancy, trader mobility, personalized call button layouts and the ability to implement system upgrades via software changes as opposed to hardware changes. The Company estimates that it has the largest installed base of turrets in the world, including a majority of the installed base of turrets in New York City and a significant presence in other major financial centers. The Company offers a full-line of digital turret systems, including systems for trading floors with over 1,000 trading positions as well as systems for smaller operations with as few as five trading positions. The Company also provides its customers with post-installation maintenance and service, often pursuant to long-term contracts.

  Information Transport Systems. The Company's Information Transport Systems ("I.T.S.") division provides cabling infrastructure, design, installation and maintenance services for high speed voice and data networks, including local area networks ("LANs"), wide area networks ("WANs") and data connectivity applications. The Company's I.T.S. engineers design and implement intelligent network infrastructures to provide connectivity to a wide array of customer-owned devices. The I.T.S. division's expertise includes network design, utilizing components from suppliers such as Cisco Systems, Inc. ("Cisco"), 3Com Corporation ("3Com"), Bay Networks, Inc. ("Bay Networks") and Xylan Corporation ("Xylan"), and the installation of all available physical transport media, including copper, fiber optic and coaxial cable. I.T.S. services also include project management for network infrastructure upgrades and on-site, as well as on-call, technical support. The Company stations I.T.S. personnel on-site for many of its major investment banking customers.

  IXnet. IXnet has deployed and continues to expand a network (the "IXnet Network") specifically designed to address the needs of the global financial community. The IXnet Network uses uniform equipment platforms and includes network operation centers ("NOCs") and switches located in New York and London, network access nodes (known as "Points of Presence," or "POPs") and customer premise nodes (known as customer access nodes, or "CANs") in 15 financial centers including Frankfurt, Paris, Zurich, Tokyo and Hong Kong and additional CANs in 29 other cities at December 31, 1997. The IXnet Network employs leased dedicated long-haul circuits to connect IXnet Network cities and leased dedicated local circuits to connect customers to the IXnet Network. Because the IXnet Network is, for the most part, leased, the Company generally can rapidly expand capacity in response to increased customer traffic while reducing the level of capital expenditures required in advance of related revenues. However, the Company may participate in the ownership

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

of transmission facilities from time to time where it believes there will eventually be sufficient traffic to improve gross margins. The IXnet Network combines the benefits of high quality, security and end-to-end connectivity from a single network provider, which have historically only been available through private networks, with the significant advantages of lower cost, outsourcing of network management, and the ability for network subscribers to communicate over dedicated circuits not only with other offices of the same firm, but also with other IXnet subscriber firms.

  Through IXnet, the Company provides a variety of telecommunications services, including dedicated private line, managed data and switched voice communications among network subscribers. These services include specific applications for the financial trading community such as turret-to-turret communications, multi-location voice broadcast and on-and off-net long-distance voice and data transport services. IXnet provides dedicated private network connectivity to the financial trading community in the U.S., the countries of the European Union, Japan, Hong Kong, Singapore and several other countries. IXnet is authorized to provide interstate long distance voice service throughout the U.S., to provide international resale of long-distance services between the U.S. and the U.K., Canada, Sweden, New Zealand and Australia, and to resell private line service to numerous international points. See "--Regulatory Environment." The installation of a CAN in a customer location often leads to subsequent sales of additional equipment. As of December 31, 1997, the Company provided telecommunications services to 150 customers and had 229 CANs.

  The Company was established in 1973 as Interconnect Planning Corporation to provide telephone equipment specifically designed to perform in the demanding environment of the financial trading community. In 1986, the Company, then owned by Contel Corporation and known as Contel IPC, opened its current manufacturing facility in the U.S. and commenced operations in the U.K. In October 1991, the Company was acquired from Contel Corporation by Richard and Peter Kleinknecht and certain others and renamed IPC Information Systems, Inc. On October 3, 1994, the Company completed its initial public offering of 3,250,000 shares of common stock at $15.00 per share.

BUSINESS STRATEGY

  The Company's strategy is to enhance its turret system leadership position and leverage its established customer relationships to become the preferred network provider to the financial trading community. The principal elements of the Company's business strategy include the following:

    Increase Market Share of Turret Systems on Large Trading Floors. The Company estimates that its turrets represent a majority of the total installed base of turrets in New York, and approximately 38% of the total installed base of turrets in London and lower percentages in other financial centers such as Hong Kong, Tokyo and Frankfurt. Between 1994 and 1997, the Company estimates that it increased its market share of the installed base of turrets in London from 24% to 38%. The Company believes that there is substantial opportunity to achieve substantial increases in other financial centers, as well as further increasing its London market share by dedicating additional sales and marketing resources and by focusing on the large installation opportunities the Company expects will continue to be created in the financial services industry expansion and consolidation trend. The Company expects to further grow market share as its customers expand to new locations and standardize their technology platforms. The Company also believes it will generate substantial new sales from existing customers who upgrade their older analog turret systems with digital systems; currently, analog systems represent approximately half of the Company's installed base of turrets.

    Penetrate New Markets. The Company's turret systems have traditionally been designed as "high-end" products offering optimal performance for large trading organizations at premium prices. The Company has enjoyed strong market share among large trading organizations such as global investment banks and is now focusing on penetrating other markets. These markets include smaller broker/dealers, hedge funds and asset management companies, as well as commodity trading operations in non-financial firms (such as energy-related companies) and regional trading organizations based in emerging markets, which typically require either smaller installations or less functional capability. The Company has recently

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

  completed development of two new products to meet the needs of these customers: VS-MX(TM), a turret system designed to be cost effective for the smallest trading organizations; and TraderConnect(TM), a Centrex-like managed service. The VS-MX system, which the Company intends to begin shipping in the spring of 1998, shares most of the features of the Company's flagship Tradenet MX(R) product but provides comparable price performance per trading position for locations with between five and 16 trading positions. The Company believes that this product will enable it to penetrate new geographic markets in Latin America and Asia, as well as smaller trading operations in established markets. TraderConnect is a managed service in which the Company owns and operates a centrally located and shared trading turret system and provides IXnet Network services to the customer. TraderConnect meets the needs of trading organizations that either cannot afford the upfront investment of a full turret system or prefer to outsource. The Company offers TraderConnect in New York and intends to begin providing this service in London during 1998 and in other financial centers thereafter. The Company intends to use TraderConnect to increase its penetration of smaller accounts in major financial centers.

    Leverage Existing Customer Relationships to Provide Enhanced Telecommunications Services. The Company believes it is in a strong position to provide private network services via IXnet to the financial trading community by virtue of IPC's large installed base of turrets systems and established relationships with many of the largest firms involved in global trading activity. The Company believes its reputation for high quality service will enable it to capture much of the telecommunications services revenue generated by these clients. A substantial portion of the total telecommunications spending by financial services firms is generated by trading operations using turret systems. In addition, the Company believes that its ability to provide fully managed turret-to-turret connectivity between users of IPC turret systems, with a single point of contact for all customer service issues, will be a competitive advantage.

    Leverage I.T.S. Expertise. The Company intends to leverage I.T.S.'s expertise in the design, integration and installation of internet-working equipment (such as routers and hubs) to provide turnkey managed data services and ongoing support of data networking equipment located at the Company's client sites. In addition, the Company intends to narrow its focus on the higher margin components of design, installation and support of LANs, WANs and data connectivity and by reducing its involvement in the more competitive and lower margin cabling infrastructure projects.

    Broaden IXnet Customer Base to Include Buyside Participants. While many of the largest investment banks and broker/dealer firms have either created their own private networks or contracted for managed private network services, most if not all of these firms still rely on public switched networks for communications with trading counterparties and customers on the "buyside" (mutual fund companies, asset managers and hedge funds). By targeting buyside participants, the Company intends to increase the number of subscribers to the IXnet Network. As the number of buyside participants connected to the IXnet Network increases, the incentive for "sellside" participants and market data and application providers to use the IXnet Network to communicate with these buyside participants is expected to increase.

    Exploit First-Mover Advantage. The Company believes that it is one of the first to offer an international, inter-firm private network (extranet) service dedicated primarily to the financial trading community, and that the high concentration of telecommunications traffic among financial trading community participants will enable the Company to leverage its first-mover advantage into a position as the preferred service provider to the financial trading community. As the number of customer locations connected to the IXnet Network grows, the appeal of the network to prospective customers increases. The limited number of financial trading community participants amplifies this effect and enables the Company to achieve significant penetration of the target customer base. Commercially launched in the spring of 1996, IXnet had 59 customers as of December 31, 1996 and 150 customers as of December 31, 1997.

    Reduce Risk by Scaling IXnet Network Expansion to Customer
  Additions. IXnet's business plan is based on a success-driven network investment program, which generally calls for the addition of network

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

  equipment and transport capacity as required by the addition of new customers to the network or the sale of additional services to existing customers, as opposed to in advance of such events as is typical of other telecommunication services firms. Given the availability of local fiber facilities at competitive rates in many of the world's financial centers, as well as the competitive market for transport capacity on major international routes, the Company believes it will be able to rapidly provision high-quality services without building its own fiber facilities, although the Company will participate in ownership of transmission facilities from time to time where it believes there will eventually be sufficient traffic to improve gross margins. The capital investment required to expand the IXnet Network is comprised largely of additional CANs and incremental additions to the Company's existing London and New York NOCs and various POPs.

    Accelerate Growth of IXnet by Acquisitions. The Company's growth strategy for IXnet includes the acquisition of similar or compatible telecommunications services firms with strong financial trading community focus. The Company intends to use such acquisitions to accelerate IXnet's growth to "critical mass" by extending its geographic reach and also to improve its margins by increasing utilization of the IXnet Network backbone over a broader customer base.

INDUSTRY BACKGROUND

  Turret Systems. The turret systems industry is characterized by a small number of manufacturers of highly specialized telecommunications systems sold primarily to companies in the financial trading community. A trader requires highly reliable, non-blocking simultaneous access to multiple lines which cannot be provided by traditional internal corporate telephone systems (also known as "Private Branch Exchange" or "PBX"). In order to meet these specific needs, a small number of manufacturers have developed a highly specialized voice communications systems called turret systems. Turret systems must be exceptionally reliable because of the time-sensitive nature of trading activity and the high potential opportunity cost of a service outage. A single trading floor may contain in excess of 1,000 turrets, with each turret providing access to hundreds of telephone lines.

  Telecommunications Services. The telecommunications marketplace has experienced a transformation over the last decade. Improved technology and increased competition, due in part to widespread regulatory reform, have contributed to the rapid expansion of telecommunications traffic. The financial trading community has grown significantly, while at the same time individual firms have expanded operations to new international locations to compete in the global marketplace. Many of these firms require extensive communication network capabilities to remain competitive in this environment. However, the Company believes that most readily available alternatives either do not adequately address the specific needs for seamless, high performance international communications between the various trading partners, or provide the required services in a suboptimal manner which is neither ideal for the client nor cost effective for the provider.

  To date, financial trading firms have had two alternatives for addressing their exacting telecommunications demands: (i) building a private network, thereby incurring both substantial development and ongoing costs while primarily providing connectivity among various locations of a single firm; or
(ii) utilizing the broad based common carriers' public networks, which consist of numerous non-homogeneous systems and services offered by a multiplicity of local providers in different national markets. Presently, a large portion of international communications, including services marketed by some of the largest telecommunications carriers and the global telecommunications alliances as "virtual private network" services, are typically conducted through disparate public networks and service organizations that do not offer the quality, services, reliability or timeliness of delivery that would be available through a dedicated private network.

  LAN/WAN Infrastructure, Design, Installation and Maintenance. Integrated high speed internal data communications networks have become critical to financial services companies. Companies are installing increasingly complex computing environments centered around LANs and WANs that connect networked desktop personal computers and workstations, printers, telecommunications equipment, file servers and facsimile machines. As network requirements have grown and network designs have become more complex, many companies have chosen to outsource their LAN/WAN design, installation and maintenance needs to independent specialists.

PRODUCTS AND SERVICES

  The Company is involved in (i) the design, manufacture, installation and maintenance of voice telecommunications systems primarily for the financial trading community (including turret systems and other associated products);
(ii) the design, installation and maintenance of data networks and associated cabling infrastructures (I.T.S.); and (iii) the provision of voice and data telecommunications services to the financial trading community (IXnet). For the fiscal year ended September 30, 1997, these products and services represented 65.7%, 27.7% and 6.6%, respectively, and 73.1%, 15.9% and 11.0%, respectively, for the three months ended December 31, 1997, of the Company's consolidated revenue.

 Turret Systems

  A turret system is a sophisticated telephone system consisting of desktop consoles and backroom switching equipment, used by trading personnel requiring rapid access to multiple telephone lines, near instantaneous connection to the call recipient and a high degree of reliability. A turret system is installed in addition to, and communicates with, a company's PBX, but has enhanced features compared to a PBX.

  Key features of the Company's turret systems include:

    Reliability. On a trading floor, a lost connection could result in a lost transaction, and the outage of the entire telecommunications system could be extremely damaging to a trading firm. IPC's turret systems are designed with a distributed architecture utilizing redundant equipment and circuitry with parallel internal transmission paths. This architecture ensures that no single component failure within the system can cause the failure of the entire system.

    Call Capacity. IPC's turret systems are "non-blocking," designed to allow every user to be on one or more telephone lines at the same time without call blocking or a degradation of call setup speed. The Company's flagship Tradenet MX system is designed to support up to 23,000 telephone lines in simultaneous use by up to 4,000 user positions. In sharp contrast, a typical PBX configuration accommodates only approximately 20% of users speaking at the same time.

    User Programmability and Mobility; Speed. IPC's digital turret systems allow each user trader to customize the system with his own speed-dial and direct connections and associated displays, and to store his personal settings in memory in the system's back room switching equipment. If for any reason a trader is in a location other than his normal location, he can easily access his customized settings from any other MX turret on the system at the same location or at any remote network-linked location.

    The Company has historically focused on large trading organizations. The Tradenet MX is designed for trading floors from 40 to over 1,000 positions. The MX Compact, introduced in 1994, is designed for trading floors of between 16 and 40 positions. The VS-MX, which the Company expects to begin shipping in the spring of 1998, is designed for between five and 16 positions. The entire MX product line utilizes similar hardware and software, has common interfacing (all of which facilitates upgrading) and can be interconnected and integrated in order to meet the requirements of customers with multiple trading floors of various sizes.

  The Company's key turret systems products and services include the following:

    Large Trading Systems. The Company's flagship turret product is the Tradenet MX system. Tradenet MX is a fully digital proprietary system based on a fault tolerant switch which is not vulnerable to isolated component failure. Its distributed architecture design provides reliability by harnessing the computing power of multiple Sun Microsystems SPARC microprocessors throughout the system, and provides rapid and easily programmable switching of voice calls. Tradenet MX is designed to allow software upgradability of features and applications without major hardware upgrades. Because they are mainly software-based, such upgrades can be made quickly to enable the Company to respond rapidly to developments in the market or to a customer's specific request. The customer can have maintain a continually up-to-date system by gradual

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

  periodic upgrading of software. The Tradenet MX platform is designed with the capability to switch data and video as well as voice. The current list price range for the Tradenet MX is between $8,500 and $15,000 per user position depending on the configuration and features required.

    Medium-sized Trading Systems. The Company provides MX Compact, a less costly version of Tradenet MX, for medium-sized locations. MX Compact is designed for trading operations from between 16 and 40 trading positions at a single site, such as branch offices or those located in smaller markets. The MX Compact is packaged in a single cabinet and is competitively priced, while retaining most of the same advanced features as the Tradenet MX.

    Small Trading Systems. The Company has recently completed final testing of the VS-MX, which provides high reliability and most of the same advanced features of the Tradenet MX but at a substantially lower price per trading position for locations of five to 16 positions. The Company intends to begin shipping the VS-MX in the spring of 1998 and believes that this product will provide it with a means to enhance its penetration with target customers such as asset managers, hedge funds, smaller energy and commodity trading floors, and financial trading firms typical of emerging markets such as Latin America, Asia and the Middle East.

    Turret Service. A significant portion of the Company's revenue from turret systems is related to post-installation service and is generated (i) under annual and long-term service contracts; and (ii) from incremental sales of turrets and related equipment for "moves, adds and changes" to existing IPC trading floor installations. For fiscal year 1997, turret service revenue accounted for $55.1 million of the Company's $177.6 million in consolidated revenue from turret systems. Turret service revenue has historically been very stable and less subject than the Company's turret systems sales to cyclical changes in the financial strength and growth of the financial trading community. Following a standard one-year period after installation of a turret system, a customer generally enters into an annual or multi-year service contract with the Company. These contracts typically cover full time on-site technical support by IPC technicians deployed to client sites for large trading operations, and on-call technical support by IPC personnel for smaller trading operations. As of September 30, 1997, the Company had over 90 technicians servicing ongoing contracts, primarily in New York and London. "Moves, adds and changes" revenue is generated whenever a customer adds additional trading positions to an existing IPC trading floor or makes changes to the turret system configuration and produces a steady and relatively predictable revenue stream for the Company.

    Centralized Trading Systems. In June 1997, the Company introduced a centralized trading system called TraderConnect, in which the Company maintains equipment and operating responsibility for a centrally located and shared Tradenet MX turret system and provides a turnkey solution to customers by furnishing turrets at the customer premises in addition to local and long distance communications. The service is akin to the Centrex method of providing centralized PBX services, and is billed to clients on a per position and communication usage basis. TraderConnect provides its customers with many of the same features available to owners of other MX products. While TraderConnect is capable of supporting larger trading operations, the Company is initially targeting trading operations between one and 30 trader positions for TraderConnect services.

    TradePhone MX(TM). The Company also manufactures a multi-button telephone called the TradePhone MX that is designed to operate with the Tradenet MX family of turret systems. This product was introduced in May of 1997 and is targeted at trading support, sales and research personnel that have a need to communicate directly with the traders. It provides the connectivity to the MX system and with the feature functionality of a trading turret in a scaled-down unit that is suitable for use off of the trading floor.

    The WorldTurret(TM). The WorldTurret is a JAVA(TM) software application that provides remote access to a trader's existing MX system via the Internet. This product provides a trader with a standard PC ease of access to his trading system from a remote location. A WorldTurret user gains the full feature functionality and real time performance of the trading system via a standard voice and data connection.

    Exchangefone(R). Exchangefone is an extremely ruggedized telephone specifically designed for use on exchange floors. Exchangefone uses distributed microprocessor technology to provide ease of feature customization and reduces the amount of cable required between the trading floor and the backroom switching equipment.

    Open Line Speaker Systems. The Company manufactures open-line, digital speaker systems for the financial trading community. These speaker systems, which are sold either as an integral part of a turret system or on a stand-alone basis, provide full-duplex continuous communications that enable enabling brokers to communicate rapidly on a "hands-free" basis without having to dial a telephone. From a single microphone, brokers can broadcast simultaneously to numerous trading counterparts. Additionally, these speaker systems contain digital signal processor software which enables them to function effectively in a noisy trading floor environment.

    Other Products and Services. In order to offer a broader product line, IPC remarkets various other products, including PBX systems, video conferencing equipment and voice logging and recorder devices.

  The installation of a turret system involves extensive planning to ensure that all materials and labor are coordinated to achieve and be completed on-time, and within-budget. Detailed analysis is performed, defining all required features and lines. The cabling infrastructure is installed and tested prior to delivery of backroom switching equipment, usually a month before the time when the system use begins (referred to as "cutover"). About two weeks prior to cutover, the desktop consoles are installed and the complete system is rigorously tested. The largest trading floors currently in operation using IPC equipment have in excess of 1,200 turret positions with access to 8,000-10,000 telephone lines and can take up to a year to install. IPC's turret systems customers are natural candidates for the Company's I.T.S. services.

 The IXnet Network

  IXnet was founded by several telecommunications specialists with extensive experience in purchasing and implementing telecommunications services for the financial trading community and began commercial operations in the spring of 1996. IXnet capitalizes on several characteristics of the target customer base: rapid changes in technology requiring constant reevaluation of previous technology decisions and new investments to remain competitive; internal telecommunications departments focused on intra-firm communications via private networks rather than on communications with trading counterparts; demand for high performance communications between firms; difficulties in dealing with multiple vendors, particularly in international markets; significant disparity between the pricing and underlying costs of international communications traffic; and no uniform global technology platform for international communications.

  IXnet has implemented a network specifically designed to address the needs of the financial trading community. The network consists of Company-owned switches, network access nodes POPs, customer access nodes CANs and NOCs, and uses primarily leased transport capacity. Significant features of the IXnet Network include the following:

    Uniform Equipment Platforms. The IXnet Network is based on a Newbridge Network Corporation ("Newbridge") managed transport network overlaid with Northern Telecom Ltd. ("Nortel") switches for enhanced voice services and Cisco routers for enhanced data services. Newbridge network access nodes and network management software are located at the Company's POPs, while CANs are directly installed at the customers' premises. The Newbridge platform provides high performance, advanced features and global network management which allows for rapid provisioning, and end-to-end network diagnostics from the Company's facilities to each customer's premises. The Company owns a Nortel DMS-500 digital switch located in New York City and a Nortel DMS-100E digital switch located in London. These switches are equipped with the latest advanced intelligent networking ("AIN") and common channel signaling system 7 ("SS7") capabilities, allowing for universal availability of services, rapid provisioning of service, short call setup times and a single network management and control system to enhance network performance.

    Transport Facilities. IXnet utilizes multiple carriers to provide access facilities from customer premises to IXnet POPs. Such carriers include incumbent local exchange carriers ("ILECs"), competitive access providers ("CAPs") and competitive local exchange carriers ("CLECs"). Access from the customer sites is typically via a digital facility, using one or more dedicated T-1 or E-1 fiber optic links. In addition, the Company leases and acquires bandwidth from regional and international common carriers to link its network locations. In most of its market areas there are competitive providers of fiber optic capacity.

    Network Operation Centers. The Company currently has fully operational NOCs in New York City and London, which house the specialized equipment necessary for managing the network. The NOCs contain systems allowing for the display of alarms for all equipment conditions, testing of adverse conditions, re-routing of traffic to other equipment or networks, management notification of critical conditions and provisioning of customer bandwidth. While the New York City NOC acts as the overall operations control center for the entire IXnet Network, either NOC can independently support the IXnet Network. The New York NOC is fully manned, on a 7 day, 24 hour basis.

  IXnet Services

  IXnet services fall into three categories: dedicated private line services, managed data services and switched voice services. Dedicated private line services include the following:

    IXLink(TM). IXLink is a managed dedicated private line service which provides voice and/or data transmission on circuits ranging in capacity from 8 Kbps to 2 Mbps. The service features include high quality digital connectivity worldwide and end-to-end circuits which eliminate the need for multiple vendors. These services are provided for both intra-firm and inter-firm communications.

    DigiHoot(TM). DigiHoot is a single sourced digital hoot & holler service with network management and speaker equipment provided as part of an integrated offering. Hoot & holler networks are specialized open line voice conference systems that trading firms operate to allow continuous mission-critical contact between various trading locations. This service combines the IXnet high performance international network with IPC's MX turret systems and IPC's speaker systems for a total desktop to desktop managed solution. Digital connections and bridging provide clear communications and IXnet backs up supports the service with 24-hour network management and customer support. DigiHoot service can be rapidly provisioned and reconfigured to meet customers' demand for a flexible trading environment.

    MetroLink(TM). MetroLink is a private line service that connects IPC's MX customers within the same metropolitan area. IXnet serves as a single source provider of hardware and connectivity from turret to turret. Compared to the analog connections typically provided by the ILEC, MetroLink provides faster circuit provisioning, end-to-end managed digital connectivity, and reduced installation cost and space requirements at a competitive price. MetroLink is currently offered in New York City, and the Company intends to offer this service in other cities as the regulatory environment and customer demand warrants.

    IXFrame(TM); Liquidity(TM). IXFrame is a Managed data services provided by IXnet using basic frame relay as its underlying technology, and Liquidity is a managed inter-firm and intra-firm data network service which is also frame relay based with frame relay as its underlying technology. The service Liquidity provides secures delivery of time-sensitive financial applications and information such as electronic trading, market data, and FIX (Financial Information Exchange) messages. Its standard features include: stand-alone encryption hardware, a Cisco router supplied, owned and managed by IXnet, network performance guarantees and real time network performance reporting.

    MXNet. MXNet is a recently acquired subsidiary that owns and operates a network facility in New Jersey, distributing Reuters and Bridge market data and applications to smaller trading floors.

  Switched voice services provided by IPC include the following:

    IXGlobal(TM). IXGlobal is IXnet's on-net switched voice service. It provides a seamless international virtual private voice network service to the financial trading community over a uniform switching platform.

  Because IXnet provides end-to-end connectivity among all IXnet subscribers, it is able to provide the same high performance characteristics presently available only on dedicated private networks. Features of IXGlobal include: preferential pricing for on-net calls to IXnet subscribers, fast call completion and AIN features including caller ID, conference calling, call forwarding, etc., customized billing formats for the financial trading community and network control and account management.

    All switched calls between IXGlobal subscribers are carried entirely on-net (i.e., not terminated through LECs that impose access charges). As a result, IXnet can provide customers with substantial discounts for IXGlobal calls, while still enjoying favorable margins. Accordingly, as more members of the financial trading community come onto the IXnet Network, the Company expects the attractiveness of this service to improve.

    IXPrime(TM). IXPrime is IXnet's off-network switched voice service. Unlike IXGlobal, IXPrime calls terminate to off-net locations. Features of IXPrime include switched or dedicated originating access and simplified pricing for calls.

    IXnet has a flexible and highly capable operational support system which provides efficient management of "back office" functions such as order entry, trouble ticket monitoring, provisioning and reporting. The system is centered around an Oracle database for centralized customer and system information. Billing is provided by a flexible system which allows the customization of customer invoices. For all of its services, IXnet provides flexible billing format and media, including clear and concise calendar month invoicing which allows the user to see actual costs for each different service. IXnet also offers optional local currency billing.

 Information Transport Systems

  The Company's I.T.S. division provides cabling infrastructure, design, implementation and maintenance services for high speed data networks, including LANs and WANs, with a primary focus on the financial trading community. This business line includes four major product and service areas: value-added services, networking products, cabling infrastructure and network maintenance and support. Customers purchase these products and services, which are cross-marketed with IPC's turret systems, on a stand-alone basis or in bundled combinations. Over 89% of the Company's fiscal 1997 I.T.S. revenue was from jobs performed in the New York City metropolitan area. In addition, I.T.S. has a core group of highly skilled project managers and design engineers who are dispatched to manage installation projects elsewhere.

  Value-Added Services. The Company provides a wide range of value-added services, including network and trading room design, consulting, engineering implementation, project management, the staging and operational testing of workstations and technology and operational outsourcing.

  Networking Products. The Company markets and services a full line of third-party manufactured networking products including LAN hubs, adapters, bridges, routers, network management software and protocol converters. The company is a certified reseller of third party networking products, including products from Cisco, 3Com, Xylan and Bay Networks. The Company sells these products on a stand-alone basis or fully installed, configured and integrated with customer systems.

  Cabling Infrastructure. Cabling infrastructure provides physical connectivity among communications devices, including turrets, telephone switching equipment (turret or PBX), facsimile machines, computer networks and video conference facilities. Providing a customer with cabling infrastructure includes several distinct phases: network design, documentation, installation, certification and ongoing service and maintenance. The Company offers its cabling infrastructure customers design input on various system elements, including diversity of cable routing, uninterruptable power systems, security safeguards and cable management systems. The Company intends to narrow its focus on the higher margin components of design, installation and support of LANs, WANs and data connectivity and by reducing its involvement in the more competitive and lower margin cabling infrastructure projects. The Company places special emphasis on the testing and certification phases of the project since today's high speed networks demand that products be installed in accordance with strict manufacturer specifications.

  Network Maintenance and Support. The Company offers a broad line of post-installation maintenance and support services to customers for "moves, additions and changes" or as part of a long-term technical services contract. These contracts provide customers with access to a wide range of IPC technical and operational resources, including network engineering analysis, on-site technical support, help desk support, user training and network reconfiguration. These services provide the Company with a recurring revenue stream, which, in fiscal 1997, accounted for $17.3 million out of total I.T.S. revenue of $74.8 million.

YEAR 2000 COMPLIANCE

  Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000. The Year 2000 issue affects virtually all companies and organizations.

  The Company began addressing Year 2000 compliance early in 1997, initially with respect to its own and third-party products and services which it supplies to customers, and subsequently with respect to third-party suppliers which the Company utilizes. As the Company's customers are substantially drawn from the financial services industry which has been at the forefront of addressing Year 2000 compliance issues for its operations, the Company is aware of the extent of the concern and the importance of this issue.

  The Company has established a program to address and communicate to its customers the status of Year 2000 compliance of its various products and services. It is anticipated that for such current products and services which are not presently Year 2000 compliant, upgrades and enhancements will be made available during the current calendar year or early in calendar year 1999. The Company anticipates that internal costs associated with such compliance efforts will not be material.

  The Company also continues to address Year 2000 compliance issues with respect to its systems and those of suppliers of products and services that are used for the operations of its business. The Company is in the process of completing conversion to an enterprise-wide management information system that is Year 2000 compliant. It has taken steps to obtain compliance status and/or assurances from its suppliers of products and services, sufficiently in advance of the century change, to allow for remediation or conversion to alternate suppliers or systems. Any costs associated with such remediation measures would likely be borne by the Company's suppliers and therefore would not have a material impact on the Company's business, operations or financial condition.

SALES AND MARKETING

  IPC uses a team approach to sales and account management across its lines of business. Customers are assigned a multi-disciplinary sales/service team (except where turret systems are marketed through distributors) in order to leverage IPC's existing extensive customer relationships, to present a unified Company approach and to coordinate service offerings. IPC's sales efforts are organized on an international basis in order to promote relationships with and provide enhanced service to customers who have significant international operations. This is a departure from the historical location-by-location and project-by-project approach taken by turret vendors and service providers and reflects the consolidation trend in the financial trading community and customers' preference to utilize common technology and services throughout their organizations. Account executives are compensated for identifying and developing revenue opportunities outside their lines of business. The Company presently markets its turret and I.T.S. products and services domestically and in key international financial centers. This is accomplished through a combination of distribution channels including both direct and distributor sales. The Company employed 68 direct sales representatives for its turret systems and I.T.S. products and services as of December 31, 1997, in sales offices and service locations in:

     Atlanta                       Hong Kong                   Philadelphia
     Baltimore                     Houston                     Pittsburgh
     Boston                        London                      San Francisco
     Chicago                       Los Angeles                 Stamford
     Cincinnati                    New Jersey                  St. Louis
     Dallas                        New York                    Toronto

  The Company also has distributors for its turret systems in the following countries:

     Argentina                     Japan                       Philippines
     Belgium                       Kuwait                      Russia
     Brazil                        Luxembourg                  South Africa
     Canada                        Malaysia                    Singapore
     China                         Mexico                      Switzerland
     Greece                        Netherlands                 Taiwan
     Ireland                       New Zealand                 Thailand
     Italy                         Peru                        Turkey

  These distributors receive extensive training from the Company, and are qualified in turret sales and maintenance, and LAN design and installation, and provide qualified systems engineers to support customers.

  IXnet services are marketed and sold by experienced network sales professionals dedicated to the IXnet service offering. As of December, 1997, IXnet had a total of 18 network sales professionals, including 12 in the United States, and the remainder in the United Kingdom, Canada and France. The Company intends to add sales professionals in these locations and in other key locations as its expansion continues. The Company also sells IXnet services through agents in selected international markets including Tokyo, Frankfurt and Mexico City.

  Non-U.S. markets are important to the Company. The following table shows the approximate distribution of the Company's total consolidated revenue for the fiscal years indicated:

                                                         FOR THE YEAR ENDED
                                                            SEPTEMBER 30
                                                         ------------------
   REGION                                                1995     1996     1997
   ------                                               ------   ------   ------
   New York............................................     68%      54%      55%
   Rest of United States...............................     17       20       18
   United Kingdom......................................     10       20       22
   Rest of Europe......................................     --        1        1
   Far East............................................      3        4        3
   Latin America.......................................      2        1        1
                                                        ------   ------   ------
     Total.............................................    100%     100%     100%
                                                        ======   ======   ======

  IPC maintains a high profile in the financial services market by publicizing contracts won, utilizing placement of advertising in industry publications and participating in relevant industry trade shows. The Company also actively participates in industry seminars to communicate IPC's capabilities to prospective customers and maintains a staff of experienced marketing professionals who generate promotional brochures and training materials.

CUSTOMERS

  The Company's customers are concentrated primarily in the financial trading community which includes securities and investment banking firms, merchant and commercial banks, inter-dealer brokers, and foreign exchange and commodity brokers and dealers, securities and commodity exchanges, mutual and hedge fund companies, asset managers and insurance companies. The Company also provides equipment and services to commodity trading operations in non-financial firms (such as energy-related companies). Historically, almost all of the Company's consolidated revenue has been derived from sales to customers in the financial trading community. In fiscal 1996, approximately 13% of consolidated revenues were from one customer. In fiscal 1997, no single customer accounted for more than 10% of the Company's consolidated revenues.

BACKLOG

  As of December 31, 1997, the Company had a backlog of purchase contracts representing approximately $57.0 million of future revenue, as compared with approximately $53.4 million as of September 30, 1997. Due to the size and lead time of orders, which can vary substantially, and because the Company recognizes revenue upon the completion of an installation, the amount of backlog at any date may not be indicative of actual sales for any subsequent period. The Company's backlog includes only orders for new installations and does not reflect annual or multi-year service contracts or orders for the reconfiguration, alteration or expansion of existing systems, as such orders are normally completed within one month.

RESEARCH AND DEVELOPMENT

  IPC's Tradenet MX product family is recognized within the financial trading community as providing a high standard of reliability, performance, and functionality. IPC endeavors to work closely with its customers to understand their future requirements and invests in research and development to ensure its products address customer needs. For the fiscal years ended September 30, 1995, 1996 and 1997, the Company recorded expenses of $10.1, $11.5 and $10.0 million, respectively, on research and development. During 1997, IPC spent 3.7% of its total revenue on the continued development of the Tradenet MX family as well as in developing its next generation of voice-based trading system products. Additions to the Tradenet MX product line during fiscal 1997 included TraderConnect and the WorldTurret MX, and the Company expects to ship its VS-MX system beginning in the spring of 1998. At December 31, 1997, the Company employed 98 persons in the area of research, development and product engineering.

  In addition to developing new MX system features and functionality, IPC intends to strongly emphasize product integration of the MX product line with the IXnet Network telecommunications network. This integration is intended to remove the traditional boundaries between internal turret systems and external telecommunications networks.

  Interoperability and integration of the traders' desktop systems will remain a strategic focus. IPC intends to utilize its core competencies in call processing, Computer Telephony Integration and fault tolerant switching to provide solutions which meet the evolving needs of its customers.

MANUFACTURING

  The Company manufactures its turret systems products at an 85,000-square foot Company-owned building in Westbrook, Connecticut. The facility houses production lines, a repair department, inventory, a training center and various support functions, including production scheduling, purchasing and quality assurance personnel. The Company's management believes that the manufacturing facility and its resources are capable of handling expected demand for the foreseeable future. The Company believes that there are adequate supplies of labor in the immediate area of the Westbrook facility. Although the Company carries insurance, including business interruption insurance, on its manufacturing facility a calamity at the facility could have a material adverse effect on the Company. See "RISK FACTORS--Risk Associated with Operations--Catastrophic Loss of Manufacturing Facility.

  Most turret components have a relatively short lead time of approximately 30 days. However, there are a few long lead time items, specifically displays and buttons, that need up to 24 weeks order time. The Company purchases certain key product components that are made to order from single source suppliers. Materials are ordered in accordance with a production forecast that is derived by constantly monitoring sales activity.

Furthermore, IPC has developed a "point-of-use" program whereby certain suppliers pre-position their inventory in IPC's warehouse and IPC does not take ownership until the components are needed. The Company believes that its relationships with its suppliers are good, and it has not experienced supply difficulties.

COMPETITION

 Turret Systems and LAN/WAN Infrastructure, Design, Installation and
Maintenance

  The markets for turret systems and LAN/WAN infrastructure, design, installation and maintenance are highly competitive. Although some of the Company's competitors are substantially larger and have greater resources, the Company believes that IPC's strong market position is the result of its consistent ability to produce high quality products, its established reputation for the high quality service, strong relationships with customers and experienced management, sales and technical staffs.

  In the worldwide market for trading turrets, IPC's main competitors are V Band Corporation and BT. The Company also competes with Hitachi Ltd., Telaid Industries Inc., Etrali S.A., Telenorma GmbH (a division of Robert Bosch
GmbH), LM Ericsson Ltd. and Siemens A.G., which have historically achieved strong market shares in their respective domestic markets. The Company believes it is able to compete effectively against these companies due to the high quality of its products, its reputation for providing outstanding customer service and its ability to provide a standardized technology platform on a global scale.

  Direct competitors to IPC in the I.T.S. business are numerous due to the highly fragmented nature of the data networking market. Although a number of companies compete for parts of what the Company includes in its customer solutions (for example, cable installation), management believes that its expertise and capability to support the full range of data network design and installation requirements of large national and international customers enable it to compete effectively in this market.

 Telecommunications Services Competition

  The nature of the telecommunications services market is changing dramatically. These changes are creating opportunities for new market entrants. Three major interrelated trends are apparent:

  The first is a trend toward market liberalization and the introduction of facilities-based competition for both domestic and international telecommunications services. This trend is accelerating a shift from single national carriers, whether government- or privately- owned, to multiple carriers and more competitive markets.

  The second is a trend toward the emergence of competition in many foreign markets, allowing international carriers to transmit traffic without paying artificially high prices to monopoly carriers. This competition has reduced both the prices the Company can charge as well as its transmission costs for international traffic. The Company believes its focus on the specific needs of the financial trading community will help it mitigate the effect of declining prices, while the increasing competition among international carriers will continue to drive down the wholesale prices of long haul transport capacity.

  The third trend is the increasing participation among major international carriers in global alliances. The major telecommunications alliances are Concert (BT & MCI Communications Corporation), Global One (France Telecom, Deutsche Telekom AG and Sprint Corporation) and World Partners Association (a confederation of carriers including AT&T Corp.). Such alliances, which may be based on either equity or non-equity relations, are still new and not fully developed, either in terms of corporate form or market strategy. To date, revenues to the alliances from target markets, which include the global provision of enhanced services to multinational corporations, are small relative to traditional international voice traffic revenue. Nonetheless, such alliances are of significance because they represent individual national carriers' attempts to meet the perceived desire of multinational corporate customers to obtain worldwide telecommunications services from a single provider.

  In addition to competing with the alliances, the Company also competes with many additional carriers which provide service in single or multiple markets, including Cable & Wireless plc, Worldcom, Inc., Kokusai Denshin Denwa Co. Ltd.
(KDD), Swiss Telecom PTT and Hong Kong Telecom Ltd.

  The Company believes that it has certain competitive advantages over existing carriers and the developing alliances, including its network design and its strategic focus on the financial trading community. The participants in the alliances, as common carriers, have designed broad-based networks to provide service to the public at large. These networks utilize a variety of hardware and software, making it difficult to implement a uniform global system platform that set of features and performance characteristics demanded by the financial trading community. While the alliances are a response to customer demand for a single point of contact, by their nature the alliances have difficulty implementing projects and servicing customers across corporate and national borders. The IXnet Network is designed to meet the specific performance requirements of the financial trading community. This single market focus and the Company's ability to integrate its products and services allow the Company to provide comprehensive single source solutions for its customers, which translates into a competitive advantage over global alliances and large common carriers. See "RISK FACTORS--Risks Associated with Operations--Competitors with Greater Resources."

REGULATORY ENVIRONMENT

 Government Regulation

  Telecommunications services provided by IXnet are subject to regulation by international entities as well as by United States federal, state and local government agencies. The primary regulatory policy of the United States is to promote effective competition in the United States telecommunications service market, particularly the market for international services. It is the view of the United States government that competitive international markets will provide incentives for further market entry both in the United States and foreign markets. Competitive markets will also stimulate technological innovation by United States suppliers of information technology. See "RISK FACTORS--Regulation."

  The existing regulatory environment for international telecommunications service differs from country-to-country. For domestic services in the United States, the FCC and PUCs have direct jurisdiction, granted by statute, over all aspects of IXnet service. With international traffic, however, the United States regulatory structure is limited to the origination or termination of service in the United States. As a result, the United States and each foreign country share jurisdiction over policies and regulations controlling international telecommunications services between the two. Thus, the United States cannot unilaterally implement a regulatory policy for international telecommunications, thereby limiting the impact a domestic statute, such as the Telecommunications Act can have in developing a new structure for international telecommunications.

  In the United States, the provision of IXnet's services is subject to the provisions of the Communications Act of 1934, as amended by the Telecommunications Act and the FCC regulations thereunder, as well as the applicable laws and regulations of the various states as administered by the relevant PUCs. The recent trend in the United States, for both federal and state regulation of telecommunications service providers, has been in the direction of reduced regulation. Despite recent trends toward deregulation, the FCC and relevant PUCs continue to exercise extensive authority to regulate ownership of transmission facilities, provision of services and the terms and conditions under which IXnet's services are provided. In addition, IXnet is required by federal and state law and regulations to file tariffs listing the rates, terms and conditions of the services it provides. Any failure to maintain proper federal and state tariffs or certification or any finding by the federal or state agencies that IXnet is not operating under permissible terms and conditions may result in an enforcement action or investigation, either of which could have a material adverse effect on IXnet.

  IXnet currently holds several FCC authorizations for telecommunications services. These authorizations permit IXnet to (i) acquire interests in submarine cable and international satellite facilities previously authorized by the FCC; (ii) resell private lines that are not interconnected to the public switched telephone network for communication services between the United States and all other countries other than those listed on the FCC's exclusion list published from time to time and
(iii) resell private lines interconnected to the public switched telephone network for service between the United States and a small number of approved countries. To date, the FCC has approved interconnected resale to the United Kingdom, Canada, Sweden, New Zealand, Australia and the Netherlands. IXnet has received a reciprocal authorization from the United Kingdom to resell private lines interconnected to the public switched network between the United States and the United Kingdom.

  State regulatory commissions exercise jurisdiction over intrastate services. Intrastate services are communications that originate and terminate in the same state. IXnet holds a certificate of public convenience and necessity to resell forms of telephone service within New York state and in nine other states. IXnet is able to provide service in Michigan and Washington, D.C. without authorization from those jurisdictions. IXnet has an application pending in Georgia for authorization to provide service in that state and is preparing to file for similar authorization in at least one other state. As the regulatory regimes change in the United States and elsewhere, the authorizations held by the Company also may need to be adjusted.

  Regulatory requirements pertinent to IXnet's operations have recently changed and will continue to change as a result of the WTO Agreement, federal legislation, court decisions, and new and revised policies of the FCC and PUCs. In particular, the FCC continues to refine its international service rules to promote competition, reflect and encourage liberalization in foreign countries, and reduce international accounting rates toward cost. Among other things, such changes may increase competition and alter the ability of IXnet to compete with other service providers and continue to provide the same services, or introduce new services. The impact on IXnet's operations of any changes in applicable regulatory requirements cannot be predicted.

 International Regulatory Considerations

  Significant liberalization of telecommunications regulation in a number of countries has provided IXnet with greater flexibility to obtain authorizations to provide service. The specific licensing approach or regulation of IXnet services has differed from country to country depending on the status of deregulation and the development of competition in each country.

  Canada. IXnet is registered as reseller and currently provides private line service between Canada and the U.S. and Canada and the U.K. It is anticipated that Canada will open its market to increased competition in international telecommunication services in 1998. There can be no assurance that changes in the Canadian regulatory structure will not adversely impact IXnet services in Canada.

  United Kingdom. The United Kingdom generally permits competition in all sectors of the telecommunications market, subject to licensing requirements and license conditions. Individual licenses (with standard conditions) are required for the provision of facilities-based services and for the resale of leased lines. An IXnet subsidiary holds both an International Facilities Based Telecommunications License ("IFBTL") and an ISR license in the United Kingdom. The IFBTL entitles IXnet to acquire indefeasible rights of use on international satellites and submarine cable systems, to resell international private lines, as well as interconnect with, and lease capacity at, wholesale rates from BT and Mercury Communications, Ltd. The ISR license allows IXnet to resell international private lines, as well as interconnect with, and obtain capacity at wholesale rates from BT and Mercury Communications, Ltd.

  Other European Union Countries. Prior to January 1, 1998, a majority of the EU countries has maintained the position that all or most telecommunications services are under the exclusive jurisdiction of state- sanctioned monopolies. Under that regulatory regime, provision of many competitive telecommunications services was strictly limited to particular services or banned to preserve the privileged position of the state-sanctioned monopoly. The EU has required that member states liberalize their telecommunications regulations, effective January 1, 1998, to permit the introduction of competition in all sectors of the telecommunications market. These regulatory reforms are in the early stages of implementation. Nonetheless, IXnet has already initiated service prior to these reforms. In some cases, IXnet was able to take advantage of a special status granted to CUGs.

CUGs are communities of interest that are common among a company and its subsidiaries or group of companies. The EU definition of CUGs looks to see if the link between the members of the group is a "common business activity." IXnet and its subsidiaries fit this definition of CUGs in several countries. In addition, in several EU countries, IXnet structured its service offerings to not require interconnection to the local public switched telephone network. Based on CUG status and/or lack of interconnections to the public switched network in these countries, IXnet subsidiaries are able to operate in France, Germany, Ireland and The Netherlands without the need for licenses in these countries. In these cases, the IXnet companies provide private line and virtual private network voice services and a full range of data services. IXnet has applications pending in Belgium and Italy to provide voice and data service based on IXnet's status as a CUG.

  Switzerland. Although Switzerland is not part of the EU, it has followed the EU's market liberalization approach. Even prior to the January 1, 1998 opening of the Swiss telecommunications market, IXnet, through its subsidiaries, has been able to provide private line and virtual private network voice services and a full range of data services in Switzerland due to its status as a CUG and its lack of interconnection to the Swiss public switched telephone network.

  Japan. On January 27, 1997, the Japanese Ministry of Post & Telephone granted IXnet's Japanese subsidiary a Special Type II telecommunications carrier license. This license allows IXnet to provide virtual private network and private line voice services, data transmission services, image transmission services, packet switched data transmission and managed digital network services.

  Hong Kong. On June 10, 1997, an IXnet subsidiary received from the Hong Kong Government Office of the Telecommunications Authority a Public Non-Exclusive Telecommunications Service ("PNETS") license for the provision of virtual private network services. This license allows IXnet to provide virtual private network services for customers for the purpose of carrying out telecommunications between companies involved in the financial services industry.

  Singapore. On October 21, 1997, the Telecommunications Authority of Singapore granted IXnet's Singapore subsidiary a license to operate a network in Singapore for a closed user group of entities actively involved in the financial services industry for the provision of data services including bandwidth on demand, frame relay, ATM and multi-protocol transport services. IXnet is preparing to seek authority to provide virtual private network voice services in 1998.

  Latin America. IXnet, through a subsidiary, has filed an application to provide certain limited services in Brazil, including virtual private network services. IXnet is preparing to seek authority in Mexico to provide similar services.

  IXnet intends to expand its operations into other jurisdictions as such markets deregulate and IXnet is able to offer a full range of services to its customers. In addition, in countries that enact legislation intended to deregulate the telecommunications sector or that have made commitments to open their markets to competition in the WTO Agreement, there may be significant delays in the adoption of implementing regulations and uncertainties as to the implementation of the deregulatory programs which could delay or make more expensive IXnet's entry into such additional markets. The ability of IXnet to enter a particular market and provide telecommunications services, particularly in developing countries, is dependent upon the extent to which the regulations in a particular market permit new entrants. In some countries, regulators may make subjective judgments in awarding licenses and permits, without any legal recourse for unsuccessful applicants. In the event IXnet is able to gain entry to such a market, no assurances can be given that IXnet will be able to provide a full range of services in such market, that it will not have to significantly modify its operations to comply with changes in the regulatory environment in such market, or that any such changes will not have a material adverse effect on IXnet's business, results of operations or financial condition.

  In those countries where IXnet is strictly prohibited from offering service, IXnet may enter into a relationship with the state-sanctioned telecommunications monopoly so that its services can be offered in that jurisdiction. In these situations, the local telecommunications service provider would provide the facilities and offer local services to IXnet customers. It is likely that services would be of higher cost in these situations. There are, however, certain countries which do not require licensing for the provision of telecommunications network services.

INTELLECTUAL PROPERTY

  The Company relies on a combination of patents, trade secrets, trademarks, copyrights and other intellectual property law, nondisclosure agreements and other protective measures to protect its proprietary rights. The Company currently has 16 United States patents, including design patents, and 4 more pending United States patent applications for its technologies. The Company also relies on unpatented know-how and trade secrets and employs various methods, including confidentiality agreements with employees and consultants, to protect its trade secrets and know-how. The Company also may desire to develop, produce and market commercially viable new products, such as personal communications systems, that may require new or renewed licenses from others.

EMPLOYEES

  As of December 31, 1997, the Company had 663 full-time, non-union employees worldwide, including 519 in the United States, and 132 in the United Kingdom, 8 in Canada, 2 in France and 2 in Hong Kong. Of these, 91 were engaged in marketing and sales, 98 in research, development and product engineering, 189 in branch operations, finance and corporate administration, 122 in manufacturing and 163 in operations.

  An additional 363 United States workers are represented by collective bargaining units at December 31, 1997, including 297 within the New York metropolitan area provided under labor pooling agreements between the Company and two of its affiliates. See "IPC ANNUAL MEETING--OTHER MATTERS--Certain Relationships and Related Transactions." Contracts with unions are negotiated every three years. The Company has never experienced a work stoppage. Management believes that current relations with labor are good and that existing union contracts will be renewed.

ENVIRONMENTAL MATTERS

  The Company is subject to various federal, state and local environmental laws and regulations, including those governing the use, discharge and disposal of hazardous substances in the ordinary course of its manufacturing process. Although management believes that its current manufacturing operations comply in all material respects with applicable environmental laws and regulations, there is no assurance that environmental legislation may not in the future be enacted or interpreted to create environmental liability with respect to the Company's facilities or operations.

PROPERTIES

  During 1997, the Company purchased its sole manufacturing facility in Westbrook, Connecticut and related land for approximately $2.5 million. Additionally, the Company leases its executive offices and network switching facilities in New York City and London, its research and development facility in Stamford, Connecticut and its branch offices and sales offices in the United States, Canada, Hong Kong and the United Kingdom. The Company believes that its current facilities are adequate for its near-term requirements and does not anticipate the need for significant expansion in the foreseeable future, although it is currently in the process of procuring replacement space for its research and development facility as the lease on currently occupied space in Stamford, Connecticut expires May 31, 1998.

LEGAL PROCEEDINGS

  The Company is not a party to any pending legal proceedings except for claims and lawsuits arising in the normal course of business. The Company does not believe that these claims or lawsuits will have a material adverse effect on the Company's financial condition or results of operations.

                              THE ANNUAL MEETING

GENERAL

  Each copy of this Proxy Statement/Prospectus mailed to holders of IPC Common Stock is accompanied by a proxy card furnished in connection with the IPC Board's solicitation of proxies for use at the Annual Meeting. A Form of Stock Election sent under separate cover is to be completed only by those IPC stockholders who elect to retain Surviving Corporation Common Stock. The Annual Meeting is scheduled to be held on April 30, 1998 at 10:00 am at The Union League Club, 38 East 37th Street, New York, NY. At the Annual Meeting, IPC stockholders will consider and vote upon (i) a proposal to approve the Merger Agreement (including the Ballot Amendment), (ii) a proposal to approve the Certificate Amendment, (iii) a proposal to approve and adopt the New Stock Incentive Plan, (iv) the election of two directors to hold office until the 2001 annual meeting and until their respective successors have been duly elected or appointed (as the case may be) and qualified; provided, that if the Merger is approved by the stockholders of IPC, the current directors of IPC, other than Richard P. Kleinknecht, will submit their resignations, and, the individuals (including two existing directors) set forth in the Merger Agreement will be appointed as directors of the Surviving Corporation following the Effective Time, (v) the ratification of the appointment of Coopers & Lybrand as independent accountants for IPC for the fiscal year ending September 30, 1998 and (vi) the Additional Proposal. See "PROPOSAL 2-- CERTIFICATE AMENDMENT," "PROPOSAL 3--NEW STOCK INCENTIVE PLAN," "PROPOSAL 6-- ADDITIONAL PROPOSAL" and "MANAGEMENT FOLLOWING THE MERGER."

  HOLDERS OF IPC COMMON STOCK ARE REQUESTED TO PROMPTLY COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT TO CHASEMELLON SHAREHOLDER SERVICES, L.L.C. ("CHASEMELLON") IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

RECOMMENDATION OF THE IPC BOARD

  The IPC Board, acting on the unanimous recommendation of the Independent Directors, has unanimously approved the Merger Agreement and has determined that the Merger is fair and in the best interests of IPC and its stockholders. The IPC Board unanimously recommends that IPC's stockholders vote FOR approval of the Merger Agreement, the Certificate Amendment, the New Stock Incentive Plan, the proposed election of two directors, the ratification of the appointment of Coopers & Lybrand and the Additional Proposal. See "SPECIAL FACTORS--Recommendation of the IPC Board; Reasons for the Merger."

RECORD DATE

  The IPC Board has fixed the close of business on April 8, 1998 as the Record Date for the determination of holders of IPC Common Stock entitled to receive notice of, and to vote at, the Annual Meeting. Only holders of record of IPC Common Stock at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting.

VOTING OF PROXIES

  IPC stockholders will be entitled to one vote for each share of IPC Common Stock held of record as of the close of business on the Record Date on each matter to be voted upon at the Annual Meeting. The presence in person or by proxy of the holders of at least a majority of the total number of outstanding shares of IPC Common Stock on the Record Date is necessary to constitute a quorum at the Annual Meeting.

  All shares of IPC Common Stock represented by properly executed proxies received at or prior to the Annual Meeting and not subsequently revoked prior to the vote at the Annual Meeting will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROPERLY EXECUTED PROXIES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT (INCLUDING THE BALLOT AMENDMENT), FOR APPROVAL AND

ADOPTION OF THE CERTIFICATE AMENDMENT, FOR THE NEW STOCK INCENTIVE PLAN, FOR THE PROPOSED ELECTION OF TWO DIRECTORS, FOR RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND AND FOR THE ADDITIONAL PROPOSAL. However, no proxy which is voted against the proposal to approve the Merger Agreement (including the Ballot Amendment) will be voted in favor of the Additional Proposal by the proxies pursuant to such discretion.

SOLICITATION OF PROXIES

  The cost of soliciting proxies from holders of IPC Common Stock will be borne by IPC. Such solicitation will be made by mail but also may be made by telephone or in person by the directors, officers and employees of IPC (who will receive no additional compensation for doing so but may be reimbursed for reasonable out of pocket expenses in connection therewith). In addition, IPC will make arrangements to furnish copies of proxy materials to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of IPC Common Stock. Such persons will be reimbursed for reasonable out-of-pocket expenses in connection with their distribution of proxy materials to beneficial owners of IPC Common Stock.

  IPC has retained ChaseMellon, a proxy solicitation firm, to assist in such solicitation. The fee for proxy solicitation to be paid to such firm is not expected to exceed $5,000, plus reasonable out-of-pocket costs and expenses authorized by IPC.

REVOCABILITY OF PROXIES

  Any holder of IPC Common Stock who has executed and delivered a proxy may revoke it at any time prior to its exercise (i) by delivering a written notice of revocation to the Corporate Secretary of IPC, (ii) by delivering a duly executed proxy relating to the matters to be considered at the Annual Meeting bearing a date later than the proxy previously executed, to the Corporate Secretary of IPC, or (iii) by attending the Annual Meeting, filing a written notice of revocation with the secretary of the meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy). If you are a stockholder whose shares are not registered in your own name, you must send any revocation of proxy or any proxy bearing a later date to the registered holder thereof, and will need additional documentation from your recordholder to attend and to vote personally at the Annual Meeting. Examples of such documentation would include a broker's statement, letter or other document that will confirm your ownership of IPC Common Stock. Unless revoked in one of the manners set forth above, proxies in the form enclosed will be voted at the Annual Meeting in accordance with instructions in such proxies. A proxy will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Corporate Secretary or other person responsible for tabulating votes on behalf of IPC.

VOTE REQUIRED

  The affirmative vote of the holders of a majority of the aggregate outstanding shares of IPC Common Stock on the Record Date is required to approve and adopt the Merger Agreement and the affirmative vote of the holders of at least 80% of the aggregate outstanding shares of IPC Common Stock on the Record Date is required to approve the Certificate Amendment. A plurality of the votes cast is sufficient to elect directors. In addition, assuming the existence of a quorum, the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required to approve the New Stock Incentive Plan, ratify the appointment of Coopers & Lybrand and approve the Additional Proposal. A failure to return a properly executed proxy card or to vote in person or abstaining from voting will have the same effect as a vote against the Merger Agreement and the Certificate Amendment. Abstentions with respect to the New Stock Incentive Plan, the ratification of Coopers & Lybrand and the Additional Proposal, will have the effect of a vote against such proposals. Broker non-votes will not be counted as having been voted in person or by proxy at the Annual Meeting and will have the same effect as a vote against the Merger Agreement and the Certificate Amendment. In contrast, shares underlying broker non-votes will have no effect on the vote on the New Stock Incentive Plan, the ratification of Coopers & Lybrand and the Additional Proposal. As of the Record Date, there were 10,740,445 shares of IPC Common Stock outstanding and entitled to be voted at the Annual Meeting.

  As of the Record Date, IPC's directors and executive officers (and their affiliates) (20 persons), beneficially own and have the power to vote 6,993,883 shares of IPC Common Stock, which represent approximately 65% of the outstanding shares of IPC Common Stock, that may be voted at the Annual Meeting. Such persons have indicated their intention to vote, or direct the voting, of all such shares in favor of the Merger Agreement (including the Ballot Amendment), the New Stock Incentive Plan and the Certificate Amendment. See "IPC ANNUAL MEETING--Other Matters--Security Ownership of Certain Beneficial Owners and Management."

  Pursuant to the Stockholders Agreement, the Kleinknecht Stockholders have agreed to vote all of the shares of IPC Common Stock owned by them, or approximately 64% of the outstanding shares of IPC Common Stock, to approve and adopt the Merger Agreement (including the Ballot Amendment), the Certificate Amendment, the New Stock Incentive Plan and any other transactions or agreements related to the Merger and against any action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially adversely affect the Merger or the transactions contemplated by the Merger Agreement or the Stockholders Agreement, including, among other things, any extraordinary corporate transactions, including, without limitation, a merger, consolidation or other business combination involving IPC or its subsidiaries. A copy of the Stockholders Agreement is included as Annex D to this Proxy Statement/Prospectus. See "THE MERGER-- Ancillary Agreements--Stockholders Agreement."

DISSENTERS' RIGHTS

  Each holder of IPC Common Stock has a right to dissent from the Merger, and, if the Merger is consummated, to receive "fair value" for his or her shares in cash by complying with the provisions of Delaware law, including Section 262 of DGCL. The dissenting stockholder must deliver to the Company, prior to the vote being taken on the Merger Agreement at the Annual Meeting, written notice of his or her intent to demand payment for his or her shares if the Merger is effected and must not vote in favor of approval and adoption of the Merger Agreement. The full text of Section 262 of DGCL is included as Annex F hereto. See "THE MERGER--Dissenters' Rights" for a further discussion of such rights and the legal consequences of voting shares of IPC Common Stock in favor of the approval and adoption of the Merger Agreement.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

  In early 1997, the price of IPC Common Stock was trading below the initial public offering price of $15.00, having hit an historic low of $8 7/8 on March 24 and March 25. There was a lack of equity analyst research coverage, and the Company's management believed that the equity markets did not fully understand the Company's mix of a mature equipment manufacturing business with a developmental stage growth subsidiary (IXnet) and the synergies and growth that the Company's management projected from this mix. In addition, IXnet's development required significant amounts of capital, and IPC's financial capacity to supply that capital was limited. Finally, one of the Company's directors, senior executive officers and principal stockholders, Peter J. Kleinknecht, asked that the IPC Board and management consider the possibility of selling the Company rather than seeking alternatives for the Company to further develop and integrate IXnet with the Company. As was the case with many other strategic direction and management issues, Richard P. Kleinknecht, a director, senior executive officer and the other principal stockholder, disagreed with Peter J. Kleinknecht's suggestion.

  At a special meeting of the IPC Board held on March 28 in response to the foregoing factors and at the recommendation of IPC's management, the IPC Board authorized the engagement of DMG to evaluate and advise the Company on alternative strategies for enhancing shareholder value, including, without limitation, alliances with strategic partners, joint ventures, business combinations, the sale of all or part of the Company's equity or assets to one or more acquirers and raising new capital through a private placement or public offering of the Company's securities. On April 2, a Company press release announced the Company's engagement of DMG.

  DMG was then requested to outline for the IPC Board the range of strategic alternatives that the IPC Board might consider in "enhancing stockholder value."

  At a regularly scheduled meeting of the IPC Board held on May 8, the IPC Board considered DMG's preliminary report, which included a preliminary evaluation of strategic alternatives available to IPC and a preliminary valuation of IPC based on a set of "macro" assumptions prepared by DMG's Telecommunications Corporate Finance Group using DMG's own knowledge about the telecommunications service and equipment industries in general, and without undertaking detailed due diligence on the Company in conjunction with management to confirm these assumptions. DMG's due diligence prior to May 8 was limited, and involved management only to the extent that DMG needed to understand the nature of the Company's business. DMG alerted the IPC Board that its valuation was not based on management's forecasts. It was intended to describe the methodology and modeling technique that DMG would use during the process and that, to the extent that the Company's own projections differed from DMG's assumptions, valuation implications of the various alternatives suggested by DMG could materially differ from an analysis based on Company endorsed projections and could be misleading. (It was subsequently determined, however, that assumptions made by DMG about revenue growth, margins, capital expenditures and operating expenses were not supported by the June detailed business plan.) DMG's preliminary valuation, based on consolidated discounted cash flow analysis, suggested an average estimated value of $22.55; based on sum-of-the parts discounted cash flow analysis, suggested an average of $21.56; and based on premium paid in selected precedent transactions, suggested a valuation range of $17 to $19.50 to a strategic buyer. No other methodology was used because none were deemed meaningful in the context of the consulting assignment. In discussing strategic alternatives, Richard P. Kleinknecht and Peter J. Kleinknecht expressed markedly differing views concerning the Company's prospects and direction. Peter J. Kleinknecht believed the capital requirements and risk of successfully developing IXnet could have an adverse impact on the Company as a whole. He again proposed that the Company be sold. No action was taken on Peter J. Kleinknecht's proposal. Richard P. Kleinknecht believed the Company's prospects as an independent entity were attractive, although he was undecided about the level of continued investment for IXnet. These substantial differences in risk tolerance, as well as in other areas, between Richard P. Kleinknecht and Peter J. Kleinknecht had become generally known to employees and some customers, and the other members of the IPC Board expressed their strong belief that a solution needed to be found. Given the potential conflicts that the three management directors (including Richard P. Kleinknecht and Peter J. Kleinknecht) might have in arriving at a decision regarding the appropriate strategic direction for the Company, the IPC Board acknowledged that the independent directors, Theodore
J. Johnson, Robert J. McInerney and Peter M. Stein (the "Independent Directors"), should have an active role in recommending action to the full IPC Board.

  The IPC Board tabled further discussion of the differences discussed at the meeting, pending management's preparation of a revised and updated business plan and related "bottoms-up" financial forecasts and assumptions. The IPC Board also directed management to prepare a full five year forecast, through fiscal 2002, whereas DMG's forecasts ended at fiscal 2001. In the interim, however, it was agreed that IPC's management would work with DMG to develop a preliminary list of possible third party strategic partners and others who might have an interest in the Company.

  During the remainder of May and into June, the Company's management prepared a detailed, updated business plan and five year financial forecast. The revised forecast reflected some significant variations for fiscal 2001: revenue forecasts declined 8% and EBITDA (earnings before interest, taxes, depreciation and amortization) declined 11%. In addition, capital expenditures under the revised forecasts were adjusted downward from $148 million to $111 million.

  At a special meeting of the IPC Board held on June 26, the IPC Board reviewed the revised and updated five-year financial forecast with assumptions. The IPC Board acknowledged the attractiveness of the forecasts presented but noted that the forecasts assumed access to adequate capital for investment in IXnet and the resolution of the differing views of Richard P. Kleinknecht and Peter J. Kleinknecht regarding the future of the

Company. Following opinionated discussions on the strategic alternatives available to the Company, the Independent Directors met privately with representatives of DMG and the Company's legal counsel. The Independent Directors reiterated that the continuing disagreements between Richard P. Kleinknecht and Peter J. Kleinknecht over the management and strategic direction of the Company needed resolution. A number of solutions were considered, including a possible sale of the Company. The Independent Directors considered the timing of such a sale in light of the Company's prospects as reflected in the updated business plan and financial forecasts, on the one hand, and the greater risk to realizing such prospects if the disagreements between Richard P. Kleinknecht and Peter J. Kleinknecht continued, on the other hand. The Independent Directors determined that it had become necessary to consider consolidating control in a single entity through the sale of the Company. After further consideration of the Company's prospects, the Independent Directors also determined that another acceptable alternative to be considered would be to sell only a controlling interest in the Company to a new entity which would enhance the Company's access to capital for investment in IXnet while allowing existing stockholders the option to retain their investment in the Company and share in the value that might be created through continued pursuit of the IXnet business expansion. Accordingly, in accordance with the recommendation of the Independent Directors, the IPC Board directed DMG to explore third party interest in (i) the acquisition of the Company and (ii) the acquisition of control of the Company, preferably by a party that could commit substantial resources (e.g., $50 million or more) to IXnet's continued development. The IPC Board designated an ad-hoc committee of Terry Clontz, the Company's President and Chief Executive Officer, Theodore J. Johnson, Richard P. Kleinknecht and Peter
J. Kleinknecht, with Theodore J. Johnson to serve as chairman (the "Transaction Committee"), to coordinate DMG's efforts and to review responses to those efforts.

  Following the June 26 meeting, a senior executive of IXnet asked his brother, a senior executive of CSH LLC, if CVC might be interested in participating in the process of evaluating the Company as a possible investment. Several meetings followed between representatives of CVC and David Walsh, President of IXnet, and the other senior executive at IXnet to discuss this possibility. Representatives of DMG contacted representatives of CVC as a potential party who might have an interest in the Company.

  Also following the June 26 meeting, DMG completed its due diligence on the revised and updated business plan and used management's forecasts in preparing a revised preliminary valuation.

  On July 7, IPC and DMG entered into an engagement letter (the "Engagement Letter"), pursuant to which DMG was engaged to act as the Company's exclusive financial advisor in connection with entering into a possible investment, sale or merger involving a change of control of the Company's equity or assets. See "SPECIAL FACTORS--Opinion of Financial Advisor."

  On July 16, pursuant to its obligations to the Company under the Engagement Letter (which required DMG to "advise and assist the Company with respect to .
 . . performing valuation analysis"), representatives of DMG made a presentation to the Company's management, with Richard P. Kleinknecht and Peter J. Kleinknecht also present. DMG presented its revised preliminary valuation ranges based on the revised and updated business plan and the related financial forecasts and assumptions prepared by management (as presented to the IPC Board on June 26) and which reflected a material investment to develop IXnet during the five fiscal years 1998 through 2002. The Company's management did not review or comment on the variances from the earlier DMG forecasts because the earlier forecasts were never intended to be compared to management's "bottoms-up" forecast. Discounted cash flow and leveraged buyout valuations conducted by DMG both suggested a valuation range of $20-$22. Additional valuation analysis, using other methodologies, was conducted by DMG which broadly substantiated the results of the discounted cash flow and leveraged buyout analysis but which in DMG's opinion was less meaningful due to the lack of publicly traded companies or precedent transactions involving businesses comparable to IPC. Representatives of DMG also discussed a list of potential third party entities that it expected to target consistent with the IPC Board's June 26 mandate. Terry Clontz subsequently communicated the details of the DMG presentation to the members of the IPC Board not present at the presentation.

  In the weeks following the July 16 meeting, DMG initiated contact with a number of third parties to determine possible interest in a transaction with the Company.

  On August 7, 1997, CVC executed a Confidentiality/Standstill Letter Agreement with the Company and began to conduct due diligence on the Company. After CVC had been contacted, numerous discussions continued (a) between the IXnet senior executive and his brother at CSH LLC, regarding explanations of business concepts, and (b) with Walsh, regarding the elimination of IXnet's minority equity interest and his new employment agreement.

  At a regularly scheduled meeting of the IPC Board held on August 12, the IPC Board received a status report regarding DMG's efforts. The IPC Board learned
(i) that the procedures letter for submitting written definitive offers by potentially interested third parties had been prepared, (ii) the identity of the parties that had been contacted by DMG, as well as the degree of interest expressed by those parties, (iii) the identity of those parties who had signed confidentiality and standstill agreements and were scheduled to attend management presentations and (iv) a list of third parties reserved for future contact, as necessary, to ensure that a sufficient number of parties would be contacted during the solicitation process.

  During the period beginning in early June and continuing until late November, several third parties indicated to representatives of IPC a possible interest in a transaction. In each case, such third parties were referred to DMG.

  During the period from the end of July through the middle of September, approximately forty companies (as identified through a collaborative effort between DMG and IPC's management) were solicited, of which four parties (including (i) CVC, (ii) another domestic financial investor, (iii) a foreign diversified multinational company with substantial telecommunications equipment manufacturing operations and (iv) a foreign telecommunications company) conducted preliminary due diligence on the Company. Each of these four parties met with management and was provided access to relevant company information. Each of these parties was given a deadline of September 30 to submit its written offer together with comments on the form of acquisition agreement previously furnished it by the Company. Notwithstanding these four contacts, DMG continued to solicit other potentially interested parties.

  Throughout this period, the Transaction Committee met weekly, either by telephone or in person, to review the results of the solicitation process and to provide information to DMG to assist it in furthering the process.

  In late August, 1997, representatives of CVC attended a management presentation with representatives of DMG in attendance.

  On October 2, the Company received a letter from CVC (the "October 2 Letter") setting forth the proposed terms of a possible transaction. This followed several weeks of discussions between DMG and CVC regarding the structure that would best satisfy the IPC Board's June 26 mandate. The October 2 Letter contemplated (i) a price per share of $20, (ii) a transaction structured as a leveraged recapitalization, enabling IPC stockholders existing at the time of transaction to retain up to 49% of the equity of the recapitalized company, in the form of both preferred and common stock, and
(iii) a management stock option plan granted at closing equal to 10% of the fully diluted common stock of the recapitalized company. The primary condition precedent to the closing of the proposed transaction was the satisfactory completion of the anticipated financing.

  At a special meeting of the IPC Board held on October 3 to inform the IPC Board of the results that had been achieved by the Company and DMG in exploring a possible change of control transaction, the IPC Board was advised of the October 2 Letter, as well as a letter from a foreign telecommunications company that expressed interest only with respect to the Trading Systems division. After the terms of the October 2 Letter were described to the IPC Board, the IPC Board determined that the offer from CVC should be pursued because the proposed structure met the stated objectives that the IPC Board had outlined at its June 26 board meeting and because DMG informed the IPC Board that DMG believed it could render an opinion that the value of CVC's offer was fair to the Company's stockholders from a financial point of view. Representatives of DMG suggested to the IPC Board that it should require a firm financing commitment as part of any acceptable offer. The IPC Board instructed DMG and IPC's management to respond to the CVC offer with several conditions: (i) a price per share of not less than $21.00, (ii) a firm commitment for full financing of the transaction and (iii) completion of due diligence within two weeks.

  On October 6, DMG sent a letter to CVC indicating that DMG had been authorized to negotiate, on IPC's behalf, a transaction with CVC subject to the conditions outlined above and the negotiation of a definitive agreement satisfactory to IPC by Friday, October 17. Subject to agreement by CVC to such amended terms, CVC was granted a period of exclusivity ending on October 17.

  On October 8, CVC responded with a letter which provided for (i) a purchase price of $21 per share, (ii) receipt of committed debt financing in writing from the party providing the financing, prior to the announcement of a transaction, (iii) all required due diligence to be completed as soon as possible and in any event no later than October 24 and (iv) a definitive agreement satisfactory to IPC to be negotiated and agreed to by October 24. An IPC Board meeting to formally consider the new CVC offer was deferred pending a better understanding by IPC of the details of the proposed structure, which details were discussed with IPC management over the next two weeks.

  During a telephone conference call with the IPC Board held on October 24, IPC's management and representatives of DMG informed the IPC Board that (i) CVC had raised its price from $20 per share to $21 per share, (ii) CVC imminently would be receiving drafts of financing commitment letters from two nationally recognized investment banking firms, each of whom had proposed a different financing structure and (iii) CVC and IPC had been unable to finalize documentation but efforts to do so were continuing.

  From October 24 until December 5, the next regularly scheduled meeting of the IPC Board, the IPC Board was kept apprised of developments and issues through five telephone conference calls. Representatives of IPC's management and of DMG and the Company's legal counsel participated in each conference call.

  A telephone conference call with the IPC Board was arranged on October 27 in order for representatives of DMG to review the structure of the proposed leveraged recapitalization with the IPC Board and to provide the directors the opportunity to ask any questions they might have. In addition, representatives of DMG described the proposed alternative financing structures to the IPC Board.

  During the conference call, the IPC Board discussed a potential conflict of interest with respect to one of the Independent Directors, Theodore J. Johnson, Managing Director--National Institutional Equity Research Sales and Trading Manager of MSCI, because of the possibility that MSCI would serve as lead underwriter for the debt financing. After a thorough discussion which included a summary of discussions held between the Company's counsel and MSCI's counsel who was performing his own conflicts review, the IPC Board determined that no conflict existed and that Mr. Johnson could continue to serve as an independent director.

  Representatives of DMG and IPC's management then informed the IPC Board of a letter from a foreign diversified multinational company with substantial telecommunications equipment manufacturing operations, which indicated its interest in securing a minority interest in IPC but only if IXnet were sold. Noting that the exclusive negotiation period offered to CVC had expired, the IPC Board instructed DMG and IPC's management to further explore this possibility.

  During a telephone conference call with the IPC Board on October 31, representatives of DMG and IPC's management informed the IPC Board of the status of contacts with parties other than CVC and, together with representatives of Company's legal counsel, discussed certain issues relating to the proposed documentation with CVC, in particular, (i) the fact that CVC had designated a newly-formed subsidiary with no significant assets to be its only signatory to the Merger Agreement, thus providing IPC with limited or no recourse in the event CVC, through such subsidiary, defaulted on the Merger Agreement and (ii) the proposed termination fee and the circumstances under which such a fee would be paid. With respect to the first issue, representatives of DMG noted CVC's strong reputation in the financial marketplace. With respect to the second issue, they also indicated that the then proposed termination fee equal to 2-2 1/2% of the aggregate transaction value, plus the reimbursement of reasonable fees and expenses, was not atypical for this type of transaction. Members of the IPC Board continued to discuss both the size of an acceptable termination fee and the type of termination events that they believed should result in the payment of a termination fee and the reimbursement of expenses.

  During the ensuing weeks, negotiations leading toward definitive documentation continued.

  During a telephone conference call with the IPC Board held on November 26, a number of issues were discussed. First, the IPC Board learned that discussions with the foreign diversified multinational company discussed during the October 27 telephone conference were not progressing and, that, while another party was continuing to explore a direct interest in IXnet, the likelihood of combining the separate interests of these two parties into a competitive offer for the entire Company was remote in the immediate term. In addition, the IPC Board was informed that a large domestic data-processing and servicing company that had expressed an interest in the Company was no longer interested and that a large multi-national computer manufacturing and services provider, while potentially interested in the Company, would not be able to contemplate a transaction until after January, 1998.

  During this conference call, Richard P. Kleinknecht advised the IPC Board that he did not intend to retain any shares of Surviving Corporation Common Stock as part of the proposed transaction. As a result, the IPC Board directed DMG to discuss with CVC the possibility of restructuring the transaction as a tender offer instead of a recapitalization.

  After discussion between Richard P. Kleinknecht and representatives of CVC regarding the Company's long-term prospects, Richard P. Kleinknecht chose to retain shares of Surviving Corporation Common Stock.

  During a conference call with the IPC Board on December 3, Richard P. Kleinknecht informed the IPC Board that Richard P. Kleinknecht had decided to retain up to 10% of the outstanding shares of Surviving Corporation Common Stock, which would most likely allow the transaction to be structured as a recapitalization. It was noted that, since October 17, the expiration of the exclusive negotiating period granted CVC, DMG had resumed solicitation of other competitive offers. However, representatives of DMG advised the IPC Board that no other third parties with whom discussions had been held had indicated to DMG that they would be in a position to make a definitive offer in the immediate future.

  The IPC Board discussed a number of issues relating to the negotiations with CVC, including (i) the necessity that IPC, and not the CVC-designated purchaser, AAC, incur the debt required to consummate the transaction; (ii) the acceptability of certain exceptions and conditions in the proposed financing commitment letters; (iii) the proposed no solicitation provision; and (iv) the size and the timing of the Company's payment of the proposed termination fee.

  Because of questions related to the progress of the DMG engagement that had arisen from investors and analysts during the two previous quarterly financial conference calls held since announcing the DMG engagement on April 2, there was also some discussion regarding IPC management's preference to announce a definitive acquisition agreement with CVC simultaneously with IPC's fourth quarter and fiscal year-end financial results announcement rather than shortly thereafter.

  The IPC Board directed IPC's management and IPC's legal counsel to attempt to avoid terms in the Merger Agreement that would be likely to create any material obstacles to an interested third party making a bid for the Company after the Merger Agreement was signed.

  On December 4, representatives of the Company, having initiated communications with a new financial investor about a possible investment in the Company, met with representatives of the new financial investor. Several follow-up meetings were held.

  During a regularly scheduled meeting of the IPC Board held on December 5, representatives of DMG and legal counsel to the Company updated the IPC Board on the remaining open issues with respect to the proposed transaction with CVC, which included, among other things, the ongoing differences relating to the extent, and effect on the Company, of stockholder lock-up agreements to which Richard P. Kleinknecht, Peter J. Kleinknecht and others would be parties, the scope of the no solicitation provision and the amount and timing of payment of the termination fees and the types of fee-triggering termination events.

  It was also reported to the IPC Board that there were still numerous unresolved issues relating to the Ancillary Agreements, most of which were being negotiated between CVC and various employees, affiliates and stockholders of IPC. The IPC Board heard descriptions of these negotiations between CVC and (i) Richard P. Kleinknecht and Peter J. Kleinknecht, in connection with proposed new employment agreements to replace their existing employment agreements, (ii) David Walsh and Anthony Servidio, in connection with the exchange of their minority equity interest in IXnet and other IXnet related contractual rights for Surviving Corporation Common Stock and other consideration, including new employment agreements and substantial grants of stock options and (iii) KEC in connection with the Labor Pooling Agreements and Corporate Opportunity Agreement. IPC's legal counsel noted that the delay in finalizing the Merger Agreement was largely attributable to the foregoing matters being resolved concurrently with the finalizing of the Merger Agreement.

  Finally, representatives of DMG notified the IPC Board of a letter received from a financial investor requesting the opportunity to perform due diligence on the Company so that it would be in a position potentially to make a timely definitive offer for the Company which also provided for a leveraged recapitalization and continued IPC shareholder minority investment. The financial investor requested a ten-day period to perform its due diligence and to meet with management and indicated its understanding of the requirement for an accelerated time schedule.

  The IPC Board authorized IPC's management to continue to explore a potential transaction with this new party and also to continue efforts to resolve the differences in the terms of the proposed Merger Agreement with CVC.

  During a telephone conference call on December 11 with the IPC Board, representatives of DMG updated the IPC Board on the status of negotiations with the new financial investor and with CVC. With respect to the new financial investor, it was noted that the new financial investor had met with management and was taking the opportunity very seriously, although the new financial investor had not proposed a price nor, to DMG's knowledge, did it have committed financing.

  Members of the IPC Board, believing that CVC was aware of the interest of a competing financial investor, discussed possible reactions by CVC. Representatives of DMG observed that there existed a risk of jeopardizing the only definitive offer received that met the criteria set by the IPC Board at its June 26 meeting. With respect to CVC, representatives of IPC's legal counsel discussed the remaining open issues with respect to the Merger Agreement, including the amount and timing of the payment of a termination fee, the termination events and the no solicitation provision. Representatives of DMG advised the IPC Board that they did not believe that the 1 1/2% termination fee (as then tentatively agreed to by CVC) together with the no solicitation provision sought by CVC would materially impede another serious possible suitor. In response to inquiries by the IPC Board concerning the fact that only one definitive offer meeting the IPC Board's June 26 criteria had been received, representatives of DMG reiterated that, although a public auction had not been conducted, a press release relating to DMG's engagement had been issued, equity research reports speculating on a sale of the Company had been published by third parties, the Company had been extensively marketed through contacts with approximately 40 parties and the industry was generally aware of the solicitation efforts.

  On December 12, based on CVC's belief of the existence of the other financial investor, CVC communicated that, if an agreement was not signed with CVC by Monday, December 15, its offer would be withdrawn. Following further discussions between representatives of DMG and IPC's legal counsel and representatives of CVC, CVC agreed to leave its offer open for a 48 hour period beginning from the point all relevant documentation was finalized in order to allow the IPC Board time to evaluate the final documentation.

  On December 17, a special meeting of the IPC Board was called to provide the IPC Board the opportunity to hear presentations from representatives of CVC and from the new financial investor. A representative of DMG advised the IPC Board of the deadline imposed by CVC and noted that, although the new financial investor had attempted to complete its due diligence and review of the Company in a short time frame, as far as DMG was aware, the new financial investor did not yet have a firm financing commitment and had not yet proposed a price or a preferred capital structure. A representative of the Company's legal counsel described (i) the differences in the transaction structures proposed by CVC and the new financial investor and (ii) the status of the negotiations with each of CVC and the new financial investor, noting that efforts to negotiate a satisfactory form of merger agreement with each party were virtually complete.

  A representative from DMG then discussed DMG's revised preliminary views as to the possible ranges of values to a financial investor and to a strategic investor.

  Certain members of management discussed various aspects of a possible transaction with the new financial investor and identified what they believed to be certain advantages to such a transaction.

  The IPC Board received an oral summary of the DMG Opinion (as defined in "SPECIAL FACTORS--Opinion of Financial Advisor") which provided that, as of the date of the DMG Opinion and based upon and subject to the various considerations set forth in the DMG Opinion, the Merger Consideration offered by CVC pursuant to the terms of the Merger Agreement was fair from a financial point of view to the holders of IPC Common Stock.

  As scheduled, representatives of IPC's legal counsel met separately with the Independent Directors. They were given the opportunity to ask questions and to consult with Delaware counsel who had agreed to be available by telephone for this purpose.

  Following this session, representatives of CVC made a detailed presentation of CVC's offer, noting the complexity of the transaction, noting the numerous parties whose interests had been addressed during the negotiations of the Ancillary Agreements and how the structure of the transaction attempted to accommodate those stockholders seeking liquidity, as well as those who wanted to participate in IPC's future growth. They also informed the IPC Board that CVC was aware that another financial investor was scheduled to make a presentation following CVC's and that if the IPC Board heard this presentation or communicated with the other financial investor, CVC would withdraw its offer. The representatives of CVC then left the meeting to await, in a nearby conference room, the IPC Board's decision.

  The IPC Board then considered at length the merits of the CVC proposal and the possible consequences of rejecting the CVC demand in order to enable the IPC Board to consider what might be a superior offer from the new financial investor. Representatives of the Company's management again expressed their belief regarding certain advantages to a transaction with the new financial investor. The IPC Board acknowledged that, if the Company agreed to sign a Merger Agreement with CVC's designee, AAC, the Company would be bound by the terms of the Merger Agreement and would thereby be prohibited, pursuant to the no solicitation provision, from soliciting or negotiating with the other financial investor or any other third party. However, if IPC subsequently received a Superior Acquisition Proposal from the other financial investor, or any other third party, the Merger Agreement could be terminated by the Company and that, under certain circumstances, such termination could result in a termination fee of $3.37 million and the reimbursement of CVC's fees and expenses up to $2.2 million, an approximate cost of approximately $.52 per share.

  Representatives of DMG reminded the IPC Board of the uncertainties regarding a possible offer from the new financial investor: no price had previously been communicated and any offer might be subject to further due diligence and could be conditioned on financing. Furthermore, if CVC's proposal were withdrawn, there would be little reason for the new financial investor to offer a higher price.

  After discussion and deliberation, the IPC Board, acting on the unanimous recommendation of the Independent Directors, voted unanimously to approve the Merger Agreement with CVC as fair and in the best interests of IPC and its stockholders and to recommend, subject to the terms of the Merger Agreement, the approval of the Merger Agreement by the Company's stockholders.

RECOMMENDATION OF THE IPC BOARD; REASONS FOR THE MERGER

  At its meeting on December 17, 1997, the IPC Board, acting on the unanimous recommendation of the Independent Directors, voted unanimously to approve the Merger Agreement as fair and in the best interests of IPC and its stockholders and to recommend, subject to the terms of the Merger Agreement, the approval of the Merger Agreement to the holders of IPC Common Stock. The IPC Board received an oral summary of the DMG Opinion, which provided that, as of the date of the DMG Opinion and based upon and subject to the various considerations set forth in the DMG Opinion, the Merger Consideration to be received by the holders of IPC Common Stock pursuant to the terms of the Merger Agreement was fair from a financial point of view to such holders.

  The recommendation by the IPC Board that the IPC stockholders approve and adopt the Merger Agreement is not, and should not be considered to be, a recommendation by the IPC Board that the stockholders elect to retain or, alternatively, that the stockholders sell shares, of IPC Common Stock held by them in connection with the Merger.

  In its deliberations, the IPC Board considered a number of factors including, without limitation, the following:

    1. The IPC Board's knowledge of the Company's business, operations, properties, financial condition, operating results and prospects, including, without limitation, the forecasted growth of the Company and expected industry growth. From March 28, 1997 through the IPC Board meeting on December 17, 1997, the IPC Board heard a number of presentations from management and DMG, met or received telephone conference updates on numerous occasions and otherwise participated in the process of evaluating alternative strategies for enhancing shareholder value and, thereafter, of exploring third party interest and, finally, negotiating the Merger Agreement. The several bases for the optimistic expectations to be expressed in the Company's September 30, 1997 Annual Report on Form 10-K were reflected in DMG's analyses and presentations to the IPC Board. The Company's traditional core business is mostly product oriented and as such depends on period sales to support the revenue forecast. While management does expect to continue its success in increasing market share for its turret related products, the IPC Board was aware that the market is finite and subject to cyclical market swings in the financial industry. This market risk is well documented in analysts' reports, and the possibility of such a general market downturn had been discussed by the IPC Board from time to time. In fact, it is possible for the Company to achieve incremental market share gains while showing a decrease in overall revenue, profits, and cash flow as a result of a general market downturn. Nevertheless, the financial forecasts and assumptions, on which DMG's fairness determination was based, assumes year on year revenue growth. While management believes it has taken certain actions and can take additional actions to mitigate the impact of a possible soft market for its core product, the IPC Board considered the Company's vulnerability to market cycles in the financial industry as one of the factors in determining the fairness of the price and terms offered by CVC. The IPC Board also took notice of certain actions that had been taken by management such as the development of two new turret products for the small systems market, broadening of the Company's product portfolio to increase its sales opportunities in new market segments, and the continuing acceleration of investments in IXnet to expand its addressable market and increase the Company's mix of recurring revenue.

    2. The IPC Board's belief that (a) the Merger Consideration was within the possible ranges of values discussed by DMG and (b) the Merger Consideration permitted IPC stockholders to recognize with certainty $21 per share in cash for all their shares, whereas, without the Merger, the ability of IPC stockholders to realize the Merger Consideration or any price within the possible ranges of values discussed by DMG would be subject to significant economic and competitive uncertainties and contingencies beyond IPC's control.

    3. The determination by the IPC Board that it would be desirable to consolidate control in a single entity, through the sale of all or a controlling interest in the Company, because of the differing views of Richard P. Kleinknecht and Peter J. Kleinknecht, the two principal stockholders of the Company, concerning the Company's prospects and direction, as well as their substantial differences in risk tolerance with respect to the level of continued investment in IXnet and the fact that these differences had become generally known to employees and some customers. The determination to consolidate control was believed necessary to improve the Company's performance through a unified strategic direction.

    4. The determination by the IPC Board that the single entity to whom control of the Company would be sold would be able to provide, not only direction, but also financial capacity to the Surviving Corporation to promote IXnet's development. CVC's equity capital infusion of between $43.2 million and $72 million (depending on the number of Stock Electing Shares) will enable the Company to access more funds from the debt capital markets, thereby providing an additional source of capital for IXnet's development.

     5. The IPC Board's belief, that, although only one definitive offer meeting the IPC Board's June 26 criteria had been received, the Company had been extensively marketed through contacts with approximately 40 parties from the period beginning July 7, 1997 through December 17, 1997. The IPC Board took into account that, although a public auction had not been conducted, a press release relating to DMG's engagement had been issued, equity research reports speculating on a sale of the Company had been published by third parties, and the industry was generally aware of the solicitation efforts.

    6. The oral and written presentations of DMG, including the DMG Opinion. The IPC Board did not materially rely on the May 8, 1997 and July 16, 1997 reports prepared by DMG in arriving at its fairness determination. The IPC Board did not materially rely on the May 8, 1997 preliminary report by DMG in arriving at its fairness determination because the information contained in the report was based on (a) materially incomplete due diligence by DMG,
  (b) forecasts prepared by DMG based on assumptions made by DMG, not the Company and (c) an outdated business plan and outdated forecasts prepared by the Company. At the May 8, 1997 special meeting of the IPC Board, the IPC Board, noting these material deficiencies, did not consider DMG's preliminary report useful and instructed management to prepare an updated business plan and financial forecasts with assumptions upon which DMG could determine more accurate preliminary financial valuation ranges. This effort was completed in June, and at the June 26, 1997 special meeting of the IPC Board the IPC Board received revised management-prepared financial forecasts and assumptions. At the July 16, 1997 management meeting with DMG, IPC management received DMG's revised preliminary valuation ranges which, applying a discounted cash flow analysis and a leveraged buy-out analysis, were both $20-$22 based on the revised and updated business plan and the related management-prepared financial forecasts and assumptions. Although DMG had calculated various median multiples using selected precedent transactions and peer group comparisons, DMG did not provide the IPC Board with ranges for either of these valuation measures, nor did the IPC Board consider these valuation measures meaningful because it believed the measures were based on the lack of comparable selected precedent transactions and peer group comparisons.

    Management and the IPC Board found the July 16, 1997 report useful at the time because it confirmed that the Company was most likely worth more than was reflected by the trading price of the IPC Common
  Stock and because the report provided a basis for a reasonable expectation of what the process of soliciting indications of interest from third parties should bring. Ultimately, however, the IPC Board relied heavily on the fact that, after an extensive marketing effort by DMG, CVC's offer was the only firm offer received and that it was within the final valuation ranges presented orally to the IPC Board at its December 17, 1997 special meeting. Thus, the July 16, 1997 DMG presentation was not given any material consideration because it had been superseded by DMG's final presentation.

    7. The terms and conditions of the Merger Agreement including in particular the "no solicitation" provision, the termination fee and expense reimbursement provision and the termination events provision. Although termination of the Agreement would be subject to an obligation, under certain circumstances, to pay a termination fee and reimburse expenses, the IPC Board determined that these provisions, (a) would not materially impede another serious possible suitor and would allow the IPC Board to fulfill its fiduciary obligations to consider such a Superior Acquisition Proposal in the event one were to be received and (b) would allow the IPC Board to terminate the Merger Agreement if the IPC Board's approval or recommendation of the Merger Agreement and the Merger were withdrawn, modified or amended in a manner adverse to AAC.

    8. The terms and conditions of the Stockholders Agreement (which among other things obligates the Kleinknecht Stockholders to vote in favor of the Merger Agreement), including in particular the fact that it would terminate if the IPC Board determined to terminate the Merger Agreement (subject to an obligation, under certain circumstances, to pay a termination fee and reimburse expenses), thereby enabling the Company to engage in another transaction involving the sale of all or a controlling interest in the Company.

    9. The inability of the Company to recapitalize on its own at a price equal to or better than $21 per share without a third party equity sponsor. Although it might have been possible for the Company to have raised a similar level of debt on its own, without a third party equity sponsor, the Company would have been only able to offer either (i) $21 per share to a limited number of IPC stockholders or (ii) significantly less than $21 per share for all IPC stockholders, who would then all be required to retain some stock as a result of proration.

    10. The endorsement by Richard P. Kleinknecht (who has expressed his intent to convert all, except for 380,952, of his beneficially owned IPC Common Stock into cash) and Peter J. Kleinknecht (who has expressed his intent to sell all of his beneficially owned IPC Common Stock) of the CVC offer and the consideration to be received thereunder as fair and in the best interests of the Company and its stockholders. The IPC Board took into account Richard P. Kleinknecht's intention to retain up to 380,952 shares of Surviving Corporation Common Stock in determining that the transaction would most likely be afforded recapitalization treatment. Because Richard
  P. Kleinknecht, like the other IPC stockholders, will be subject to proration in the event IPC stockholders elect to retain shares of Surviving Corporation Common Stock in excess of the Maximum Stock Election Number, and therefore all IPC stockholders will be treated alike, the IPC Board did not take Richard P. Kleinknecht's retention of stock into account in its fairness determination.

     11. The IPC Board's consideration of the conditions to closing included in the Merger Agreement and the fact that the financing commitment letters furnished by MSSF, MSCI and CVC rendered the financing condition likely to be satisfied, and the IPC Board's belief that CVC was a recognized participant in the financial marketplace with a longstanding history of completing transactions.

     12. The fact that, as a result of Richard P. Kleinknecht's agreement under the Stockholders Agreement to retain up to 380,952 shares of Surviving Corporation Common Stock, which is equal to the Minimum Stock Election Number, all IPC stockholders who elect to convert their stock into cash will receive the full amount in cash and will not be required to retain a portion of their shares of Surviving Corporation Common Stock.

     13. The IPC Board's belief that, as a result of the consummation of the transactions contemplated by the Merger Agreement, the Surviving Corporation (on a consolidated basis) (a) will not be left with unreasonably small capital, (b) will not have incurred debts beyond its ability to pay such debts as they mature, and (c) will have a fair value and present fair salable value of its assets in excess of its stated liabilities and identified contingent liabilities. A condition to closing provides that the IPC Board will receive an opinion to the foregoing effect from an independent valuation firm.

     14. The possible adverse effect on a potential transaction if the trading price of the IPC Common Stock were to materially decline as a result of not announcing a transaction at the time of the year-end earnings announcement, more than eight months after announcing the Company's initial engagement of DMG.

     15. The IPC Board's belief that the price of IPC's Common Stock did not reflect the Company's true value as evidenced by the fact that in early 1997 the price of IPC Common Stock was trading below the initial public offering price of $15.00, having hit an historic low of $8 7/8 on March 24 and March 25. There was a lack of equity analyst research coverage, and the Company's management believed that the equity markets did not fully understand the Company's mix of a mature equipment manufacturing business with a developmental stage growth subsidiary (IXnet) and the synergies and growth that the Company's management projected from this mix.

  In addition to the foregoing factors, the IPC Board considered the following:

     1. The effect of the transaction on management. Because certain members of management had made known what they believed to be certain advantages to a transaction with another possible financial investor, the IPC Board considered the effect on management of consummating the proposed transaction with CVC. However, the IPC Board concluded that it was more important that its determination be made on the basis of what was in the best interest of the holders of IPC Common Stock.

     2. The high level of debt to be incurred by the Surviving Corporation as a result of the financing required to consummate the transactions contemplated by the Merger Agreement and to develop IXnet. The IPC Board took into account the increased risks associated with the substantial indebtedness to be incurred by the Surviving Corporation (to IPC and to the IPC stockholders who elect to retain Surviving Corporation Common Stock), but also recognized that in order for the Merger to be consummated and in order to ensure that all the IPC stockholders choosing to convert their IPC Common Stock into cash could receive $21 per share in cash without being subject to proration, such a level of debt had to be incurred. CVC proposed the leveraged recapitalization structure as CVC was only interested in a transaction which would be accounted for as a leveraged recapitalization. The transaction was therefore structured in such a way as to qualify for recapitalization treatment under generally accepted accounting principles. One of the requirements for a merger to qualify for recapitalization treatment is that a certain portion of the outstanding equity securities of the recapitalized company remain outstanding. See "Special Factors--Effects of the Merger; Effective Time of the Merger," "--Federal Income Tax Consequences; "--Accounting Treatment," "--Interests of Certain Persons in the Merger," "--Effect on IPC Employee Benefit Plans".

     3. The expected decline in the number of stockholders, the number of shares outstanding and the volume of shares of IPC Common Stock following the Merger and the potential delisting of such shares as a result thereof, all of which will be likely to make an investment in the Surviving Corporation less liquid.

     4. The fact that (a) the IPC stockholders who choose to convert their shares of IPC Common Stock into cash would not have an opportunity to participate in any future growth of the Company and (b) the IPC stockholders who choose to retain their shares of the Surviving Corporation Common Stock will be unable to participate fully in any such future growth due to the potential dilution following the Merger of the equity percentage and book value of the shares of the Surviving Corporation Common Stock to be retained by such stockholders.

     5. Because the approval of the Merger Agreement requires a vote of the majority of the outstanding shares of IPC Common Stock and because the Kleinknecht Stockholders have agreed to vote all their beneficially owned shares (equal to approximately 64% of the outstanding shares of IPC Common Stock), the vote of the unaffiliated stockholders of IPC will not be determinative of the outcome of the vote to approve the Merger Agreement. (However, in order for the Certificate Amendment to be adopted and approved, an additional approximately 16% of the shares of IPC Common Stock must vote in favor of the proposal.) CVC was only willing to enter into the Merger Agreement if it was assured, through the Stockholders Agreement with the Kleinknecht Stockholders, that the requisite stockholder vote to approve the Merger Agreement would be obtained and that the Merger Agreement would not permit the Company to condition approval of the Merger Agreement on the vote of the unaffiliated stockholders. Therefore, the IPC Board did not take the lack of an unaffiliated stockholder vote into account in determining whether the Merger Agreement was fair and in the best interest of the IPC stockholders.

    6. The lack of contractual restrictions or limitations on CVC's engaging in a second stage transaction which could eliminate the minority stockholders of the Surviving Corporation at a price lower than $21 per share. Although the IPC Board was concerned about the effects that a second stage transaction might have on those IPC stockholders electing to retain Surviving Corporation Common Stock, the IPC Board relied on CVC's statements to the effect that it had no plan or proposal for the Surviving Corporation to engage in such a transaction.

  In arriving at its fairness determination, the IPC Board considered the discounted cash flow and leveraged buyout analysis presented by DMG, and the current and historical market prices of IPC Common Stock. Although the IPC Board did not consider the liquidation value or the book value of IPC, it was the IPC Board's view that such values would be significantly below the other possible ranges of values discussed by DMG using other valuation methodologies. The discussion of the information and factors considered and given weight by the IPC Board in this section, "Recommendation of the IPC Board; Reasons for the Merger," is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the IPC Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the IPC Board may have given different weights to different factors.

  Richard P. Kleinknecht also concluded that the Merger Agreement was fair and in the best interests of IPC and its stockholders. In reaching this conclusion, Richard P. Kleinknecht considered all of the factors listed above that were considered by the IPC Board. Richard P. Kleinknecht did not consider any other material factors and did not assign a particular weight to any one factor. Richard P. Kleinknecht based his decision to retain up to 380,952 shares of Surviving Corporation Common Stock on his belief that it will be an attractive investment opportunity, although it will involve substantial risk. By agreeing to retain up to 380,952 shares of Surviving Corporation Common Stock, Richard P. Kleinknecht will be able to divest a substantial portion of his investment in IPC and at the same time make it possible for all those IPC stockholders choosing to convert their IPC Common Stock into cash to receive $21 per share in cash without being subject to proration. Another consequence of Richard P. Kleinknecht's agreement to retain up to 380,952 shares was that the transaction would likely be structured as a recapitalization.

  Because of the role of the Independent Directors and the engagement of DMG and the Company's outside legal counsel, the IPC Board did not appoint an unaffiliated representative to act solely on behalf of the unaffiliated holders of IPC Common Stock.

OPINION OF FINANCIAL ADVISOR

  December 17, 1997 Opinion. Pursuant to the Engagement Letter, DMG provided a financial fairness opinion to IPC in connection with the Merger Agreement. At the meeting of the IPC Board on December 17, 1997, DMG rendered its oral opinion, which was subsequently confirmed in writing as of December 17, 1997 (the "DMG Opinion"), that, as of such date, based upon and subject to the various considerations set forth in the DMG Opinion, the Merger Consideration to be received by the holders of IPC Common Stock pursuant to the terms of the Merger Agreement was fair from a financial point of view to such holders. DMG has rendered a subsequent confirmation dated April 8, 1998 that, as of April 8, 1998, DMG remained of the same opinion.

  THE FULL TEXT OF THE DMG OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY DMG IN RENDERING THE DMG OPINION, IS INCLUDED AS ANNEX E-1 TO THIS PROXY STATEMENT/PROSPECTUS. IPC STOCKHOLDERS ARE URGED TO READ THE DMG OPINION CAREFULLY AND IN ITS ENTIRETY. THE DMG OPINION ADDRESSES ONLY THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO THE IPC STOCKHOLDERS AS OF THE DATE OF THE DMG OPINION, AND DOES NOT CONSTITUTE A RECOMMENDATION TO

ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE ANNUAL MEETING. THE SUMMARY OF THE DMG OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED BY REFERENCE TO THE FULL TEXT OF THE DMG OPINION.

  In rendering the DMG Opinion, DMG, among other things: (i) analyzed certain publicly available financial statements and other information of IPC; (ii) reviewed and analyzed certain financial projections of IPC for the period 1998-2002 prepared by the Company (the "Projections"); (iii) discussed with senior management of IPC the current operations, financial condition and the prospects of the Company; (iv) reviewed the reported stock prices and trading activity for IPC Common Stock; (v) compared the historical financial performance and market trading values of IPC with that of certain other generally comparable publicly-traded companies and their securities; (vi) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (vii) based on the Projections, performed a discounted cash flow analysis and leveraged buy-out analysis of IPC; (viii) discussed with senior management of IPC other acquisition proposals and related discussions the Company held with other parties; (ix) reviewed the financial terms of the Merger Agreement; and (x) performed such other financial analysis and examinations and considered such other factors as DMG deemed appropriate.

  In rendering the DMG Opinion, DMG assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by DMG for the purposes of the DMG Opinion. With respect to the Projections supplied by or confirmed by IPC, DMG further assumed that such Projections represented the best currently available estimates and judgment of the management of IPC as to the expected future financial performance of the Company. DMG did not make any independent verification of information supplied by or confirmed by IPC and did not undertake any independent valuation or appraisal of the assets or liabilities of IPC, nor was DMG furnished with such appraisals. The DMG Opinion does not imply any conclusion as to the likely trading range for the Surviving Corporation Common Stock following the Merger, which may vary depending upon, among other factors, changes in interest rates, market conditions, general economic conditions and other factors that generally influence the price of securities. The DMG Opinion does not address IPC's underlying business decision to effect the Merger. DMG assumed that the Merger would be consummated in accordance with the terms set forth in the Merger Agreement. The DMG Opinion is necessarily based on economic, market, financial and other conditions as in effect on, and the information made available to DMG as of, the date thereof.

  The following is a summary of the analysis performed by DMG in preparation of the DMG Opinion, and reviewed with the IPC Board at its meeting held on December 17, 1997. This analysis was provided to the IPC Board for background information only and was one of the many factors considered by DMG in rendering the DMG Opinion. No conclusions can be independently drawn from any independent analysis. The methodologies described below are commonly used in preparing financial fairness opinions. After applying these methodologies to the Company, it was determined that the lack of identical companies and transactions with which to compare to the Company and the Merger rendered methodologies based on this data not meaningful in DMG's determination that the Merger Consideration was fair to the IPC stockholders from a financial point of view.

    (i) Historical Trading Analysis: DMG reviewed the history of trading prices and volumes for shares of IPC Common Stock over the period from September 27, 1994 to December 16, 1997. DMG observed that the $21 offer price represented a premium of 18%, 17% and 123% over the December 16, 1997 closing price, the 10-day moving average IPC share price ending December 16, 1997 and the April 1, 1997 closing price, respectively. DMG observed that on April 2, 1997, IPC's announcement that it had retained DMG to advise and assist IPC in achieving enhanced shareholder value, had a perceived positive impact on the IPC stock price.

    (ii) Peer Group Comparison: DMG performed a peer group comparison analysis for IPC. DMG examined certain publicly available financial and market information of four selected publicly-traded companies in the telecommunications equipment sector: Cidco Inc., Plantronics Inc., Inter-tel Inc., and

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

  Communications Systems, Inc. (the "Selected Telecommunications Equipment Companies") and compared the financial performance of IPC's turret systems and I.T.S. divisions with this group of companies. DMG also selected five publicly-traded companies in the international long distance re-seller sector: IDT Corp., Primus Telecommunications, Trescom International Inc., Viatel Inc. and ACC Corp. (the "Selected International Long Distance Re-seller Companies") which were compared with the financial performance of the IXnet division. The peer group comparison showed median ratios for the Selected Telecommunications Equipment Companies of market capitalization plus total debt and preferred stock less cash ("Aggregate Value") to revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA"), and earnings before interest and taxes ("EBIT") for 1997 of 1.85x, 10.9x, and 12.0x, respectively, and a median equity value to net income for 1997 of 19.5x. A similar analysis for 1998 ratios for the Selected Telecommunications Equipment Companies of Aggregate Value to revenue, EBITDA and EBIT showed median multiples of 1.62x, 11.2x, and 11.6x, respectively, and a median equity value to net income for 1998 of 15.2x. The analysis for the Selected International Long Distance Re-seller Companies showed median ratios of Aggregate Value to revenue for 1997, 1998, 1999 and 2000 of 2.07x, 1.40x, 0.95x and 0.83x, respectively, and
  Aggregate Value to EBITDA for the same years of 10.5x, 11.9x, 5.8x and 4.7x, respectively. Median multiples of equity value to net income for 1998, 1999 and 2000 were 36.0x, 25.7x and 18.4x, respectively.

    This analysis did not affect DMG's fairness determination because no company used in the peer group comparison was identical to IPC's turret systems and I.T.S. divisions or IXnet. DMG did not find it meaningful to infer a range for each of the valuation measures for the peer group members. In addition, because DMG concluded there were no companies that were identical to the Company, a comparison between the Company and the amounts of the ranges for the peer group would have been impracticable. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis is not, in itself, a meaningful method of ensuring comparable company data.

    (iii) Discounted Cash Flow Analysis: DMG performed an analysis of the present value per share of IPC Common Stock based on free cash flows determined using the assumptions and Projections for IPC which were discussed, reviewed and confirmed by management for calendar years 1998 to 2002 (the "IPC Best Case"). The Projections included certain corporate overhead and research and development savings to be implemented as a result of and following financial due diligence by CVC and the lead debt underwriters. DMG also performed a sensitivity to the IPC Best Case which reflected more conservative growth and profitability assumptions (the "IPC Flat Case"). DMG performed separate valuations for (a) the turret systems and I.T.S. divisions and (b) IXnet reflecting the different risk and growth profiles of the businesses. DMG applied a range of discount rates of between 14% to 15% for the projected cash flows of the turret systems and I.T.S. divisions. This discount range was selected on the basis of a weighted average cost of capital analysis for the Company. The exit terminal value in 2002 was calculated based on a perpetual growth rate of 2.5% to 3.0%, which seemed consistent with the future growth profile of the turret systems and I.T.S. divisions. DMG treated IXnet as a new venture equity investment and assumed a cost of equity range of 35% to 40% which was regarded as reasonable given its early developmental stage and current business projections. An EBITDA exit multiple of 5.5x to 6.5x was applied in 2002 to calculate the terminal value of IXnet which implied an exit revenue multiple of 1.30x to 1.50x. This multiple range was found to be generally consistent with the range of exit multiples used by equity research analysts for more mature comparable companies. Based on a summation of the valuations for (a) the turret systems and I.T.S. divisions and (b) 80% of IXnet (as of the date of the DMG Opinion, IPC owned 80% of IXnet), DMG computed a range of estimated values per share of IPC Common Stock for the IPC Flat Case and the IPC Best Case of $17 to $24.

    (iv) Selected Precedent Transactions: DMG reviewed eight transactions since 1994 involving companies in the telecommunications equipment sector:
  (i) Octel Communications Corp./Lucent Technologies Inc. (July 1997); (ii) ITC Media Conferencing/Williams Cos. Inc. (September 1996); (iii)

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

  Electronic Systems division (SAFCO Corp.)/Gilbert Assoc., Inc. (August
  1996); (iv) Colonial Data Technologies/US Order Inc. (August 1996); (v) Reliance Comm/Tec (Rockwell International Corp.)/Kohlberg Kravis Roberts & Co. (June 1996); (vi) ConferTech International Inc./ALC Communications Corp. (January 1995); (vii) Realcom Office Communications/MFS Communications Inc. (May 1994); and (viii) VMX/Octel Communications (January 1994). DMG computed various multiples which resulted in median multiples of Aggregate Value paid for the target company as a ratio of its last twelve months' ("LTM") revenues, EBITDA and EBIT of 1.44x, 9.7x and 18.7x, respectively. Median multiples of equity value paid for the target company compared to LTM earnings and book value were 25.9x and 3.34x, respectively. DMG also reviewed eight transactions since 1994 in the second tier inter-exchange carrier industry: (i) ACC Corp./Teleport Communications Group (November 1997); (ii) USLD Communications Corp./LCI International, Inc. (September 1997); (iii) Consolidated Communications Inc./McLeodUSA Inc. (June 1996); (iv) Telco Communications Group, Inc./EXCEL Communications, Inc. (June 1997); (v) Corporate Telemanagement Group/LCI International Inc. (May 1995); (vi) ALC Communications/Frontier Corp. (April 1995); (vii) IDB Communications Inc./LDDS Communications (August
  1994); and (viii) WilTel Network Services (The Williams Cos. Inc.)/LDDS Communications (August 1994). DMG computed various multiples which resulted in median multiples of Aggregate Value paid for the target company compared to LTM revenues, EBITDA and EBIT of 2.60x, 13.7x and 26.6x, respectively. Median multiples of equity value paid for the target company compared to LTM earnings and book value were 24.8x and 9.7x, respectively.

    This analysis did not affect DMG's fairness determination because no transaction used in the precedent transactions analysis summarized above was identical to the Merger. DMG did not find it meaningful to infer a range for each of the valuation measures for the precedent transaction analysis. In addition, because DMG concluded there were no transactions identical to the Merger, a comparison between the proposed transaction and the amounts of the ranges would have been impracticable. Accordingly, an analysis of the value of the Merger involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparable companies and other factors in relation to the trading and acquisition values of the comparable companies and publicly announced transactions. Mathematical analysis is not, in itself, a meaningful method of ensuring comparable transaction data.

    (v) Leveraged Buy-Out Analysis: DMG performed a leveraged buy-out ("LBO") analysis of the turret systems and I.T.S. divisions of IPC assuming a recapitalization of the company. DMG used the IPC Best Case and IPC Flat Case projections for the turret systems and I.T.S. divisions. Given the projected negative cash flow characteristics of IXnet, DMG valued this division separately and on the basis of the discounted cash flow analysis as outlined above. The LBO analysis assumed the following: transaction capitalization: 26% equity (reflecting $80 million equity capitalization at $21 per share); $157 million of subordinated debt at 11% interest cost, receivable financing credit line of up to $75 million at 7% interest cost and $50 million as pre-funding for IXnet working capital. DMG also analyzed an alternative funding structure assuming no interest paid for 3 years on the $157 million subordinated debt, with such interest accruing to the principal, with IXnet funded from the cash flow generated by the turret systems and I.T.S. divisions (such funding capped at $50 million). The LBO valuation analysis for the IPC Best Case and the IPC Flat Case was computed on achieving a set of constraints which included: a required rate of return for the equity investors of 25% to 30%; a maximum total debt ratio to EBITDA of 5.0x; the subordinated debt being re-paid within seven years; and EBITDA to interest coverage ratio of being greater than 1.35x. Based on this analysis and a summation of the valuations for (a) the LBO analysis of the turret systems and I.T.S. divisions and (b) the discounted cash flow analysis valuation for 80% of IXnet, DMG computed a range of estimated values per share of IPC Common Stock for the IPC Flat Case and the IPC Best Case of $13 to $22.

    (vi) Premiums Paid Analysis: DMG analyzed premiums paid in a number of selected public telecommunications transactions since 1988. Such analysis showed median offer premiums of approximately 23%, 29% and 36% over the average closing stock price of the target company over 1 day, 10 day and 30 day periods ending the day preceding the public announcement of these transactions,

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

  respectively. DMG also reviewed selected recent leveraged recapitalization transactions: (i) Zilog, Inc./Texas Pacific Group, Inc. (July 1997); (ii) Alliance Imaging, Inc./Newport Investment LLC (July 1997); (iii) Fisher Scientific International, Inc./Investor Group (DLJ Merchant Banking, Chase Capital Partners, Thomas Lee & Co.) (August 1997); and (iv) Amscan Holdings, Inc./GS Capital Partners II (August 1997). Such analysis showed median offer premiums of approximately 10%, 10% and 16% over the average closing stock price of the target companies over a 1 day, 10 day and 30 day period ending the day preceding the public announcement of the transactions, respectively. DMG observed that the $21 offer price for IPC Common Stock represented average premiums of approximately 18%, 17%, 16% and 123% over the December 16, 1997 closing stock price, the 10-day average closing price prior to the announcement of the transaction, the 30-day average closing price prior to the announcement and April 1, 1997 (the day prior to the IPC announcement that DMG had been retained to advise and assist IPC in achieving enhanced shareholder value), respectively.

    (vii) Other Considerations: DMG also gave consideration to the results of its efforts to solicit indications of interest for all or a controlling interest in IPC. The retention of DMG by IPC to advise and assist IPC in achieving enhanced shareholder value was publicly announced on April 2, 1997 and certain market analysts commented that the retention of DMG signaled an intention of the IPC Board to sell the Company. During the process, DMG contacted approximately 40 parties in total. In considering the fairness of the transaction, DMG observed that, despite an extensive marketing process, only one party made a definitive offer for IPC as a whole.

    The financial forecasts and assumptions prepared by IPC's management in June 1997 (upon which DMG's July 16, 1997 financial valuation ranges were based) took into account the market power derived from the Company's significant market penetration for its turret systems business. However, because DMG concluded that no company used in the peer group comparison was identical to IPC's turret systems and I.T.S. divisions or IXnet and that no transaction used in the precedent transactions analysis was identical to the Merger, DMG gave little consideration in its peer group comparison and precedent transaction analysis to the Company's market power derived from the Company's significant market penetration for its turret systems.


  In connection with the review of the Merger by the IPC Board, DMG performed a variety of financial and comparative analyses for the purpose of rendering the DMG Opinion. While the foregoing summary describes all material analyses and factors reviewed by DMG with the IPC Board, it does not purport to be a complete description of the presentation by DMG to the IPC Board or the analyses performed by DMG in arriving at the DMG Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. DMG believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the DMG Opinion. In addition, DMG may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described above should not be taken to be DMG's view of the actual value of IPC. In performing its analyses, DMG made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of IPC. The analyses performed by DMG are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or necessarily to reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of DMG's analysis of the fairness of the Merger Consideration, from a financial point of view, to the holders of IPC Common Stock and were provided to the Board of IPC Directors in connection with the delivery of the DMG Opinion.

  DMG is an internationally recognized investment banking and advisory firm. DMG, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, DMG and its affiliates may actively trade the securities and loans of IPC for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities and loans.

  DMG has from time to time provided investment banking and financial advisory services to IPC and has received fees for rendering such services. In addition, both Deutsche Bank AG and DMG are substantial customers of IPC, purchasing turrets, I.T.S. and IXnet services on an ongoing basis.

  Although several nationally recognized investment banks, including DMG, were familiar with the Company and the industries within which the Company competed, the Company retained DMG in part because of its belief that the substantial relationship with DMG (and, because of that relationship, its significant relationship with senior executives of DMG's parent, Deutsche Bank
AG) was such that the Company would receive greater attention from more senior people than it would from other investment banks.

  IPC and DMG entered into a letter agreement dated March 27, 1997 (the "Letter Agreement"), pursuant to which DMG was engaged to evaluate and advise IPC on alternative strategies for enhancing shareholder value. The advisory fee under such agreement was equal to $250,000, $125,000 of which was paid upon execution of such agreement and the balance was to be paid on the date 12 months after the date of such agreement, provided, however, that if IPC retained DMG to provide services in connection with a transaction described therein, the balance of the advisory fee would be waived.

  Pursuant to the Engagement Letter, IPC has agreed to pay DMG a retainer in the amount of $500,000, payable in two installments and a success fee on closing of a transaction equivalent to 1.25% of the aggregate value of the transaction, subject to a minimum of $1.0 million, against which such retainer fee will be credited. The second $125,000 installment of the advisory fee described in the preceding paragraph was waived pursuant to the terms of the Letter Agreement. In addition, IPC has agreed to reimburse DMG for its reasonable out-of-pocket expenses incurred in connection with its engagement, and to indemnify DMG and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws.

  July 16, 1997 Report. On July 16, 1997 DMG presented IPC with its analysis of the valuation implications of the Company's recently prepared projections. In preparing its analysis, DMG assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by DMG for the purposes of the DMG valuation analysis. With respect to the projections supplied by or confirmed by IPC, DMG further assumed that such projections represented the best currently available estimates and judgment of the management of IPC as to the expected future financial performance of the Company and DMG did not make any independent verification of information supplied by or confirmed by IPC and did not undertake any independent valuation or appraisal of the assets or liabilities of IPC, nor was DMG furnished with such appraisals. The DMG valuation analysis was hypothetical in nature and did not address IPC's underlying business decision to effect any transaction. The DMG valuation analysis is necessarily based on economic, market, financial and other conditions as in effect on, and the information made available to DMG as of, the date thereof.

  The following is a summary of the analysis performed by DMG in the preparation of the DMG valuation analysis presented on July 16, 1997 and reviewed with IPC Management on that date. This analysis was provided to IPC Management for background information only (and was one of the many factors considered by the Board in reaching its decision to authorize DMG to investigate the likely interest of third parties in entering into a change of control transaction for IPC). No conclusions can be independently drawn from any independent analysis. The methodologies described below are commonly used in preparing financial valuations of businesses. After applying these methodologies to the Company, it was determined that the lack of reasonably comparable companies and transactions to compare to the Company rendered methodologies based on such data not meaningful in DMG's appraisal of the shareholder value implications of IPC management's projections.

  (i) Historical Trading Analysis: DMG reviewed the history of trading prices and volumes for shares of IPC Common Stock over the period from September 27, 1994 to July 7, 1997. DMG observed that on April 2, 1997, IPC's announcement that it had retained DMG to advise and assist IPC in achieving enhanced shareholder value had a perceived positive impact on the IPC stock price.

  (ii) Peer Group Comparison: DMG performed a peer group comparison analysis for IPC. DMG examined certain publicly available financial and market information of six selected publicly-traded companies in the telecommunications equipment sector. Octel Communications, Cidco Inc., Plantronics Inc., Intertel Inc., Communications Systems, Inc. and V-Band (the "Selected Telecommunications Equipment Companies") and compared the financial performance of IPC's Turret Systems and I.T.S. divisions with this group of companies. DMG also selected six publicly-traded companies in the international long distance re-seller sector: Esprit Telecom Group, IDT Corp., Pacific Gateway Exchange, Primus Telecommunications, Trescom International Inc., and Viatel Inc. (the "Selected International Long Distance Re-seller Companies") which were compared with the financial performance of the IXnet division. The peer group comparison showed median ratios for the Selected Telecommunications Equipment Companies of market capitalization plus total debt and preferred stock less cash ("Aggregate Value") to revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT") for 1997 of 1.32x, 8.7x, and 10.4x, respectively, and a median equity value to net income for 1997 of 13.5x. A similar analysis for 1998 ratios for the Selected Telecommunications Equipment Companies showed a median equity value to net income of 12.1x. The analysis for the Selected International Long Distance Re-seller Companies showed median ratios of aggregate value to revenue for 1998, 1999 and 2000 of 1.23x, 0.73x, and 0.46x, respectively.

  This analysis did not materially influence DMG's valuation because no company used in the peer group comparison was reasonably comparable to IPC's Turret Systems and I.T.S. divisions or IXnet. A mechanical application of the multiple ranges of the above companies to IPC's projections would imply a total company value of $23 to $25 per share. DMG only showed this analysis for the sake of completeness and to allow a discussion of the difficulties presented by the lack of meaningfully comparable publicly traded companies. The implied value range based on this methodology was not factored into DMG's ultimate appraisal of a reasonable value range for the Company implied by the Company's projections. An analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis is not, in itself, a meaningful method of ensuring comparable company data.

  (iii) Discounted Cash Flow Analysis: DMG performed an analysis of the present value per share of IPC Common Stock based on free cash flows determined using the assumptions and projections for IPC which were discussed, reviewed and confirmed by management for calendar years 1998 to 2002. DMG performed separate valuations for (a) Turret Systems and I.T.S. divisions and
(b) IXnet reflecting the different risk and growth profiles of the businesses. DMG applied a range of discount rates of between 12% to 15% for the projected cash flows of the Turret Systems and I.T.S. divisions. This discount range was selected on the basis of a weighted average cost of capital analysis for the Company. The exit terminal value in 2002 was calculated based on an EBITDA multiple range of 7x to 10x, which seemed consistent with the future growth and profitability profile of the Turret Systems and I.T.S. divisions. DMG treated IXnet as a new venture equity investment and assumed a cost of capital range of 17% to 23% which was regarded as reasonable given its early developmental stage and current business projections. An EBITDA exit multiple of 4x to 7x was applied in 2002 to calculate the terminal value of IXnet. This multiple range was found to be generally consistent with the range of exit multiples used by equity research analysts for more mature comparable companies. Based on a summation of the valuations for (a) the Turret Systems and I.T.S. divisions and (b) 80% of IXnet (as of the date of the DMG valuation, IPC owned 80% of IXnet), DMG computed a range of estimated values per share of IPC Common Stock of $20 to $22.


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

  (iv) Selected Precedent Transactions: DMG reviewed nine transactions since 1994 involving companies in the telecommunications equipment sector (i) ITC Media Conferencing/Williams Cos. Inc. (September 1996); (ii) Electronic Systems Division (SAFCO Corp.)/Gilbert Assoc. Inc. (August 1996); (iii) Colonial Data Technologies/US Order Inc. (August 1996); (iv) Reliance Comm/Tec (Rockwell International Corp.)/Kohlberg Kravis Roberts & Co. (June 1996); (v) Teleos Communications Inc./Madge Networks (Madge NV) (January 1996); (vi) ConferTech International Inc./ALC Communications Corp. (January 1995); (vii) Fairchild Industries Inc. (Fairchild Corp.)/Shared Technologies (November
1995); (viii) Realcom Office Communications/MFS Communications Inc. (May
1994); and (ix) Centex Telemanagement Inc./MFS Communications Co. Inc. (March
1994). DMG computed various multiples which resulted in median multiples of Aggregate Value paid for the target company as a ratio of its last twelve months' ("LTM") revenues, EBITDA and EBIT of 1.39x, 9.8x and 16.4x. respectively. Median multiples of equity value paid for the target company compared to LTM earnings and book value were 39.4x and 2.94x, respectively. A mechanical application of the multiple ranges of the above transactions to IPC's projections for Turret Systems and I.T.S., plus the discounted cash flow value of IPC's equity interest in IXnet, would imply a total company value of $22 to $23 per share.

  This analysis did not materially influence DMG's valuation because none of the target companies were felt to be sufficiently comparable to IPC's Turret Systems and I.T.S. divisions for the analysis to be meaningful. DMG only showed this analysis for the sake of completeness and to allow a discussion of the difficulties presented by the lack of reasonably comparable precedent transactions. The implied value range based on this methodology was not factored into DMG's ultimate appraisal of a reasonable value range for the Company implied by the Company's projections. An analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the prices paid for the companies. Mathematical analysis is not, in itself, a meaningful method of ensuring comparable precedent transaction data.

  (v) Leveraged Buy-Out Analysis: DMG performed a leveraged buy-out ("LBO") analysis of the Turret Systems and I.T.S. divisions of IPC, assuming a recapitalization of the Company and a sale of the IXnet business. The LBO analysis assumed the following: transaction capitalization: 30% equity (reflecting approximately $78 million equity capitalization at $21 per share), $87 million of senior debt at 9% interest cost, receivables secured financing credit line of $50 million at 7% interest cost, excess cash and IXnet intercompany receivable of $32 million and $15 million of after-tax proceeds from a sale of IXnet. The LBO valuation analysis also presumed a set of constraints which included: a required rate of return for the equity investors of approximately 25% to 30%; a maximum total debt ratio to EBITDA of 5.0x; the subordinated debt being re-paid within seven years; and EBITDA to interest coverage ratio of greater than 1.35x. Based on this analysis DMG computed a range of estimated values per share of IPC Common Stock of approximately $20 to $22.

  (vi) Other Considerations: While the foregoing summary describes all material analyses and factors reviewed by DMG in delivering its valuation analysis to IPC Management, it does not purport to be a complete description of the presentation by DMG to IPC Management or the analyses performed by DMG in arriving at its valuation conclusions under each of the above methodologies. A valuation is a complex and subjective process and is not necessarily susceptible to partial analysis or summary description. Furthermore, a valuation analysis represents only an estimate of values that might be achieved in various marketplaces where buyer and market specific issues and developments can materially influence the likelihood of achieving theoretical values. The range of valuation resulting from any particular analysis described above should not be taken to be DMG's view of the actual value of IPC. In performing its analyses, DMG made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of IPC. The analyses performed by DMG are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or necessarily to reflect the prices at which businesses or assets may actually be sold.

  May 8, 1997 Report. On April 2, 1997, DMG was retained by the Company to perform a consulting assignment aimed at presenting, for discussion purposes, a range of strategic alternatives potentially available to the Company with the objective of maximizing shareholder value. As part of its report, DMG presented a preliminary valuation, solely for discussion purposes, based on its own estimates of the Company's likely financial results through the year 2001. Although DMG did engage in discussions with selected members of the Company's management, DMG did not conduct formal due diligence on the Company or rely on projections produced or endorsed by IPC management. DMG did not make any independent verification of information supplied by or confirmed by IPC and did not undertake any independent valuation or appraisal of the assets or liabilities of IPC, nor was DMG furnished with such appraisals. The DMG valuation analysis was hypothetical in nature and did not address IPC's underlying business decision to effect any transaction. The DMG valuation analysis is necessarily based on economic, market, financial and other conditions as in effect on, and the information made available to DMG as of, the date thereof.

  The following is a summary of the analysis performed by DMG in preparation of the DMG valuation analysis presented to the IPC Board on May 8, 1997. This analysis was provided to the IPC Board for discussion purposes only. These discussions occurred before DMG was formally retained by IPC to pursue a possible transaction. No conclusions be independently drawn from any independent analysis. The methodologies described below are commonly used in preparing financial valuations of businesses. After applying these methodologies to the Company, it was determined that the lack of reasonably comparable companies and transactions to compare to the Company rendered methodologies based on this data not meaningful in DMG's preliminary valuation.

  (i) Discounted Cash Flow Analysis -- Consolidated DCF: DMG performed an analysis of the present value per share of IPC Common Stock based on free cash flows determined using DMG's assumptions and projections for IPC for calendar years 1997 to 2001. DMG applied a range of discount rates of between 13% to 16% for the projected cash flows of the consolidated Company.

  This discount range was selected on the basis of a weighted average cost of capital analysis for the Company. The exit terminal value in 2001 was calculated based on an EBITDA multiple range of 5x to 8x, which seemed consistent with the future growth and profitability profile of the Company. DMG computed an average estimated value per share of IPC Common Stock of $22.55.

  (ii) Discounted Cash Flow Analysis -- Sum of the Parts: DMG performed an analysis of the present value per share of IPC Common Stock based on free cash flows determined using DMG's assumptions and projections for IPC for calendar years 1997 to 2001. DMG performed separate valuations for (a)Turret Systems,
(b) the I.T.S. division and (c) IXnet reflecting the different risk, and growth and profitability profiles of the businesses. DMG applied a range of discount rates of between 10% to 14% for the projected cash flows of the Turret Systems, 13% to 21% for the I.T.S. division and 26% to 34% for IXnet. These discount ranges were selected on the basis of a weighted average cost of capital analysis for companies considered to have broadly the same business characteristics as each of the divisions. The exit terminal value in 2001 was calculated based on an EBITDA multiple range of 7x to 11x for Turret Systems, 3x to 7x for the I.T.S. division and 6x to 14x for IXnet which, based on DMG's understanding of these businesses, seemed consistent with their future growth and profitability prospects. Based on a summation of the valuations for all three divisions, and adding or netting out corporate level assets and liabilities, DMG computed an average estimated value per share of IPC Common Stock of $21.56.

  (iii) Comparable Company Analysis. DMG prepared comparable company analysis in three industry groups (a) telephone hardware companies, (b) electrical/contracting companies and (c) high growth telecommunications companies (including U.S. based second-tier interexchange carriers, foreign based interexchange carriers and competitive local exchange companies). In each segment, valuation multiples were calculated. These included 1997 price earnings, price to book value and enterprise value to latest twelve month revenue, earnings before interest, taxes, depreciation and amortization and earnings before interest and taxes. These analyses provided a wide range of multiples, none of which were applied to the Company due to lack of comparability.


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

  (iv) Premiums Paid in Selected Precedent Transactions: DMG noted that between May 1993 and March 1997 selected companies in the electrical/contractor and telephone/communications hardware industries were acquired at prices which implied a range of 30% to 50% premiums over their unaffected public trading value. Assuming such a premium could be achieved in a sale of IPC, and based on IPC's then current market price of $13.25, IPC might be valued between $17 and $19.50 to a strategic buyer.

  (v) Other Considerations: While the foregoing summary describes all material analyses and factors reviewed by DMG in delivering its valuation analysis to the IPC Board, it does not purport to be a complete description of the presentation by DMG to the IPC Board or the analyses performed by DMG in arriving at its valuation conclusions under each of the above methodologies. A valuation is a complex and subjective process and is not necessarily susceptible to partial analysis or summary description. Furthermore, a valuation analysis represents only an estimate of values that might be achieved in various marketplaces where buyer and market specific issues and developments can materially influence the likelihood of achieving theoretical values. The range of valuation resulting from any particular analysis described above should not be taken to be DMG's view of the actual value of IPC. In performing its analyses, DMG made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of IPC. The analyses performed by DMG are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or necessarily to reflect the prices at which businesses or assets may actually be sold.

EFFECTS OF THE MERGER; EFFECTIVE TIME OF THE MERGER

  The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger. The filing of the Certificate of Merger will occur as soon as practicable on or after the closing of the Merger unless another date is agreed to in writing by the Company and AAC. Subject to certain limitations, the Merger Agreement may be terminated by either party if, among other reasons, the Merger has not been consummated by April 30, 1998. See "--Conditions to the Consummation of the Merger" and "--Termination."

  The Merger Agreement provides that the Certificate of Incorporation of the Surviving Corporation, as amended by the Ballot Amendment, will be the IPC Certificate of Incorporation. The IPC Certificate of Incorporation is proposed to be amended in the Merger by adding a provision stating that votes taken in the election of directors need not be, unless required by law or the By-laws, by written ballot. Such amendment is intended to provide the Company and its stockholders with flexibility in electing directors in the event there is a small number of stockholders following the Merger. For a discussion of certain other proposed amendments contained in the Certificate Amendment see "Proposal 2--Certificate Amendment."

  Following the Merger, the total number of outstanding shares of IPC Common Stock will decrease from approximately 10.7 million shares to approximately
3.8 million shares of Surviving Corporation Common Stock, of which the stockholders of AAC will own between 2,057,143 and 3,428,572 shares of Surviving Corporation Common Stock (representing between 50.25% and 86.25% (prior to giving effect to the IXnet Exchange)), and the existing holders of IPC Common Stock will own between 380,952 and 1,752,381 shares of Surviving Corporation Common Stock (representing between 10% and 46%), depending upon the number of shares of Surviving Corporation Common Stock to be retained by existing holders of IPC Common Stock and cash to be received in lieu of fractional shares of Surviving Corporation Common Stock. The stockholders of the Surviving Corporation will immediately be subject to dilution as a result of the exchange of shares of IXnet Common Stock for shares of Surviving Corporation Common Stock and will be subject to dilution upon the exercise of options granted under the New Stock Incentive Plan. See "THE MERGER--Ancillary Agreements--Share Exchange and Termination Agreement" and "Proposal 3--New Stock Incentive Plan."

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

FEDERAL INCOME TAX CONSEQUENCES

  This discussion is a general summary of the material United States federal income tax consequences of the Merger to stockholders of the Company and does not purport to be a complete analysis or discussion of all potential tax considerations or consequences relevant to a decision whether to vote for the approval of the Merger, or whether to make an election to retain shares of Surviving Corporation Common Stock or to receive cash with respect to a stockholder's shares of IPC Common Stock or to make a split election. The tax treatment described herein may vary depending upon each stockholder's particular circumstances and tax position. Certain stockholders (including insurance companies, tax-exempt organizations, retirement plans, financial institutions or broker-dealers, foreign corporations, persons who are not citizens or residents of the U.S., stockholders who do not hold their shares as capital assets, stockholders who have acquired their existing stock upon the exercise of options or otherwise as compensation and stockholders who hold their stock as part of a "straddle," "hedge" or "conversion transaction") may be subject to special rules not discussed below. No ruling from the Internal Revenue Service ("IRS") will be applied for with respect to the federal income tax consequences discussed herein and, accordingly, there can be no assurance that the IRS will agree with the conclusions stated herein. The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. In addition, this discussion does not consider the effect of any applicable foreign, state, local or other tax laws. EACH STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FOREIGN, STATE, LOCAL OR OTHER TAX LAWS, ANY RECENT CHANGES IN APPLICABLE TAX LAWS AND ANY PROPOSED LEGISLATION.

Tax Opinion

  Thacher Proffitt & Wood has rendered an opinion (the "Tax Opinion") that the following discussion addresses the material United States federal income matters and consequences generally applicable to the Merger under currently applicable law. The Tax Opinion is not binding on the IRS, and there can be no assurance that the IRS will not contest the conclusion stated herein.

 Characterization of the Merger for U.S. Federal Income Tax Purposes

  For U.S. federal income tax purposes, AAC will be disregarded as a transitory entity, and a shareholder who chooses to receive cash in the Merger with respect to such stockholder's shares of IPC Common Stock (the "Cash Electing Shares") will be treated as if there were a sale of a portion of such shares to CSH LLC and a purchase of a portion of such shares by the Company. Because there is a lack of judicial or administrative precedent as to the method of determining the extent to which the cash paid for Cash Electing Shares should be treated as having been paid by CSH LLC or by the Company, it is unclear how the allocation of proceeds between the two should be determined. The Company intends to take the position that the percentage of a stockholder's Cash Electing Shares that will be treated as if sold to CSH LLC will be a percentage of such shares equal to (i) the amount contributed to AAC by CSH LLC in exchange for shares of AAC common stock or as a capital contribution divided by (ii) the aggregate amount of cash paid to stockholders pursuant to the Merger. The remainder of the stockholder's Cash Electing Shares will be treated as purchased by the Company. The IRS, however, could, however, adopt a different approach in determining the portion, if any, of a stockholder's Cash Electing Shares that is treated as purchased by the Company. If the IRS should successfully maintain that a greater percentage of a stockholder's Cash Electing Shares should be treated as purchased by the Company, the transfer of such greater percentage, in addition to the transfer of the percentage so treated by the Company, would not be eligible for capital gain treatment unless it qualifies as a sale or exchange under Section 302 of the Code. See "--Stockholders Receiving Cash" below for a discussion of the consequences of cash being deemed paid for the purchase of Cash Electing Shares by the Company. Stockholders should note that, because the number of shares of Surviving Corporation Common Stock retained may not exceed the Maximum Stock Election Number,

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

they will be subject to a pro rata reduction in the number of shares of Surviving Corporation Common Stock they elect to retain in the event that the Maximum Stock Election Number is exceeded. See "--Stockholders Receiving Cash," below for a discussion of the consequences of receiving cash in the Merger.

 Stockholders Receiving Cash

  As described more fully below, for U.S. federal income tax purposes, a stockholder who receives cash pursuant to the Merger (including cash paid to dissenting stockholders and cash paid in lieu of fractional shares) will recognize gain or loss (which may be capital gain or loss), unless the receipt of such cash has the effect of a distribution of a dividend, in which case such cash will be treated as a dividend to the extent of undistributed earnings and profits of the Corporation.

  The U.S. federal income tax consequences of the Merger with respect to a particular stockholder who receives cash pursuant to the Merger will depend upon, among other things, the extent to which a stockholder is deemed to have sold shares of IPC Common Stock to CSH LLC or is deemed to have had such shares purchased by the Company and whether the deemed purchase of a stockholder's shares by the Company qualifies as a sale or exchange under
Section 302 of the Code. First, to the extent that a stockholder is considered to have sold shares to CSH LLC, such stockholder will recognize either capital gain or loss (assuming the shares are held by such stockholder as a capital asset) equal to the difference between the amount realized on the deemed sale of shares to CSH LLC (i.e., the cash proceeds properly allocated to such deemed sale) and the stockholder's adjusted tax basis in such shares. Second, a stockholder also will recognize either capital gain or loss equal to the difference between the cash proceeds allocable to the deemed purchase of such shares by the Company and the stockholder's adjusted tax basis in such shares, to the extent such deemed purchase by the Company is treated as a sale or exchange under Section 302 of the Code with respect to such stockholder. In either case, any such capital gain will qualify for the 20% maximum tax (10% in the case of individual stockholders in the 15% ordinary income tax bracket) on net capital gains if the shares were held for at least 18 months, and for the 28% maximum tax on net capital gains if the shares were held for more than one year and less than 18 months. Under Section 302 of the Code, a deemed purchase by the Company of shares pursuant to the Merger will, as a general rule, be treated as a sale or exchange if such deemed purchase (a) is "substantially disproportionate" with respect to the stockholder as defined in
Section 302(b)(2) of the Code, (b) results in a complete termination of the stockholder's interest in the Company as described in Section 302(b)(3) of the Code or (c) is "not essentially equivalent to a dividend" with respect to the stockholder within the meaning of Section 302(b)(1) of the Code.

  In determining whether any of these Code Section 302 tests is satisfied, stockholders must take into account not only the shares that they actually own, but also any shares they are deemed to own under the constructive ownership rules set forth in Section 318 of the Code. (Stockholders cannot elect to receive either cash or stock with respect to such deemed-owned shares.) Pursuant to these constructive ownership rules, a stockholder is deemed to constructively own any shares that are owned by certain related individuals (including a spouse, children, grandchildren and parents) or entities (including certain partnerships, estates, trusts and corporations) and any shares that the stockholder (or a related person) has the right to acquire by exercise of an option or by conversion or exchange of a security. In addition, if a stockholder lives in a community property state, the community property laws of that state may have an effect on the constructive ownership rules. Stockholders who live in a community property state should consult their own advisors with respect to the impact of community property laws on the constructive ownership rules.

  The deemed purchase by the Company of a stockholder's shares will be "substantially disproportionate" with respect to such stockholder if (i) the percentage of shares actually or constructively owned by such stockholder immediately following the Merger is less than 80% of the percentage of shares actually or constructively owned by such stockholder immediately prior to the Merger and (ii) the same stockholder, immediately after the Merger, actually or constructively owns less than 50% of the total combined voting power of the Company. Stockholders should consult their own tax advisors with respect to the application of the "substantially disproportionate" test to their particular facts and circumstances.

  The deemed purchase by the Company of a stockholder's shares will result in a complete termination of a stockholder's interest in the Company described in
Section 302(b)(3) of the Code if either (a) all the shares actually or constructively owned by the stockholder are sold in the Merger or (b) all the shares actually owned by the stockholder are sold in the Merger and the stockholder is eligible to waive, and does effectively waive in accordance with Section 302(c) of the Code, attribution of all shares which otherwise would be considered to be constructively owned by such stockholder. Such waiver of attribution applies only to shares that would be attributed to a stockholder from members of such stockholder's family. Stockholders should consult their own tax advisors with respect to the application of the "complete termination" test to their particular facts and circumstances.

  Even if, because of the constructive ownership rules, the deemed purchase by the Company of a stockholder's shares fails to satisfy the "substantially disproportionate" test and the complete termination test described above, the deemed purchase by the Company of a stockholder's shares may nevertheless satisfy the "not essentially equivalent to a dividend" test if the stockholder's sale of shares in the Merger results in a "meaningful reduction" in such stockholder's proportionate interest in the IPC Common Stock. Whether the receipt of cash by a stockholder will be considered "not essentially equivalent to a dividend" will depend upon such stockholder's facts and circumstances. In certain circumstances, even a small reduction in a stockholder's proportionate equity interest may satisfy this test. For example, the IRS has indicated in a published ruling that a relatively small reduction in the proportionate equity interest of a small (substantially less than 1%) stockholder in a publicly held corporation who exercises no control over corporate affairs constitutes such a "meaningful reduction." Stockholders should consult their own tax advisors as to the application of this test in their particular situation.

  A tendering stockholder may not be able to satisfy one of the above three tests because of a contemporaneous election to retain some shares of Surviving Corporation Common Stock owned by a related party whose shares would be attributed to such stockholder under Section 318 of the Code, or because of another acquisition of such shares by such stockholder or such a related party. Stockholders should consult their own tax advisors regarding the tax consequences of such acquisitions in their particular circumstances. Also, in assessing whether a purchase by the Company of a stockholder's IPC Common Stock satisfies the "substantially disproportionate" test or the "not essentially equivalent to a dividend" test described above, stockholders should consider the fact that the Merger will substantially reduce the number of outstanding shares of Surviving Corporation Common Stock. As a result, if a related party whose shares would be attributed to such stockholder under
Section 318 of the Code elects to retain a portion of his or her Surviving Corporation Common Stock, the stockholder's percentage interest in the Surviving Corporation Common Stock may not be sufficiently reduced.

  If a stockholder cannot satisfy any of the three tests described above and to the extent the Company has sufficient current and/or accumulated earnings and profits, such stockholder will be treated as having received a dividend which will be includable in gross income (and treated as ordinary income) in an amount equal to the cash received in respect of the purchase by the Company of such stockholder's shares, and the stockholder's basis in the shares of IPC Common Stock purchased by the Company will not offset the amount of cash received, but instead, will be reallocated to shares of Surviving Corporation Common Stock retained by such stockholder or, although the matter is not free from doubt, if no shares are actually owned, reallocated to those shares constructively owned, under certain circumstances.

  In the case of a corporate stockholder, if the cash paid is treated as a dividend, such dividend income may be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations, and may not be available if the corporate stockholder does not satisfy certain holding period requirements with respect to the shares or if the shares are treated as "debt financed portfolio stock" within the meaning of Section 246A(c) of the Code. Additionally, if a dividends-received deduction is available, the dividend may be treated as an "extraordinary dividend" under
Section 1059(a) of the Code, in which case a corporate stockholder's adjusted tax basis in the shares retained by such stockholder would be reduced, but not below zero, by the amount of the nontaxed portion of such dividend and, if the nontaxed portion of the dividend exceeds such basis, such excess will be treated as gain from the sale or exchange of such shares. In addition, under the adjusted current earnings rules of the alternative minimum tax provisions of the Code, and depending upon a corporate holder's particular tax situation, up to 75% of any dividends received deduction may be added back in the computation of alternative minimum taxable income.

 Stockholders Retaining Stock and Receiving No Cash

  The Merger will have no U.S. federal income tax consequences for stockholders who retain shares of Surviving Corporation Common Stock and receive no cash. Accordingly, a stockholder will not recognize any gain or loss on any shares retained by such stockholder.

 Stockholders Retaining a Portion of Their Stock and Receiving Cash

  To the extent that a stockholder elects to both retain a portion of his or her shares and exchange a portion of his or her shares for cash or to the extent a stockholder is prorated into receiving cash in exchange for some portion of his or her shares, the tax treatment of the stockholder's receipt of such cash will be the same as set forth above under "--Stockholders Receiving Cash." In general, such a stockholder will not recognize any gain or loss as a result of the Merger to the extent the stockholder retains shares of Surviving Corporation Common Stock. However, as described more fully above under "--Stockholders Receiving Cash," a stockholder's retention of shares may, under certain circumstances, cause the cash received by such stockholder pursuant to the Merger to be treated as a dividend for U.S. federal income tax purposes.

 Foreign Stockholders--Withholding

  The following is a general discussion of certain U.S. federal income tax consequences of the Merger to foreign stockholders. For this purpose, a foreign stockholder is any person who is, for U.S. federal income tax purposes, a foreign corporation, a non-resident alien individual, a foreign partnership or a foreign estate or trust.

  In the case of any foreign stockholder, the Exchange Agent will withhold 30% of the amount treated as paid by the Company to purchase the shares of such stockholder in order to satisfy certain U.S. withholding requirements, unless such foreign stockholder proves in a manner satisfactory to the Company and the Exchange Agent that either (i) the deemed purchase by the Company of his or her shares pursuant to the Merger will qualify as a sale or exchange under
Section 302 of the Code, rather than as a dividend for U.S. federal income tax purposes, in which case no withholding will be required, (ii) the foreign stockholder is eligible for a reduced tax treaty rate with respect to dividend income, in which case the Exchange Agent will withhold at the reduced treaty rate or (iii) no U.S. withholding is otherwise required. Foreign stockholders should consult their own tax advisors regarding the application of these withholding rules.

 Information Reporting and Backup Withholding

  The Company must report annually to the IRS and to each stockholder the amount of dividends paid to such stockholder and the backup withholding tax, if any, withheld with respect to such dividends. Copies of these information returns also may be made available to the tax authorities in the country in which a foreign stockholder resides under the provisions of an applicable income tax treaty.

  Backup withholding (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) generally will not apply to dividends paid to a foreign stockholder at an address outside the United States (unless the payer has knowledge that the payee is a U.S. person).

  Payment of the proceeds of a sale of shares by or through a U.S. office of a broker is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a foreign stockholder, and the payer does not have actual knowledge that such owner is a U.S. person, or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of shares by or through a foreign office of a broker. If, however, such broker is, for

United States federal income tax purposes, a U.S. person, a controlled foreign corporation, or a foreign person that derives 50% or more of his or her gross income for certain periods from the conduct of a trade or business in the U.S., such payments will be subject to information reporting, but not backup withholding, unless (1) such broker has documentary evidence in its records that the beneficial owner is a foreign holder and certain other conditions are met, or (2) the beneficial owner otherwise establishes an exemption.

  Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

  United States Treasury Regulations, issued on October 6, 1997 (the "Regulations") and generally effective with respect to dividends paid after December 31, 1998, alter the foregoing rules in certain respects. Among other things, the Regulations provide certain presumptions under which a foreign stockholder could be subject to backup withholding and information reporting unless the holder properly documents its foreign status to the Company through a completed Form W-8.

  THOUGH THE FOREGOING ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS GENERALLY APPLICABLE TO THE MERGER, THE DISCUSSION DOES NOT ADDRESS EVERY FEDERAL INCOME TAX CONCERN WHICH MAY BE APPLICABLE TO A PARTICULAR STOCKHOLDER. EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO SUCH STOCKHOLDER, IN THE LIGHT OF HIS OR HER PARTICULAR CIRCUMSTANCES, OF THE DISPOSITION OF SHARES PURSUANT TO THE MERGER.

ACCOUNTING TREATMENT

  It is expected that the Merger will be accounted for as a leveraged recapitalization. Accordingly, the historical basis of the Company's assets and liabilities should not be affected by the Merger.

RESALE OF SURVIVING CORPORATION COMMON STOCK FOLLOWING THE MERGER

  Surviving Corporation Common Stock to be retained in connection with the Merger will be freely transferable, except that shares of Surviving Corporation Common Stock retained by any stockholder who may be deemed to be an "affiliate" (as defined under the Securities Act and generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class of capital stock) of the Company for purposes of Rule 145 under the Securities Act will not be transferable except in compliance with the Securities Act. This Proxy Statement/Prospectus does not cover sales of Surviving Corporation Common Stock retained by any person who may be deemed to be an affiliate of the Company.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain members of IPC's management and the IPC Board may be deemed to have interests in the Merger in addition to their interests, if any, as holders of IPC Common Stock. The IPC Board was aware of these factors and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. See "--Ancillary Agreements."

  Indemnification and Insurance. Pursuant to the Merger Agreement, the Company has agreed to indemnify all present directors and officers of the Company for six years after the Effective Time and, subject to certain limitations, to maintain for six years a directors' and officers' insurance and indemnification policy containing terms and conditions which are not less advantageous to the directors and officers than any such policy which may be in effect prior to the Effective Time.

  Employment Agreements, Severance Arrangements and Bonuses. Certain officers of the Company have severance agreements with the Company that could provide them with incentive compensation if the Merger is consummated and with certain termination benefits in the event their employment is terminated after consummation of, or in connection with, the Merger. See "IPC ANNUAL MEETING-- OTHER MATTERS--Employment Agreements." Certain officers of the Company and IXnet have entered into amended and restated employment agreements with the Surviving Corporation that will become effective as of the Effective Time. See "--Ancillary Agreements--Employment Agreements."

  At the Effective Time, all Options will be canceled and the holders thereof will receive the Option Cash Proceeds in lieu of the Merger Consideration. As of the Record Date, approximately 1.1 million Options were outstanding. The Company estimates that the aggregate amount of the Option Cash Proceeds, assuming all Options are canceled, will be approximately $5.8 million. Also, at the Effective Time, the Surviving Corporation expects to establish the New Stock Incentive Plan under which 554,112 shares of Surviving Corporation Common Stock will be reserved for issuance upon exercise of options which may be granted to selected employees, directors and consultants of the Surviving Corporation and its subsidiaries. The Surviving Corporation has committed to grant Options to purchase 207,792 shares at $21.00 per share pursuant to the New Stock Incentive Plan to three senior employees of the Company or a subsidiary thereof. The Company does not expect to recognize compensation expense with respect to any such grant. See "PROPOSAL 3--NEW STOCK INCENTIVE PLAN."

  Stock Ownership. As of the Record Date, directors and executive officers of IPC and certain of their affiliates, other than the Kleinknecht Stockholders (see below), owned an aggregate of 87,329 shares of IPC Common Stock for which they will receive the Merger Consideration.

  Stockholders Agreement. As of the Record Date, the Kleinknecht Stockholders owned, beneficially and/or of record, an aggregate of 6,906,554 shares of IPC Common Stock constituting approximately 64% of the outstanding shares of IPC Common Stock entitled to vote at the Annual Meeting. Pursuant to the Stockholders Agreement, the Kleinknecht Stockholders, in their capacity as such, have agreed, among other things, to vote their shares in favor of the Merger and the adoption of the Merger Agreement. See "--Ancillary Agreements-- Stockholders Agreement."

EFFECT ON IPC EMPLOYEE BENEFIT PLANS

  1994 Stock Option and Incentive Plan. Pursuant to the Merger Agreement, IPC has agreed that it will not grant any additional options or rights or benefits under the IPC Information Systems, Inc. 1994 Stock Option and Incentive Plan (the "Option Plan"). In addition, at the Effective Time all outstanding options will be canceled and exchanged for the Option Cash Proceeds. See "-- Interests of Certain Persons in the Merger--Employment Agreements, Severance Arrangements and Bonuses."

  1994 Employee Stock Purchase Plan. Pursuant to the Merger Agreement, IPC has agreed that it will not grant any stock purchase rights under the IPC Information Systems, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan") following the conclusion of the calendar year 1997 offering period.

  Advance Notice of Benefit Plan Changes. Pursuant to the Merger Agreement, it has been agreed that, for a period of one year after the Effective Time, none of IPC's employee pension or welfare benefit plans will be changed in any way that would terminate or substantially reduce any benefits provided thereunder, or materially increase the cost of participation by any employee, without at least sixty days advance notice to the affected employees.

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                                  THE MERGER

  The following information, insofar as it relates to matters contained in the Merger Agreement, is qualified by reference to the Merger Agreement, which is included herewith as Annex A, and is incorporated herein by reference. IPC stockholders are urged to read the Merger Agreement in its entirety.

PARTIES TO THE MERGER

  IPC. IPC is a leader in providing integrated telecommunications equipment and services that facilitate the execution of transactions by the financial trading community. Such transactions involve the trading of equity and debt securities, commodities, currencies and other financial instruments. The Company designs, manufactures, installs and services turret systems and installs and services the cabling infrastructure and networks which provide financial traders with desktop access to time-sensitive communications and data. The Company's primary customers include securities and investment banking firms, merchant and commercial banks, interdealer brokers, foreign exchange and commodity brokers and dealers, securities and commodity exchanges, mutual and hedge fund companies, asset managers and insurance companies. The Company uses an integrated approach to marketing its products and services, leveraging its established customer base throughout the financial trading community. In addition, through its subsidiary, IXnet, the Company operates an international voice and data network, providing a variety of dedicated private line, managed data and switched voice services, which has been specifically designed to meet the specialized telecommunications requirements of the financial trading community. See "AVAILABLE INFORMATION" and "THE COMPANY."

  AAC. AAC is a Delaware corporation which was incorporated on November 13, 1997 and has not carried on any activities to date other than those incident to its formation and the transactions contemplated by the Merger Agreement. All of the outstanding capital stock of AAC is owned, directly or indirectly, by CSH LLC and its subsidiaries.

  CSH LLC. CSH LLC is a Delaware limited liability company which engages in certain telecommunication businesses through its subsidiaries. Members of CSH LLC owning units of CSH LLC attributable to CSH LLC's ownership of AAC, acting directly or through their designees, make all of the investment decisions on behalf of CSH LLC. Immediately following the Merger, David Kirby, a private investor and U.S. citizen, will own 25.5% of the voting interests relating to the IPC Units, John O'Mara, a private investor and U.S. citizen, will own 25.5% relating to the voting interests of the IPC Units and CVC will own 49% of the voting interests relating to the IPC Units. CSH LLC is headquartered at 505 N. 51st Avenue, Phoenix, Arizona 85043-2701. CSH LLC has two other operating subsidiaries, CSI, a closely-held manufacturer of telecommunications products for outside plant, customer premises and broadband networks, and LoDan, a closely-held manufacturer of specialized cable assembly and contract assembly service provider.

MERGER CONSIDERATION

  At the Effective Time, subject to certain provisions as described herein with respect to shares of IPC Common Stock held in treasury, shares owned by AAC, fractional shares and Dissenting Shares and the effects of proration described herein, each share of IPC Common Stock (other than Stock Electing Shares), will be converted into the right to receive in cash following the Merger an amount equal to $21.00, and each Stock Electing Share will be converted into the right to retain one fully paid and nonassessable share of Surviving Corporation Common Stock.

  The Merger Agreement contemplates that stockholders of IPC must elect to convert a minimum number of shares of IPC Common Stock into the right to retain at least 380,952 shares of Surviving Corporation Common Stock and a maximum number of shares of IPC Common Stock into the right to retain no more than 1,752,381 shares of Surviving Corporation Common Stock. Pursuant to the Stockholders Agreement, Richard P. Kleinknecht has agreed to elect to retain an aggregate of 380,952 shares of Surviving Corporation Common Stock, which is equal to the Minimum Stock Election Number. As a result, IPC stockholders who choose to convert their shares into cash will receive the full amount in cash and will not be required to retain any shares of Surviving Corporation Common Stock. However, stockholders who elect to retain shares of Surviving

Corporation Common Stock may receive a lesser, prorated number of shares of Surviving Corporation Common Stock than such stockholders elected to retain, plus cash, if the aggregate number of shares of Surviving Corporation Common Stock elected to be retained exceeds the Maximum Stock Election Number.

  At the Effective Time, each Option will be canceled and, in exchange therefor, the holders of such Options will receive, with respect to each Option, a cash payment which, prior to deduction for applicable withholding taxes, is in an amount equal to the Option Cash Proceeds. Payment of the Option Cash Proceeds will be made by the Surviving Corporation on or after the closing date of the Merger immediately upon receipt of a written agreement from the Option holder to accept such payment in full settlement of such Option holder's rights with respect to the Option. If the per share exercise price of any Option equals or exceeds $21.00, such Option will be canceled without any payment therefor.

  No certificates or scrip representing fractional shares of Surviving Corporation Common Stock will be issued upon the surrender for exchange of certificates representing shares of IPC Common Stock. See "-- Fractional Shares."

  Dissenting Stockholders. See "--Dissenters' Rights."

STOCK ELECTION

  Record holders of shares of IPC Common Stock will be entitled to make an unconditional Stock Election to retain shares of Surviving Corporation Common Stock on or prior to the Election Date on the Form of Stock Election being sent to all record holders of IPC Common Stock at the same time as this Proxy Statement/Prospectus but under separate cover. If the number of Stock Electing Shares exceeds the Maximum Stock Election Number, however, then (i) the number of Stock Electing Shares covered by a holder's Stock Election to be converted into the right to retain Surviving Corporation Common Stock will be determined by multiplying the total number of Stock Electing Shares covered by such Stock Election by the Stock Proration Factor. All Stock Electing Shares, other than those shares converted into the right to retain Stock Electing Shares as described in the immediately preceding sentence, will be converted into the right to receive the Cash Election Price as if such shares were not Stock Electing Shares.

  The Merger Agreement provides that, if the number of Stock Electing Shares is less than the Minimum Stock Election Number, then (i) all Stock Electing Shares will be converted into the right to retain Surviving Corporation Common Stock in accordance therewith, (ii) additional shares of IPC Common Stock, other than Stock Electing Shares and Dissenting Shares, will be converted into the right to retain Surviving Corporation Common Stock, which number of additional shares shall be determined by multiplying the total number of shares, other than Stock Electing Shares and Dissenting Shares, by the Cash Proration Factor and (iii) such additional shares of IPC Common Stock will be converted into the right to retain Surviving Corporation Common Stock in accordance with the Merger Agreement (on a consistent pro rata basis among stockholders who held shares of IPC Common Stock as to which they did not make a Stock Election.) However, as described above, pursuant to the Stockholders Agreement, Richard P. Kleinknecht has elected to retain 380,952 shares of Surviving Corporation Common Stock, which is equal to the Minimum Stock Election Number. As a result, all IPC stockholders who choose to convert their shares of IPC Common Stock into cash will receive the full amount in cash and will not be required to retain any shares as Surviving Corporation Common Stock. Examples of the effects of the result of a Stock Election are set forth below.

  If (i) a stockholder elects to make a Stock Election or makes a split election and or (ii) receives cash as a result of the proration procedures described above or a split election, such stockholder may receive dividend treatment (rather than capital gain treatment) for any cash received in the Merger as a result of such proration procedures or split election. See "RISK FACTORS--Risks Associated with the Merger--Taxation of Stockholders Receiving Cash--Possible Dividend Treatment." See also "SPECIAL FACTORS--Federal Income Tax Consequences--Stockholders Receiving Cash" and "--Stockholders Retaining a Portion of their Stock and Receiving Cash."

  With respect to certain risks related to continuing to hold Surviving Corporation Common Stock, see "RISK FACTORS."

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

POSSIBLE EFFECTS OF PRORATION

  The following examples illustrate the potential effects of proration. No fractional shares of Surviving Corporation Common Stock will be issued; in lieu of fractional shares of Surviving Corporation Common Stock, stockholders who elect Surviving Corporation Common Stock will receive cash. See "-- Fractional Shares."

  A. HOLDER A OWNS 100 SHARES OF IPC COMMON STOCK AND DOES NOT ELECT TO RETAIN ANY SHARES OF SURVIVING CORPORATION COMMON STOCK.

  As described above, because Richard P. Kleinknecht has elected to retain 380,952 shares of Surviving Corporation Common Stock, which is equal to the Minimum Stock Election Number, Holder A will receive $2,100 in cash (100 shares at $21 per share).

  B. HOLDER B OWNS 100 SHARES OF IPC COMMON STOCK AND ELECTS TO RETAIN ALL SUCH SHARES OF SURVIVING CORPORATION COMMON STOCK.

  1. If all the stockholders, including Holder B, elect to retain an aggregate number of shares of Surviving Corporation Common Stock equal to or less than the Maximum Stock Election Number, then Holder B will be able to retain 100 shares of Surviving Corporation Common Stock.

  2. If all stockholders, including Holder B, elect to retain more shares of Surviving Corporation Common Stock than the Maximum Stock Election Number in the aggregate, then Holder B will not be able to retain all of his or her shares and will receive some cash. In the case of maximum proration (i.e., the number of Stock Electing Shares equals 10,740,445, which is equal to the number of outstanding shares of IPC Common Stock as of the Record Date), Holder B would be able to retain only 16 shares and would receive $1764 in cash (84 shares at $21 per share including cash paid in lieu of fractional shares).

  The Kleinknecht Stockholders who, in the aggregate own approximately 6.9 million of the outstanding shares of IPC Common Stock, have informed management that they intend to convert all their shares of IPC Common Stock into cash, other than Richard P. Kleinknecht who has agreed to elect to retain 10% of the outstanding shares of Surviving Corporation Common Stock. Assuming all the Kleinknecht Stockholders who have indicated their intent to convert their shares of IPC Common Stock into cash so elect and assuming all other stockholders elect to retain shares of Surviving Corporation's Common Stock, such stock electing stockholders will generally be able to retain approximately 41% of their shares and will receive cash for approximately 59% of their shares.

  C. HOLDER C OWNS 100 SHARES OF IPC COMMON STOCK AND ELECTS TO RETAIN 50 SHARES OF SURVIVING CORPORATION COMMON STOCK AND CONVERT 50 SHARES OF IPC COMMON STOCK TO CASH.

  1. In the event that stockholders (including Holder C) elect to retain 1,752,381 or fewer shares of Surviving Corporation Common Stock in the aggregate, then Holder C will be able to retain his or her 50 shares of Surviving Corporation Common Stock and will receive $1,050 in cash (50 shares at $21 per share).

  2. If the stockholders (including Holder C) elect to retain more shares of Surviving Corporation Common Stock than the Maximum Stock Election Number in the aggregate, then Holder C will not be able to retain all of his or her 50 shares. For example, if the number of Stock Electing Shares is 10,000,000 shares in the aggregate, then each holder, including Holder C, would be able to retain only 17.52% of shares of Surviving Corporation Common Stock in order to reduce the number of retained shares to the Maximum Stock Election Number. Therefore, Holder C would be able to retain only 8 shares of Surviving Corporation Common Stock (or 16% of his or her 50 shares) and would receive $1,932 in cash (92 shares at $21 per share including cash paid in lieu of fractional shares). If the number of Stock Electing Shares is more than 10,000,000 shares of Surviving Corporation Common Stock in the aggregate, Holder C would receive fewer shares of Surviving Corporation Common Stock than in the example above, but would receive a commensurately greater amount of cash.

  3. Assuming all the Kleinknecht Stockholders who have indicated their intent to convert their shares of IPC Common Stock into cash so elect, and all other IPC stockholders elect to retain stock, Holder C would be able to retain only 20 shares of Surviving Corporation Common Stock (or approximately 42% of his or her 50 shares) and would receive $1,680 in cash (80 shares at $21 per share including cash paid in lieu of fractional shares).

STOCK ELECTION PROCEDURE

  The Form of Stock Election is being mailed to all holders of record of IPC Common Stock as of the last business day preceding such mailing at the same time as this Proxy Statement/Prospectus but under separate cover.

  FOR A STOCK ELECTION TO BE EFFECTIVE, HOLDERS OF IPC COMMON STOCK MUST PROPERLY COMPLETE SUCH FORM OF STOCK ELECTION, AND SUCH FORM OF STOCK ELECTION, TOGETHER WITH ALL CERTIFICATES FOR SHARES OF IPC COMMON STOCK HELD BY SUCH HOLDER, DULY ENDORSED IN BLANK OR OTHERWISE IN FORM ACCEPTABLE FOR TRANSFER ON THE BOOKS OF THE COMPANY (OR BY APPROPRIATE GUARANTEE OF DELIVERY AS SET FORTH IN SUCH FORM OF STOCK ELECTION), MUST BE RECEIVED BY CHASEMELLON SHAREHOLDER SERVICES, L.L.C., AS EXCHANGE AGENT (THE "EXCHANGE AGENT"), AT ONE OF THE ADDRESSES LISTED ON THE FORM OF STOCK ELECTION AND NOT WITHDRAWN, BY 5:00 P.M., ON THE ELECTION DATE.

  ONLY HOLDERS OF IPC COMMON STOCK WHO WISH TO MAKE A STOCK ELECTION ARE REQUIRED TO SEND STOCK CERTIFICATES WITH THEIR FORM OF STOCK ELECTION. HOLDERS OF IPC COMMON STOCK WHO DO NOT MAKE A STOCK ELECTION WITH RESPECT TO ALL OF SUCH HOLDER'S SHARES OF IPC COMMON STOCK WILL RECEIVE, BY MAIL, LETTERS OF TRANSMITTAL WITH WHICH SUCH STOCK CERTIFICATES SHOULD BE RETURNED AFTER THE EFFECTIVE TIME. IN NO EVENT SHOULD STOCKHOLDERS SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

  The good faith determinations of the Exchange Agent as to whether or not Stock Elections have been properly made or revoked, and when such elections or revocations were received, will be binding.

CONVERSION/RETENTION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

  The conversion of shares of IPC Common Stock (other than Dissenting Shares) into the right to receive cash or the right to retain shares of Surviving Corporation Common Stock following the Merger will occur at the Effective Time.

  As soon as practicable as of or after the Effective Time, the Exchange Agent will send a letter of transmittal to each holder of IPC Common Stock (other than holders of IPC Common Stock who made a timely and valid Stock Election with respect to all of such holder's shares). The letter of transmittal will contain instructions with respect to the surrender of certificates representing shares of IPC Common Stock in exchange for the cash portion of the Merger Consideration.

  EXCEPT FOR IPC COMMON STOCK CERTIFICATES SURRENDERED WITH A FORM OF STOCK ELECTION AS DESCRIBED ABOVE UNDER "--STOCK ELECTION PROCEDURE," STOCKHOLDERS OF THE COMPANY SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL.

  As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates at such time which prior thereto represented shares of IPC Common Stock shall, upon surrender to the Exchange Agent, of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to the amount of cash, into which the number of shares of IPC Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to the Merger Agreement. The Exchange Agent will accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there will be no further transfer on the records of the Company or its transfer agent of certificates representing shares of IPC Common Stock which have been converted, in whole or in part, pursuant to the Merger Agreement into the right to receive cash, and if such certificates are presented to the Company for transfer, they will be canceled against delivery of cash. Until surrendered as contemplated by the Merger Agreement, each certificate for shares of IPC Common Stock will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest will be paid or will accrue on any cash payable as consideration in the Merger or in lieu of any fractional shares of Surviving Corporation Common Stock.

  No dividends or other distributions with respect to Surviving Corporation Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered certificate for shares of IPC Common Stock with respect to the shares of Surviving Corporation Common Stock represented thereby and no cash payment in lieu of fractional shares will be paid to any such holder pursuant to the Merger Agreement until the surrender of such certificate in accordance with the Merger Agreement. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole shares of Surviving Corporation Common Stock issued in connection therewith, without interest, (i) the amount of dividends and other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Surviving Corporation Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Surviving Corporation Common Stock.

FRACTIONAL SHARES

  No certificates or scrip representing fractional shares of Surviving Corporation Common Stock will be issued upon the surrender or exchange of certificates representing shares of IPC Common Stock in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation following the Merger. Each holder of shares of IPC Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Surviving Corporation Common Stock (after taking into account all shares of IPC Common Stock delivered by such holder) will receive, in lieu thereof, a cash payment (without interest) representing the product of
(i) the applicable fraction of Surviving Corporation Common Stock and (ii) $21.00, payable as soon as practicable on or after the Effective Time.

CONDUCT OF BUSINESS PENDING THE MERGER

  Pursuant to the Merger Agreement, the Company has agreed that without the written consent of AAC, the Company will not (and will not cause or permit any of its subsidiaries to) engage in any practice, take any action or enter into any transaction other than in the ordinary and usual course of business and consistent with prior practice, including, without limitation, the following:
(i) authorizing or effecting any change in its certification of incorporation or bylaws other than as contemplated by the Merger Agreement; (ii) granting any options, warrants, or other rights to purchase or obtain any of its capital stock or issuing, selling, or otherwise disposing of any of its capital stock (except upon the conversion or exercise of options and other rights and obligations outstanding as of the date of the Merger Agreement);
(iii) declaring, setting aside, or paying any dividend or distribution with respect to its capital stock, or redeeming, repurchasing, or otherwise acquiring any of its capital stock, in either case, outside the ordinary course of business; (iv) issuing any note, bond, or other debt security or creating, incurring, assuming, or guaranteeing any indebtedness for borrowed money or capitalized lease obligation (except for inter-company loans or advances from the Company to, or guarantees on behalf of, any one or more of its subsidiaries), outside the ordinary course of business; (v) imposing any lien upon any of its assets outside the ordinary course of business; (vi) making any material change in employment terms for any of its directors, officers and employees outside the ordinary course of business (other than pursuant to the transactions contemplated by the Merger Agreement); (vii) making any capital investment in, making any loan to, or acquiring the securities or assets of any other person outside the ordinary course of business (except pursuant to agreements existing as of the date of the Merger Agreement); (viii) adopting or amending any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit and welfare of any director, officer or employee, except for normal increases in the ordinary course of business and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or any subsidiary; (ix) revaluing in any material respect any significant portion of its assets, including, without limitation, writing down the value of inventory in any material amount or write-off of notes or accounts receivable in any material amount; (x) paying, discharging or satisfying any material liabilities other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the consolidated financial statements of the Company and set forth in the Company's filings with the Commission or incurred in the ordinary course of business; (xi) making any tax election with respect to or settling or compromising any material income tax liability; (xii) taking any action other than in the ordinary course of business with respect to accounting policies or procedures; and (xiii) committing to any of the foregoing.

NO SOLICITATION

  The Merger Agreement provides that neither the Company nor any of its subsidiaries will (whether directly or indirectly through advisors, agents or other intermediaries), nor will the Company or any of its subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or subsidiaries to, (a) solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any Third Party relating to (i) any acquisition or purchase of 10% or more of the consolidated assets of the Company and its subsidiaries or of over 10% of any class of equity securities of the Company or any of its subsidiaries, (ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Third Party beneficially owning 10% or more of any class of equity securities of the Company or any of its subsidiaries, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of the Company, other than the transactions contemplated by the Merger Agreement, or (iv) any other transaction the consummation of which would, or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would, or could reasonably be expected to, materially dilute the benefits to AAC of the transactions contemplated thereby, or (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any Third Party any information with respect to its business, properties or assets in connection with the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to do or seek any of the foregoing; provided, however, that the foregoing will not prohibit the Company or the IPC Board (either directly or indirectly through advisors, agents or other intermediaries) from (i) furnishing information pursuant to an appropriate confidentiality letter concerning the Company and its businesses, properties or assets to a Third Party who has made a Superior Acquisition Proposal as to which a prior determination of the IPC Board as contemplated under clause (i) above has been made and (ii) engaging in discussions or negotiations with such a Third Party who has made a Superior Acquisition Proposal but only if the IPC Board, after consultation with and advice from outside counsel, determines in good faith that, in the exercise of its fiduciary responsibilities, such discussions or negotiations should be commenced or such information should be furnished or such facilitation undertaken; provided, further, that (A) the IPC Board will not, and will not authorize any officers or representatives to, take any of the foregoing actions until notice to AAC of the Company's intent to take such action will have been given; and (B) if the IPC Board receives a Superior Acquisition Proposal, to the extent it may do so without breaching its fiduciary duties as determined in good faith after consultation with its outside counsel, and without violating any of the conditions of such Acquisition Proposal, then the Company will promptly inform AAC of the material terms and conditions of such proposal and the identity of the person making it; and (iii) taking a position on a tender offer by a Third Party, as required under Rule 14e-2 under the Exchange Act (provided no such position shall constitute a recommendation of such transaction if it does not constitute a Superior Acquisition Proposal) or complying with its duties of disclosure under applicable state law subject to the provisions set forth above. As of December 18, 1997, the Company was obligated to immediately cease and cause its subsidiaries and its and their advisors, agents and other intermediaries to cease, any and all existing activity, discussions or negotiations with any Third Party conducted prior to the date on which the Merger Agreement was entered into.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

  The respective obligations of the Company and AAC to consummate the Merger are subject to the satisfaction of the following conditions: (a) the representations and warranties of the Company or AAC, as the case may be, contained in the Merger Agreement and in any certificate or other writing delivered by the Company or AAC, as the case may be, pursuant thereto shall be true and correct in all respects at and as of the Effective Time (provided that representations made as of a specific date will be required to be true as of such date only) as if made at and as of such time; (b) each party shall have performed and complied with all of its covenants under the Merger Agreement in all material respects; (c) no judgment, order, decree or injunction shall prohibit or restrain the consummation of the Merger; provided, however, that the Company and AAC will each use its reasonable best efforts to have any such judgment, order, decree or injunction vacated or reversed; (d) each party shall have received a certificate signed by an officer of the other party with respect to clauses (a), (b) and (c) above; (e) the Merger Agreement shall have been adopted by the stockholders of the Company in accordance with DGCL; (f) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated and the parties shall have received all other authorizations, consents and approvals of government bodies; and (g) each of the Company and AAC shall be reasonably satisfied that the Merger will be recorded as a recapitalization for financial reporting purposes.

  In addition, the obligations of AAC to consummate the Merger are further subject to the satisfaction of the following conditions: (a) the holders of not more than 3% of the outstanding shares of IPC Common Stock shall have demanded appraisal rights in accordance with DGCL; (b) the Company shall have delivered to AAC written consents to the transactions contemplated by the Merger Agreement from third parties who are parties to certain contracts of the Company; (c) the total debt of the Company and its subsidiaries on a consolidated basis in accordance with United States generally accepted accounting principles, consistently applied, as of the Effective Time shall not exceed $38 million; (d) the Company shall have received the proceeds of the financing on terms and conditions set forth in the Notes or upon the terms and conditions which are substantially equivalent thereto; (e) the Company shall have received and accepted the resignations of all directors of the Company other than Richard P. Kleinknecht; (f) the Stockholders Agreement shall be in full force and effect and the parties thereto shall have taken the actions required to be taken pursuant to Section 5 thereof; and (g) each of the Investors Agreement, the Share Exchange and Termination Agreement, the Starr Termination Agreement, the Walsh Employment Agreement, the Corporate Opportunity Agreement and the Labor Pool Agreements shall be in full force and effect. See "--Ancillary Agreements" for a description of such agreements.

  In addition, the obligations of the Company to consummate the Merger are further subject to the following conditions: (a) the AAC Stockholders Agreement shall be in full force and effect; and (b) the IPC Board shall have received an opinion from an independent advisor confirming that, upon the consummation of the transactions contemplated by the Merger Agreement, the Surviving Corporation (on a consolidated basis) (i) will not be left with unreasonably small capital to conduct its business, (ii) will not have incurred debts beyond its ability to pay such debts as they mature, and (iii) will have a fair value and present salable value of its assets in excess of its stated liabilities and probable contingent liabilities. To the extent permitted by applicable law, either party may waive any condition specified in the Merger Agreement, if it executes and delivers to the other party a written notice so stating at or prior to the closing.

  The aforesaid opinion concerning the lack of insolvency as a result of the Merger was sought by the Company as a closing condition for several reasons. The payment of the cash portion of the Merger Consideration to the IPC stockholders pursuant to the Merger may be subject to review under federal or state fraudulent transfer laws. Under such laws, if a court in a lawsuit by a creditor or a representative of creditors of the Company or the Surviving Corporation, such as a trustee in bankruptcy or one of such entities as debtor-in-

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possession, were to find that, at the time of, or after and giving effect to, the Merger Transactions, the Company or the Surviving Corporation (i) was insolvent or rendered insolvent thereby, (ii) was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay as they matured, or (iv) intended to hinder, dely or defraud creditors and, in the case of clauses (i), (ii) and (iii), that the Company or the Surviving Corporation did not receive reasonably equivalent value or fair consideration in the Merger, such court could avoid all or a part of the payment of the Merger Consideration and require that the stockholders, including stockholders exercising appraisal rights, return such consideration to the Company or the Surviving Corporation or to a fund for the benefit of their respective creditors. In addition, if a court were to find that the Company or the Surviving Corporation came within any of clauses (i) through (iv) above, the Company or the Surviving Corporation, or their respective creditors or trustees in bankruptcy, could seek to avoid the grant of security interests or incurrence of obligations, to the lenders under the Revolving Credit Facility. This would result in an event of default with respect to such indebtedness which, under the terms of such indebtedness (subject to applicable law), would allow the lenders to terminate their obligations thereunder and to accelerate payment of such indebtedness. In addition, Section 174 of DGCL provides that a director who willfully or negligently authorizes a corporation to unlawfully purchase its own shares of capital stock when the capital of the corporation is or is thereby rendered impaired shall be liable to the corporation and its creditors. Section 172 of DGCL permits a director to rely in good faith upon certain information, opinions and reports in determining whether a corporation's stock may properly be purchased by the corporation.

  The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction which is being applied. There can be no certainty as to what law a court would apply pursuant to applicable choice of law provisions. Generally, however, a company would be considered insolvent for purposes of the foregoing if the Company (i) will be left with unreasonably small capital to conduct its business, (ii) has incurred debts beyond its ability to pay such debts as they mature, or (iii) will not have a fair value and present fair saleable value in excess of its stated liabilities and identified contingent liabilities. There can be no assurance as to what standards a court would use to determine whether the Company or the Surviving Corporation was solvent at the relevant time. It is a condition to consummation of the Merger that the Company receive a solvency opinion, which is expected to be delivered by Houlihan, Lokey, Howard & Zukin, Inc. There can, however, be no assurance that a court would not determine that the Company or the Surviving Corporation, as the case may be, was insolvent at the time of, or after giving effect to, the Merger Transactions.

  The Company believes that, after incurring the indebtedness at the Effective Time, the Company (i) will be (a) neither insolvent nor rendered insolvent thereby, (b) in possession of sufficient capital to run its business effectively and (c) incurring debts within its ability to pay as the same mature or become due and (ii) will have sufficient assets to satisfy any probable money judgment against it in any pending action. There can be no assurance, however, that a court passing on such questions would reach the same conclusions.

ANCILLARY AGREEMENTS

  In connection with the execution of the Merger Agreement, the following agreements were entered into, each of which will become effective only upon the consummation of the transactions contemplated by the Merger Agreement.

  Investors Agreement. IPC, CSH LLC, Richard P. Kleinknecht, Walsh, Servidio and certain other parties have entered into the Investors Agreement to be effective only upon the consummation of the transactions contemplated by the Merger Agreement. Pursuant to the Investors Agreement, the Surviving Corporation Board will consist of nine members, (i) three of whom shall be nominated by CSH LLC and its Permitted Transferees (as defined in the Investors Agreement) ("CSH Stockholders"); (ii) two of whom shall be nominated by the CSH Stockholders and shall be individuals who are not "Affiliates" or "Associates" (as those terms are used within the meaning of Rule 12b-2 of the General Rules and Regulations under the Exchange Act) of any party to the Investors Agreement or any Affiliate thereof; (iii) two of whom shall be nominated by the CSH Stockholders

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

and shall be individuals who are executive officers of IPC or its subsidiaries; and (iv) two of whom shall be nominated by Richard P. Kleinknecht and his Permitted Transferees. Each of the parties to the Investors Agreement and its Permitted Transferees has agreed to vote its shares of IPC Common Stock in favor of the persons so nominated, provided that none of the parties will be required to vote for another party's nominees if the number of shares of Surviving Corporation Common Stock held by the person or group making the nomination is (A) in the case of the CSH Stockholders, less than 5% of the then outstanding number of shares of Surviving Corporation Common Stock or (B) in the case of Richard P. Kleinknecht and his Permitted Transferees, less than 50% of such person's or group's Initial Ownership (defined as the number of shares of Surviving Corporation Common Stock held by such person or group as of the Effective Time) ("Initial Ownership").

  Pursuant to the Investors Agreement, the CSH Stockholders and the Management Stockholders have agreed that they will not, directly or indirectly, sell, assign, transfer, grant a participation in, pledge or otherwise dispose of any Surviving Corporation Common Stock (or solicit any offers to buy or otherwise acquire, or take a pledge of any Surviving Corporation Common Stock) except in compliance with the Securities Act of 1933, as amended, and the terms and conditions of the Investors Agreement.

  Any CSH Stockholder or Management Stockholder may at any time transfer any or all of its Surviving Corporation Common Stock to one or more of its Permitted Transferees without the consent of the Surviving Corporation or any CSH Stockholder or Management Stockholder, as the case may be, so long as (i) such Permitted Transferee shall have executed a Joinder Agreement substantially in the form of Exhibit A to the Investors Agreement and thereby agreed to be bound by the terms of the Investors Agreement and (ii) the transfer to such Permitted Transferee is not in violation of applicable federal or state securities laws.

  Aside from a transfer to a Permitted Transferee as discussed above, Richard
P. Kleinknecht and his Permitted Transferees may transfer their Surviving Corporation Common Stock only as follows: (i) pursuant to the Tag-Along Rights described below; (ii) pursuant to the Drag-Along Rights described below; (iii) in a public offering in connection with the exercise of their registration rights under Article 5 of the Investors Agreement; or (iv) following the earlier to occur of (A) the date on which the number of shares of Surviving Corporation Common Stock held by Richard P. Kleinknecht and his Permitted Transferees is less than 5% of the outstanding number of shares of Surviving Corporation Common Stock and (B) the fifth anniversary of the Effective Time, to any person other than any Adverse Person (as defined in the Investors Agreement). The above-described restrictions on Richard P. Kleinknecht and his Permitted Transferees shall terminate at such time as the aggregate number of shares of Surviving Corporation Common Stock held by the CSH Stockholders is less than 50% of the CSH Stockholders' aggregate Initial Ownership of Surviving Corporation Common Stock.

  Aside from a transfer to a Permitted Transferee as discussed above, Walsh and his Permitted Transferees and Servidio and his Permitted Transferees may transfer their Surviving Corporation Common Stock only as follows: (i) pursuant to the Tag-Along Rights described below; (ii) pursuant to the Drag-Along Rights described below; (iii) in any public offering; (iv) following the 30th month anniversary of the Effective Time, to any person other than any Adverse Person (as defined in the Investors Agreement); or (v) to any person, in a transfer through a broker or dealer in compliance with Rule 144 (or any successor rule).

  The Investors Agreement also provides that if the CSH Stockholders propose to sell Surviving Corporation Common Stock, the Management Stockholders will have the right to participate in the sale ("Tag-Along Rights"), provided that no such rights shall apply (i) to sales of up to 3% in the aggregate of the outstanding Surviving Corporation Common Stock; (ii) to sales to Permitted Transferees of CSH Stockholders; or (iii) in public offerings. If Tag-Along Rights apply, the CSH Stockholders will inform the Management Stockholders (collectively, the "Tag Stockholders") of the terms and conditions of the proposed sale and offer each Tag Stockholder the opportunity to participate. If the number of shares of Surviving Corporation Common Stock that CSH Stockholders and the Tag Stockholders propose to sell exceeds the number that can be sold on the terms and conditions proposed by the buyer, the CSH Stockholders and each Tag Stockholder who has exercised Tag-Along Rights will be entitled to sell up to his or her Tag Along Portion. "Tag Along Portion" shall mean the

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number of shares of Surviving Corporation Common Stock owned by such Tag
Stockholder (on a fully diluted basis) (and in the case of the CSH Stockholders, owned by CSH Stockholders on a fully diluted basis) multiplied by a fraction, the numerator of which shall be the number of shares of Surviving Corporation Common Stock proposed to be sold by CSH Stockholders and the denominator of which shall be the total number of shares of Surviving Corporation Common Stock (on a fully diluted basis) held by parties to the Investors Agreement. The CSH Stockholders and the Tag Stockholders who have exercised Tag-Along Rights may sell their Surviving Corporation Common Stock on substantially the same terms and conditions set forth in the notice (subject to an increase in the amount of consideration of up to 5%) within 120 days of the date all Tag-Along Rights are waived, exercised or expire.

  The Investors Agreement contemplates that if the CSH Shareholders (i) propose to sell shares of Surviving Corporation Common Stock constituting not less than 50% of their Initial Ownership in a bona fide third party sale, and
(ii) propose a sale in which the Surviving Corporation Common Stock to be sold by CSH Stockholders and the Management Stockholders constitute 50% or more of the outstanding Surviving Corporation Common Stock held by all such Stockholders, the CSH Stockholders will be entitled to compel the Management Stockholders to participate in the sale ("Drag-Along Rights") with respect to the Surviving Corporation Common Stock owned by each Management Shareholder which constitute the "Drag-Along Portion" of the number of shares of Surviving Corporation Common Stock that such person owns. "Drag-Along Portion" shall mean as to any Management Shareholder, the number of shares of Surviving Corporation Common Stock such person owns (on a fully diluted basis) multiplied by a fraction, the numerator of which is the number of shares of Surviving Corporation Common Stock to be sold by the seller and proposed sellers and the denominator of which is the total number of shares of Surviving Corporation Common Stock owned by the seller and proposed sellers.

  Pursuant to the Investors Agreement, CSH LLC also has the right to request the Surviving Corporation to register for sale its Surviving Corporation Common Stock on five occasions if the aggregate proceeds expected to be received from any such sale exceeds $7,500,000. Once the Surviving Corporation has effected one such registration for the CSH Stockholders, Richard P. Kleinknecht and his Permitted Transferees may request two registrations of their Surviving Corporation Common Stock. Each party to the Investors Agreement has the right, subject to certain limitations, to request the Surviving Corporation to include its Surviving Corporation Common Stock in any registration undertaken by the Surviving Corporation. All requests for registration are subject to certain other customary terms and conditions.

  The Investors Agreement also provides that until the earlier to occur of (i) the fifth anniversary of the Effective Time or (ii) the occurrence of a "change in control" (defined as the date on which the CSH Stockholders own less than 20% of the outstanding shares of Surviving Corporation Common Stock or the transfer of all or substantially all of the assets of the Surviving Corporation or a liquidation of the Surviving Corporation), neither Richard P. Kleinknecht nor the Permitted Transferees shall acquire any Surviving Corporation Common Stock or securities convertible into or exercisable or exchangeable for Surviving Corporation Common Stock, with certain exceptions.

  Amended and Restated Corporate Opportunity Agreement. Under the Amended and Restated Corporate Opportunity Agreement, dated as of December 18, 1997, Kleinknecht Electric Company, a New York corporation ("KEC-NY"), and Kleinknecht Electric Company, a New Jersey corporation ("KEC-NJ" and together with KEC-NY, "KEC" each of which are electrical companies controlled by Richard P. Kleinknecht, Peter J. Kleinknecht and certain members of their families), agree for three years from December 18, 1997 not to bid for or accept any job requiring KEC to install low voltage wire, cable and related devices intended to serve as local or wide area network for voice, data and/or video communication, which installation does not require such work to be performed by a licensed electrician but specifically excludes installations intended to transmit signaling in connection with mechanical controls, fire safety and security systems ("Cabling Work"). KEC may not bid for Cabling Work without IPC's written consent if IPC has notified KEC of its intent to bid for such job. This restriction on KEC does not apply if (a) IPC does not so notify KEC and (b) KEC notifies IPC

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

of its intention to bid for the job and does not receive notification from IPC within 5 days that IPC wishes to place its own bid for the job.

  The Corporate Opportunity Agreement may be terminated (a) by IPC with or without cause upon 90 days written notice; (b) by either party upon 5 days written notice if (i) there is a material default or (ii) a party files for insolvency relief; or (c) will automatically terminate if (i) the Labor Pool Agreements are terminated and (ii) IPC does not elect to pay KEC an aggregate of $500,000 per year.

  Amended and Restated Labor Pool Agreements. As of December 18, 1997, but effective only upon consummation of the Merger, KEC-NY and KEC-NJ each entered into Amended and Restated Labor Pool Agreements with IPC. Under such individual but virtually identical labor sharing agreements, KEC continues to act as payroll agents for IPC's Pooled Employees and serves as the signatory to collective bargaining agreements with the Union Locals that represent these employees (IBEW Locals 3 and 164T in New York and New Jersey, respectively) (the "Amended Labor Pool Agreements"). Each of the Amended Labor Pool Agreements is for a term of 20 years. IPC agrees to pay $45,000 to KEC-NY and $5,000 to KEC-NJ in monthly fees under the respective Agreements, confirming a modification to the pre-existing labor pool agreements, entered into as of October 1, 1993, which had provided for an administrative fee equal to 2 1/2% of the total compensation and benefit cost disbursed by KEC with respect to such employees.

  Under the Amended Labor Pool Agreements, IPC will obtain a standby letter of credit in the amount of $1.5 million with respect to KEC's payments for labor compensation and benefits related to Pooled Employees.

  Under the Amended Labor Pool Agreements, IPC will additionally indemnify KEC-NJ and KEC-NY from "Losses" that arise from a final determination that either KEC entity is subject to withdrawal liability under Title IV of ERISA. There is a $5 million cap on the indemnity. Under the Amended Labor Pool Agreements, "Loss" expressly does not include any fines or penalties incurred due to KEC's failure to comply with ERISA or to cooperate with the Surviving Corporation in defending the Loss in a timely and reasonable manner (unless such fines are due to the Surviving Corporation's failure to make payments under its indemnity obligation in a timely manner). Fees and expenses incurred in defending against the Loss, to the extent that they relate to Losses under the cap, shall be borne by IPC. The obligation to indemnify terminates when the applicable statute of limitations with respect to a claim for a Loss expires.

  Each of the Amended Labor Pool Agreements may be terminated by the Surviving Corporation with or without cause upon 90 days written notice; or by either party (a) upon 30 days prior notice if (i) the Surviving Corporation fails to reimburse KEC for payroll and such failure continues for three business days after receipt of notice from KEC; (ii) there is a material default; (iii) a party files for insolvency relief; or (iv) the union withdraws its consent to or objects to continuation of the pooling arrangement or (b) upon 90 days prior notice in the event KEC shall cease operations which require it to maintain a collective bargaining agreement.

  Stockholders Agreement. Pursuant to the Stockholders Agreement, Richard P. Kleinknecht and Peter J. Kleinknecht and certain family members and trusts associated with Richard P. Kleinknecht and Peter J. Kleinknecht and Russell G. Kleinknecht have agreed that, until the first to occur of (a) the Effective Time and (b) the date the Merger Agreement is terminated in accordance with its terms (the "Termination Date"), such Kleinknecht Stockholder shall vote (or cause to be voted) the shares of IPC Common Stock held of record or beneficially by such Stockholder (i) in favor of the Merger, the execution and delivery by IPC of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and the Stockholders Agreement and any actions required in furtherance thereof; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of IPC under the Merger Agreement or the Kleinknecht Stockholders under the Stockholders Agreement; (iii) in favor of the New Stock Incentive Plan and (iv) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement or any such actions identified in writing to AAC in advance): (A) any extraordinary corporate transaction, including, without limitation, a merger, consolidation or other business combination involving IPC or its subsidiaries; (B) a sale, lease or transfer

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

of a material amount of assets of IPC or its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of IPC or its subsidiaries; (C) any change in the majority of the IPC Board; (D) any material change in the present capitalization of IPC or any amendment of IPC's Certificate of Incorporation or By-Laws; (E) any other material change in IPC's corporate structure or business; or (F) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially adversely affect the Merger or the transactions contemplated by the Merger Agreement or the Stockholders Agreement.

  Pursuant to the Stockholders Agreement, Richard P. Kleinknecht has agreed to elect, subject to proration, to retain an aggregate of 380,952 shares of Surviving Corporation Common Stock. All signatories to the Stockholders Agreement, including family members of Richard P. Kleinknecht, Peter J. Kleinknecht and his family members and Russell G. Kleinknecht have advised the Company of their intent to elect to receive cash for 6,525,602 shares of IPC Common Stock.

  Each Kleinknecht Stockholder has agreed that, except as permitted under the Merger Agreement, the Corporate Opportunity Agreement or the Labor Pool Agreements, for a period of three years after the Effective Time, he will not, directly or indirectly, in any form or manner on a worldwide basis: (i) engage in any activities competitive in any material respect with the business of the Surviving Corporation and its subsidiaries and affiliates or (ii) become a partner, shareholder or involved in any other capacity in an entity which engages in activities competitive with the business of the Surviving Corporation and its subsidiaries; provided that each of Walsh and Servidio may own, directly or indirectly, solely as a passive investment, securities of an entity so long as he does not control the entity and does not, directly or indirectly, own 5% or more of any voting class of securities of the entity.

  In addition, under the Stockholders Agreement, each of Richard P. Kleinknecht and Peter J. Kleinknecht has agreed that, for a period ending on the later of three years following the Effective Time or the termination of the Labor Pool Agreements, he will not employ or attempt to employ an employee of the Surviving Corporation or any of its subsidiaries or joint ventures (other than, with respect to Richard P. Kleinknecht, his executive assistant).

  AAC Stockholders Agreement. Pursuant to the terms of the AAC Stockholders Agreement, dated as of December 18, 1997, between IPC and CSH LLC, CSH LLC, as sole stockholder of AAC ("AAC Stockholders Agreement"), has agreed, among other things, to vote its shares of AAC in favor of the Merger and against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of AAC under the Merger Agreement or the AAC Stockholders Agreement.

  Share Exchange and Termination Agreement. Pursuant to the Share Exchange and Termination Agreement, by and among IPC, IXnet, Walsh and Servidio, Walsh has agreed to exchange 336 shares of IXnet Common Stock for 152,381 shares of Surviving Corporation Common Stock and Servidio has agreed to exchange 224 shares of IXnet Common Stock for 101,587 shares of Surviving Corporation Common Stock immediately following the Effective Time. Ten percent of Walsh's and Servidio's shares of Surviving Corporation Common Stock will be retained and issued only upon delivery, by June 18, 1998, of releases by three former IXnet Common Stock shareholders with respect to certain installment purchase agreements. The shares of Surviving Corporation Common Stock so received will be subject to usual and customary restrictions on transfer.

  Each of Walsh and Servidio has agreed that, except as permitted under the Merger Agreement, for a period of two and one-half years after the Effective Time, he will not, directly or indirectly, in any form or manner on a worldwide basis: (i) engage in any activities competitive in any material respect with the business of the Surviving Corporation and its subsidiaries and affiliates or (ii) become a partner, shareholder or involved in any other capacity in an entity which engages in activities competitive with the business of the Surviving Corporation and its subsidiaries; provided that each of Walsh and Servidio may own, directly or indirectly, solely as a passive investment, securities of an entity so long as he does not control the entity and does not, directly or indirectly, own 5% or more of any voting class of securities of the entity.

  Starr Termination Agreement. Pursuant to a Termination Agreement, dated as of December 18, 1997 (the "Starr Termination Agreement"), among IPC and the Starrs, the Starrs have agreed to terminate their registration rights with respect to IPC Common Stock.

  Employment Agreements. Under an Amended and Restated Employment Agreement, dated as of December 18, 1997, by and between Richard P. Kleinknecht and IPC, Richard P. Kleinknecht is to be employed for a two-year term, commencing on the closing date of the transactions contemplated by the Merger Agreement (the "Closing Date"), as Vice-Chairman, reporting to the Surviving Corporation Board and Chairman of the Surviving Corporation. Richard P. Kleinknecht shall receive $420,000 in annual base salary, plus a possible discretionary bonus as well as options to purchase 1.25% of the fully diluted shares of the Surviving Corporation pursuant to the New Stock Incentive Plan. The Surviving Corporation has a right to terminate the employment agreement with or without cause. If Richard P. Kleinknecht's employment is terminated without cause, the Surviving Corporation must pay Richard P. Kleinknecht's base salary for the remainder of his term, at normal payroll intervals. During the term of his employment and for one year thereafter, Richard P. Kleinknecht will be subject to restrictions on (i) competition and (ii) the solicitation of customers and employees, and for all periods during and after the term, he will be subject to nondisclosure and confidentiality restrictions relating to the confidential information and trade secrets of the Surviving Corporation and its affiliates. Richard P. Kleinknecht is to be employed on a full-time basis subject to his continued work for KEC-NJ, KEC-NY and Knight Maintenance Corporation. The Amended and Restated Employment Agreement will supersede an existing employment agreement between Richard P. Kleinknecht and the Company. See "THE ANNUAL MEETING--OTHER MATTERS--Employment Agreements."

  Peter J. Kleinknecht has entered into an Amended and Restated Employment Agreement with IPC, dated as of December 18, 1997, whereby he will be engaged as an IPC employee reporting only to the full Surviving Corporation Board under which agreement he shall perform such duties as may be from time to time assigned, not inconsistent with the duties performed in the six months prior to the Closing Date, although he shall not be required to perform such duties at the offices of the Surviving Corporation. The terms and conditions are substantially the same as Richard P. Kleinknecht's employment agreement except for the following: (i) Peter J. Kleinknecht shall devote time to the Surviving Corporation on an "as needed basis" and shall continue in his capacity as an officer of both KEC-NY and KEC-NJ; (ii) if Peter J. Kleinknecht's employment is terminated by the Surviving Corporation due to death, disability or without cause, the Surviving Corporation must pay him or his estate, as the case may be, a lump sum equal to his base salary for the remainder of his term, discounted for present value; and (iii) Peter J. Kleinknecht's employment agreement specifically provides for a car, life insurance and social club membership, consistent with past practice. The Amended and Restated Employment Agreement will supersede an existing employment agreement between Peter J. Kleinknecht and the Company. See "THE ANNUAL MEETING--OTHER MATTERS-- Employment Agreements."

  Walsh has entered into an Amended and Restated Employment Agreement with IXnet, dated as of December 18, 1997 (the "Walsh Employment Agreement"), under which he is to be employed on a full time basis for a five-year term as Chief Executive Officer of IXnet and Chairman of the IXnet Board of Directors ("IXnet Board") reporting only to the full IXnet Board or Surviving Corporation Board. Under the employment agreement, Walsh will receive $225,000 in base salary plus a discretionary bonus targeted at a minimum of $175,000 and benefits consistent with past practice. He will also receive options to purchase 2% of the fully diluted shares of the Surviving Corporation and a "springing" option grant equal to 3% of the shares of IXnet (with an additional 2% reserved for grants to other employees) in the event of a public offering or spin-off of IXnet stock within 2 years. He is entitled to lump sum severance payments payable if he is terminated "without cause" or if he resigns for "good reason," equal to his base salary, plus his average bonus, for a period equal to the greater of three (3) years or the number of years in his then-remaining term of employment. Walsh's benefits under his employment agreement will continue during such severance period. During the term and for
2.5 years thereafter, Walsh is subject to restrictions on (i) competition and
(ii) the solicitation of customers and employees, and for all periods during and after the term, he is subject to nondisclosure and confidentiality restrictions relating to the confidential information and trade secrets of the Surviving Corporation and its affiliates.

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

  Servidio has entered into an Amended and Restated Employment Agreement with IXnet, dated as of December 18, 1997, as Vice President--Sales of IXnet, reporting to the full IXnet Board or the Chief Executive Officer of IXnet. The terms and conditions of Servidio's employment agreement are substantially the same as Walsh's employment agreement except that Servidio will receive $190,000 in base salary, plus a commission-based bonus with a minimum draw of $110,000 and benefits consistent with past practice.

REGULATORY CONSIDERATIONS/APPROVALS

  Under the HSR Act and the HSR Rules by the FTC, certain merger transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain applicable waiting periods have expired. The Merger is subject to the requirements of the HSR Act and the HSR Rules. Pursuant to the requirements of the HSR Act, AAC filed a Notification and Report Form with respect to the Merger with the Antitrust Division and the FTC on February 12, 1998. The Company filed a Notification and Report Form with respect to the Merger on February 12, 1998. The waiting period applicable to the Merger terminated on March 19, 1998.

  At any time before or after the consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking divestiture of the Company by AAC following consummation of the Merger. Private parties (including individual states) may also bring legal actions under the antitrust laws. Neither AAC nor the Company believes that the consummation of the Merger will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

  IXnet possesses certain licenses and/or authorities from the FCC and various state PUCs. Certain of these licenses and authorities require pre-approval of any transfer or change of control with respect thereto. IXnet has filed for approval to transfer, merge or for change of control, as appropriate, under the rules of the FCC, and the state PUCs and anticipates receiving clearance in all cases prior to the Effective Date. In some state jurisdictions, pre- or post-transfer notification is required and such filing will be done on a timely basis. IXnet also has licenses issued by the appropriate authorities in certain foreign jurisdictions including the United Kingdom, Japan, Hong Kong, Singapore and Brazil. In these jurisdictions, no pre-closing approvals are required. However, some of these jurisdictions do require a pre-closing notification. Any such notifications in these jurisdictions will be done on a timely basis. See "RISK FACTORS--Risks Associated with Operations-- Regulation," and "THE COMPANY--Regulatory Environment."

REPRESENTATIONS AND WARRANTIES

  Each of IPC and AAC has made certain representations and warranties to each other in the Merger Agreement as to, among other things, the authorization, validity, binding effect and enforceability of the Merger Agreement, various corporate matters, capital structure, compliance with laws, absence of material adverse changes, financial statements, labor matters, employee benefit plans, environmental matters, asset quality, loan portfolio and allowances for possible loan losses, investment securities and borrowings, books and records, absence of certain legal proceedings and regulatory actions and certain fees payable in connection with the proposed transactions. Virtually all of the representations and warranties of the parties, the accuracy of which is a condition to the closing of the transactions contemplated by the Merger Agreement, contain exceptions for any condition, event, change or occurrence that would not have a material adverse effect on the financial condition or operations, business, assets or results of operations of the party making such representation or warranty, and its subsidiaries taken as a whole. The representations and warranties of the parties do not survive beyond the Effective Time if the Merger is consummated, and, if the Merger Agreement is terminated without consummation of the Merger, there will be no liability on the part of any party for a misrepresentation except that no party will be relieved from any liability arising out of the willful breach by any other party of any covenant or willful misrepresentation contained in the Merger Agreement.

AMENDMENT AND WAIVER

  Subject to applicable law, the Merger Agreement may be amended by IPC and AAC at any time before or after approval by the stockholders of IPC of the matters presented herein in connection with the Merger, except that, after any such approval, no amendment may be made which contravenes the DGCL. Subject to applicable law, the parties may extend the time for performance of the obligations or other acts of the other party to the Merger Agreement, may waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto and may waive compliance with any agreements or conditions for their respective benefit contained in the Merger Agreement.

TERMINATION

  The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the stockholders of the Company): (a) by mutual written consent of the Company and AAC; (b) by either the Company or AAC, if the Merger has not been consummated by April 30, 1998 by reason of the failure of any condition precedent, provided that the party seeking to exercise such right is not then in breach in any material respect of any of its obligations under the Merger Agreement; (c) by either the Company or AAC, if AAC (in the case of termination by the Company), or the Company (in the case of termination by AAC) shall have breached in any material respect any of its obligations or representations and warranties under the Merger Agreement and the breach has continued without cure for a period of 15 days after notice of the breach of any such obligation, representation and warranty of AAC (in the case of termination by the Company) or the Company (in the case of termination by AAC); (d) by the Company, in the event that any person has made a Superior Acquisition Proposal; (e) by AAC if the IPC Board has withdrawn or modified or amended, in a manner adverse to AAC, its approval or recommendation of the Merger Agreement and the Merger or its recommendation that stockholders of the Company adopt and approve the Merger Agreement and the Merger, or approved, recommended or endorsed any proposal for a transaction other than the Merger (including a tender or exchange offer for shares of IPC Common Stock) or if the Company has failed to call stockholder meeting to vote on the Merger; (f) by the Company, if prior to the Effective Time, the IPC Board has withdrawn or modified or amended, in a manner adverse to AAC, its approval or recommendation of the Merger Agreement and the Merger or its recommendation that stockholders of the Company adopt and approve the Merger Agreement and the Merger or the IPC Board has approved or endorsed any proposal recommended for a transaction other than the Merger provided that the Company is in compliance with its obligations described under "--No Solicitation;" and (g) by either the Company or AAC if, at a duly held stockholders meeting of the Company or any adjournment thereof at which the Merger Agreement and the Merger is voted upon, the adoption and approval by a majority vote of the Company's stockholders has not been obtained.

  The party desiring to terminate the Merger Agreement must give written notice of such termination to the other party in accordance with the terms thereof. If the Merger Agreement is terminated, such Agreement will become void and of no effect with no liability on the part of any party thereto, except as provided therein.

TERMINATION FEE

  In recognition of the efforts and expenses of and other opportunities foregone by AAC while structuring the Merger, the Merger Agreement provides that IPC shall, in certain circumstances, pay to AAC a termination fee of $3.37 million. The Termination Fee is payable upon the occurrence of any one of the following: (i) the Merger Agreement is terminated by the Company or AAC, as the case may be, pursuant to (d) above under "THE MERGER--Termination" or the IPC Board has approved, recommended, or endorsed a Superior Acquisition Proposal; or (ii) a Third Party has made an Acquisition Proposal, the Merger Agreement is terminated because the IPC Board has withdrawn, modified, amended in a manner adverse to AAC, its approval and recommendation of the Merger Agreement and the Merger or its recommendation that the stockholders of the Company adopt and approve the Merger Agreement and the Merger or the Company has failed to call a meeting of stockholders to vote on the Merger, and the Company consummates an Acquisition Transaction within 12 months following termination of the Merger Agreement.

  In addition, the Merger Agreement provides, subject to various exceptions and limitations, for reimbursement of certain expenses of AAC, not to exceed $2.2 million in the aggregate, consisting of all reasonable out-of-pocket costs, fees and expenses, including without limitation, the reasonable fees and disbursements of banks, investment banks, accountants or legal counsel. These costs, fees and expenses are payable, upon termination of the Merger Agreement as a result of one of the events described in the previous paragraph, within 10 business days of receipt by the Company of reasonably satisfactory documentation detailing such costs, fees and expenses.

CERTAIN FEES AND EXPENSES

  All costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expense.

  As a result of the proposed Merger, the Company will incur various costs currently estimated at $14.0 million (pre-tax) in connection with consummating the transaction. These costs consist primarily of professional fees, registration costs, printing costs and other expenses. While the exact timing, nature and amount of these costs are subject to change the Company will also incur a one-time charge of approximately $8.3 million ($4.7 million after tax) in the quarter in which the Merger is consummated. This one time charge consists of certain "change in control" bonuses and severance payments aggregating $2.5 million (pre-tax) and the payment, upon cancellation, of stock options aggregating $5.8 million on a pre-tax basis. As a result of the foregoing, the Company expects to record a significant net loss in the quarter in which the Merger is recorded. Because this loss will result directly from the one-time charge incurred in connection with the Merger, and this charge will be funded entirely through the proceeds of the Merger Financing, the Company does not expect this loss to materially impact its liquidity, ongoing operations or market position.

MERGER FINANCING

  The Company is expected to enter into debt financing arrangements aggregating approximately $255 million, which will consist of both the Notes and the Revolving Credit Facility. It is anticipated that substantially all the proceeds of the Notes, together with the Equity Investment, will be used to finance the cash portion of the Merger Consideration and to pay related costs, fees and expenses incurred in connection with the Merger. Any remaining proceeds will be used for working capital and other purposes. It is also anticipated that the Revolving Credit Facility may be used to meet the Company's working capital requirements after the Merger. It is expected that the Notes will feature a three-year deferred interest component which will enhance the cash flow from the Surviving Corporation's operations during such three-year period and which may be used to satisfy the greater capital requirements of IXnet. On December 17, 1997, CVC and AAC received commitment letters to provide financing in the amount of $232 million consisting of $157 million in Notes and a Revolving Credit Facility for $75 million. Due to anticipated favorable market conditions, the Company expects to increase the amount of the Notes to $180 million. With respect to $157 million of the Notes, MSCI committed to use its best efforts to complete a public offering or a private placement of the Notes, or, in the event such public offering or private placement is not completed within the offering period described therein, to purchase the Notes. On January 12, 1998, CVC and AAC received an amended and restated commitment letter from MSCI and Goldman, which superseded the commitment letter referred to in the third preceding sentence and which added Goldman as a co-manager. The commitments are subject to customary conditions, including the negotiation, execution and delivery of definitive documentation with respect to the financings contemplated by the commitments.

  Under the Revolving Credit Facility, a banking syndicate led by MSSF will provide the Surviving Corporation with $75 million of revolving credit, subject to certain borrowing base limitations. The Revolving Credit Facility will include a sublimit for the issuance of letters of credit. Borrowings made under the Revolving Credit Facility will bear interest at a rate equal to, at the Surviving Corporation's option, the administrative agent's Base Rate plus 150 basis points or the LIBOR Rate plus 250 basis points. The "Base Rate" is a fluctuating interest rate equal to the higher of
(i) the rate of interest announced publicly by the administrative agent as its prime rate and (ii) a rate equal to 1/2 of 1% per annum above the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as determined for any day by the administrative agent. The Base Rate and LIBOR Rate will be subject to step-downs based on the leverage ratio of the Surviving Corporation and its subsidiaries on a consolidated basis.

  The Revolving Credit Facility expires five years from the Effective Time. The obligations of the Surviving Corporation under the Revolving Credit Facility are secured by substantially all of the real and personal property of the Surviving Corporation and its subsidiaries including its inventory, accounts receivable and the proceeds of the foregoing.

  The Revolving Credit Facility contains customary covenants of the Surviving Corporation and its subsidiaries, including, without limitation, restrictions on (i) asset dispositions, (ii) mergers or acquisitions, (iii) capital expenditures, (iv) restricted payments, including prohibitions on the payment of dividends to, or the repurchase or redemption of stock from, stockholders,
(v) the incurrence of indebtedness, (vi) loans and investments, (vii) liens,
(viii) transactions with affiliates (as defined in the Revolving Credit Facility) and (ix) various other covenants. Pursuant to the terms of the Revolving Credit Facility, the Surviving Corporation would be in default under the Revolving Credit Facility upon the non-payment of principal or interest when due under the notes issued in connection with the Revolving Credit Facility or, subject to applicable grace periods in certain circumstances, upon the non-fulfillment of the covenants described above, certain changes in control of the ownership of the Surviving Corporation or various other defaults described in the Revolving Credit Facility. If such a default occurs, the banks will be entitled to take all actions permitted to be taken by a secured creditor under the Uniform Commercial Code and to accelerate the amounts due under the Revolving Credit Facility and may require all such amounts to be immediately paid in full.

  The Notes will have a maturity of ten years from the date of issue. Interest shall be payable semi-annually except that interest shall be payable in additional Notes, rather than cash, for three years after their issuance. The Notes will be senior unsecured indebtedness of the Surviving Corporation, ranking senior to all existing and future subordinated indebtedness of the Surviving Corporation and pari passu in right of payment with all other existing and future senior unsecured indebtedness of the Surviving Corporation. The payment of principal, premium, if any, and interest on the Notes will be unconditionally guaranteed on a joint and several basis by each of the Surviving Corporation's domestic subsidiaries.

  On or after five years from the date of issue, the Surviving Corporation may redeem the Notes in whole or in part pursuant to the terms thereof. Notwithstanding the foregoing, at any time on or before three years from the date of issue, the Surviving Corporation may redeem up to 35% of the original aggregate principal amount of Notes at a premium, provided that at least 65% of the original principal amount of Notes remain outstanding immediately after the occurrence of such redemption. Upon a Change of Control (as defined in the Indenture pursuant to which the Notes will be issued (the "Indenture")), the Surviving Corporation will be required to make an offer to purchase all outstanding Notes at 101% of the accrued value thereof. In addition, a Change of Control would also require the Surviving Corporation to repay outstanding indebtedness under the Revolving Credit Facility. There can be no assurance that in the event of a Change of Control the Company will have, or will have access to, sufficient funds to repurchase the Notes and to repay indebtedness under the Revolving Credit Facility.

  In addition, the Indenture will restrict, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends or make certain other restricted payments, incur liens, engage in any sale and leaseback transactions, sell stock of subsidiaries, apply net proceeds from certain assets sales, merge or consolidate with any other person, sell, assign, transfer, lease, convey or otherwise dispose of substantially all

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

of the assets of the Company, enter into certain transactions with affiliates, or incur indebtedness that is subordinate in right of payment to any indebtedness and senior in right of payment to the Notes.

  CSH LLC, directly or indirectly, expects to make the Equity Investment, depending on the number of shares of Surviving Corporation Common Stock that existing stockholders of the Company elect to retain in the Merger.

CONVERSION OF AAC STOCK

  As a result of the Merger, in connection with the Equity Investment, AAC's stockholders will receive not less than 50.25% nor more than 86.25% (prior to giving effect to the IXnet Exchange) of the number of shares of Surviving Corporation Common Stock expected to be outstanding upon the Merger.

DISSENTERS' RIGHTS

  Holders of shares of IPC Common Stock are entitled to appraisal rights under
Section 262 ("Section 262") of DGCL, provided that they comply with the conditions established by Section 262. Section 262 is included in its entirety as Annex F to this Proxy Statement/Prospectus. The following discussion does not purport to be a complete statement of the law relating to appraisal rights and is qualified by reference to Annex F. This discussion and Annex F should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, as failure to comply with the procedures set forth herein or therein may result in the loss of appraisal rights. Stockholders of record who desire to exercise their appraisal rights must: (i) hold shares of IPC Common Stock on the date of making a demand for appraisal; (ii) continuously hold such shares through the Effective Time;
(iii) deliver a properly executed written demand for appraisal to the Company prior to the vote by the stockholders of the Company on the Merger; (iv) not vote in favor of the Merger or consent thereto in writing; (v) file any necessary petition in the Delaware Court, as more fully described below, within 120 days after the Effective Time; and (vi) otherwise satisfy all of the conditions described more fully below and in Annex F.

  A record holder of shares of IPC Common Stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the Effective Time, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the Merger nor consents thereto in writing will be entitled, if the Merger is consummated, to receive payment of the fair value of his shares of IPC Common Stock as appraised by the Delaware Court. All references in Section 262 and in this summary of appraisal rights to a "stockholder" or "holders of shares of common stock" are to the record holder or holders of shares of IPC Common Stock.

  Under Section 262, not less than 20 days prior to the Annual Meeting, the Company is required to notify each stockholder eligible for appraisal rights of the availability of such appraisal rights. This Proxy Statement/Prospectus constitutes notice to holders of IPC Common Stock that appraisal rights are available to them. Stockholders of record who desire to exercise their appraisal rights must satisfy all of the conditions set forth herein. A written demand for appraisal of any shares of IPC Common Stock must be filed with the Company before the taking of the vote on the Merger. Such written demand must reasonably inform the Company of the identity of the stockholder of record and of such stockholder's intention to demand appraisal of the IPC Common Stock held by such stockholder. This written demand for appraisal of shares must be in addition to and separate from any proxy or vote abstaining from or voting against the Merger. Voting against, abstaining from voting on, failing to return a proxy with respect to, or failing to vote on the Merger will not, in and of itself, constitute a demand for appraisal within Section 262.

  Stockholders who desire to exercise appraisal rights must not vote in favor of the Merger or consent thereto in writing. Voting in favor of the Merger or delivering a proxy in connection with the Annual Meeting (unless the proxy votes against, or expressly abstains from the vote on, the approval of the Merger), will constitute a waiver of the stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the stockholder.

  A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder's name appears on the certificate or certificates representing the shares of IPC Common Stock. A person having a beneficial interest in shares of IPC Common Stock that are held of record in the name of another person, such as a broker, fiduciary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect any appraisal rights. If the shares of IPC Common Stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, such demand must be executed by or for the record owner. If the shares of IPC Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all such joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. A record owner, such as a broker, fiduciary or other nominee, who holds shares of IPC Common Stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of IPC Common Stock outstanding in the name of such record owner. A stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to: IPC Information Systems, Inc., Wall Street Plaza, 88 Pine Street, New York, New York 10005; Attention: Corporate Secretary. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of IPC Common Stock owned, and that the stockholder is thereby demanding appraisal of his or her shares. A proxy or vote against the Merger will not constitute such a demand.

  Within ten days after the Effective Time, the Surviving Corporation must provide notice of the Effective Time to all stockholders who have complied with Section 262. Within 120 days after the Effective Time, either the Surviving Corporation or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. The Surviving Corporation does not currently intend to file an appraisal petition. Stockholders seeking to exercise appraisal rights should not assume that the Surviving Corporation will file such a petition or that the Surviving Corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the Effective Time, any stockholder who has theretofore complied with the applicable provisions of
Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of IPC Common Stock not voted in favor of the Merger and with respect to which demands for appraisal were received by the Company and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the Surviving Corporation (addressed as specified for written demands in the preceding paragraph) or within 10 days after expiration of the time for delivery of demands for appraisal under
Section 262, whichever is later.

  If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights and will appraise the shares of IPC Common Stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that, "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which are known or which can be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

  Stockholders considering seeking appraisal should recognize that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the Merger Consideration to be received if they do not seek appraisal of their shares. The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of a dissenting stockholder of the Company, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

  Any holder of shares of IPC Common Stock who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

                       PROPOSAL 2--CERTIFICATE AMENDMENT

  In connection with the Merger, the IPC Board has approved and adopted, subject to stockholder approval, the Certificate Amendment which is included in this Proxy Statement/Prospectus as Annex B. Because the approval of the Certificate Amendment is contingent upon the approval of the Merger, the proposed Amended and Restated Certificate of Incorporation attached as Annex B includes the provisions of the Ballot Amendment. In the event that the Merger Agreement is approved, the Ballot Amendment will be deemed approved, whether or not the Certificate Amendment is approved. Adoption of the Certificate Amendment requires an affirmative vote of the holders of at least 80% of the aggregate outstanding shares of IPC Common Stock on the Record Date. A failure to return a properly executed proxy card or to vote in person or abstaining from voting will have the same effect as a vote against the Certificate Amendment. Broker non-votes will not be counted as having been voted in person or by proxy at the Annual Meeting and will have the same effect as a vote against the Certificate Amendment. Consummation of the Merger is not contingent on adoption of the Certificate Amendment; however, approval of the Certificate Amendment is contingent upon approval of the Merger Agreement.

  The following is a summary of the material differences between the Restated Certificate of Incorporation of IPC (the "Existing Certificate of Incorporation") and the Certificate Amendment. The following discussion does not purport to be a complete discussion of, and is qualified by reference to DGCL, the Existing Certificate of Incorporation and the Certificate Amendment.

CLASSIFICATION OF THE BOARD

  The Existing Certificate of Incorporation provides for a classified Board of Directors, with the entire Board of Directors being divided into three classes with each director being elected to serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected. Any amendment to this provision requires an affirmative vote of the stockholders of not less than eighty (80%) percent of the total number of votes eligible to be cast by the holders of all outstanding shares of capital stock.

  Under the Certificate Amendment, the classified Board of Directors is eliminated and the entire Board of Directors will stand for election at any given annual meeting of stockholders. Furthermore, subsequent changes with respect to classification of the Surviving Corporation Board could be made by an affirmative vote of greater than fifty (50%) percent of the total number of votes then eligible to be cast by the holders of all outstanding shares of Surviving Corporation Common Stock.

VACANCIES

  The Existing Certificate of Incorporation provides that, subject to the limitations prescribed by law, all vacancies in the office of director, including vacancies created by newly created directorships resulting from an increase in the authorized number of directors, may be filled only by a vote of the directors then holding office, even if less than a quorum, or a sole remaining director. The Existing Certificate of Incorporation further provides that any director so elected shall serve the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor is duly elected and qualified or until such director's resignation or removal. Any amendment to this provision requires an affirmative vote of the stockholders of not less than eighty (80%) percent of the total number of votes eligible to be cast by the holders of all outstanding shares of capital stock.

  There is no analogous provision regarding vacancies in the office of director in the Certificate Amendment, therefore, all vacancies in the office of director shall be filled pursuant to the governing provisions of the bylaws. The provision in the Amended and Restated Bylaws of the Surviving Corporation with respect to directors is substantially similar to the provision in the Existing Certificate of Incorporation, and, for this reason, the Certificate Amendment proposes the elimination of this provision in the Existing Certificate of Incorporation.

SUPERMAJORITY VOTING

  Section 5.4 of the Existing Certificate of Incorporation provides that any amendments to paragraph 5 (concerning the composition of the Board of Directors) of the Existing Certificate of Incorporation may only be approved by a vote of the stockholders of not less than 80% of the total number of votes eligible to be cast by the holders of all outstanding shares of IPC Common Stock.

  The Certificate Amendment proposes the elimination of the supermajority voting requirement with respect to paragraph 5, and therefore the provisions relating to such matters under DGCL will govern. Under the current DGCL all such matters contained in paragraph 5 would require the affirmative vote of not less than a majority of the outstanding shares of IPC Common Stock entitled to vote thereon.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE CERTIFICATE AMENDMENT.

                     PROPOSAL 3--NEW STOCK INCENTIVE PLAN

GENERAL PLAN INFORMATION

  The Company has adopted, subject to approval by shareholders of the Company, a New Stock Incentive Plan. The New Stock Incentive Plan provides for the grant of options to purchase Surviving Corporation Common Stock ("Surviving Corporation Options") to selected officers, employees, consultants and directors of the Surviving Corporation and its subsidiaries. The New Stock Incentive Plan is not subject to ERISA and is not a tax qualified plan under the Code. The principal provisions of the New Stock Incentive Plan are summarized below. The full text of the New Stock Incentive Plan is included as Annex C to this Proxy Statement/Prospectus, to which reference is made, and the summary provided below is qualified by such reference.

VOTE REQUIRED

  The New Stock Incentive Plan shall be effective immediately after the closing of the transactions contemplated by the Merger Agreement, subject to approval by the Company's stockholders before, or the Surviving Corporation's stockholders after, such effective date. Approval of the New Stock Incentive Plan requires the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the meeting when the vote is taken. Abstentions will be counted as present and entitled to vote and will have the effect of a vote against the New Stock Incentive Plan. In contrast, shares underlying broker non-votes will not be counted as present and entitled to vote and will have no effect on the vote on the New Stock Incentive Plan. In the event that the Merger is approved but stockholder approval is not obtained at the Annual Meeting for the New Stock Incentive Plan, the New Stock Incentive Plan will be resubmitted at a later date when CSH LLC will control a sufficient number of votes to assure approval. If the Merger is not approved by the stockholders, the New Stock Incentive Plan shall not become effective. The effective date of the New Stock Incentive Plan shall be referred to as the "New Stock Incentive Plan Effective Date."

PURPOSE OF THE NEW STOCK INCENTIVE PLAN

  The purpose of the New Stock Incentive Plan is to cause persons who are in a position to contribute to the long-term success of the Surviving Corporation and its subsidiaries to increase their interest in the welfare of the Surviving Corporation and its subsidiaries and to aid in attracting and retaining employees and consultants of outstanding ability.

DESCRIPTION OF THE NEW STOCK INCENTIVE PLAN

  Administration. The members of the Compensation Committee of the Surviving Corporation Board ("Surviving Corporation Compensation Committee") will administer the New Stock Incentive Plan and determine, within the limitations of the New Stock Incentive Plan, (i) the officers, consultants, employees and directors to whom Surviving Corporation Options will be granted ("Grantees"),
(ii) the number of shares subject to each Surviving Corporation Option (subject to the limitation that during any calendar year, no individual may be granted Options with respect to more than 250,000 shares of Surviving Corporation Common Stock), (iii) whether Surviving Corporation Options shall be incentive stock options or non-qualified stock options, (iv) the extent any non-qualified Surviving Corporation Options may be sold, transferred, assigned, pledged or otherwise encumbered, (v) the terms of such Surviving Corporation Options (including provisions regarding exercisability and acceleration of exercisability) and the procedures by which the Surviving Corporation Options may be exercised, (vi) the restrictions or conditions related to the delivery, holding and disposition of shares of Surviving Corporation Common Stock received upon the exercise of a Surviving Corporation Option, (vii) whether, to what extent and under what circumstances the exercise price of a Surviving Corporation Option may be paid in cash, Surviving Corporation Common Stock or other property, or a Surviving Corporation Option may expire or be canceled, forfeited, or surrendered and
(viii) the form of each agreement granting the Surviving Corporation Options (which need not be identical for each Grantee). The New Stock Incentive Plan also provides for the grant of Surviving Corporation Options to directors. In general, the Surviving Corporation Compensation Committee will have the same discretionary authority with respect to the determination of the terms and provisions of the Options granted to directors, subject to the following restrictions: (i) the determination of the term of the Options granted to members of the Compensation Committee will be made by the Surviving Corporation Board acting through a majority of its members who are not members of the Compensation Committee and (ii) all Options granted to outside directors shall be non-qualified stock options.

  Subject to certain specific limitations and restrictions set forth in the New Stock Incentive Plan, the Surviving Corporation Compensation Committee has full and final authority to interpret the New Stock Incentive Plan, to prescribe, amend and rescind rules and regulations, if any, relating to the New Stock Incentive Plan and to make all determinations necessary or advisable for the administration of the New Stock Incentive Plan. The costs and expenses of administering the New Stock Incentive Plan will be borne by the Surviving Corporation.

  Stock Subject to the New Stock Incentive Plan. Subject to adjustment upon changes in capitalization, the Surviving Corporation Common Stock which may be issued pursuant to Surviving Corporation Options granted under the New Stock Incentive Plan shall not exceed 554,112 shares in the aggregate ("Option Shares"). Such Option Shares may be authorized and unissued shares or shares previously issued and reacquired by the Surviving Corporation. Any Option Shares subject to grants under the New Stock Incentive Plan which expire or are terminated, forfeited or canceled without having been exercised or vested in full, shall again be available for purposes of the New Stock Incentive Plan. The aggregate fair market value of the Option Shares reserved for issuance was $11,428,560 based on the closing sales price per share of IPC Common Stock of 20 5/8 on the Record Date.

  Eligibility. Any employee, director or consultant of the Surviving Corporation or its subsidiaries who is selected by the Surviving Corporation Compensation Committee is eligible to participate in the New Stock Incentive Plan.

  Terms and Conditions of Options Granted. It is contemplated that the agreements memorializing grants under the New Stock Incentive Plan will provide for the Options granted to officers and employees to be incentive stock options to the maximum extent permitted by Section 422(d) of the Code, and any excess over such maximum shall be non-qualified stock options. Unless otherwise designated by the Surviving Corporation Compensation Committee, Surviving Corporation Options will be exercisable at a price per share equal to the fair market value of a share of Surviving Corporation Common Stock on the date of the Option grant. Unless otherwise designated by the Surviving Corporation Compensation Committee, Surviving Corporation Options will be exercisable for a period of ten (10) years after the date of grant or for a shorter period ending (i) the later of (a) 180 days after the Grantee's termination of employment for reasons other than death or disability or discharge for cause and (b) 180 days following the end of any "blackout period" imposed by the Surviving Corporation's general counsel that is in effect on the date of termination, (ii) one year after termination of employment due to death or disability, with the Surviving Corporation Options to be exercisable to the extent they would have been vested and exercisable as of the anniversary of the date of grant next following such termination, assuming such termination had not occurred, (iii) immediately upon termination for cause, or (iv) upon the consummation of any transaction whereby the Surviving Corporation (or any successor to the Surviving Corporation or substantially all of its business) becomes a wholly owned subsidiary of any other corporation (other than a corporation which is an affiliate of the Surviving Corporation) unless such other corporation shall continue or assume the New Stock Incentive Plan as it relates to Surviving Corporation Options then outstanding.

  Unless otherwise designated by the Surviving Corporation Compensation Committee, each Surviving Corporation Option shall vest and become exercisable in five (5) equal installments on each of the first five (5) anniversaries of the date the Surviving Corporation Option is granted; provided, however, the Surviving Corporation Option shall be vested and exercisable as to no less than seventy-five (75%) percent of the shares of Surviving Corporation Common Stock subject thereto as of the end of any period of thirty consecutive trading days during which the fair market value thereof averages at least 300% of the fair market value on the date the Surviving Corporation Option is granted, and shall be vested and exercisable as to 100% of the shares of Surviving Corporation Common Stock subject thereto as of the end of any period of thirty consecutive trading days during which the fair market value thereof averages at least 450% of the fair market value on the date the Surviving Corporation Option is granted; and provided further that each Surviving Corporation Option shall become vested and exercisable in full immediately prior to a "change in control" as described in the New Stock Incentive Plan.

  A holder of a Surviving Corporation Option shall exercise a Surviving Corporation Option by delivery of written notice to the Surviving Corporation setting forth the number of shares with respect to which the Surviving Corporation Option is to be exercised, together with cash or a certified check, bank draft, wire transfer, or postal or express money order payable to the order of the Surviving Corporation for an amount equal to the exercise price of such Surviving Corporation Option and any income tax required to be withheld. The Surviving Corporation Compensation Committee, in its sole discretion, may permit the holder of a Surviving Corporation Option to pay all or a portion of the exercise price or tax withholding obligation by delivery of Surviving Corporation Common Stock or other property (including notes or other contractual obligations of the grantee to make payment on a deferred basis, such as through "cashless exercise" arrangements, to the extent permitted by applicable law), and the methods by which Surviving Corporation Common Stock will be delivered or deemed to be delivered by the Grantee.

  Adjustment Upon Changes in Capitalization. In the event any recapitalization, reorganization, merger, Surviving Corporation Common Stock dividend or other special and nonrecurring dividend or distribution or other similar corporate transaction or event, affects the Surviving Corporation Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Grantees under the New Stock Incentive Plan, the Surviving Corporation Compensation Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Surviving Corporation Common Stock to be deemed available thereafter for grants of Surviving Corporation Options, (ii) the number and kind of shares of Surviving Corporation Common Stock that may be delivered or deliverable in respect of outstanding Surviving

Corporation Options, (iii) the number of shares with respect to which Surviving Corporation Options may be granted to a given Grantee in the specified period, and (iv) the exercise price. In addition, the Surviving Corporation Compensation Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Surviving Corporation Options in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence) affecting the Surviving Corporation or any subsidiary or the financial statements of the Surviving Corporation or any subsidiary, or in response to changes in applicable laws, regulations, or accounting principals.

TERMINATION OR AMENDMENT OF THE NEW STOCK INCENTIVE PLAN

  The Surviving Corporation Board may alter, amend, suspend, discontinue or terminate the New Stock Incentive Plan at any time; provided, however, that no such action shall adversely affect the rights of Grantees of Surviving Corporation Options previously granted hereunder and, provided further, however, that any stockholder approval necessary or desirable in order to comply with applicable law, regulation or listing requirement shall be obtained in the manner required therein.

FEDERAL INCOME TAX CONSEQUENCES

  There are no federal income tax consequences for the Surviving Corporation or the Grantee at the date of the grant of any Surviving Corporation Option. Upon the exercise of a Surviving Corporation Option, an amount equal to the difference between the fair market value of the shares to be purchased on the date of exercise and the aggregate purchase price of such shares is generally includible in the ordinary income of the person exercising such Surviving Corporation Option, although such inclusion may be at a later date in the case of a Grantee whose disposition of shares could result in liability under
Section 16(b) of the Exchange Act. The Surviving Corporation will ordinarily be entitled to a deduction for federal income tax purposes at the time the Grantee is taxed on the exercise of the Surviving Corporation Option equal to the amount which the Grantee is required to include as ordinary income.
Section 162(m) of the Code limits the Surviving Corporation's deductions of compensation in excess of $1,000,000.00 per year for the Chief Executive Officer and the four (4) other most highly paid executives required to be named in its Proxy Statement Compensation Table, but provides for certain exceptions for performance-based compensation. In general, the Surviving Corporation intends the New Stock Incentive Plan to comply with the requirements for an exception to Section 162(m) applicable to stock option plans so that the Surviving Corporation's deduction for compensation related to the exercise of Surviving Corporation Options would not be subject to the $1,000,000.00 limitation. However, this exception would not be available with respect to any Surviving Corporation Option which has an exercise price that is less than the fair market value of Surviving Corporation Common Stock on the date of grant.

  The foregoing statements are intended to summarize the general principles of current federal income tax law applicable to Surviving Corporation Options that may be granted under the New Stock Incentive Plan. State and local tax consequences may also be significant.

  THE IPC BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE NEW STOCK INCENTIVE PLAN.

                               NEW PLAN BENEFITS

                         IPC INFORMATION SYSTEMS, INC.

                        NEW STOCK INCENTIVE PLAN (1)(2)

                                                              DOLLAR   NUMBER OF
NAME/PRINCIPAL POSITION                                      VALUE (3)   UNITS
-----------------------                                      --------- ---------
Richard P. Kleinknecht, Chairman............................     --      57,720
Peter J. Kleinknecht, Vice Chairman.........................     --      57,720
Terry Clontz, President and Chief Executive Officer.........     --          --
Russell G. Kleinknecht, Executive Vice President, I.T.S.....     --          --
Gerald E. Starr, Executive Vice President, Turret Systems...     --          --
David A. Walsh, President, IXnet............................     --      92,352
Executive Group.............................................     --      57,720
All Non-Executive Director Group............................     --          --
All Nominees for Election as Directors......................     --      57,720
5% Grantees.................................................     --          --
Non-Executive Officer Employees Group.......................     --     150,072

--------
(1) The numbers in the table reflect the grants to be made under the New Stock Incentive Plan Effective Date. On each anniversary of this date, 20% of the shares subject to each Surviving Corporation Option (50% in the case of Peter J. Kleinknecht) will become exercisable; provided, however, the Surviving Corporation Options shall be vested and exercisable as to no less than seventy-five (75%) percent of the shares of Surviving Corporation Common Stock subject thereto as of the end of any period of thirty consecutive trading days during which the fair market value averages at least 300% of the fair market value on the date the Surviving Corporation Option is granted, and shall be vested and exercisable as to 100% of the shares of Surviving Corporation Common Stock subject thereto as of the end of any period of thirty consecutive trading days during which the fair market value averages at least 450% of the fair market value on the date the Surviving Corporation Option is granted; and provided further that each Surviving Corporation Option shall become vested and exercisable in full immediately prior to a "change in control" as described in the New Stock Incentive Plan.
(2) As of the date of this Proxy Statement/Prospectus, no determination has been made as to whether employees, directors or consultants, other than Richard P. Kleinknecht, Peter J. Kleinknecht and David A. Walsh, will receive grants or the amounts of such grants, if awarded.
(3) The value of the Surviving Corporation Options will depend upon changes in value of Surviving Corporation Common Stock after the date of grant.

                       IPC ANNUAL MEETING--OTHER MATTERS

GENERAL

  In addition to voting on the approval and adoption of the Merger Agreement and the transactions contemplated thereby, the shareholders of IPC will also be asked to consider and vote upon the following matters: (i) the election of two directors; and (ii) the ratification of the appointment of Coopers & Lybrand L.L.P. as IPC's independent accountants for the fiscal year ending September 30, 1998.

  By Management. The following table sets forth certain information, as of January 26, 1998 and pro forma, upon consummation of the Merger Transactions, with respect to the beneficial ownership of IPC Common Stock and Surviving Corporation Common Stock, respectively, by: (i) each person who, to the knowledge of the Company, beneficially owns more than five percent; (ii) each director and nominee; (iii) each of the named executive officers; and (iv) all executive officers and directors as a group. Unless indicated otherwise, each person listed has sole voting and investment power over the shares beneficially owned.

                                                         PRO FORMA       PRO FORMA
                          AMOUNT & NATURE    APPROXIMATE AMOUNT OF      APPROXIMATE
                           OF BENEFICIAL     PERCENT OF  BENEFICIAL     PERCENT OF
NAME OF BENEFICIAL OWNER   OWNERSHIP (1)      CLASS (2)  OWNERSHIP      CLASS (14)
------------------------  ---------------    ----------- ----------     -----------
Richard P. Kleinknecht..     3,453,398(3)(9)    32.16%     380,952(15)      9.4%
Peter J. Kleinknecht....     2,852,348(4)(9)    26.56%         N/A(10)      --
Terry Clontz............        68,333(5)         *         --              --
Theodore J. Johnson.....         5,000            *            N/A(10)      --
Robert J. McInerney.....         4,000            *         --              --
Peter M. Stein..........         1,000            *            N/A(10)      --
Gerald E. Starr.........        77,617(6)         *         --              --
Russell G. Kleinknecht..       116,907(7)(9)      *         --              --
Richard Cashin(11)......           N/A           --         --              --
David Howe(11)..........           N/A           --         --              --
David A. Walsh(11)......           N/A           --         --              --
Peter Woog(11)..........           N/A           --         --              --
Cable Systems Holding,
 LLC(12)................           N/A           --      1,156,191(15)     28.4%
Cable Systems Holding,
 LLC(13)................           N/A           --      2,527,620(15)     62.2%
Cable Systems Interna-
 tional, Inc............           N/A           --        758,095(15)     18.7%
All executive officers
 and directors as a
 group (10 persons).....     6,592,480(8)       60.52%      --              --
All executive officers
 and directors as a
 group (11 persons).....           N/A           --        533,333         13.1%

--------
*  Less than 1%

 (1) Based upon information supplied by officers and directors, and filings under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").
 (2) Percentage of ownership is based on 10,739,446 shares of IPC Common Stock outstanding on January 26, 1998, except that the percentage ownership of the group is based on 10,892,277 shares, including as outstanding all shares issuable upon exercise of stock options which may be exercised within 60 days of January 26, 1998.
 (3) Includes 1,552,273 shares directly owned by Richard P. Kleinknecht and 1,901,125 shares beneficially owned as follows: (a) 1,000,000 shares held in a trust pursuant to a trust agreement dated February 12, 1997, for which Richard Kleinknecht and his wife are the trustees and (b) 901,125 shares held in three trusts for Richard P. Kleinknecht's children.
 (4) Includes 2,240,999 shares directly owned by Peter J. Kleinknecht and 611,349 shares beneficially owned as follows: (i) 155,637 shares in his Grantor Retained Annuity Trust; (ii) 155,637 shares in his wife's Grantor

   Retained Annuity Trust; and (iii) 300,075 as custodian for his minor child. Excludes 600,150 shares owned by Peter J. Kleinknecht's major children for which he disclaims beneficial ownership.
 (5) Includes options to purchase 58,333 shares exercisable within 60 days of January 26, 1998.
 (6) Includes options to purchase 13,333 shares exercisable within 60 days of January 26, 1998.
 (7) Includes options to purchase 70,333 shares exercisable within 60 days of January 26, 1998.
 (8) Includes options to purchase 152,831 shares exercisable within 60 days of January 26, 1998.
 (9) In accordance with the Stockholders Agreement, Richard P. Kleinknecht, and certain family members and trusts, Peter J. Kleinknecht and certain family members and trusts and Russell G. Kleinknecht have agreed, among other things, to vote their shares of IPC Common Stock in favor of the Merger and the Merger Agreement. See "THE MERGER--Ancillary Agreements-- Stockholders Agreement."
(10) Will be neither a director nor an executive officer after the Merger.
(11) Is neither a director nor an executive officer prior to the Merger.
(12) Assumes stockholders elect to retain the Maximum Stock Election Number.
(13) Assumes stockholders elect to retain the Minimum Stock Election Number.
(14) Percentage of ownership is based on 4,063,492 shares of Surviving Corporation Common Stock outstanding upon consummation of the Merger Transactions.
(15) In accordance with the Investors Agreement, dated as of December 18, 1997, as amended and restated and effective upon the Merger, Messrs. Richard P. Kleinknecht and David Walsh, CSH LLC, CSI and certain other parties have agreed to certain transfer restrictions and voting agreements with respect to all of their shares of Surviving Corporation Common Stock owned by each of them. See "THE MERGER--Ancillary Agreement--Investor Agreement."

  By Others. Except as set forth above, the Company is not aware of any beneficial owner of more than 5% of IPC Common Stock as of January 26, 1998, or pro forma, upon consummation of the Merger.

                       PROPOSAL 4--ELECTION OF DIRECTORS

  The Existing Certificate of Incorporation provides that the IPC Board shall be divided into three classes, each class consisting, as near as may be possible, of one-third of the total number of directors. The term of directors serving in Class I (Richard P. Kleinknecht and Peter J. Kleinknecht) expires in 1998; in Class II (Theodore J. Johnson and Terry Clontz), the term expires in 1999; and in Class III (Robert J. McInerney and Peter M. Stein), the term expires in 2000. Each director serves for an initial term ending on the date of the annual meeting of stockholders occurring in the aforementioned years, or his earlier death, resignation or removal. Directors elected at the annual meetings of stockholders in 1998, 1999 and 2000 thereafter, shall serve for a term ending on the date of the third annual meeting following the annual meeting at which the director is elected, or his earlier death, resignation or removal.

  In the event of a vacancy on the IPC Board, the Existing Certificate of Incorporation permits the remaining members of the IPC Board to fill such vacancy, and the director selected shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified, or until his earlier death, resignation or removal.

  The nominees for election include the members of Class I who, if elected at the Annual Meeting, would each serve until the annual meeting to be held in 2001 and until their successors are elected or appointed (as the case may be) and qualified, or until their earlier death, resignation or removal. It is the intention of the persons named in the enclosed proxy, unless authorization to do so is withheld, to vote the proxies received by them for the election of the nominees named below. If prior to the Annual Meeting either of the nominees should become unavailable for election, an event which is not now anticipated by the IPC Board, the proxies will be voted for the election of such substitute nominee as the IPC Board may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve. However, if the Merger is approved, all current directors of IPC, other than Richard P. Kleinknecht, will submit their resignations prior to the Effective Time. See "THE MERGER-- Conditions to Consummation of the Merger" and "MANAGEMENT FOLLOWING THE MERGER."

  Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Stockholders may not vote their shares cumulatively in the election of directors. Set forth below is biographical information for the persons nominated and each person whose term of office as a director will continue after the Annual Meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE NAMED NOMINEES.

INFORMATION WITH RESPECT TO NOMINEES AND CONTINUING DIRECTORS

  The following table sets forth certain information with respect to each nominee for election as a director and each continuing director whose term does not expire at the IPC annual meeting. No person being nominated as a director is being nominated for election pursuant to any agreement or understanding between any such person and IPC.

             NAME               AGE (1)          POSITION          SINCE CLASS
             ----               -------          --------          ----- -----
NOMINEES FOR A THREE-YEAR TERM
 EXPIRING IN 2001
Richard P. Kleinknecht.........    59   Chairman and Director      1991   I
Peter J. Kleinknecht...........    52   Vice Chairman and Director 1991   I
CONTINUING DIRECTORS
Terry Clontz...................    47   CEO President and Director 1995   II
Theodore J. Johnson (2) (3)....    56   Director                   1994   II
Robert J. McInerney (2) (3)....    52   Director                   1994   III
Peter M. Stein (2) (3).........    47   Director                   1994   III

                                                  (Footnotes on following page)

--------
(1)    As of January 26, 1998.
(2)    Member of the Audit Committee
(3)    Member of the Compensation Committee

NOMINEES FOR ELECTION AS DIRECTORS

  RICHARD P. KLEINKNECHT has served as Chairman and a Director of the Company since its acquisition from Contel Corporation in October 1991 (the "Acquisition"). Prior to the appointment of Mr. Clontz on December 3, 1995, Mr. Kleinknecht also served as Chief Executive Officer of the Company. His current responsibilities include presiding at meetings of the IPC Board and stockholders and the planning for the Company's long-term needs and objectives and strategic business development. Mr. Kleinknecht has also served as Chairman of various companies which he and his brother, Peter, have jointly owned or controlled (collectively, the "Kleinknecht Organization") since 1968 and has worked for the Kleinknecht Organization since 1960.

  PETER J. KLEINKNECHT has served as Vice Chairman of the Company since May 1994 and a Director of the Company since the Acquisition. Prior to the appointment of Mr. Clontz on December 3, 1995, Mr. Kleinknecht also served as President of the Company. His current responsibilities include presiding at meetings of the IPC Board and stockholders (in the absence of the Chairman) and the planning for the Company's long-term needs and objectives and strategic business development. Mr. Kleinknecht has also served as President of various companies within the Kleinknecht Organization since 1972 and has been employed by the Kleinknecht Organization since 1969.

  Richard P. Kleinknecht and Peter J. Kleinknecht are brothers.

CONTINUING DIRECTORS

  TERRY CLONTZ joined the Company in December, 1995 as President and Chief Executive Officer and Director. From 1992 through December, 1995, Mr. Clontz served as President of BellSouth International's Asia/Pacific Region and a director of BellSouth's ventures in Australia, Singapore, India, New Zealand and the People's Republic of China. Mr. Clontz was employed by BellSouth Corporation and its affiliates for a total of 23 years, including 1987 to 1990 as Vice President of International Business Development and 1990 to 1992 as Vice President--Business Development and Operations for BellSouth's investments in Europe.

  THEODORE J. JOHNSON has been employed by Morgan Stanley & Co., Incorporated since March 1995, as Managing Director, National Institutional Equity Research Sales and Trading Manager. Prior to this date, Mr. Johnson was employed by Kidder, Peabody & Co. Incorporated and served as its Director of Equity Research from 1991 to 1995. Mr. Johnson also served as Kidder, Peabody's National Institutional Equity Sales Manager and a branch manager of Institutional Equity Sales.

  PETER M. STEIN has been a partner with the law firm of Epstein Becker & Green since July 1986, having joined the firm in January 1984. Mr. Stein is presently the Managing Partner of the firm's Stamford, Connecticut office. Prior to joining Epstein Becker & Green, Mr. Stein was employed as Manager of Labor Relations for U.S. Industries, Inc. from 1981 to 1984 and Associate General Counsel for Health Industries, Inc. from 1975 to 1981.

  ROBERT J. MCINERNEY serves as a consultant to Merisel, Inc. where he was, from February 1997 until March 1998, employed as President and Chief Operating Office, responsible for U.S. and Canadian operations. He was previously employed as Executive Vice President of United Capital Corporation, a multi-national holding corporation and parent to Dorne & Margolin, Ancom Corporation, Metex Corporation and AFP Corporation from 1995. Prior to joining United Capital Corporation, from 1981 Mr. McInerney was employed by Arrow Electronics, Inc., the largest electronic component distributor in the world, and served as President of Arrow's Commercial Systems Group from 1987 to 1994.

BOARD MEETINGS AND COMMITTEES

  In fiscal 1997, the IPC's Board met in person on seven occasions, the Audit Committee met twice and the Compensation Committee of the IPC Board ("Compensation Committee") met twice. Each director attended, in person or by telephone, all of the meetings of the IPC Board and the committees of which he was a member.

  The Audit Committee reviews with the Company's management and independent accountants the financial statements and internal financial reporting system and controls of the Company, reports to the IPC Board on the results of its examination and makes recommendations to the IPC Board regarding the employment of accountants and independent auditors.

  The Compensation Committee oversees the development, implementation and conduct of the Company's employment and personnel practices, including the administration of the Company's compensation and benefit programs. The Compensation Committee also makes recommendations to the IPC Board concerning executive officers' compensation and the granting of stock options.

DIRECTORS' COMPENSATION

  Each member of the IPC Board who is not an employee of the Company receives an annual retainer of $5,000 contingent upon attending at least 75% of the aggregate total number of meetings of the IPC Board and of each committee of which such director is a member. Additionally, each non-employee director will receive a fee of $2,500 for each IPC Board meeting or committee meeting attended. However, if such director attends more than one meeting in a single day, he will receive a fee of $2,500 for the first meeting attended and a fee of $1,250 for each additional meeting. There are no provisions in the Existing Certificate of Incorporation or Bylaws that have the effect of, nor has the IPC Board adopted any policy that has the effect of, imposing a maximum limitation on the total compensation payable in any year to any director.

COMPENSATION COMMITTEE INTERLOCK AND INSIDER PARTICIPATION

  The Compensation Committee of the IPC Board consists of Messrs. Johnson, McInerney and Stein. There is no insider participation on the Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The following shall not be deemed to be "soliciting material" or to be "filed" with the Commission nor shall such information be incorporated by reference into any future filing of the Company under the Securities Act, or the Exchange Act.

  The duties of the Compensation Committee (the "Committee") include approval of salary and other compensation arrangements for the Company's executive officers.

  The Company has established a compensation philosophy around the principle of having compensation reflect and reinforce the Company's strategic and operational goals and enhance long-term stockholder value. The Company's philosophy is to:

    Set compensation levels to attract, retain, reward and motivate executive officers and employees;

    Align compensation with business objectives and performance;

    Position compensation to reflect the individual's performance as well as the level of responsibility, skill and strategic value of the employee; and

    Recognize the evolving organizational structure of the Company and directly motivate executives to accomplish results within their spheres of influence as well as foster a Company-wide team spirit.

  The Company attempts to target its compensation programs to provide compensation opportunities that are perceived by its executive officers to justify continued service to the Company.

  During the fiscal year ended September 30, 1996, the Company adopted a formal Management Compensation Plan (the "Plan") and management compensation continues to be recast in accordance therewith. This Plan addresses three major elements: salary, bonus and long-term incentives. Each of these elements of compensation serves a unique role in meeting the Company's compensation objectives:

    Salary forms the basic building block of the executive compensation program. It is the assured element of compensation that permits income predictability. In general, it is intended that salary levels be set at the midpoint of a prescribed range but that individual salaries may vary from that midpoint to reflect each executive's strategic value, experience, proficiency and performance.

    The annual bonus plan is designed to play a number of roles in implementing the Company's compensation philosophy. Annual bonuses provide a direct pay-for-performance vehicle. The bonus plan also serves to focus executives on those activities that most directly affect shareholder value which are within their control and for which they should be held accountable. Therefore, it is intended that an annual bonus reflect performance of the respective operating unit, as well as the entire Company.

    The long-term incentive program is also intended to play important roles in implementing the Company's compensation philosophy. It directly links executives' financial interests to the interests of the stockholder by tying a portion of their overall compensation to share price appreciation. It also acts as a motivation and reward system and as a device to attract and retain superior management talent.

  The Company has not established a specific peer group to use as a benchmark in setting compensation levels, ranges and midpoints. Instead, it relies on recommendations of an independent compensation expert.

EXECUTIVE OFFICER COMPENSATION

  In the fiscal year ended September 30, 1997, the Company continued to address an enterprise-wide restructuring involving the redirection and expansion of its market and its product orientation from a limited product and service provider to a broad-based global technology integrator meeting the needs of the global financial community. In addition, during the second half of the fiscal year, the Company's senior management spent considerable time and effort addressing an IPC Board-directed effort to update the Company's five-year business plan and to work with DMG to solicit interest of third parties in a potential acquisition or change of control of the Company. In preparation for this eventuality, the Committee also worked with Company management to put in place appropriate retention and incentive agreements so that management could perform their regular duties and contribute fully to this extraordinary effort with reasonable stability assured to key management, while also being assured of appropriate compensation for their extra efforts. See "--Employee Retention and Incentive Arrangements--Change Of Control," below.

  Compensation decisions for the fiscal year ended September 30, 1997 were based on the following considerations:

    Existing contractual compensation commitments with four top executive officers;

    Compensation opportunities perceived to be necessary to retain executive officers;

    The criticality of the executives to the Company's current and future success;

    The significance of the executive's compensation cost relative to its impact on the Company's financial success over the next few critical years; and

    The maintenance, where practical, of internal compensation relationships that provide rationale and flexibility in organizational staffing.

CHAIRMAN AND VICE CHAIRMAN COMPENSATION

  Pre-existing employment contracts for Richard P. Kleinknecht and Peter J. Kleinknecht stipulate that they receive equal amounts of salary and other compensation as Chairman and Vice Chairman. For the fiscal year ended September 30, 1997, no increase in the annual salary ($420,000) for each individual was approved. Neither bonus payments nor grants of long-term incentive compensation, in the form of option grants or otherwise, were made with respect to said fiscal year.

PRESIDENT AND CHIEF EXECUTIVE OFFICER COMPENSATION

  The employment agreement for Terry Clontz, the President and Chief Executive Officer, became effective December 3, 1995. It provided for a minimum annual salary of $300,000 (increased by the IPC Board to $330,000, as of December 3, 1996), an annual performance bonus to be determined by the Committee, a hiring (sign-on) bonus of $100,000 and a grant of stock options totaling 200,000 shares of which 50,000 shares were contingent upon the attainment of specified share prices of the Company's stock. Additionally, effective October 31, 1996, the Committee awarded Mr. Clontz an additional grant of 25,000 stock options. After evaluating the achievements of the Company during the fiscal year ended September 30, 1997, including the aforementioned enterprise-wide restructuring and the Company's efforts with respect to the change of control, the Committee awarded Mr. Clontz a performance bonus of $60,000 for that year.

OTHER EXECUTIVE OFFICERS' COMPENSATION

  Gerald E. Starr, the Executive Vice President, Turret Systems, receives compensation in accordance with an employment agreement entered into with the Company's subsidiary, IPC Bridge, Inc., upon the acquisition of the assets of Bridge Electronics, Inc. Effective January 13, 1997, in connection with an expansion of his duties and responsibilities, Mr. Starr's base salary was increased by the Committee to $225,000. The Committee awarded Mr. Starr a grant of 20,000 stock options, as of October 31, 1996, and an additional 20,000 stock options as of February 14, 1997 in consideration of his enhanced duties and responsibilities.

  Russell G. Kleinknecht, the Executive Vice President, I.T.S., received compensation during the fiscal year ended September 30, 1997 as specified by the Committee. For such period, the Committee approved an increase in his annual salary to $250,000 and awarded a bonus of $31,250. Effective October 1, 1997, Mr. Kleinknecht entered into an employment agreement with the Company providing for a base salary of $250,000, a signing bonus of $250,000, certain grants of performance-based stock options and other matters. See "IPC ANNUAL MEETING--OTHER MATTERS--Employment Agreements"

  With respect to all Executive Officers and other Company management, no new compensation plans were adopted nor were any such plans discontinued during the fiscal year ended September 30, 1997. The compensation actions for executive officers and other executives during the fiscal year ended September 30, 1997 were based on the considerations listed earlier in this report.

EMPLOYEE RETENTION AND INCENTIVE ARRANGEMENTS--CHANGE OF CONTROL

  In anticipation of a potential change of control transaction, which the Company began exploring during the second fiscal quarter of the fiscal year ended September 30, 1997, the Company's management, at the direction of the Committee, established certain categories of regional, divisional and senior corporate management personnel for whom special consideration was necessary. The Company's management developed, and the Committee and the IPC Board approved, (i) a special transaction-related incentive bonus which, depending upon an employee's involvement in and contribution to the potential transaction process, was designed both to compensate such employees for extraordinary efforts and to provide incentives for senior management to work towards the highest attainable return to stockholders should such a transaction occur and (ii) varying levels of severance assurance agreements to provide such employees with reasonable security (or assured severance in the event of employment termination related to such change of control) in order to maintain stability in key positions.

FEDERAL TAX CONSIDERATIONS UNDER SECTION 162(m)

  Section 162(m) of the Internal Revenue Code of 1986 (the "Code") disallows tax deductions for certain compensation paid by a public company to any executive officer named in its proxy statement compensation table to the extent such compensation exceeds $1 million in any calendar year. None of the Company officers received taxable compensation from the Company in excess of $1 million in 1997. If the Surviving Corporation Common Stock remains registered under the Exchange Act following the Merger, considerations such as the timing of the closing of the Merger, changes in the identities of the Named Executive Officers for 1998, contractual obligations triggered by acts or omissions of IPC or the Surviving Corporation in connection with the Merger and changes in compensation philosophy of the Surviving Corporation Compensation Committee following the resignation of the undersigned may affect the applicability of Section 162(m) of the Code.

  No member of the Compensation Committee is a current or former officer or employee of the Company.

  The duties of the Compensation Committee include approval of salary and other compensation arrangements for the Company's executive officers.

                                          Compensation Committee
                                              Peter M. Stein, Chairman
                                              Robert J. McInerney
                                              Theodore J. Johnson

                               PERFORMANCE GRAPH

  IPC's Common Stock began trading on the Nasdaq effective with the start of business on September 27, 1994. The following graph provides a comparison of 36-Month Cumulative Total Return among IPC Information Systems, Inc., the Nasdaq Stock Market--US Index and the Nasdaq Telecommunications Index, assuming $100 invested on September 26, 1994 in IPC Common Stock or the respective indices (including reinvestment of dividends). These indices are provided for comparative purposes only and do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of the stock involved and are not intended to forecast or be indicative of possible future performance of Surviving Corporation Common Stock.

                COMPARISON OF 36 MONTH CUMULATIVE TOTAL RETURN*
   AMONG IPC INFORMATION SYSTEMS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                   AND THE NASDAQ TELECOMMUNICATIONS INDEX

                            [GRAPHIC APPEARS HERE]

--------
* $100 Invested on 9/26/94 in stock or index--including reinvestment of dividends. Fiscal year ending September 30.

                          9/26/94  9/94   3/95   9/95   3/96   9/96   3/97   9/97
                          ------- ------ ------ ------ ------ ------ ------ ------
IPC Information Systems,
 Inc....................  100.00  100.42  90.00 113.30 156.67 138.33  64.17 136.67
Nasdaq Stock Market
 (U.S.).................  100.00  101.11 108.97 139.66 147.96 165.73 164.45 227.51
Nasdaq
 Telecommunications.....  100.00  101.71  98.26 121.37 129.64 125.85 117.12 170.67

NOTES:

A. THE LINES REPRESENT INDEX LEVELS DERIVED FROM COMPOUNDED DAILY RETURNS THAT INCLUDE ALL DIVIDENDS.
B. THE INDICES ARE REWEIGHTED DAILY, USING THE MARKET CAPITALIZATION ON THE PREVIOUS TRADING DAY.
C. IF THE INTERVAL, BASED ON THE FISCAL YEAR-END, IS NOT A TRADING DAY, THE PRECEDING TRADING DAY IS USED.
D. THE INDEX LEVEL FOR ALL SERIES WAS SET TO $100.00 ON 09/26/94.

                                  MANAGEMENT

  The Company's executive officers who are not also directors and their ages and positions, as of January 26, 1998, are as follows:

          NAME           AGE                        POSITION
          ----           ---                        --------
Russell G. Kleinknecht..  44 Executive Vice President, Information Transport Systems
Gerald E. Starr.........  44 Executive Vice President, Turret Systems
Brian L. Reach..........  42 Vice President, Chief Financial Officer
Daniel Utevsky..........  47 Vice President, General Counsel and Corporate Secretary

  RUSSELL G. KLEINKNECHT has served as Executive Vice President, I.T.S. since October 1997 and previously had been Executive Vice President, Global Sales since August 1996 when the Company was restructured along functional lines. From December 1995 he served as Executive Vice President of Global Business Development. From April 1994, he served as Vice President responsible for major account development. Prior to joining the Company, Mr. Kleinknecht was Executive Vice President of KEC, an affiliated company. Mr. Kleinknecht is the cousin of Richard P. Kleinknecht and Peter J. Kleinknecht.

  GERALD E. STARR has served as Executive Vice President, Turret Systems since January 1997 and previously had been Vice President of Manufacturing and Engineering since February of 1996. Since April 1995, he has also served as President of IPC Bridge, Inc., a wholly owned subsidiary which acquired the assets of Bridge Electronics, Inc. Mr. Starr founded Bridge Electronics, Inc. in 1987. Previously, Mr. Starr founded Turret Equipment Corporation ("TEC") in 1980 and sold TEC to Tie Communications in 1984, where he remained until 1990.

  BRIAN L. REACH joined the Company in May 1997 as Chief Financial Officer and in November 1997 was named a Vice President. Prior to joining IPC, from 1993 through April 1997, Mr. Reach was employed by the Celadon Group Inc., an international transportation company, as its Chief Financial Officer through April 1996 and Vice President--Special Projects through April 1997. From 1990 through 1993, he was employed by Cantel Industries, Inc., an international distributor of medical and scientific products and ergonomic seating, as the Chief Financial Officer. Mr. Reach is a Certified Public Accountant.

  DANIEL UTEVSKY has been employed by the Company since July 1993, has served as General Counsel and Corporate Secretary since May 1994 and was named a Vice President in October 1996. Mr. Utevsky has 20 years experience in the telecommunications industry, including 14 years as an attorney. He was previously employed for five years by Northern Telecom Inc. and for six years by The City of New York, Office of Telecommunications Control.

EXECUTIVE COMPENSATION

  The following table provides certain summary information concerning all compensation earned by the Company's Chief Executive Officer, each of the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") whose annual salary and bonus for the fiscal year ended September 30, 1997 exceeded $100,000 in the aggregate and a former executive officer who, except for his termination of employment, would have been among the other four most highly compensated executive officers of the Company.

                          SUMMARY COMPENSATION TABLE
                              ANNUAL COMPENSATION

                                                                        SECURITIES
                                                                        UNDERLYING
  NAME AND PRINCIPAL     FISCAL  SALARY                 OTHER ANNUAL   OPTIONS/SARS    ALL OTHER
       POSITION           YEAR    (1)      BONUS      COMPENSATION (2)   GRANTED    COMPENSATION (3)
  ------------------     ------ --------  -------     ---------------- ------------ ----------------
Richard P. Kleinknecht.   1997  $420,000  $   --          $   --             --         $10,730
  Chairman (4)            1996   420,000      --              --             --          26,540
                          1995   380,000  380,000             --             --          33,254
Peter J. Kleinknecht...   1997   420,000      --              --             --          13,400
  Vice Chairman (5)       1996   420,000      --              --             --          13,200
                          1995   380,000  380,000             --             --          17,800
Terry Clontz (6).......   1997   324,692   60,000          82,829(7)      25,000         15,756
  President and Chief     1996   255,006  250,000          33,300(7)     200,000         12,871
  Executive Officer       1995       --       --              --             --             --
Gerald E. Starr (8)....   1997   217,789   28,325             --          40,000          3,200
  Executive Vice Presi-
   dent                   1996   183,077   25,000             --             --             --
  Turret Systems          1995    66,346      --              --             --             --
Russell G. Kleinknecht.   1997   250,000   31,250             --          40,000          7,670
  Executive Vice Presi-
   dent                   1996   220,000  160,000             --         100,000         10,773
  I.T.S.                  1995   133,461  200,000             --           7,000          4,004
Jeffrey M. Gill (9)....   1997   250,000  477,536(10)         --             --             --
  Former Executive        1996   250,000  577,536(10)         --             --          45,198
  Vice President          1995   200,000  580,000(10)         --             --          45,844

--------
 (1) Includes amounts, if any, deferred by the named individual for the period in question pursuant to Section 401(k) of the Code under the IPC Information Systems, Inc. Retirement Savings Plan and Trust (the "401(k) Plan").
 (2) Does not include certain perquisites and other personal benefits, securities or property received by the Named Executive Officers when the aggregate value does not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.
 (3) For 1997, consists of (i) premiums paid by the Company for term or other life insurance coverage under contracts affording the named individual dispositive control over the death benefit proceeds and (ii) in the case of all named individuals except Mr. Gill, $3,200 each paid by the Company as matching and/or profit sharing contributions to the 401(k) Plan.
 (4) Effective December 3, 1995, Richard P. Kleinknecht resigned as Chief Executive Officer.
 (5) Effective December 3, 1995, Peter J. Kleinknecht resigned as President.
 (6) Terry Clontz was employed by the Company as President and Chief Executive Officer as of December 3, 1995.
 (7) For fiscal year 1997, consists of $71,429 ($40,000 for moving expenses and $31,429 tax gross-up on said payment) and $11,400 related to housing costs. For fiscal year 1996, consists of $33,300 related to housing costs.
 (8) Gerald E. Starr was originally employed by a subsidiary of the Company, IPC Bridge, Inc., as President, effective upon the acquisition of the assets of Bridge Electronics, Inc. in April, 1995. Mr. Starr became an Executive Officer of the Company effective October 23, 1996.
 (9) Jeffrey M. Gill's employment with the Company terminated as of January 22, 1997. In accordance with provisions of an employment agreement entered into with the Company, Mr. Gill continued to receive base salary for one year thereafter and was entitled to receive 31,857 shares of IPC Common Stock on September 30, 1997. Issuance of said stock has been deferred, by mutual agreement, until Mr. Gill makes payment to the Company for certain loans and employee advances made to him during the course of his employ.
(10) Represents the value of 31,857 shares of IPC Common Stock earned in each such fiscal year, in accordance with Mr. Gill's employment agreement, plus cash bonuses of $200,000 and $100,000, respectively in 1995 and 1996.

EMPLOYMENT AGREEMENTS

  The Company has entered into separate employment agreements with each of Richard P. Kleinknecht and Peter J. Kleinknecht setting forth the terms and conditions of their service to the Company as its Chairman and Chief Executive Officer, and Vice Chairman and President, respectively. (The employment agreements were amended, as of October 17, 1995 and effective December 3, 1995, whereby Richard P. Kleinknecht resigned as Chief Executive Officer and Peter J. Kleinknecht resigned as President and each consented to the appointment of Terry Clontz to the formerly held positions.) Each employment agreement is for an initial term of five years commencing on October 3, 1994 and converted to a rolling two-year term after the first three years. Pursuant to his employment agreement, each executive initially received a base salary at the minimum annual rate of $380,000 and is eligible for an annual performance bonus in an amount determined by the Compensation Committee, in its discretion. As of October 1, 1995, the Compensation Committee approved an increase in the salary of each executive to $420,000 which, under the terms of the employment agreements, becomes the minimum annual base salary for the remainder of the term. In addition to standard benefits under the terms of the Company's generally applicable benefit plans, each executive's employment agreement provides for other fringe benefits including vacation, vehicle and life insurance.

  Each executive's employment agreement provides that he may be discharged for cause, as defined, without liability to the Company other than for accrued and unpaid compensation and benefits. If, however, the executive is discharged under other circumstances or resigns following certain acts or failures to act by the Company, the Company is liable for additional payments, as contract damages, as follows: a lump sum payment equal to the present value of base salary and bonus payments that would have been made if his employment had continued for the remaining contract term; continued health, disability and life insurance coverage (or the monetary equivalent) for the remaining contract term; a lump sum payment equal to the value of additional benefits that would have accrued under the Company's qualified and non-qualified retirement plans if his employment had continued for the remaining contract term; and, at the executive's election upon surrender of all options, appreciation rights and restricted stock issued and outstanding to him, a cash payment in lieu thereof. If the aggregate amount of payments contingent on a "change in control" equals or exceeds three times the average compensation for the prior five years (the "Base Amount"), so called "golden parachute" taxes under Section 4999 of the Code (a nondeductible excise tax at the rate of 20% of the amount by which payments contingent on a "change in control" exceed the Base Amount) may be assessed. If termination occurs following a "change in control" of the Company under circumstances giving rise to a liability for so-called "golden parachute" taxes, each executive would be entitled to an additional cash payment to indemnify him against the expense of such taxes.

  As of December 18, 1997, Richard P. Kleinknecht and Peter J. Kleinknecht each entered into an Amended and Restated Employment Agreement, effective and contingent upon the closing of the Merger contemplated by the Merger Agreement. Upon the occurrence of such contingency, the pre-existing employment agreement shall terminate. For a description of each such Amended and Restated Employment Agreement see "THE MERGER-- Ancillary Agreements-- Employment Agreements."

  The Company entered into an employment agreement with Jeffrey M. Gill, with a term commencing October 3, 1994, continuing until September 30, 1997 and containing certain extension provisions, under which Mr. Gill was employed as Chief Operating Officer. Effective January 22, 1997, as a result of certain changes made by the Company to Mr. Gill's title and duties, Mr. Gill submitted his resignation. The Company has paid Mr. Gill his base salary for the one year period beginning upon his resignation, in accordance with the terms of the agreement.

  The Company entered into an employment agreement with Terry Clontz, as of October 17, 1995, setting forth the terms and conditions of his service to the Company as its Chief Executive Officer and President. Mr. Clontz's employment agreement was for an initial term commencing December 3, 1995 and ending December 2, 1997 and which automatically renewed for subsequent one-year terms unless notice of non-renewal was given by either party. Pursuant to a resolution of the IPC Board (Mr. Clontz abstaining both from discussion and voting thereupon) at a regular meeting held August 8, 1996, the Company extended the term of Mr. Clontz's employment agreement to December 2, 1998. Pursuant to his employment agreement, Mr. Clontz receives a base salary at the minimum annual rate of $300,000 and is eligible for an annual performance bonus in an amount determined by the Compensation Committee. Mr. Clontz received a hiring bonus of $100,000 and is eligible for a residential loan in the amount of $150,000 upon contracting for the purchase of a primary residence in the New York area. Also pursuant to this agreement, the Company issued to Mr. Clontz 150,000 Options to purchase shares of the IPC Common Stock, exercisable at $14.125 and vesting in the following installments:

      NUMBER OF OPTIONS                                         DATE OF VESTING
      -----------------                                         ----------------
      16,667................................................... December 2, 1996
      33,333................................................... December 2, 1997
      50,000................................................... December 2, 1998
      33,334................................................... December 2, 1999
      16,666................................................... December 2, 2000

provided Mr. Clontz is then in the Company's employ. Mr. Clontz has also received additional Options to purchase shares of IPC Common Stock which, contingent upon continued employment of Mr. Clontz by the Company, may be exercised as follows: (i) 25,000 shares at a share price of $25.00 upon the occurrence of ninety consecutive trading days during which the closing price averages at least $40.00; and (ii) 25,000 shares at a share price of $40.00 upon the occurrence of ninety consecutive trading days during which the closing price averages at least $60.00. Mr. Clontz's employment agreement provides that he may be discharged for cause, as defined, without liability to the Company other than for accrued and unpaid compensation and benefits. If, however, Mr. Clontz is discharged under other circumstances, the Company is liable for payment of base salary through the end of the then-current term of employment, but not less than twelve months of base salary.

  Effective as of August 1, 1997, the Company and Mr. Clontz entered into the first amendment to Mr. Clontz's employment agreement, providing (i) documentation of the extension of the term of the agreement to December 2, 1998, by resolution of the IPC Board made on August 8, 1996, (ii) documentation of the modification of the base salary to $330,000, by resolution of the Compensation Committee of the IPC Board, made on November 26, 1996, (iii) addition of an additional paragraph to the "termination at will" section, providing that in the event of his termination without cause at or following a "change of control" (as defined therein) of the Company prior to July 31, 1998, the Company would make severance payments to Mr. Clontz in an amount equal to 240% of his then current base salary, (iv) an additional provision providing, upon the occurrence prior to July 31, 1998 of a change of control transaction involving the Company, payment to Mr. Clontz of incentive payments (ranging from $200,900 to $717,500, depending upon the price realized by the Company and/or its stockholders in said transaction); and (v) a provision regarding the payment to certain specified charities of any amounts constituting excess parachute payments due to Mr. Clontz under his employment or the employment agreement.

  The Company entered into an employment agreement with Russell G. Kleinknecht, effective as of October 1, 1997. The agreement provides for an employment term commencing October 1, 1997 and terminating September 30, 1999 (the "Initial Term"), unless extended. In accordance with the agreement, Mr. Kleinknecht shall serve as an executive officer of the Company, devoting his full time and attention thereto. The agreement provides for a minimum annual base salary of $250,000 and participation by Mr. Kleinknecht in the Company's Management Incentive Bonus Plan with a minimum target bonus equal to 50% of his then current base salary. It also provides for the Company to obtain, at its expense, whole life insurance (under a split-dollar arrangement) in the amount of $1,000,000 and to pay up to $7,000 per year for term insurance for Mr. Kleinknecht. Under the agreement, the Company paid to Mr. Kleinknecht a signing bonus in the amount of $250,000 and granted to him 100,000 stock options, as follows: (i) 50,000 options, exercisable at $25.00 per option and vesting, contingent upon continued employment upon the date on which there shall have occurred for ninety consecutive trading days, a last reported sale price for IPC Common Stock equal to or exceeding $25.00 and (ii) 50,000 options, exercisable at $25.00 per option and vesting, contingent upon continued employment on September 30, 2001 and there having occurred prior to such date a ninety consecutive trading day period during which the last reported sale price for IPC Common Stock had equaled or exceeded $25.00.

  The agreement with Mr. Kleinknecht also provides, in the event of a "change of control" (as defined therein) of the Company, the Company shall pay to Mr. Kleinknecht an incentive payment (ranging from $152,600 to $426,000, depending upon the price realized by the Company and/or its stockholders in said transaction) and in the event of his termination from employment without cause at or following a change of control, the Company will make severance payments to him in an amount equal to 225% of his then current base salary. Concurrent with the execution of the employment agreement, Mr. Kleinknecht signed a letter agreement relating to certain loans and employee advances, in the amount of $276,739, as of September 30, 1997 and inclusive of accrued interest, that had been previously made to him by the Company. As of December 31, 1997, the total amount outstanding was $280,890. This letter agreement specifies the repayments to be made by Mr. Kleinknecht from bonuses payable to him under the employment agreement and from change of control incentive payments which may become due, but in any case not later than the expiration of the Initial Term of the employment agreement.

  As of April 20, 1995 and coincident with the acquisition of assets of Bridge Electronics, Inc., IPC Bridge, Inc., a wholly-owned subsidiary of the Company, entered into an employment agreement with Gerald E. Starr, providing an employment term of five years, a minimum base salary of $150,000 and other benefits. The agreement provided for its termination, with no further liability to the Company in the event of Mr. Starr's death, disability or his termination for Cause (as defined therein). The agreement also contains provisions regarding the Company's ownership of inventions which he may make during its term, and certain confidentiality and non-competition provisions. Effective as of May 21, 1996, the parties entered into a first amendment to the employment agreement, providing an increase in the base salary to $200,000. As of August 1, 1997, the parties entered into a second amendment to the employment agreement, providing: (i) documentation of an increase in Mr. Starr's base salary to $225,000 (effective as of January 13, 1997); (ii) an additional provision providing, upon the occurrence prior to July 31, 1998 of a change of control transaction involving the Company, payment to Mr. Starr of incentive payments (ranging from $137,200 to $392,000, depending upon the price realized by the Company and/or its stockholders in said transaction); and (iii) a termination at will clause which provides that in the event of his termination without cause, at or following a change of control (as defined therein) of the Company prior to July 31, 1998, the Company would make severance payments to Mr. Starr in an amount equal to 225% of his then current base salary.

  As of August 1, 1997, the Company entered into Employee Retention and Incentive Agreements with eight senior officers, including two Executive Officers, Brian Reach and Daniel Utevsky, who are not Named Executive Officers. In the event of a change of control, as defined therein, of the Company prior to July 31, 1998, these Agreements provide for the payment to said officers of (i) incentive bonus payments ranging from $54,000 to $90,000 and $57,000 to $95,000, respectively and (ii) additional payments equal to the product of the difference between the per share price realized in the change of control and $13 multiplied times 25,500 and 5,000, respectively, representing authorized but ungranted stock options. Additionally, in the event that these individuals' employment with the Company is terminated without cause at or following a change of control of the Company prior to July 31, 1998, the Company would make severance payments equal to such employee's base salary plus target bonus for a period not to exceed one year but not less than six months plus one week for each year of service.

  In connection with the Merger, certain officers of IPC and its subsidiaries have entered into employment agreements to be effective upon consummation of the Merger. See "The Merger--Ancillary Agreements-- Employment Agreements."

STOCK OPTION PLAN

  General Plan Information. The Option Plan provides for the grant to certain officers and employees of options, stock appreciation rights ("SARs") and restricted stock. The Option Plan was approved by holders of a majority of the shares of IPC Common Stock present and entitled to vote at a stockholders' meeting held on May 9, 1994. An amendment to the Option Plan, providing for an increase in the number of shares reserved for issuance, was approved by a vote of stockholders at the Annual Meeting of Stockholders held on February 14, 1996.

  The Compensation Committee administers the Option Plan. Subject to certain specific limitations and restrictions set forth in the Option Plan, the Compensation Committee has full and final authority to interpret the Option Plan, to prescribe, amend and rescind rules and regulations, if any, relating to the Option Plan and to make all determinations necessary or advisable for the administration of the Option Plan.

  As of September 30, 1997, the Company has reserved 526,813 shares of IPC Common Stock for future issuance of stock options. Such IPC Common Stock may be authorized and unissued shares, treasury shares, or shares previously issued and reacquired by the Company. Any shares of IPC Common Stock subject to awards under the Option Plan which are terminated, expire, forfeited or are canceled (for any reason other than the surrender of any such award upon exercise of a related SAR) without having been exercised in full, shall again be available for purposes of the Option Plan.

  The following table sets forth certain information with respect to options granted under the Option Plan during the fiscal year ended September 30, 1997 to the Named Executive Officers:

           OPTION/SAR GRANTS IN FISCAL YEAR ENDED SEPTEMBER 30, 1997

-------------------------------------------------------------------------------

           a                  b            c              d             e          f          g
----------------------------------------------------------------------------------------------------
                                                                               POTENTIAL REALIZABLE
                                                                                 VALUE AT ASSUMED
                                                                               ANNUAL RATES OF SHARE
                                                                                PRICE APPRECIATION
                                           INDIVIDUAL GRANTS                      FOR OPTION TERM
                         ----------------------------------------------------- ---------------------
                          NUMBER OF    % OF TOTAL
                          SECURITIES  OPTIONS/SARS
                          UNDERLYING   GRANTED TO
                         OPTIONS/SARS EMPLOYEES IN EXERCISE OR BASE EXPIRATION
NAME                       GRANTED    FISCAL YEAR  PRICE ($/SHARE)     DATE        5%        10%
-----                    ------------ ------------ ---------------- ---------- ---------- ----------
Terry Clontz............    25,000          6%          $14.50       10/31/06     227,974    577,732
Richard P. Kleinknecht..         0         --              --             --          --         --
Peter J. Kleinknecht....         0         --              --             --          --         --
Gerald E. Starr.........    20,000          5%           14.50       10/31/06     182,379    462,185
                            20,000          5%           13.31       02/14/07     167,412    424,254
Russell G. Kleinknecht..    40,000         10%           14.50       10/31/06     364,759    924,371

  All Options granted during the fiscal year ended September 30, 1997 provided a ten-year term, vest in equal amounts on the first three anniversaries of their grant date and are exercisable at the fair market value of IPC Common Stock on the date of grant.

  The following table sets forth certain information with respect to options exercised under the Option Plan during the fiscal year ended September 30, 1997 by the Named Executive Officers of the Company who are named in the Summary Compensation Table:

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

                                                   NUMBER OF SECURITIES
                                                  UNDERLYING UNEXERCISED    VALUE OF UNEXERCISABLE
                           SHARES       VALUE     OPTIONS/SARS AT FISCAL   IN-THE-MONEY OPTIONS/SARS
                          ACQUIRED    REALIZED           YEAR-END             AT FISCAL YEAR-END
                         ON EXERCISE ON EXERCISE            (#)                       ($)
          NAME               (#)         ($)     EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
          ----           ----------- ----------- ------------------------- -------------------------
Terry Clontz............       0         --           16,667/208,333           $105,252/$990,498
Richard P. Kleinknecht..       0         --                      --                          --
Peter J. Kleinknecht....       0         --                      --                          --
Gerald E. Starr.........       0         --                 0/40,000                 $ 0/261,350
Russell G. Kleinknecht..       0         --           21,332/125,668           $130,629/$776,551

STOCK PURCHASE PLAN

  General Plan Information. The Company adopted the Stock Purchase Plan effective October 3, 1994. The Stock Purchase Plan is intended to enable eligible employees of the Company and its participating subsidiaries to purchase shares of IPC Common Stock and is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. The Stock Purchase Plan is administered by the Compensation Committee which has full power to interpret the terms and adopt, amend and repeal the rules for implementing and administering the Stock Purchase Plan. The Company has reserved 526,813 shares for issuance under the Stock Purchase Plan. At January 1, 1998, 477,393 shares are reserved for future issuance after subtraction of 10,373 shares, 20,953 shares and 18,094 issued in respect of the 1995, 1996 and 1997 offering periods, respectively.

  IPC Common Stock will be offered for sale pursuant to the Stock Purchase Plan during offering periods established by the Compensation Committee. The purchase price will be the lesser of 90% of the Fair Market Value on the last business day or 100% of the Fair Market Value on the first business day of the offering period, but not less than 85% of the lesser of the Fair Market Value on the date of grant or exercise of the purchase right. Employees participate in the Stock Purchase Plan through payroll deductions in an amount ranging from 1% to 10% of base pay. Otherwise eligible employees will not be granted a purchase right under the Stock Purchase Plan if, after grant of such purchase right, the employee would own shares, options or other rights to purchase 5% or more of the stock of the Company, or if the employee's rights to purchase under this and any other employee stock purchase plan would exceed $25,000 of stock in any calendar year. Unless a participant elects to withdraw from the Stock Purchase Plan, the participant will be deemed to have automatically exercised a purchase right on the last day of the offering period.

  Certificates issued under the Stock Purchase Plan may be subject to such transfer or other restrictions as the Compensation Committee may designate. Additionally, "affiliates" of the Company may be subject to restrictions on resale and executive officers, directors and 10% shareholders are subject to certain reporting requirements under Section 16 of the Exchange Act.

  Fifty-one employees participated in payroll deductions through the end of the 1995 fiscal year which resulted in the issuance of 10,373 shares of IPC Common Stock after the conclusion of the offering period on December 29, 1995. Ninety-three employees participated in payroll deductions through the end of the 1996 fiscal year which resulted in the issuance of 20,953 shares of IPC Common Stock after the conclusion of the offering period on December 31, 1996. Sixty-eight employees participated in payroll deductions through the end of the 1997 fiscal year which resulted in the issuance of 18,904 shares of IPC Common Stock after the conclusion of the offering period on December 31, 1997.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Richard P. Kleinknecht, the Company's Chairman, and Peter J. Kleinknecht, the Company's Vice Chairman, are controlling stockholders and executive officers of several other entities that do business from time to time with the Company and certain of its customers. These entities include KEC-NY, KEC-NJ, both electrical services companies, and Humaco Leasing & Holding Corporation ("Humaco"), a tool and vehicle leasing company.

  As of October 1, 1993, the Company and KEC-NY entered into a 20-year contract with respect to a pool of field technicians and administrative employees, who are members of the International Brotherhood of Electrical Workers ("IBEW"), Local 3 and are utilized by either the Company or KEC-NY on an ongoing or per project basis. The Company and KEC-NJ also entered into a comparable 20-year agreement with respect to a similar pool of employees who are members of IBEW, Local 164T. See "THE MERGER--Ancillary Agreements-- Amended and Restated Labor Pool Agreements." The Company, KEC-NY and KEC-NJ have benefitted from these arrangements by allowing each company to draw from a larger pool of field technicians and retaining the more highly trained and skilled technicians for a broader range of projects. KEC-NY and KEC-NJ are responsible for administering the payroll and related services for Company employees in these pools. The Company pays all such compensation and benefits by reimbursement to KEC-NY or KEC-NJ, as appropriate, plus an administration fee equal to 2.5% of such costs. Effective October 3, 1996, the parties agreed to amend this agreement to provide for a flat administrative fee of $50,000 per month (to be apportioned between KEC-NY and KEC-NJ for the period from October 1, 1996 through October 1, 1997). The total amounts paid by the Company for compensation and benefits under these arrangements in the fiscal years ended September 30, 1997, 1996 and 1995 were $54.9, $54.9 and $40.7 million, respectively. In addition, the Company paid $0.6, $1.4 and $1.0 million in the fiscal years ended September 30, 1997, 1996 and 1995, respectively, in related administrative fees.

  In connection with and contingent upon consummation of the transactions contemplated by the Merger Agreement, the Labor Pool Agreements have been amended and restated. See "THE MERGER--Ancillary Agreements--Amended and Restated Labor Pool Agreements."

  The Company periodically subcontracts certain work to KEC-NY or KEC-NJ. Amounts charged to these companies under subcontracts with the Company for the years ended September 30, 1997, 1996 and 1995 were approximately $0.1, $1.0 and $2.2 million, respectively, while amounts charged to the Company under subcontracts with these companies were approximately $0.3, $0.7 and $0.6 million, respectively.

  The Company, KEC-NY and KEC-NJ entered into a 20-year agreement dated as of May 9, 1994 with respect to corporate opportunities regarding electrical and communications cable infrastructures (the "Corporate Opportunity Agreement"). KEC-NY and KEC-NJ have agreed not to bid for or accept any communications cabling jobs in competition with the Company, if the Company intends to bid or accept such work. The Company, which is not a licensed electrical contractor, has agreed to refrain from bidding for or accepting, without the consent of KEC-NY or KEC-NJ, opportunities that combine both electrical and communications cabling work. IPC has also agreed to continue to refer to KEC-NY and KEC-NJ certain electrical contracting bid opportunities which may arise.

  In connection with and contingent upon consummation of the transactions contemplated by the Merger Agreement, the Corporate Opportunity Agreement has been amended and restated. See "THE MERGER-- Ancillary Agreements--Amended and Restated Corporate Opportunity Agreement."

  The Company has from time to time rented certain equipment from Humaco. There were no equipment rentals from affiliated companies during fiscal 1997. During the years ended September 30, 1996 and 1995, approximately $0.9 and $1.0 million, respectively, of equipment rentals were utilized. The Company, under month to month arrangements, has rented three facilities from entities controlled by Richard P. Kleinknecht and Peter J. Kleinknecht. For the years ended September 30, 1997, 1996 and 1995, approximately $0.2, $0.5 and $0.5 million, respectively, of such lease expense was incurred.

  The Company loaned to Russell G. Kleinknecht $98,371, with interest accruing at 6% per annum. As of December 31, 1997, the total amount outstanding under this loan, and under employee advances in the principal amount of $140,000, was $280,890, inclusive of accrued interest.

  Contel Litigation. During the fiscal year ended September 30, 1996, Knight Ventures, Inc. ("KVI"), a company principally owned by Richard P. Kleinknecht and Peter J. Kleinknecht (the "Principal Stockholders"), and the former parent of the Company, agreed to settle its litigation with Contel Corporation ("Contel") over, among other claims, responsibility for taxes, tax liens, tax assessments and tax warrants with respect to Contel IPC, for periods prior to the acquisition of the Company from Contel.

  As of May 9, 1994, the Company, KVI and the Principal Stockholders entered into a Tax Allocation and Indemnification Agreement (the "Tax Agreement") relating to their respective income tax liabilities and certain related matters as a consequence of the Company's termination of its S Corporation status and its initial public offering. In addition, the Company, KVI and the Principal Stockholders agreed, to the extent that either KVI or the Principal Stockholders receives any cash proceeds or other benefit in the form of a reduction in amounts payable to Contel, as a consequence of the litigation, they will pay to the Company the lesser of (i) such benefit or (ii) the amount paid by the Company for taxes and related charges subject to the dispute, plus the amount of any expenses of such litigation incurred by the Company following the consummation of the Company's initial public offering.

  As of May 15, 1996, Contel, KVI, the Principal Stockholders and the Company, although not a party to the litigation, entered into a settlement agreement and mutual releases. In connection with this settlement agreement, KVI has executed, and the Principal Stockholders have guaranteed, a note payable to the Company, in the amount of $1.3 million, to fulfill obligations under the Tax Agreement. As of December 31, 1997, this note, together with accrued interest, was paid in full by KVI.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

  Under the securities laws of the United States, the Company's directors, executive officers and any person holding more than ten percent of IPC's Common Stock are required to file initial reports of ownership of IPC's Common Stock and reports of changes in that ownership at the Commission and the National Association of Securities Dealers, Inc. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement/Prospectus any failure to file by these dates.

  Form 3s are required to be filed within ten days after the event by which an individual becomes a reporting person. Form 4s are required to be filed within ten days after the end of the reporting month. Form 5s are required to be filed on or before the forty-fifth day after the end of the issuer's fiscal year. Based upon information available to it, the Company's management believes that all Form 3s, Form 4s, and Form 5s required to be filed during the fiscal year ended September 30, 1997 were filed on a timely basis.

      PROPOSAL 5--RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The IPC Board has appointed Coopers & Lybrand as the Company's independent accountants for the year ending September 30, 1998, and has further directed that management submit the appointment of independent accountants for ratification by the stockholders at the Annual Meeting. Coopers & Lybrand has audited the Company's financial statements since 1991. Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. In the event the stockholders fail to ratify the appointment, the IPC Board or the Surviving Corporation Board, as appropriate, will reconsider whether or not to retain that firm.

  The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of Coopers & Lybrand.

  THE IPC BOARD RECOMMENDS A VOTE IN FAVOR OF THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND.

                        PROPOSAL 6--ADDITIONAL PROPOSAL

  The IPC Board is not aware of any other business that may properly come before the Annual Meeting. The IPC Board seeks the authorization of the IPC stockholders, in the event matters incident to the conduct of the Annual Meeting properly come before such meeting, including, without limitation, a motion to adjourn the Annual Meeting to another time or place for the purpose of soliciting additional proxies in order to approve and adopt the transactions contemplated by the Merger Agreement, or otherwise. As to all such matters, the IPC Board intends to direct the voting of such shares in the manner determined by the IPC Board in its discretion, and in the exercise of its duties and responsibilities, to be in the best interests of IPC, and its stockholders, taken as a whole. Only proxies marked "FOR" this proposal will be voted for adjournment, in the event such vote is necessary.

  THE IPC BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE "FOR" AUTHORIZATION OF THE IPC BOARD, TO DIRECT THE VOTE OF THE PROXIES UPON SUCH OTHER MATTERS INCIDENT TO THE CONDUCT OF THE ANNUAL MEETING, AS MAY PROPERLY COME BEFORE SUCH MEETING, INCLUDING, WITHOUT LIMITATION, A MOTION TO ADJOURN SUCH MEETING.

                        MANAGEMENT FOLLOWING THE MERGER

BOARD OF DIRECTORS

  In the event the Merger is approved by IPC stockholders, all current directors of IPC, other than Richard P. Kleinknecht, will submit their resignations prior to the Effective Time. The individuals listed below are expected to serve as directors of the Surviving Corporation Board following the Effective Time. The following table sets forth the name, age and position with the Surviving Corporation of each such person. Following the Merger, the Investors Agreement will govern certain rights, duties and obligations of the parties thereto, as the principal stockholders of the Surviving Corporation, including, without limitation, the election of directors. Following the Effective Time, directors of the Surviving Corporation are expected to be compensated in accordance with the current policies of the Company. See "IPC ANNUAL MEETING--Other Matters--Directors' Compensation."

NAME(1)                  AGE (2)                        POSITION
-------                  -------                        --------
Peter Woog..............    55   Chairman of the Board and Director
Richard P. Kleinknecht..    59   Vice Chairman and Director
Richard Cashin, Jr......    45   Director
David Y. Howe...........    33   Director
Robert J. McInerney.....    52   Director
Terry Clontz............    47   CEO and President and Director
Russell G. Kleinknecht..    44   Executive Vice President, Information Transport Systems
Gerald E. Starr.........    44   Executive Vice President, Trading Systems
David A. Walsh..........    36   Executive Vice President, IXnet and Director
Brian C. Reach..........    43   Vice President, Chief Financial Officer
Daniel Utevsky..........    47   Vice President, General Counsel and Corporate Secretary

--------
(1) Pursuant to the Merger Agreement, CVC has the right to nominate two additional directors who shall be independent directors, and each of the IPC stockholders that are signatories to the Investors Agreement have agreed to vote in favor of such nominees as well as the nominees listed above.
(2) As of December 31, 1997.

  PETER WOOG, DIRECTOR AND CHAIRMAN OF THE BOARD. Mr. Woog is President and Chief Executive Officer of CSI where he has been employed since 1995. He also serves on the Board of Directors for Cable Systems Holding Company, CSI, LoDan Electronics, Inc., the Arizona Association of Industries, the Samaritan Health System, and AAC. Mr. Woog is also a trustee and chairman for the Arizona Science Center.

  RICHARD M. CASHIN, JR., DIRECTOR. Mr. Cashin has been employed by CVC since 1980, and has been President since 1994. Mr. Cashin is a director of Levitz Furniture Incorporated, Furnishings International Inc., Euromax and Titan Wheel International.

  DAVID Y. HOWE, DIRECTOR. Mr. Howe is a Vice President of CVC where he has been employed since 1993. He is also a director of American-Italian Pasta Company, Aetna Industries, Inc., Bob's Stores, Inc., Brake-Pro, Inc., CSI, Cable Systems Holding Company, LoDan, Copes-Vulcan, Inc., Pen-Tab Industries, Inc., Milk Specialties Company and Furnishings International, Inc.

  DAVID A. WALSH, DIRECTOR. Mr. Walsh founded IXnet in 1993 and has served as President since then. Mr. Walsh also started Voyager Networks, a provider of internet services, in 1992. At Voyager, he served as its CEO and President until leaving to manage IXnet on a full-time basis in 1995. Mr. Walsh also held various technology positions at several financial institutions, including several commodities exchanges in New York (NYCE, NYMEX, CSCE and COMEX), Garban, Garvin Guybutler, and Drexel Burnham Lambert Trading Corporation.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

  The Company is a leader in providing integrated telecommunications equipment and services that facilitate the execution of transactions by the financial trading community. Such transactions involve the trading of equity and notes, commodities, currencies and other financial instruments. The Company designs, manufactures, installs and services turret systems and installs and services the cabling infrastructure and networks which provide financial traders with desktop access to time-sensitive communications and data. The Company's primary customers include securities and investment banking firms, merchant and commercial banks, interdealer brokers, foreign exchange and commodity brokers and dealers, securities and commodity exchanges, mutual and hedge fund companies, asset managers and insurance companies. The Company uses an integrated approach to marketing its products and services, leveraging its established customer base throughout the financial trading community. In addition, through its subsidiary, IXnet, the Company operates an international voice and data network, providing a variety of dedicated private line, managed data and switched services, which has been specifically designed to meet the specialized telecommunications requirements of the financial trading community.

  The Company's operations include turret systems, I.T.S. and network services (IXnet). The Company accounts for sales of turret systems to distributors and direct sales and installations of turret systems as "turret sales and installation." The Company accounts for revenue from turret system maintenance, including annual and multi-year service contracts, and from moves, additions and changes to existing turret system installations as "turret service." The Company accounts for revenue from I.T.S. design, integration and implementation projects, from sales of intelligent network products, such as hubs, bridges and routers, from on-site maintenance of customer I.T.S., including annual and multi-year contracts, and from the provision of outsourcing services for the support, expansion and upgrading of existing customer networks as "I.T.S. sales, installation and service." Additionally, the Company accounts for revenue derived from the IXnet Network as "network services."

  Revenue from turret and I.T.S. sales and installation is recognized upon completion of the installation, except for revenue from sales of turret systems to distributors, which is recognized upon shipment of turret products by IPC. Invoices representing progress payments are submitted during various stages of the installation. The revenue attributable to such advance payments is deferred until system installation is completed. In addition, contracts for annual recurring turret and I.T.S. services are generally billed in advance, and are recorded as revenue ratably (on a monthly basis) over the contractual periods. Revenue from moves, additions and changes to turret systems is recognized upon completion, which usually occurs in the same month or the month following the order for services. Revenue from network services are recognized in the month the service is provided.

  Cost or revenue for turret systems and I.T.S. includes material and labor associated with the installation of a project or service. Cost of revenue for network services includes charges from carriers for bandwidth associated with network services revenue.

  Due to the substantial sales price of the Company's large turret and I.T.S. installations and the Company's recognition of revenue only upon completion of installations, revenue and operating results could fluctuate significantly from quarter to quarter. However, the Company's service business generates a more consistent revenue stream than sales and installation and, consequently, these fluctuations could be somewhat diminished in the future as the Company's service business expands.

  In connection with the proposed Merger Transactions, the Company will incur various one-time costs currently estimated at $25.6 million. These costs consist primarily of professional fees, printing costs, change of control costs and other expenses. While the exact timing, nature and amount of these costs are subject to change the Company will incur a one-time charge of approximately $8.3 million in the quarter in which the Merger is consummated. This one-time charge is included in the $25.6 million referred to above and consists of certain change in control bonuses and severance payments aggregating $2.5 million and payment to option holders, upon cancellation of their stock options, aggregating $5.8 million. As a result of the foregoing, the Company expects to incur a net loss in the quarter in which the Merger is recorded. Because this loss would result directly from the one-time charge incurred in connection with the Merger Transactions, the Company does not expect this loss to materially impact its liquidity or ongoing operations.

RESULTS OF OPERATIONS

 COMPARISON OF THE THREE MONTHS ENDED DECEMBER 31, 1997 TO THE THREE MONTHS ENDED DECEMBER 31, 1996

  Revenue. Total revenue increased by $7.7 million, or 12.9%, to $67.1 million for the three months ended December 31, 1997 (the "1997 period") from $59.4 million for the three months ended December 31, 1996 (the "1996 period").

  Turret sales and installation and service revenue increased by $11.0 million, or 28.8%, to $49.0 million in the 1997 period from $38.0 million in the 1996 period. The revenue increase related to new installations was $9.5 million, primarily from sales of the Company's Tradenet MX product. The increase in service revenue in the 1997 period as compared to the 1996 period was $1.5 million, principally due to the Company's increasing customer base.

  Revenue from I.T.S. sales, installation and service decreased by $7.6 million, or 41.7%, to $10.7 million in the 1997 period from $18.3 million in the 1996 period. I.T.S. revenue from new installations decreased $10.8 million in the 1997 period as compared with the 1996 period. For its full fiscal year, the Company expects revenue from I.T.S. to decrease from fiscal 1997 levels, but does not expect this decrease to have a material effect on its operating income. Partially offsetting the decrease in I.T.S. installation revenue was an increase in service related revenue of $3.2 million in the 1997 period as compared to the 1996 period. The increase in service revenue is partially related to moves, adds and changes from several large new installation projects which were recognized as revenue in prior quarters.

  Revenue from network services, classified as service revenue, increased by $4.3 million, or 140.7%, to $7.4 million in the 1997 period from $3.1 million in the 1996 period. The increase is related to the increased customer base and increased customer utilization of IXnet's international telecommunication network during the 1997 period.

  Cost of Revenue. Cost of revenue (as a percentage of revenue) of 60.3% for the 1997 period decreased as compared to 70.4% in the 1996 period. The decrease is principally attributable to turret sales and installation and service revenue which was partially offset by an increase in cost related to network services revenue. The lower costs of turret revenue resulted from a higher percentage of revenue from products manufactured by the Company (Tradenet MX) during the 1997 period as compared to the turret revenue mix during the 1996 period. Turret sales and installation from manufactured products contain a lower cost of revenue as compared to third party products, I.T.S. sales, installation and service and network services.

  Research and Development. Research and development expenses remained consistent at $2.4 million for both the 1997 period and 1996 period. Research and development expenses remained consistent due to initiatives taken by the Company in fiscal 1997 so that research and development spending is focused on the continued integration of the Tradenet MX family with the IXnet Network as well as the enhancement of existing features of the Tradenet MX family to sustain the Company's leadership position in voice-based products.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses ("S,G&A") increased by $2.7 million, or 19.6% to $16.6 million in the 1997 period from $13.9 in the 1996 period. Approximately, $2.1 million of the increase (of which $0.6 million is depreciation) is due to infrastructure costs associated with the expansion of the IXnet Network, people resources and other expenses required to build, manage and grow this business. The Company intends to continue to invest in the IXnet Network. As the Company deploys this network, management anticipates that S,G&A will increase. These expenses will be incurred prior to the realization of anticipated related revenue.

  Interest Income/(Expense). Interest expense, net for the 1997 period decreased slightly to $0.4 million from $0.5 million in the 1996 period. The decrease resulted from lower utilization of the Company's revolving credit facilities during the current period, partially offset by interest expense associated with an increase in the Company's capital lease obligations. Interest expense will increase substantially as a result of the Offering.

  Provision for Income Taxes. The Company's effective tax rate was 50.0% for the 1997 period compared to 50.9% for the 1996 period.

COMPARISON OF THE YEAR ENDED SEPTEMBER 30, 1997 TO THE YEAR ENDED SEPTEMBER 30, 1996

  Revenue. Total revenue increased by $20.8 million or 8.3% to $270.3 million in the year ended September 30, 1997 from $249.5 million in the year ended September 30, 1996.

  Turret installation and related service revenue increased by $10.7 million, or 6.4%, to $177.6 million in the year ended September 30, 1997 from $167.0 million in the year ended September 30, 1996. Turret revenue growth for the year ended September 30, 1997 is from higher third party products sold in conjunction with the Tradenet MX product.

  Revenue from I.T.S. sales and related service decreased by $4.1 million, or 5.2% to $74.8 million in the year ended September 30, 1997 from $78.8 in the year ended September 30, 1996. Although the number of new installations in 1997 were comparable to 1996, the decrease in revenue from new installations related to lower revenue from the two largest installations during 1997 as compared with 1996. This decrease was partially offset by higher service related revenue in 1997 as compared to 1996.

  Revenue from network services increased by $14.2 million, or 383.4% to $17.9 million in the year ended September 30, 1997 from $3.7 million in the year ended September 30, 1996. The increase is from the continued buildup of IXnet's international telecommunication network during 1997. Annualized revenue for the month of September 1997 was $24.8 million, an increase in excess of 148% as compared with September 1996.

  Cost of Revenue. Cost of revenue (as a percentage of revenue) of 70.3% in the year ended September 30, 1997 increased slightly as compared to 69.2% in the year ended September 30, 1996. The increase is attributable to higher third party product revenue associated with turret installations in 1997, which typically has a higher cost of revenue than the Company's manufactured products and higher project costs for I.T.S. revenue. Network service cost (as a percentage of revenue) decreased in fiscal 1997 as compared with fiscal 1996 due to higher utilization of the IXnet Network in fiscal 1997.

  Research and Development Expenses. Research and development expenses decreased by $1.5 million, or 13.0%, to $10.0 million in the year ended September 30, 1997 from $11.5 million in the year ended September 30, 1996. The decrease is from the consolidation of research and development organizations and the termination of development work on an Asynchronous Transfer Mode ("ATM") project. Also, spending during the year ended September 30, 1997 had a higher mix of software development as opposed to hardware applications. The Company intends to focus on the integration of the Tradenet MX turret with IXnet's network capabilities as well as the enhancement of existing features of the Tradenet MX family to sustain the Company's leadership position in voice-based products.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $15.6 million, or 34.5%, to $60.7 million in the year ended September 30, 1997 from $45.1 million in the year ended September 30, 1996. Approximately, $11.3 million of the increase (of which $2.2 million is depreciation) is due to infrastructure costs associated with the expansion of IXnet's international telecommunications network, people resources and other expenses required to build, manage and grow this global business. The Company intends to continue to fund the buildup of IXnet's network. As the Company deploys its network, management anticipates that selling, general and administrative expenses will increase. These expenses may be incurred prior to the realization of anticipated related revenue. Additionally, included in selling, general and administrative expenses for the year ended September 30, 1997 is $0.65 million or $0.04 per share representing the settlement of a employment agreement with the former Chief Operating Officer.

  Interest Income/(Expense). Interest (expense), net increased by $1.2 million to $1.9 million for the year ended September 30, 1997 from $0.7 million for the year ended September 30, 1996. The increase is due to higher utilization of the Company's Revolving Credit Facility and capital lease obligations used primarily to finance capital expenditures for IXnet during 1997.

  Provision for Income Taxes. The Company's effective tax rate was 52.8% for the year ended September 30, 1997 compared to 39.7% for the year ended September 30, 1996. The increase is primarily due to IXnet's losses during 1997 for which the Company is not able to receive certain state statutory tax benefits.

COMPARISON OF THE YEAR ENDED SEPTEMBER 30, 1996 TO THE YEAR ENDED SEPTEMBER 30, 1995

  Revenue. Total revenue increased by $43.3 million or 21.0%, to $249.5 million in the year ended September 30, 1996 from $206.2 million in the year ended September 30, 1995.

  Turret installation and related service revenue increased by $16.1 million, or 10.6%, to $167.0 million in the year ended September 30, 1996 from $150.9 million in the year ended September 30, 1995. This increase is primarily attributable to the increased acceptance of Tradenet MX. Management expects that sales of Tradenet MX will continue to generate the majority of turret sales and installation revenue for the foreseeable future.

  Revenue from I.T.S. sales and related service increased by $23.5 million, or 42.5% to $78.8 million in the year ended September 30, 1996 from $55.3 million in the year ended September 30, 1995. These increases were attributable to the continuing development and expansion of the I.T.S. business.

  Revenue from network services of $3.7 million for the year ended September 30, 1996 resulted from IXnet's implementation of its international telecommunication network during 1996, achieving recurring monthly revenue at an annualized rate exceeding $10 million at fiscal year end.

  Cost of Revenue. Cost of revenue (as a percentage of revenue) decreased to 69.2% for the year ended September 30, 1996 from 69.4% for the year ended September 30, 1995. This decrease is due to continued installation efficiencies and manufacturing cost reductions.

  Research and Development Expenses. Research and development expenses increased by $1.4 million, or 13.4%, to $11.5 million in the year ended September 30, 1996 from $10.1 million in the year ended September 30, 1995. The increase was due to the development of new products and enhancements to existing products. Also, research and development expenses for the year ended September 30, 1996 include expenses by IPC Bridge. Bridge Electronics, Inc., now known as IPC Bridge, was acquired by the Company in April 1995. The Company believes that development of new products and enhancements to existing products are essential to its continuing success, and management intends to continue to devote substantial resources to research and product development in the future.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $14.1 million, or 45.4%, to $45.1 million in the year ended September 30, 1996 from $31.0 million in the year ended September 30, 1995. These increases are attributable to an increase in headcount and other expenses to support higher business levels, start up costs associated with IXnet and the continued development and geographic expansion of the Company's I.T.S. business.

  Interest Income/(Expense). Interest income/(expense) decreased to $0.7 million in expense for the year ended September 30, 1996 from $0.2 million in income for the year ended September 30, 1995. This decrease was primarily due to the Company's utilization of its line of credit during fiscal 1996. Total interest expense for the fiscal year ended 1996 was $1.1 million compared to $0.4 million in the fiscal year ended 1995.

  Provision for Income Taxes. The Company's effective tax rate for the years ended September 30, 1996 and 1995 was 39.7% and 41.0%, respectively.

LIQUIDITY AND CAPITAL RESOURCES

  Since the Company's initial public offering in fiscal 1995, the Company has satisfied its cash requirements through capital lease financing and bank lines of credit. The Company's principal uses of cash are to fund working capital requirements, losses of its IXnet subsidiary and capital expenditures principally related to the expansion of IXnet's international telecommunications network.

  Net cash provided by operating activities was $8.8 million in the three month period ending December 31, 1997 (the "1997 Period") as compared to net cash provided by operating activities of $8.4 million for the three months ended September 30, 1996 (the "1996 Period"). Net cash provided by operating activities for the 1997 Period reflects a significant improvement in income from operations and higher depreciation expense as compared with the 1996 Period, which was principally related to working capital improvements. The increase in depreciation and amortization expense is largely the result of increased capital expenditures, of which $2.1 million was financed with capital lease obligations principally for IXnet during the 1997 Period as compared with $3.7 million in the similar period of the prior year.

  Cash used in investing activities was $2.6 million in the 1997 Period as compared with $3.0 million in the 1996 Period. Net cash used in investing activities include expenditures related to the acquisition of IPC Bridge and for property, plant and equipment, principally for the IXnet Network.

  The Company maintains short-term credit facilities with various banks up to $35.0 million of which none was outstanding at December 31, 1997. The weighted average interest rate was 6.63% during the 1997 period as compared to 6.43% in the comparable prior year period.

  In April 1997, the Company purchased its sole manufacturing facility and related land in Westbrook, Connecticut for $2.5 million using the Company's short-term credit facility. In July 1997, this purchase was refinanced through a mortgage agreement with a bank for $2.2 million. The term of the mortgage is for eight years with a twenty year payout bearing interest at Libor plus 125 basis points. The Company entered into an interest rate swap agreement with its bank in order to fix the interest rate over the eight year term at an effective interest rate of 7.85%.

  In connection with the implementation of the IXnet Network, IXnet has entered into capital lease agreements for certain network switching equipment, aggregating approximately $2.1 million for the 1997 Period as compared with $3.7 million in the 1996 Period.

  On December 18, 1997, IPC and AAC entered into the Merger Agreement. The Merger Agreement provides, among other things, for the merger of AAC with and into IPC, with IPC as the Surviving Corporation, concurrently with the closing of the Offering. Under the terms of the Merger Agreement, subject to dissenters' rights, each share of IPC Common Stock will be converted at the election of the holder thereof into either (i) the right to receive $21.00 in cash or (ii) the right to retain one share of Surviving Corporation Common Stock, subject to proration in certain circumstances. The Merger is subject to majority stockholder approval and regulatory approval. As a result of the Merger, AAC's parent, CSH LLC, a majority of whose membership interests are owned by CVC and others, will receive in exchange for its shares of common stock of AAC not less than 50.25% nor more than 86.25% (prior to the IXnet Exchange) of the number of shares of Surviving Corporation Common Stock expected to be outstanding after the Merger. See "The Merger and the Financings."

  The Notes are part of the financings to consummate the Merger. The balance of the proceeds necessary to consummate the Merger Transactions will be funded by the Equity Investment. Such amounts will be used to (a) pay up to $217.5 million to those IPC stockholders who choose to convert their shares of IPC Common Stock into cash, (b) repay existing indebtedness of the Company under the Existing Bank Credit Facilities, of which there was no outstanding balance at December 31, 1997, and certain other liabilities of the Company, and (c) pay an estimated $25.6 million in transaction fees and expenses, of which $23.4 million will be paid upon the consummation of the Merger. Any remaining proceeds will be used for working capital and other purposes. The issuance of the Notes is conditioned upon the closing of the Merger, the Equity Investment and the Revolving Credit Facility. See "The Merger and Financings" and "Certain Relationships and Other Related Transactions."

  The Company believes that cash flows from operations and existing Revolving Credit Facility would be sufficient to meet its working capital and capital expenditure needs for the near future. The Company does not rule out seeking additional debt or equity for other corporate purposes.

  On February 13, 1998, the Company purchased by the issuance of a promissory note in the amount of $6.7 million, plus accrued interest, due on April 8, 1998, all of the issued and outstanding common stock of MXNet, a wholly owned subsidiary of National Discount Brokers Group, Inc. In addition, MXNet entered into employment agreements with four MXNet executives which included signing and retention bonuses in the aggregate amount of $1.1 million payable over two years. This acquisition will be accounted for as a purchase and will result in approximately $5.5 million of goodwill.

QUARTERLY FLUCTUATIONS AND THE EFFECTS OF INFLATION

  The size and lead time of new orders can vary substantially and, since the Company generally recognizes revenue from the sale and installation of turret systems and I.T.S. on the completion of an installation, the Company's quarterly results of operations may fluctuate significantly. Management does not believe that inflation has a significant effect on the Company's results.

FOREIGN EXCHANGE

  The Company's shipments to foreign distributors are generally invoiced in U.S. Dollars. As a result, the Company believes its foreign exchange transaction exposure caused by these shipments is insignificant. However, if the U.S. Dollar appreciates significantly relative to the currency in which the Company's customers receive revenues, it could have an impact on the Company's customers' ability to make payments to the Company. Sales to the Company's customers in the United Kingdom are denominated in British Pounds Sterling. The Company does not hedge its net asset exposure to fluctuations in the U.S. Dollar/British Pound Sterling exchange rate. Accordingly, the Company is subject to risks associated with such fluctuation. However, adjustments to the Company's financial position as a result of currency fluctuations have not been significant.

            UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

  The following unaudited consolidated pro forma financial information (the "Pro Forma Financial Information") of the Company is based on historical consolidated financial statements of the Company and gives effect to the Merger Transactions. The unaudited consolidated pro forma statements of operations for the quarter ended December 31, 1997 and year ended September 30, 1997 give effect to the Merger Transactions as if they had occurred at October 1, 1996. The unaudited pro forma balance sheets give effect to the Merger Transactions as if they had occurred on December 31, 1997 and September 30, 1997. The pro forma adjustments are based upon available information and upon certain assumptions that management believes are reasonable under the circumstances. One of these assumptions is that a minimum number of IPC shares of Common Stock (380,952) will be retained in the Surviving Corporation Common Stock. However, if the IPC stockholders elect to retain the maximum number of IPC shares (1,752,381 shares) in the Surviving Corporation Common Stock there would be no effect on the Pro Forma Consolidated Balance Sheet or Pro Forma Consolidated Statement of Operations at and for the periods ended December 31, 1997 and September 30, 1997, respectively. The Pro Forma Financial Information and accompanying notes should be read in conjunction with the historical consolidated financial statements of the Company, including the notes thereto, and other financial information pertaining to the Company. The Pro Forma Financial Information does not purport to represent what the Company's actual results of operations or actual financial position would have been if the Merger Transactions in fact occurred on such dates or to project the Company's results of operations or financial position for any future period or date.

  In connection with the proposed Merger Transactions, the Company will incur various one-time costs currently estimated at $25.6 million. These costs consist primarily of professional fees, printing costs and other expenses. While the exact timing, nature and amount of these costs are subject to change, the Company will incur a one-time pre-tax charge of approximately $8.3 million in the quarter in which the Merger is consummated. This one-time charge consists of certain change in control bonuses and severance payments aggregating $2.5 million and the payment, upon cancellation of stock options, aggregating $5.8 million. As a result of the foregoing, the Company will incur a net loss in the quarter in which the Merger is recorded. Because this loss will result directly from the one-time charge incurred in connection with the Merger Transactions, the Company does not expect this loss to materially impact its liquidity or ongoing operations. For a discussion of the consequences of the incurrence of indebtedness in connection with the Merger Transactions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The pro forma adjustments were applied to the respective historical consolidated financial statements of the Company to reflect and account for the Merger as a recapitalization; accordingly, the historical basis of the Company's assets and liabilities has not been impacted thereby.

                         IPC INFORMATION SYSTEMS, INC.

                PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)
                               DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        PRO FORMA
                                            HISTORICAL ADJUSTMENTS    PRO FORMA
                                            ---------- -----------    ---------
Current assets:
 Cash and cash equivalents................   $  3,655   $   7,998 (a) $ 11,653
 Trade receivables, less allowance of
  $1,515..................................     65,887         --        65,887
 Inventories..............................     36,883         --        36,883
 Prepaid expenses and other current
  assets..................................     13,333      (3,894)(e)    9,439
                                             --------   ---------     --------
 Total current assets.....................    119,758       4,104      123,862
Property, plant and equipment, net........     40,420         --        40,420
Other assets, net.........................      9,610      12,290 (e)
                                                            5,333 (i)   27,233
                                             --------   ---------     --------
 Total assets.............................   $169,788   $  21,727     $191,515
                                             ========   =========     ========
Current liabilities:
 Accounts payable.........................   $ 14,333         --      $ 14,333
 Accrued liabilities......................     28,408   $  (3,667)(f)   21,563
                                                           (3,096)(e)
                                                           (1,500)(g)
                                                            1,418 (f)
 Customer advances and deferred revenue...     23,843         --        23,843
 Current portion of capital leases........      3,363         --         3,363
                                             --------   ---------     --------
 Total current liabilities................     69,947      (6,845)      63,102
Senior secured revolving credit...........        --          --           --
Long-term debt, net of current portion....      2,124         --         2,124
Lease obligations, net of current portion.     11,085         --        11,085
Senior unsecured notes....................        --      180,000 (b)  180,000
Other liabilities.........................      5,318      (1,625)(g)    3,693
                                             --------   ---------     --------
 Total liabilities........................     88,474     171,530      260,004
                                             --------   ---------     --------
Commitments and contingencies
Stockholders' equity:
 Preferred stock--$0.01 par value,
  authorized 10,000,000 shares, none
  issued and outstanding
 Common stock--$0.01 par value, authorized
  25,000,000 shares; issued December 31,
  1997--10,979,964 shares, pro forma--
  4,063,492 shares; outstanding December
  31, 1997--10,737,779, pro forma--
  4,063,492 shares........................        110          34 (c)       41
                                                             (103)(d)
                                                               (3)(h)
                                                                3 (i)
 Paid-in capital..........................     48,600      71,966 (c)    5,330
                                                            5,330 (i)
                                                         (120,566)(d)
 Retained earnings (deficit)..............     33,322     (96,824)(d)  (73,860)
                                                           (4,977)(e)
                                                           (4,666)(f)
                                                             (715)(h)
 Less treasury stock, at cost, December
  31, 1997--242,185 shares, pro forma--
  none....................................       (718)        718 (h)      --
                                             --------   ---------     --------
  Total stockholders' equity (deficit)....     81,314    (149,803)     (68,489)
                                             --------   ---------     --------
  Total liabilities and stockholders'
   equity (deficit).......................   $169,788   $  21,727     $191,515
                                             ========   =========     ========

      See Notes to Unaudited Pro Forma Consolidated Financial Information.

                         IPC INFORMATION SYSTEMS, INC.

           PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                  FOR THE THREE MONTHS ENDED DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          PRO FORMA
                                              HISTORICAL ADJUSTMENTS   PRO FORMA
                                              ---------- -----------   ---------
Revenue:
  Product sales and installation............   $38,441         --       $38,441
  Service...................................    28,611         --        28,611
                                               -------     -------      -------
                                                67,052         --        67,052
Cost of revenue:
  Product sales and installation............    22,185         --        22,185
  Service...................................    18,240         --        18,240
                                               -------     -------      -------
                                                40,425         --        40,425
                                               -------     -------      -------
    Gross profit............................    26,627         --        26,627
Research and development expenses...........     2,404         --         2,404
Selling, general and administrative
 expenses...................................    16,557     $   191 (i)   16,748
                                               -------     -------      -------
    Income from operations..................     7,666        (191)       7,475
Interest income (expense), net..............      (440)     (5,360)(k)   (6,160)
                                                              (360)(j)
Other income (expense), net.................       (39)        --           (39)
                                               -------     -------      -------
    Income before provision for income
     taxes..................................     7,187      (5,911)       1,276
Provision (benefit) for income taxes........     3,593      (2,601)(l)      992
                                               -------     -------      -------
    Net income..............................   $ 3,594     $(3,310)     $   284
                                               =======     =======      =======
Basic earnings per share....................   $  0.34                  $  0.07
                                               -------                  -------
Basic weighted average shares outstanding...    10,711                    4,063
                                               -------                  -------
Diluted earnings per share..................   $  0.33                  $  0.07
                                               -------                  -------
Diluted weighted average shares outstanding.    10,865                    4,063
                                               -------                  -------


      See Notes to Unaudited Pro Forma Consolidated Financial Information.

                         IPC INFORMATION SYSTEMS, INC.

                PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)
                               SEPTEMBER 30, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  PRO FORMA       PRO
                                                      HISTORICAL ADJUSTMENTS     FORMA
                                                      ---------- -----------    --------
Current assets:
 Cash and cash equivalents..........................   $  1,465   $   4,618 (a) $  6,083
 Trade receivables, less allowance of $1,515........     61,791         --        61,791
 Inventories........................................     33,557         --        33,557
 Prepaid expenses and other current assets..........     13,426         --        13,426
                                                       --------   ---------     --------
    Total current assets............................    110,239       4,618      114,857
Property, plant and equipment, net..................     38,314         --        38,314
Other assets, net...................................      9,809      12,290 (e)   27,432
                                                                      5,333 (i)
                                                       --------   ---------     --------
    Total assets....................................   $158,362   $  22,241     $180,603
                                                       ========   =========     ========
Current liabilities:
 Note payable.......................................   $  3,200   $  (3,200)(a) $    --
 Accounts payable...................................     18,042         --        18,042
 Accrued liabilities................................     21,395      (3,667)(f)   17,646
                                                                     (1,500)(g)
                                                                      1,418 (f)
 Customer advances and deferred revenue.............     17,682         --        17,682
 Current portion of capital leases..................      2,987         --         2,987
                                                       --------   ---------     --------
    Total current liabilities.......................     63,306      (6,949)      56,357
Senior secured revolving credit.....................        --          --           --
Long-term debt, net of current portion..............      2,133         --         2,133
Lease obligations, net of current portion...........     10,336         --        10,336
Senior unsecured notes..............................        --      180,000 (b)  180,000
Other liabilities...................................      5,677      (2,000)(g)    3,677
                                                       --------   ---------     --------
    Total liabilities...............................     81,452     171,051      252,503
                                                       --------   ---------     --------
Commitments and contingencies
Stockholders' equity:
Preferred stock--
 $0.01 par value, authorized 10,000,000 shares, none
 issued and outstanding ............................        --          --           --
Common stock--$0.01 par value, authorized 25,000,000
 shares; issued September 30, 1997--10,932,675
 shares, Pro Forma--4,063,492 shares; outstanding
 September 30, 1997--10,690,490, Pro Forma--
 4,063,492 shares...................................        109          34 (c)       40
                                                                       (103)(d)
                                                                         (3)(h)
                                                                          3 (i)
 Paid-in capital....................................     47,922      71,966 (c)    5,330
                                                                      5,330 (i)
                                                                   (119,888)(d)
 Retained earnings (deficit)........................     29,597     (96,509)(d)  (77,270)
                                                                     (4,977)(e)
                                                                     (4,666)(f)
                                                                       (715)(h)
  Less treasury stock, at cost, September 30, 1997--
   242,185 shares, Pro Forma--none..................       (718)        718 (h)      --
                                                       --------   ---------     --------
    Total stockholders' equity (deficit)............     76,910    (148,810)     (71,900)
                                                       --------   ---------     --------
    Total liabilities and stockholders' equity
     (deficit)......................................   $158,362   $  22,241     $180,603
                                                       ========   =========     ========

      See Notes to Unaudited Pro Forma Consolidated Financial Information.

                         IPC INFORMATION SYSTEMS, INC.

           PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                     FOR THE YEAR ENDED SEPTEMBER 30, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          PRO FORMA
                                              HISTORICAL ADJUSTMENTS    PRO FORMA
                                              ---------- -----------    ---------
Revenue:
  Product sales and installation............   $179,978        --       $179,978
  Service...................................     90,345        --         90,345
                                               --------   --------      --------
                                                270,323        --        270,323
Cost of revenue:
  Product sales and installation............    127,212        --        127,212
  Service...................................     62,897        --         62,897
                                               --------   --------      --------
                                                190,109        --        190,109
                                               --------   --------      --------
    Gross profit............................     80,214        --         80,214
Research and development expenses...........      9,976        --          9,976
Selling, general and administrative ex-
 penses.....................................     60,697   $    762 (i)    61,459
                                               --------   --------      --------
    Income from operations..................      9,541       (762)        8,779
Interest income (expense), net..............     (1,844)   (19,948)(n)   (23,234)
                                                            (1,442)(m)
Other income (expense), net.................        417       (312)(p)       105
                                               --------   --------      --------
    Income (loss) before provision for in-
     come taxes.............................      8,114    (22,464)      (14,350)
Provision (benefit) for income taxes........      4,280     (9,747)(o)    (5,467)
                                               --------   --------      --------
    Net income (loss).......................   $  3,834   $(12,717)     $ (8,883)
                                               ========   ========      ========
Basic earnings (loss) per share.............   $   0.36                 $  (2.19)
                                               --------                 --------
Basic weighted average shares outstanding...     10,664                    4,063
                                               --------                 --------
Diluted earnings (loss) per share...........   $   0.36                 $  (2.19)
                                               --------                 --------
Diluted weighted average shares outstanding.     10,704                    4,063
                                               --------                 --------


      See Notes to Unaudited Pro Forma Consolidated Financial Information.

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(a) Represents the cash available after application of the proceeds from the Notes and the Equity Investment to fund the repurchase of IPC Common Stock, repay certain other obligations and related fees and expenses due on consummation of the Merger Transactions.

                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1997         1997
                                                      ------------ -------------
     Proceeds from Notes.............................  $ 180,000     $ 180,000
     Equity Investment...............................     72,000        72,000
     Repurchase of IPC Common Stock..................   (217,493)     (216,500)
     Repayment of Note payable.......................        --         (3,200)
     Repayment of certain other obligations..........     (3,125)       (3,500)
     Fees and expenses...............................    (23,384)      (24,182)
                                                       ---------     ---------
       Cash available from Merger Transactions.......  $   7,998     $   4,618
                                                       =========     =========

  The following table reconciles the total costs and expenses related to the Merger Transactions to the amount due upon consummation of the Merger.

                                                      DECEMBER 31,  SEPTEMBER 30,
                                                          1997          1997
                                                      ------------  -------------
     Total professional fees, printing costs and
      other expenses................................  $    17,267    $    17,267
     Less: Amounts paid on account..................          798            --
                                                      -----------    -----------
       Net due on consummation of Merger............       16,469         17,267
                                                      -----------    -----------
     Change of control costs........................        8,333          8,333
     Less: amounts payable over two years subsequent
         to consummation of the Merger..............        1,418          1,418
                                                      -----------    -----------
       Net due on consummation of Merger............        6,915          6,915
                                                      -----------    -----------
       Total due on consummation of Merger..........  $    23,384    $    24,182
                                                      ===========    ===========

  In connection with the repurchase and cancelation of IPC Common Stock, the issuance of Surviving Corporation Common Stock related to the Equity
  Investment and the exchange of the IXnet Common Stock for Surviving
  Corporation Common Stock, the following table reconciles the pre-Merger outstanding shares of IPC Common Stock to the pro forma Surviving
  Corporation Common Stock issued and outstanding, assuming (1) the minimum number of shares of IPC Common Stock will be retained and (2) all such transactions occurred at December 31, 1997 and September 30, 1997, respectively.

                                                      DECEMBER 31,  SEPTEMBER 30,
                                                          1997          1997
                                                      ------------  -------------
     Pre-merger shares outstanding..................   10,737,779     10,690,490
     Repurchase and cancelation of IPC Common Stock.  (10,356,827)   (10,309,538)
     Issuance of Surviving Corporation Common Stock
      related to the Equity Investment..............    3,428,572      3,428,572
     Exchange of 560 shares of IXnet Common Stock
      for Surviving Corporation Common Stock........      253,968        253,968
                                                      -----------    -----------
     Pro forma issued and outstanding shares of
      Surviving Corporation Common Stock............    4,063,492      4,063,492
                                                      ===========    ===========

  The Unaudited Pro Forma Consolidated Financial Information has been prepared on the basis that the minimum number of shares of IPC Common Stock (380,952 shares) are retained as Surviving Corporation Common Stock. There would be no effect on the Pro Forma Consolidated Balance Sheet or Pro Forma

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
  Consolidated Statements of Operations at and for the periods ended December 31, 1997 and September 30, 1997, respectively, if the IPC stockholders elected to retain the maximum number of IPC shares (1,752,381 shares).

(b) Represents the gross proceeds to the Company from the issuance of the Notes.

(c) Represents the issuance of 3,428,572 shares of Surviving Corporation Common Stock at $21 per share.

(d) Represents the repurchase and cancelation by the Company of 10,356,827 shares of IPC Common Stock at December 31, 1997 and 10,309,538 shares of IPC Common Stock at September 30, 1997 at $21 per share.

(e) In connection with the Merger Transactions, the Company will incur approximately $25,600 in fees and expenses. These fees and expenses include $8,333 of change in control costs (see notes (a) (f)) and $17,267 (see note (a)) of professional fees, printing costs and other expenses. Of the $17,267 in anticipated costs, $3,894 was included in prepaid expenses and other current assets and $3,096 was included in accrued liabilities at December 31, 1997. The $17,267 of fees are as follows:

     Fees and other expenses related to the Revolving Credit Facility, to be amortized over five years commencing with the Merger......  $ 2,125
     Fees and other expenses related to the Notes, to be amortized
      over ten years commencing with the Merger.......................   10,165
                                                                        -------
      Prepaid debt issuance costs.....................................  $12,290
     Fees and other expenses related to the Merger Agreement, to be
      charged to paid-in-capital upon the Merger......................    4,977
                                                                        -------
       Total professional fees, printing costs and other expenses.....  $17,267
                                                                        =======

(f) The Company will incur $8,333 of change of control costs related to the cancellation of stock options in the amount of $5,808 and change of control severances and bonuses of $2,525. Of the $2,525 in change of control severances and bonuses, $1,418 will be paid in periods subsequent to the Merger. The pro forma consolidated balance sheets at December 31, 1997 and September 30, 1997 reflect the above change of control costs, net of a $3,667 tax benefit.

  Because these change of control expenses are non-recurring, they have been excluded from the pro forma consolidated statements of operations for the three months ended December 31, 1997 and the year ended September 30, 1997.

(g) In connection with the change of control, the payment of certain other obligations in the amount of $3,125 at December 31, 1997 and $3,500 at September 30, 1997 become due upon the Merger.

(h) Represents the cancelation, upon the Merger, of 242,185 shares of IPC Common Stock held in treasury.

(i) Represents the purchase of the minority interest in IXnet, a subsidiary of the Company, by the Company for 253,968 shares of Surviving Corporation Common Stock having an aggregate value of $5,333 at $21 per share. Such amount has been allocated to goodwill and is being amortized over seven years. The pro forma amortization for the three months ended December 31, 1997 and the year ended September 30, 1997 was $191 and $762, respectively.

(j) Represents the amortization of debt issuance cost over the respective terms of the debt financings, for the three months ended December 31, 1997.

     Revolving Credit Facility............................................ $106
     Notes................................................................  254
                                                                           ----
                                                                           $360
                                                                           ====

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
(k) Represents (i) the interest expense on the Notes, at an assumed interest rate of 10%, compounded semi-annually, (ii) accretion of discount on the Notes, and (iii) interest income on cash available from the Merger Transactions, at an assumed effective interest rate of 5.25% for the three months ended December 31, 1997.

     Notes.............................................................. $5,005
     Accretion of discount on the Notes.................................    460
     Less: interest income..............................................    105
                                                                         ------
                                                                         $5,360
                                                                         ======

  A change of 0.5% in the assumed interest rate would result in a change of $277 in interest expense for the Notes for the three months ended December 31, 1997.

(l) Represents the income tax benefit related to the pro forma adjustments, for the three months ended December 31, 1997, at the Company's federal and state incremental tax rate of 44%.

(m) Represents the amortization of debt issuance cost over the respective terms of the debt financings, for the year ended September 30, 1997.

     Revolving Credit Facility.......................................... $  425
     Notes..............................................................  1,017
                                                                         ------
                                                                         $1,442
                                                                         ======

(n) Represents the interest expense on (i) the Notes, at an assumed interest rate of 10%, compounded semi-annually, (ii) accretion of discount on the Notes, and (iii) interest income on cash available from the Merger Transactions, at an assumed effective interest rate of 5.25% for the year ended September 30, 1997.

     Notes............................................................. $18,490
     Accretion of discount on the Notes................................   1,700
     Less: interest income.............................................     242
                                                                        -------
                                                                        $19,948
                                                                        =======

  A change of 0.5% in the assumed interest rate would result in a change of $950 in interest expense for the Notes for the year ended September 30, 1997.

(o) Represents the income tax benefit related to the pro forma adjustments, for the year ended September 30, 1997, at the Company's federal and state incremental tax rate of 44%.

(p) Represents the reversal of the after-tax minority interest benefit associated with IXnet's losses for the year ended September 30, 1997.

                       DESCRIPTION OF IPC CAPITAL STOCK

  The authorized capital stock of IPC consists of 25,000,000 shares of common stock, $.01 par value per share, and 10,000,000 shares of preferred stock, $.01 par value per share. At the Record Date, there were 10,740,445 shares of IPC Common Stock outstanding, held of record by 122 stockholders, and no shares of preferred stock outstanding. IPC has reserved for issuance (i) 1,579,337 shares pursuant to the Stock Option Plan, as amended, of which 1,382,000 options have been granted and 229,476 have been canceled as of December 31, 1997; (ii) 526,813 shares pursuant to the Stock Purchase Plan of which 49,420 shares have been issued pursuant to such plan and (iii) 31,857 shares pursuant to an employment agreement between IPC and a former employee. The following description of the capital stock of IPC and certain provisions of the Existing Certificate of Incorporation and Bylaws is a summary and is qualified by the provisions of the Existing Certificate of Incorporation and Bylaws, a copy of each of which is on file with the Commission.

COMMON STOCK

  Holders of IPC Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors, and are entitled to receive ratably such dividends, if any, as may be declared from time to time by the IPC Board out of funds legally available therefor. See "STOCK PRICE AND DIVIDEND INFORMATION." In the event of a liquidation, dissolution or winding up of IPC, holders of IPC Common Stock are entitled to share ratably in all assets remaining after payment of IPC's liabilities and the liquidation preference, if any, of any outstanding shares of preferred stock. Holders of IPC Common Stock have no preemptive or other subscription rights and no rights to convert their IPC Common Stock into any other securities, and there are no redemptive provisions with respect to such shares. All of the outstanding shares of IPC Common Stock are, and the shares of Surviving Corporation will be, fully paid and non-assessable. The rights, preferences and privileges of holders of IPC Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which IPC or the Surviving Corporation may designate and issue in the future.

PREFERRED STOCK

  The IPC Board has the authority, without any further vote or action by the stockholders, to provide for the issuance of up to 10,000,000 shares of preferred stock from time to time in one or more series, to establish the number of shares to be included in each such series, to fix the designations, preferences, limitations and relative, participating, optional or other special rights and qualifications or restrictions of the shares of each series, and to determine the voting powers, if any, of such shares. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could adversely effect, among other things, the rights of existing stockholders or could have the effect of delaying, deferring or preventing a "change in control" of IPC without further action by the stockholders. In addition, the issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of IPC Common Stock. IPC has no current plans to issue any preferred stock.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

  Section 203 of the DGCL ("Section 203") generally prohibits a publicly-held Delaware corporation from engaging in a "business combination" transaction with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay the accomplishment of mergers or other takeover or "change in control" attempts with respect to IPC and, accordingly, may discourage attempts to acquire IPC. However, IPC has waived the provisions of Section 203 by an amendment to IPC's Bylaws adopted on May 9, 1994 by the stockholders of record on that date. Such amendment became effective on May 9, 1995. The Surviving Corporation's Bylaws also provide for a waiver of Section 203.

  Pursuant to the Investors Agreement, the Surviving Corporation Board will consist of nine members, (i) three of whom shall be nominated by CSH stockholders; (ii) two of whom shall be nominated by the CSH stockholders and shall be individuals who are not "Affiliates" or "Associates" (as those terms are used within the meaning of Rule 12b-2 of the General Rules and Regulations under the Exchange Act) of any party to the Investors Agreement or any Affiliate thereof; (iii) two of whom shall be nominated by the CSH stockholders and shall be individuals who are executive officers of IPC or its subsidiaries; and (iv) two of whom shall be nominated by Richard P. Kleinknecht and his Permitted Transferees. Each of the parties to the Investors Agreement and its Permitted Transferees has agreed to vote its shares of IPC Common Stock in favor of the persons so nominated, provided that none of the parties will be required to vote for another party's nominees if the number of shares of Surviving Corporation Common Stock held by the person or group making the nomination is (A) in the case of the CSH stockholders, less than 5% of the then outstanding number of shares of Surviving Corporation Common Stock or (B) in the case of Richard P. Kleinknecht and his Permitted Transferees, less than 50% of such person's or group's Initial Ownership.

CAPITAL STOCK OF THE SURVIVING CORPORATION

  If the Certificate Amendment is approved by the requisite vote of the stockholders of IPC Common Stock at the Annual Meeting, at the Effective Time of the Merger, the Existing Certificate of Incorporation of IPC will be amended and restated to read as set forth in Annex B, and, as so amended, until thereafter further amended as provided therein, will be the certificate of incorporation of the Surviving Corporation. After the Merger, the Surviving Corporation will have the same authorized capital stock as the Company.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for IPC Common Stock is, and for the Surviving Corporation will be, ChaseMellon Shareholder Services, L.L.C., New York, New York.

                 COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS

GENERAL

  Both IPC and the Surviving Corporation are Delaware corporations subject to the provisions of DGCL. At the Effective Time, stockholders of IPC whose rights are currently governed by the Existing Certificate of Incorporation, IPC's Bylaws and DGCL who retain Surviving Corporation Common Stock under the exchange procedures set forth herein, will, if the Merger Agreement is adopted at the Annual Meeting, and upon consummation of the Merger, become stockholders of the Surviving Corporation, and their rights as stockholders will be determined by the Surviving Corporation's Bylaws and DGCL and the Existing Certificate of Incorporation (as amended by the Ballot Amendment) or, if the proposal for the Certificate Amendment is approved at the Annual Meeting, the Certificate Amendment.

  The following is a summary of the material differences in the rights of stockholders of IPC and the Surviving Corporation. The following discussion does not purport to be a complete discussion of, and is qualified by reference to, the governing laws, the Existing Certificate of Incorporation, IPC's Bylaws, the Certificate Amendment and the Surviving Corporation's Bylaws.

ELECTION OF DIRECTORS WITHOUT A WRITTEN BALLOT

  IPC. Under the IPC Certificate of Incorporation, there is no provision for election of directors without a written ballot. Under DGCL, directors must be elected by written ballot unless the Certificate of Incorporation specifically provides otherwise.

  Surviving Corporation. The Surviving Corporation's Certificate of Incorporation, whether or not the Certificate Amendment is approved, will provide that votes taken in the election of directors need not be, unless required by law or the Bylaws, by written ballot.

SPECIAL MEETINGS OF STOCKHOLDERS

  IPC. Under IPC's Bylaws, special meetings of stockholders may be called by the Chairman or the Vice-Chairman of the IPC Board or by the Secretary of IPC upon the written request of stockholders owning at least a majority of IPC Common Stock issued and outstanding.

  Surviving Corporation. The Surviving Corporation's Bylaws provide that special meetings of stockholders may be called only by the Surviving Corporation Board or by the Chairman of the Surviving Corporation.

CLASSIFICATION OF THE BOARD; REMOVAL OF DIRECTORS

  IPC. As a result of the classified board, IPC's Bylaws provide that any director or the entire IPC Board may be removed by the holders of a majority of shares entitled to vote for the election of directors only for cause. Upon the removal of a director, such vacancy can only be filled by a majority of directors then in office.

  Surviving Corporation. The Surviving Corporation's Bylaws permit stockholders to remove directors, with or without cause, at a special meeting of stockholders called for that purpose. Vacancies created by the removal of directors may be filled by stockholders at such special meeting. If the stockholders do not fill such vacancy at the special meeting, a majority of directors then in office may fill the vacancy.

  For a discussion of the differences between the structure of the IPC Board and the Surviving Corporation Board, see "PROPOSAL 2--CERTIFICATE AMENDMENT-- Classification of the Board."

BYLAW AMENDMENTS

  IPC. IPC's Bylaws provide that IPC's Bylaws may be amended or repealed by the vote of two-thirds of the whole IPC Board or by stockholders, subject to the supermajority voting requirements which are necessary to alter, amend, rescind or repeal certain of the IPC Bylaws (which include provisions concerning the number, election and tenure, vacancies, removal and resignation of directors).

  Surviving Corporation. The Surviving Corporation's Bylaws provide that bylaws may be altered, amended or repealed, or new bylaws adopted by the affirmative vote of a majority of the members of the Surviving Corporation Board or by the holders of a majority of Surviving Corporation Common Stock entitled to vote at any annual or special meeting.

                                 LEGAL MATTERS

  The validity of the Surviving Corporation Common Stock to be retained in connection with the Merger will be passed upon for IPC by Thacher Proffitt & Wood, New York, New York, counsel to the Company. Thacher Proffitt & Wood has delivered an opinion as to certain Federal income tax matters relating to the Merger.

                                    EXPERTS

  The consolidated financial statements and financial statement schedule of IPC and subsidiaries as of September 30, 1997 and 1996 and for each of three years in the period ended September 30, 1997 included in this Proxy Statement/Prospectus, and in the Registration Statement of which this Proxy Statement/Prospectus is a part, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                         IPC INFORMATION SYSTEMS, INC.

                         INDEX TO FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1997 AND FOR THE THREE
 MONTHS ENDED DECEMBER 31, 1997 AND 1996 (UNAUDITED)

Consolidated Balance Sheets (unaudited) at December 31, 1997 and September
 30, 1997.................................................................  F-2
Consolidated Statements of Operations (unaudited) for the Three Months
 Ended
 December 31, 1997 and 1996...............................................  F-3
Consolidated Statements of Cash Flows (unaudited) for the Three Months
 Ended
 December 31, 1997 and 1996...............................................  F-4
Notes to Consolidated Financial Statements (unaudited)....................  F-5
CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED SEPTEMBER 30, 1997
 AND 1996
Report of Independent Accountants.........................................  F-7
Consolidated Balance Sheets as of September 30, 1997 and 1996.............  F-8
Consolidated Statements of Operations for the Years Ended
 September 30, 1997, 1996 and 1995........................................  F-9
Consolidated Statements of Cash Flows for the Years Ended
 September 30, 1997, 1996 and 1995........................................  F-10
Consolidated Statements of Stockholders' Equity for the Years Ended
 September 30, 1995, 1996 and 1997........................................  F-11
Notes to Consolidated Financial Statements................................  F-12
SCHEDULE
Schedule II Valuation and Qualifying Accounts.............................  F-25

                         IPC INFORMATION SYSTEMS, INC.

                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1997         1997
                                                     ------------ -------------
                      ASSETS:
Current assets:
 Cash and cash equivalents..........................   $  3,655     $  1,465
 Trade receivables, less allowance of $1,515........     65,887       61,791
 Inventories........................................     36,883       33,557
 Prepaid expenses and other current assets..........     13,333       13,426
                                                       --------     --------
    Total current assets............................    119,758      110,239
Property, plant and equipment, net..................     40,420       38,314
Other assets, net...................................      9,610        9,809
                                                       --------     --------
    Total assets....................................   $169,788     $158,362
                                                       ========     ========
       LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
 Note payable.......................................   $    --      $  3,200
 Accounts payable...................................     14,333       18,042
 Accrued liabilities................................     28,408       21,395
 Customer advances and deferred revenue.............     23,843       17,682
 Current portion of capital leases..................      3,363        2,987
                                                       --------     --------
    Total current liabilities.......................     69,947       63,306
 Long-term debt, net of current portion.............      2,124        2,133
 Lease obligations, net of current portion..........     11,085       10,336
 Other liabilities..................................      5,318        5,677
                                                       --------     --------
    Total liabilities...............................     88,474       81,452
                                                       --------     --------
Commitments and contingencies
Stockholders' equity:
 Preferred stock--$0.01 par value, authorized
  10,000,000 shares,
  none issued and outstanding
 Common stock--$0.01 par value, authorized
  25,000,000 shares;
  issued 10,979,964 and 10,932,675 shares; outstand-
  ing 10,737,779 and
  10,690,490 at December 31, 1997 and September 30,
   1997, respectively...............................        110          109
 Paid-in capital....................................     48,600       47,922
 Retained earnings..................................     33,322       29,597
  Less treasury stock, at cost, 242,185 shares......       (718)        (718)
                                                       --------     --------
    Total stockholders' equity......................     81,314       76,910
                                                       --------     --------
    Total liabilities and stockholders' equity......   $169,788     $158,362
                                                       ========     ========

                See Notes to Consolidated Financial Statements.

                         IPC INFORMATION SYSTEMS, INC.

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           THREE MONTHS ENDED
                                                              DECEMBER 31,
                                                           --------------------
                                                             1997       1996
                                                           ---------  ---------
Revenue:
 Product sales and installation........................... $  38,441  $  39,798
 Service..................................................    28,611     19,613
                                                           ---------  ---------
                                                              67,052     59,411
                                                           ---------  ---------
Cost of revenue:
 Product sales and installation...........................    22,185     28,333
 Service..................................................    18,240     13,504
                                                           ---------  ---------
                                                              40,425     41,837
                                                           ---------  ---------
    Gross profit..........................................    26,627     17,574
Research and development expenses.........................     2,404      2,372
Selling, general and administrative expenses..............    16,557     13,847
                                                           ---------  ---------
    Income from operations................................     7,666      1,355
Interest income/(expense), net............................      (440)      (463)
Other income/(expense), net...............................       (39)       261
                                                           ---------  ---------
    Income before provision for income taxes..............     7,187      1,153
Provision for income taxes................................     3,593        587
                                                           ---------  ---------
    Net income............................................ $   3,594  $     566
                                                           =========  =========
Basic earnings per share.................................. $    0.34  $    0.05
                                                           ---------  ---------
Basic weighted average shares outstanding.................    10,711     10,647
                                                           ---------  ---------
Diluted earnings per share................................ $    0.33  $    0.05
                                                           ---------  ---------
Diluted weighted average shares outstanding...............    10,865     10,758
                                                           ---------  ---------


                 See Notes to Consolidated Financial Statements

                         IPC INFORMATION SYSTEMS, INC.

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                          THREE MONTHS ENDED
                                                             DECEMBER 31,
                                                          --------------------
                                                            1997       1996
                                                          ---------  ---------
Cash flows from operating activities:
 Net income.............................................. $   3,594  $     566
 Adjustments to reconcile net income to net cash provided
  by
  (used in) operating activities:
  Depreciation and amortization expense..................     2,418      1,478
  Other amortization.....................................       369        229
  Provision for doubtful accounts........................       267          5
 Changes in operating assets and liabilities:
  Trade receivables......................................    (4,076)     1,859
  Inventories............................................    (3,094)    (5,792)
  Prepaid expenses and other current assets..............     2,773       (159)
  Other assets...........................................      (152)      (394)
  Accounts payable.......................................    (3,877)     7,458
  Accrued liabilities and other liabilities..............     4,603     (2,016)
  Customer advances and deferred revenue.................     6,020      5,125
                                                          ---------  ---------
      Net cash provided by operating activities..........     8,845      8,359
Cash flows from investing activities:
   Capital expenditures..................................    (2,212)    (2,614)
   Contingent acquisition payments to Bridge Electronics,
    Inc..................................................      (375)      (375)
                                                          ---------  ---------
      Net cash (used in) investing activities............    (2,587)    (2,989)
Cash flows from financing activities:
  Net repayments of note payable.........................    (3,200)    (6,000)
  Principal payments on capital leases...................      (978)      (431)
  Repayment of long-term debt............................        (9)       --
  Proceeds from exercise of stock options................       416         40
                                                          ---------  ---------
      Net cash (used in) financing activities............    (3,771)    (6,391)
  Effect of exchange rate changes on cash................      (297)       (39)
                                                          ---------  ---------
  Net increase (decrease) in cash........................     2,190     (1,060)
  Cash and cash equivalents, beginning of period.........     1,465      2,306
                                                          ---------  ---------
  Cash and cash equivalents, end of period............... $   3,655  $   1,246
                                                          =========  =========

                 See Notes to Consolidated Financial Statements

                         IPC INFORMATION SYSTEMS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

  1. In the opinion of management, the accompanying unaudited consolidated financial statements include all necessary adjustments (consisting of normal recurring accruals) and present fairly IPC Information Systems, Inc.'s ("IPC" or the "Company") financial position as of December 31, 1997, and the results of its operations for the three months ended December 31, 1997 and 1996, and its cash flows for the three months ended December 31, 1997 ("1997 period") and 1996 ("1996 period"), in conformity with generally accepted accounting principles for interim financial information applied on a consistent basis. The results of operations for the 1997 period are not necessarily indicative of the results to be expected for the full year. These financial statements should be read in conjunction with IPC's Form 10-K for the fiscal year ended September 30, 1997.

  2. Components of inventories:

                                                    DECEMBER 31, SEPTEMBER 30,
                                                        1997         1997
                                                    ------------ -------------
                                                        (DOLLAR AMOUNTS IN
                                                            THOUSANDS)
   Parts, subassemblies and manufacturing work in
    process........................................   $11,090       $10,917
   Inventory on customer sites awaiting installa-
    tion...........................................    17,883        14,230
   Parts and maintenance supplies in field.........     7,910         8,410
                                                      -------       -------
                                                      $36,883       $33,557
                                                      =======       =======

  3. The Company maintains short-term credit facilities with various banks up to $35.0 million of which none was outstanding at December 31, 1997. The weighted average interest rate was 6.63% during the 1997 period as compared to 6.43% in the 1996 period.

  4. The following is a reconciliation of the numerators and denominators for the computations of basic and diluted earnings per share:

                                             DECEMBER 31,      DECEMBER 31,
                                                 1997              1996
                                            --------------    --------------
                                            (DOLLAR AMOUNTS IN THOUSANDS,
                                              EXCEPT PER SHARE AMOUNTS)
   BASIC EARNINGS PER SHARE COMPUTATION
   Numerator...............................    $        3,594    $          566
                                               --------------    --------------
   Denominator:
    Weighted average common shares
     outstanding...........................            10,711            10,647
                                               --------------    --------------
   Total shares............................            10,711            10,647
                                               --------------    --------------
   Basic EPS...............................    $         0.34    $         0.05
                                               ==============    ==============
   DILUTED EARNINGS PER SHARE COMPUTATION
   Numerator...............................    $        3,594    $          566
                                               --------------    --------------
   Denominator:
    Weighted average common shares
     outstanding...........................            10,711            10,647
    Common stock equivalent of stock
     options...............................               154               111
                                               --------------    --------------
   Total shares............................            10,865            10,758
                                               --------------    --------------
   Diluted EPS.............................    $         0.33    $         0.05
                                               ==============    ==============

  Approximately 150,000 and 65,500 options were outstanding for the 1997 period and 1996 period, respectively, which were not included in the computation of diluted EPS because the options exercise price exceeded the average market price of the Company's common stock for each period.

                         IPC INFORMATION SYSTEMS, INC.

  5. On December 18, 1997, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") by and between the Company and Arizona Acquisition Corp., a Delaware corporation ("AAC"), pursuant to which AAC will be merged with and into the Company, with the Company being the surviving corporation (the "Merger"). AAC is a subsidiary owned by Cable Systems Holding, LLC, a Delaware limited liability company ("CSH LLC") and its subsidiaries, including Cable Systems International, Inc., a Delaware corporation ("CSI"). CSH LLC is a Delaware limited liability company, a majority of whose membership interests are owned by Citicorp Venture Capital, Ltd., a New York corporation ("CVC"), officers and employees thereof, and members of management of CSH LLC and CSI.

  The Merger will be accounted for as a leveraged recapitalization. The Merger Agreement is subject to regulatory review and approval by stockholders representing a majority of outstanding shares at a meeting of stockholders to be held shortly after the second fiscal quarter ending March 31, 1998. In accordance therewith, stockholders may elect to retain shares in the surviving company (subject to a maximum aggregate share retention of 46% of outstanding shares as of an election date to be determined) or to receive $21.00 cash for each outstanding share. Not more than 90% of outstanding shares may receive cash consideration and the maximum total cash consideration to stockholders, assuming no change to shares outstanding as of January 26, 1998 will be $217.5 million.

  At the Merger, in accordance with certain commitments to the Company and assuming the maximum number of shares electing cash consideration, AAC will be capitalized with $72.0 million (the "Equity Financing Commitments"), to be funded by CVC (together with affiliates) to purchase securities of CSH LLC and then invested by CSH LLC into AAC. The Company will also raise up to $180 million through the issuance of unsecured senior debt securities and up to $75.0 million through a revolving credit facility. Morgan Stanley & Co. Incorporated and Morgan Stanley Senior Funding, Inc. have committed to CVC and AAC to provide $157 million of the unsecured senior debt securities and revolving credit facilities, respectively, subject to certain terms and conditions (collectively, the "Debt Financing Commitments"). The Debt Financing Commitments will be assigned to the Company which will borrow these funds to consummate this transaction. The proceeds of the Debt Financing Commitments and the Equity Financing Commitment will be used in part to pay stockholders who elect to receive cash and will also provide working capital for the Company after the Merger.

  In connection with the execution of the Merger Agreement, AAC entered into a Stockholders Agreement with Richard P. Kleinknecht, Peter J. Kleinknecht, Russell G. Kleinknecht and certain family members and trusts controlled by said persons, pursuant to which these individuals and trusts, subject to certain conditions, have agreed to vote all of the 6,906,554 shares of Company common stock owned or controlled by them in favor of the transaction and against certain actions which can reasonably be expected to impede or adversely affect the Merger. The 6,906,554 shares represent approximately 64.3% of the 10,739,446 shares of Company common stock outstanding on January 26, 1998. At December 31, 1997, the Company has deferred $3.4 million of cost related to the proposed merger and financing, of which approximately $1.0 million has been paid.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders
of IPC Information Systems, Inc.:

  We have audited the accompanying consolidated balance sheets of IPC Information Systems, Inc. as of September 30, 1997 and 1996 and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended September 30, 1997. We have also audited the financial statement schedule listed in the index on page F-1 of this Form S-4. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of IPC Information Systems, Inc. as of September 30, 1997 and 1996 and the consolidated results of their operations and their cash flows for the years ended September 30, 1997, 1996 and 1995 in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                          COOPERS & LYBRAND L.L.P.

New York, New York
December 4, 1997, except for Note 13,
for which the date is December 19, 1997

                         IPC INFORMATION SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 SEPTEMBER 30,
                                                               ------------------
                                                                 1997      1996
                                                               --------  --------
                           ASSETS:
Current assets:
 Cash and cash equivalents.................................... $  1,465  $  2,306
 Trade receivables, less allowance of $1,515 in 1997 and
  $1,521 in 1996..............................................   61,791    66,468
 Inventories..................................................   33,557    36,367
 Prepaid expenses and other current assets....................   13,426     8,204
                                                               --------  --------
    Total current assets......................................  110,239   113,345
Property, plant and equipment, net............................   38,314    21,867
Other assets, net.............................................    9,809     6,665
                                                               --------  --------
    Total assets.............................................. $158,362  $141,877
                                                               ========  ========
            LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
 Note payable................................................. $  3,200  $ 13,900
 Accounts payable.............................................   18,042    14,369
 Accrued liabilities..........................................   21,395    13,883
 Customer advances and deferred revenue.......................   17,682    19,446
 Current portion of capital leases ...........................    2,987       940
                                                               --------  --------
    Total current liabilities.................................   63,306    62,538
Long-term debt, net of current portion........................    2,133       --
Lease obligations, net of current portion.....................   10,336     3,429
Other liabilities.............................................    5,677     4,195
                                                               --------  --------
    Total liabilities.........................................   81,452    70,162
                                                               --------  --------
Commitments and contingencies
Stockholders' equity:
 Preferred stock--$0.01 par value, authorized 10,000,000
  shares, none issued and outstanding
 Common stock--$0.01 par value, authorized 25,000,000 shares;
  issued 10,932,675 and 10,860,000 shares; outstanding
  10,690,490 and 10,617,815 at September 30, 1997 and 1996,
  respectively................................................      109       109
 Paid-in capital..............................................   47,922    46,831
 Retained earnings............................................   29,597    25,493
  Less treasury stock, at cost, 242,185 shares................     (718)     (718)
                                                               --------  --------
    Total stockholders' equity................................   76,910    71,715
                                                               --------  --------
    Total liabilities and stockholders' equity................ $158,362  $141,877
                                                               ========  ========

                See Notes to Consolidated Financial Statements.

                         IPC INFORMATION SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

             (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNT)

                                                        FOR THE YEAR ENDED
                                                          SEPTEMBER 30,
                                                    ----------------------------
                                                      1997      1996      1995
                                                    --------  --------  --------
Revenue:
  Product sales and installation................... $179,978  $178,513  $139,947
  Service..........................................   90,345    70,995    66,307
                                                    --------  --------  --------
                                                     270,323   249,508   206,254
Cost of revenue:
  Product sales and installation...................  127,212   122,897    95,174
  Service..........................................   62,897    49,793    47,907
                                                    --------  --------  --------
                                                     190,109   172,690   143,081
                                                    --------  --------  --------
    Gross profit...................................   80,214    76,818    63,173
Research and development expenses..................    9,976    11,467    10,108
Selling, general and administrative expenses.......   60,697    45,143    31,038
                                                    --------  --------  --------
    Income from operations.........................    9,541    20,208    22,027
Interest income/(expense), net.....................   (1,844)     (678)      233
Other income/(expense), net........................      417       591       226
                                                    --------  --------  --------
    Income before provision for income taxes.......    8,114    20,121    22,486
Provision for income taxes.........................    4,280     7,992     9,219
                                                    --------  --------  --------
    Net income..................................... $  3,834  $ 12,129  $ 13,267
                                                    ========  ========  ========
Earnings per share................................. $   0.36  $   1.15  $   1.26
                                                    --------  --------  --------
Weighted average shares outstanding................   10,664    10,590    10,506
                                                    --------  --------  --------


                See Notes to Consolidated Financial Statements.

                         IPC INFORMATION SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                             FOR THE YEAR ENDED SEPTEMBER 30,
                                             ----------------------------------
                                                1997        1996        1995
                                             ----------  ----------  ----------
Cash flows from operating activities:
 Net income................................  $    3,834  $   12,129  $   13,267
 Adjustments to reconcile net income to net
  cash provided by (used in) operating
  activities:
  Depreciation and amortization............       7,653       4,351       2,058
  Other amortization.......................       1,090       2,037       1,782
  Provision for doubtful accounts..........         338         240         861
  Deferred income taxes....................          83         674      (1,084)
 Changes in operating assets and
  liabilities:
  Trade receivables........................       4,909     (16,385)    (11,804)
  Inventories..............................       3,240      (1,678)     15,440
  Prepaid expenses and other current
   assets..................................      (2,926)     (1,208)     (1,606)
  Other assets.............................         (45)        130        (342)
  Accounts payable.........................       1,330         (30)       (717)
  Accrued liabilities and other
   liabilities.............................       6,628      (4,691)       (630)
  Customer advances and deferred revenue...      (1,988)    (10,306)     (9,882)
                                             ----------  ----------  ----------
    Net cash provided by (used in) operat-
     ing activities........................      24,146     (14,737)      7,343
                                             ----------  ----------  ----------
Cash flows from investing activities:
 Capital expenditures......................     (12,974)    (11,747)     (6,499)
 Purchase of short-term investment.........         --          --       (2,007)
 Proceeds from sale of short-term invest-
  ment.....................................         --        2,007         --
 Contingent acquisition payments to Bridge
  Electronics, Inc.........................      (1,500)     (2,997)        --
                                             ----------  ----------  ----------
    Net cash (used in) investing activi-
     ties..................................     (14,474)    (12,737)     (8,506)
                                             ----------  ----------  ----------
Cash flows from financing activities:
 Net repayment of note payable.............     (10,700)        --          --
 Net proceeds from note payable............         --       13,900         --
 Principal payments on capital leases......      (1,822)       (221)        --
 Proceeds from long-term debt..............       2,182         --          --
 Repayment of long-term debt...............          (4)        --      (10,663)
 Repayment of notes payable to affiliates..         --          --       (1,411)
 Proceeds from the exercise of stock op-
  tions....................................         301         106         --
 Proceeds from the sale of common stock....         --          --       45,337
 Purchase of treasury stock................         --          --         (396)
 S corporation distribution................         --          --      (18,530)
                                             ----------  ----------  ----------
    Net cash (used in) provided by financ-
     ing activities........................     (10,043)     13,785      14,337
Effect of exchange rate changes on cash....        (470)        209          (4)
                                             ----------  ----------  ----------
Net (decrease) increase in cash............        (841)    (13,480)     13,170
Cash and cash equivalents, beginning of pe-
 riod......................................       2,306      15,786       2,616
                                             ----------  ----------  ----------
Cash and cash equivalents, end of period...  $    1,465  $    2,306  $   15,786
                                             ==========  ==========  ==========
Supplemental disclosures of cash flow in-
 formation:
 Cash paid during the year for--
  Income taxes.............................  $    4,100  $    6,863  $    9,876
  Interest.................................  $    1,040  $      756  $       18
Non-cash investing and financing activi-
 ties--
  Capital lease obligations entered into
   during the year.........................  $   10,776  $    4,369         --
  Additional amount payable in connection
   with the acquisition of Bridge Electron-
   ics, Inc................................  $    3,500         --          --
Issuance of stock for the acquisition of
 Bridge Electronics, Inc...................         --   $      700         --

                See Notes to Consolidated Financial Statements.

                         IPC INFORMATION SYSTEMS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                         PAID-                          TOTAL
                                 COMMON   IN     RETAINED  TREASURY STOCKHOLDERS'
                                 STOCK  CAPITAL  EARNINGS   STOCK      EQUITY
                                 ------ -------  --------  -------- -------------
Beginning balance, October 1,
 1994..........................   $ 75  $ 8,986  $12,383    ($322)     $21,122
 Translation adjustment........    --       --       (34)     --           (34)
 Net income....................    --       --    13,267      --        13,267
 Net proceeds from initial pub-
  lic offering.................     32   42,219      --       --        42,251
 Issuance of common stock under
  employment contract..........    --       824      --       --           824
 Purchase of treasury stock....    --       --       --      (396)        (396)
 S corporation distribution....    --    (6,176) (12,354)     --       (18,530)
                                  ----  -------  -------    -----      -------
Consolidated balance, September
 30, 1995......................    107   45,853   13,262     (718)      58,504
 Translation adjustment........    --       --       102      --           102
 Net income....................    --       --    12,129      --        12,129
 Issuance of common stock in
  acquisition..................      1      699      --       --           700
 Issuance of common stock under
  stock purchase plan..........      1      171      --       --           172
 Issuance of common stock under
  stock option plan............    --       108      --       --           108
                                  ----  -------  -------    -----      -------
Consolidated balance, September
 30, 1996......................    109   46,831   25,493     (718)      71,715
 Translation adjustment........    --       --       270      --           270
 Net income....................    --       --     3,834      --         3,834
 Issuance of common stock under
  employment contracts.........    --       478      --       --           478
 Issuance of common stock under
  stock purchase plan..........    --       312      --       --           312
 Issuance of common stock under
  stock option plan............    --       301      --       --           301
                                  ----  -------  -------    -----      -------
Consolidated balance, September
 30, 1997......................   $109  $47,922  $29,597    ($718)     $76,910
                                  ====  =======  =======    =====      =======


                See Notes to Consolidated Financial Statements.

                         IPC INFORMATION SYSTEMS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. THE COMPANY:

  IPC Information Systems, Inc. (the "Company") provides globally integrated telecommunications products and services to the financial services industry. The Company is in the business of designing, manufacturing, installing and servicing trading room voice communication workstations and installing and servicing comprehensive Local Area Networks. In addition, International Exchange Networks Ltd. ("IXnet"), a subsidiary of the Company, has implemented a facilities-based global network designed for the specialized international telecommunications requirements of the financial services industry.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany balances and transactions have been eliminated.

 Revenue Recognition

  Revenue from product sales and installation is recognized upon completion of the installation except for revenue from sales to distributors, which is recognized upon shipment. Under contract provisions, customers are progress-billed prior to the completion of the installations. The revenue related to these advance payments is deferred until the system installations are completed. Contracts for maintenance are billed in advance, and are recorded as deferred revenue and recognized ratably over the contractual periods. Revenue from network services are recognized in the month the related service is provided.

 Cash and Cash Equivalents

  The Company places cash with several high quality financial institutions and thereby limits the amount of credit exposure to any single financial institution. Temporary cash investments with original maturities of three months or less are considered cash equivalents and consist of high grade municipal bond funds and time deposits. Temporary cash investments are stated at cost, which approximates fair value. These investments are not subject to significant market risk.

 Trade Receivables

  Trade accounts receivable potentially expose the Company to concentrations of credit risk, as a large volume of business is conducted with several major financial institutions, primarily companies in the brokerage, banking and financial services industries. To help reduce this risk, customers are progress-billed prior to the completion of the contract.

 Inventories

  Inventories are stated at the lower of FIFO (first in, first out) cost or market. Inventory costs include all direct manufacturing costs and applied overhead.

 Property, Plant and Equipment

  Property, plant and equipment are stated at cost and depreciated on a straight-line basis over their estimated useful lives. Network switching equipment is stated at cost. Various costs are capitalized during the installation and expansion of the network. Depreciation is calculated using the straight-line method over the estimated useful

                         IPC INFORMATION SYSTEMS, INC.

lives beginning in the year the asset was placed into service. Amortization of network switching equipment under capital leases is calculated using the straight-line method over the lease term and is included in depreciation and amortization expense.

 Intangible Assets

  Intangible assets, which are carried at cost less accumulated amortization, consist primarily of acquired technology and goodwill. Goodwill represents the excess of the cost over the fair value of the identifiable tangible and intangible assets acquired in various acquisitions. Costs allocated to technology and goodwill acquired in acquisitions are amortized on a straight-line basis over the periods benefited, principally 7 to 10 years. The Company measures the recoverability of acquired technology and goodwill based on anticipated gross operating income.

 Research and Development

  Research and development expenditures are charged to expense as incurred.

 Income Taxes

  In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), the Company recognizes deferred income taxes for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that is "more likely than not" to be realized. Provision for income taxes is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Financial Instrument

  The Company is a party to a financial instrument with off-balance sheet risk, that was entered into in the normal course of business to reduce exposure to fluctuations in interest rates. The counterparty to this instrument is a major financial institution. The fair value of the interest rate swap agreement is determined by the cost to terminate the swap agreement.

 Foreign Currency Translation Adjustment

  The balance sheets and statements of operations of the Company's foreign operations are measured using the local currency as the functional currency. Assets and liabilities of these foreign operations are translated at the year-end exchange rate and revenue and expense amounts are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included in the cumulative translation adjustment account in stockholders' equity.

                         IPC INFORMATION SYSTEMS, INC.

  Earnings Per Share

  Earnings per share are based on the weighted average number of shares of common stock and common stock equivalents outstanding during the period, computed in accordance with the treasury stock method.

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share", which simplifies existing computational guidelines, revises disclosure requirements and increases the comparability of earnings per share data on an international basis. The impact of adoption of SFAS No. 128 on the Company's financial statements is not expected to be significant. This statement is effective for financial statements issued for periods ending after December 15, 1997 and requires restatement of prior-period earnings per share data.

 Reclassifications

  Certain reclassifications have been made to the 1996 financial statements in order to conform to the current year's presentation.

3. ACQUISITIONS:

  During June 1995, the Company acquired a controlling interest in IXnet. The Company acquired 80% of IXnet by providing $5,500 in working capital. The acquisition was accounted for using the purchase method of accounting. Included in other assets is $860 and $1,041 at September 30, 1997 and 1996, respectively, representing the excess of the cost over the fair value of the identifiable tangible assets acquired, allocated to acquired technology.

  During April 1995, the Company acquired the assets of Bridge Electronics, Inc. ("IPC Bridge"). The terms of the acquisition included a payment in January 1996 of $2,025 in cash and 76,923 shares of the Company's common stock, valued at $700 and amounts contingent on meeting certain performance levels up to a maximum of $6,000. During fiscal 1996 and 1997, the maximum contingent performance levels for IPC Bridge were achieved. Amounts paid pursuant to the contingent performance levels under this agreement were $1,500 and $1,000, during fiscal 1997 and 1996, respectively. At September 30, 1997, an additional $3,500 is included in liabilities. The acquisition was accounted for using the purchase method of accounting. Included in other assets is $7,621 and $3,202 at September 30, 1997 and 1996, respectively, representing the excess of the cost over the fair value of the identifiable tangible and intangible assets acquired.

4. INVENTORIES

                                                                 SEPTEMBER 30,
                                                                ---------------
                                                                 1997    1996
                                                                ------- -------
   Components and manufacturing work in process................ $10,917 $13,913
   Inventory on customer sites awaiting installation...........  14,230  12,503
   Parts and maintenance supplies..............................   8,410   9,951
                                                                ------- -------
                                                                $33,557 $36,367
                                                                ======= =======

                         IPC INFORMATION SYSTEMS, INC.

5. PROPERTY, PLANT AND EQUIPMENT:

                                                                SEPTEMBER 30,
                                                               ----------------
                                                                1997     1996
                                                               -------  -------
   Building................................................... $ 2,442      --
   Machinery and Equipment....................................  24,514  $19,479
   Furniture and Fixtures.....................................   2,437    2,006
   Leasehold Improvements.....................................   8,470    5,424
   Network Switching Equipment................................   2,843    1,600
   Network Switching Equipment under capital leases...........  14,303    4,619
                                                               -------  -------
   Total depreciable property, plant and equipment............  55,009   33,128
    Less, accumulated depreciation and amortization........... (20,941) (13,376)
                                                               -------  -------
                                                                34,068   19,752
   Land.......................................................     558      329
   Construction in Progress...................................   3,688    1,786
                                                               -------  -------
                                                               $38,314  $21,867
                                                               =======  =======

6. NOTE PAYABLE:

  In April 1996, the Company signed a promissory note with a bank increasing the Company's short-term credit facility from $15,000 to $25,000. In July 1997, the Company further increased its short-term credit facility to $35,000 by entering into an unsecured line of credit with an additional bank for $10,000. At September 30, 1997 and 1996, there was $3,200 and $13,900 of the short-term credit facility outstanding, respectively. The weighted average interest rate on these borrowings was 6.46% and 6.31%, respectively.

7. LONG-TERM DEBT AND FINANCIAL INSTRUMENT:

  In April 1997, the Company purchased its sole manufacturing facility and related land in Westbrook, Connecticut for $2,540 using the Company's short-term credit facility. In July 1997, $2,182 was refinanced through a mortgage agreement with a bank. The term of the mortgage is for eight years with a twenty-year payout bearing interest at LIBOR plus 125 basis points. The mortgage is collateralized by the building and the land.

  Future minimum principal payments at September 30, 1997 are as follows:

   1998.................................................................. $   45
   1999..................................................................     49
   2000..................................................................     52
   2001..................................................................     57
   2002..................................................................     61
   Thereafter............................................................  1,914
                                                                          ------
                                                                          $2,178
                                                                          ======

 Interest Rate Swap Agreement

  In connection with the mortgage agreement, the Company entered into an interest rate swap agreement with its bank in order to fix the interest rate over the eight-year term at an effective interest rate of 7.85%. The swap contract expires on July 31, 2005. The interest rate swap is an exchange of floating-rate payments for fixed-rate

                         IPC INFORMATION SYSTEMS, INC.

payments. Floating-rates received are based on rates tied to prevailing short-term interest rates. If the Company terminates the swap agreement, a gain or loss is recorded as an adjustment to the basis of the underlying asset and liability. At September 30, 1997, the unrealized fair value of the interest rate swap was insignificant.

  The following table indicates the type of swap in use as of September 30, 1997. Average variable rates are those in effect at the reporting date and may change significantly over the life of the contract. There were no interest rate swap agreements at September 30, 1996.

                                                                           1997
                                                                          ------
   Variable to fixed swaps:
   Notional Amount....................................................... $2,182
   Average pay (fixed) rate..............................................  7.85%
   Average receive (variable) rate.......................................  6.89%

8. DEFERRED COMPENSATION AND OTHER BENEFIT PLANS:

 Deferred Compensation

  The Company has deferred compensation agreements with certain past key officers and employees. Amounts to be paid range from $20-$75 per individual per annum and are non-interest-bearing, with the payments commencing on specified dates. Payments began in 1992 and continue through 2019. The gross and discounted present value (using an interest rate of 7.5%), net of cash payments, of the amounts to be paid under these agreements, aggregated $7,114 and $3,828 at September 30, 1997 and $7,500 and $3,732 at September 30, 1996,
respectively.

  Approximate payments for subsequent annual periods related to the deferred compensation agreements, at September 30, 1997, are as follows:

   1998.................................................................. $  225
   1999..................................................................    280
   2000..................................................................    320
   2001..................................................................    390
   2002..................................................................    471
   Thereafter............................................................  5,428
                                                                          ------
                                                                          $7,114
                                                                          ======

 Pension Plans

  In April 1995, IPC terminated its participation in a defined contribution plan sponsored by Kleinknecht Electric Company ("KEC"), an affiliated company, and adopted its own plan for all eligible US employees. According to plan provisions, IPC contributions are discretionary and are subject to approval by the Board of Directors. Eligible employees may contribute up to 15% of their annual compensation. IPC contributed $404, $556 and $520 to the plan for the years ended September 30, 1997, 1996 and 1995, respectively.

  IPC-UK has a defined contribution plan covering all UK employees. Employee contributions are limited by statute, generally not to exceed 17.5% of base salary. IPC-UK contributions, net of forfeitures, for the years ended September 30, 1997, 1996 and 1995 were $172, $229, and $92, respectively.

  The Company paid to KEC and Kleinknecht Electric Company--New Jersey ("KEC-NJ"), also an affiliated company, in accordance with labor pooling agreements, approximately $7,550, $7,750, and $5,074 for

                         IPC INFORMATION SYSTEMS, INC.

the years ended September 30, 1997, 1996 and 1995, respectively, representing pass-through contributions to various union sponsored pension plans.

 Stock Option and Incentive Plan

  A summary of the Company's stock option plan as of September 30, 1997, 1996 and 1995 and changes during the years ended on those dates is presented below:

                                1997               1996              1995
                         ------------------- ----------------- -----------------
                                    WEIGHTED          WEIGHTED          WEIGHTED
                                    AVERAGE           AVERAGE           AVERAGE
                          OPTION    EXERCISE OPTION   EXERCISE OPTION   EXERCISE
                          SHARES     PRICE   SHARES    PRICE   SHARES    PRICE
                         ---------  -------- -------  -------- -------  --------
Options outstanding -
 Opening balance........   826,201   $16.09  247,500   $14.90      --       --
Granted.................   395,500   $14.83  573,000   $14.23  263,500   $14.91
Granted.................       --       --    25,000   $25.00      --       --
Granted.................       --       --    25,000   $40.00      --       --
Exercised...............   (19,865)  $14.00   (8,964)  $14.77      --       --
Forfeited...............  (178,236)  $16.36  (35,335)  $15.19  (16,000)  $15.00
                         ---------   ------  -------   ------  -------   ------
Options outstanding-
 September 30........... 1,023,600   $15.62  826,201   $16.09  247,500   $14.90
                         =========           =======           =======
Options Exercisable at
 September 30...........   272,495   $14.88   66,535   $14.85      --       --
                         =========           =======
Weighted average fair
 value of options
 granted during the
 year...................             $ 6.76            $ 6.58               --

  The following table summarizes information about stock options outstanding at September 30, 1997:

                          OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                   -------------------------------------  -----------------------
                                  WEIGHTED
                                   AVERAGE     WEIGHTED                 WEIGHTED
                                  REMAINING    AVERAGE                  AVERAGE
     RANGE OF        SHARES      CONTRACTUAL   EXERCISE     SHARES      EXERCISE
 EXERCISE PRICES   OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
 ----------------  -----------   -----------   --------   -----------   --------
 $13.31 to $20.50     973,600     8.4 years     $14.75      272,495      $14.88
     $25.00            25,000     8.1 years     $25.00          --       $25.00
     $40.00            25,000     8.1 years     $40.00          --       $40.00
                    ---------     ---------     ------      -------      ------
                   1,023,600                                272,495
                    =========                               =======

  Employees generally vest in stock options over a period of three to five years. As of September 30, 1997, the Company had reserved 526,813 shares of common stock for the future grant of options.

  The option plan also provides for the issuance of stock appreciation rights and restricted stock awards under which shares of common stock may be issued to eligible employees. No such awards have been made.

 Employee Stock Purchase Plan

  In 1994, the Company adopted an employee stock purchase plan and reserved 526,813 shares of common stock for issuance thereunder. Under the stock purchase plan, the Company's employees may purchase shares of

                         IPC INFORMATION SYSTEMS, INC.

common stock at a price per share that is the lesser of the common stock fair market value on the first business day of the purchase period or 90% of the common stock fair market value on the last day of the purchase period, but in no event less than 85% of the common stock fair market value on either the option grant date or option exercise date. Through September 30, 1997, 31,326 shares have been issued and 495,487 shares are reserved for future issuance under this plan.

 Stock-Based Compensation

  The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock-Issued to Employees" and related interpretations in accounting for its stock based compensation plans. Accordingly, no compensation cost has been recognized for the stock option and employee stock purchase plans. The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". Had compensation cost for the Company's stock option plan and employee stock purchase plan been determined based on the fair value at the grant date for awards in fiscal 1997 and 1996 consistent with the provisions of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below.

                                                                 SEPTEMBER 30,
                                                                 --------------
                                                                  1997   1996
                                                                 ------ -------
   Net income--as reported...................................... $3,834 $12,129
   Net income--pro forma........................................ $2,934 $11,632
   Earnings per share--as reported.............................. $ 0.36 $  1.15
   Earnings per share--pro forma................................ $ 0.28 $  1.10

  The fair value of each option grant is estimated on the date of the grant using the "Black-Sholes option-pricing model" with the following weighted average assumptions used for grants for the years ended September 30, 1997 and 1996; zero dividend yield; expected volatility of 50%; a weighted average risk-free interest rate of 6.03% in fiscal 1997 and 5.95% in fiscal 1996; and expected lives of 4 years.

9. COMMITMENTS AND CONTINGENCIES:

 Litigation

  During the fiscal year ended September 30, 1996, Knight Ventures, Inc. ("KVI"), a company principally owned by Richard P. Kleinknecht and Peter J. Kleinknecht (the "Principal Stockholders"), and the former parent of the Company, agreed to settle its litigation with Contel Corporation ("Contel") over, among other claims, responsibility for taxes, tax liens, tax assessments and tax warrants with respect to Contel IPC, for periods prior to the acquisition of the Company from Contel.

  As of May 9, 1994, the Company, KVI and the Principal Stockholders entered into a Tax Allocation and Indemnification Agreement (the "Tax Agreement") relating to their respective income tax liabilities and certain related matters as a consequence of the Company's termination of its S Corporation status and its initial public offering. In addition, the Company, KVI and the Principal Stockholders agreed, to the extent that either KVI or the Principal Stockholders receives any cash proceeds or other benefit in the form of a reduction in amounts payable to Contel, as a consequence of the litigation, they will pay to the Company the lesser of (i) such benefit or (ii) the amount paid by the Company for taxes and related charges subject to the dispute, plus the amount of any expenses of such litigation incurred by the Company following the consummation of the Company's initial public offering.

                         IPC INFORMATION SYSTEMS, INC.

  As of May 15, 1996, Contel, KVI, the Principal Stockholders and the Company, although not a party to the litigation, entered into a settlement agreement and mutual releases. In connection with this settlement agreement, KVI has executed, and the Principal Stockholders have guaranteed, a note payable to the Company, in the amount of $1,300, to fulfill obligations under the Tax Agreement.

 Operating Leases

  The Company has entered into various operating leases for real estate, equipment and automobiles.

  Rental expenses under operating leases (excluding rentals on vacant facilities) were $6,431, $6,513 and $5,587 for the years ended September 30, 1997, 1996 and 1995, respectively. Future minimum annual rental payments required under noncancellable operating leases (including rentals on vacant facilities) at September 30, 1997 are as follows:

   1998.................................................................  $5,261
   1999.................................................................   3,867
   2000.................................................................   3,249
   2001.................................................................   2,880
   2002.................................................................   2,446
   Thereafter...........................................................   2,884
                                                                         -------
                                                                         $20,587
                                                                         =======


  The Company has accrued for the minimum annual rental and estimated building operating costs under noncancellable operating leases for vacated facilities. These leases extend through May 1998. The liability was approximately $500 and $1,200 at September 30, 1997 and 1996, respectively.

 Capital Leases

  IXnet has entered into capital lease agreements for certain network switching equipment. Additionally, the Company has entered into lease agreements for certain computer equipment and software. Future minimum lease payments required under noncancellable capital leases at September 30, 1997 are as follows:

   1998................................................................. $ 4,186
   1999.................................................................   4,062
   2000.................................................................   3,854
   2001.................................................................   3,116
   2002.................................................................   1,106
                                                                         -------
                                                                          16,324
   Less, amount representing interest...................................   3,001
                                                                         -------
   Present value of net minimum lease payments under capital leases..... $13,323
                                                                         =======

 Employment Agreements

  The Company has executed employment contracts for future services, that vary in length up to 5 years, with certain senior executives for which the Company has a minimum commitment aggregating approximately $4,300 at September 30, 1997.

                         IPC INFORMATION SYSTEMS, INC.

10. RELATED PARTY TRANSACTIONS:

 Services Provided

  Affiliated companies performed various services and provided certain equipment to the Company. Services and/or equipment provided by affiliates are billed to the Company and settled through a periodic cash transfer to the respective affiliate.

  Effective October 1, 1993, the Company formalized in writing existing arrangements with KEC and KEC-NJ with respect to a pool of field technicians utilized by all three companies. KEC and KEC-NJ are responsible for administering the payroll and related services for these technical and clerical workers and the Company reimburses all compensation and benefits paid by KEC and KEC-NJ attributable to services performed for the Company plus a fee equal to 2.5% of such costs. Effective for the fiscal year 1997, the parties amended these agreements to provide a fixed fee payment of $50 per month in lieu of the fee payment of 2.5%. Approximately $52,653, $52,592 and $38,666 of technical labor, and $2,221, $2,327 and $2,083 of administrative labor was provided through agreements with KEC and KEC-NJ during the years ended September 30, 1997, 1996 and 1995, respectively.

  For the years ended September 30, 1997, 1996 and 1995, KEC and KEC-NJ billed the Company payroll administrative services of $600, $1,374 and $1,024, respectively. Included in prepaid expenses and other current assets is a net related party receivable of $2,092 and $920 as of September 30, 1997 and 1996, respectively.

  A portion of the Company's New York branch operation was co-located with KEC in a building owned by the Principal Stockholders. For each of the years ended September 30, 1997, 1996 and 1995, the Company was charged approximately $189, $430 and $430 for rent expense. For the years ended September 30, 1996 and 1995, the Company rented on a month-to-month basis, two other facilities from entities controlled by the Principal Stockholders for which the Company was charged approximately $30 and $55, respectively.

 Equipment Rentals

  There were no equipment rentals from an affiliated company during fiscal year ended September 30, 1997. Equipment rentals were $898 and $975 for the years ended September 30, 1996 and 1995, respectively.

 Subcontracts and Other

  The Company and other companies controlled by the Principal Stockholders periodically subcontract certain work to one another. Amounts charged to companies controlled by the Principal Stockholders under subcontracts with IPC for the years ended September 30, 1997, 1996 and 1995 were approximately $66, $993 and $2,220, respectively, while amounts charged to IPC under subcontracts with companies controlled by the Principal Stockholders were approximately $265, $703 and $587, respectively.

  In addition to the foregoing, the Company, KEC and KEC-NJ entered into a twenty-year agreement dated May 9, 1994, with respect to business opportunities regarding cabling of communication infrastructures. KEC and KEC-NJ have agreed not to bid for or accept cabling jobs in competition with the Company, if it intends to bid or accept such work. In addition, because the Company is not a licensed electrical contractor, it has agreed to refrain from bidding for or accepting without the consent of KEC or KEC-NJ, as the case may be, all opportunities that combine both electrical and cabling work. The Company has also agreed to continue to refer to KEC and KEC-NJ certain electrical contracting bid opportunities identified from time to time. Pursuant to such agreement, all estimates for cabling work shall be generated by the Company on behalf of KEC, and KEC will pay the Company a nominal amount for preparing such estimates.

                         IPC INFORMATION SYSTEMS, INC.

  The Company and companies controlled by the Principal Stockholders also charge each other certain miscellaneous expenses, including, but not limited to, office equipment rentals and certain other administrative expenses.

11. INCOME TAXES

  Pretax earnings consisted of the following:

                                                            FOR THE YEAR ENDED
                                                              SEPTEMBER 30,
                                                          ----------------------
                                                           1997   1996    1995
                                                          ------ ------- -------
   United States......................................... $1,689 $10,020 $17,158
   Foreign...............................................  6,425  10,101   5,328
                                                          ------ ------- -------
   Total pretax earnings................................. $8,114 $20,121 $22,486
                                                          ====== ======= =======

  The provision (benefit) for income taxes consisted of the following:

                                                          FOR THE YEAR ENDED
                                                            SEPTEMBER 30,
                                                         ----------------------
                                                          1997    1996    1995
                                                         ------  ------  ------
   Current:
   Federal.............................................  $ (182) $1,844  $5,887
   State and local.....................................   2,037   1,967   2,558
   Foreign.............................................   2,342   3,507   1,858
                                                         ------  ------  ------
                                                          4,197   7,318  10,303
                                                         ------  ------  ------
   Deferred:
   Federal.............................................     323     513    (673)
   State and local.....................................       9     207    (359)
   Foreign.............................................    (249)    (46)    (52)
                                                         ------  ------  ------
                                                             83     674  (1,084)
                                                         ------  ------  ------
   Income tax provision................................  $4,280  $7,992  $9,219
                                                         ======  ======  ======

  The components of net deferred tax assets are as follows:

                                                  SEPTEMBER 30,
                                   ---------------------------------------------
                                           1997                    1996
                                   ----------------------  ---------------------
                                     US    FOREIGN TOTAL     US   FOREIGN TOTAL
                                   ------  ------- ------  ------ ------- ------
   Deferred tax assets:
   Excess of book over tax depre-
    ciation......................  $  819   $213   $1,032  $  917  $ 59   $  976
   Amortization of intangibles...     247     --      247      66    --       66
   Inventory and receivables.....   2,035    432    2,467   2,172   221    2,393
   Accrued expenses..............   1,459    152    1,611   1,228     5    1,233
                                   ------   ----   ------  ------  ----   ------
   Total deferred tax assets.....   4,560    797    5,357   4,383   285    4,668
                                   ------   ----   ------  ------  ----   ------
   Deferred tax liabilities:
   Excess of tax over book
    depreciation.................    (508) (264)     (772)     --   --        --
                                   ------   ----   ------  ------  ----   ------
   Net deferred tax assets.......  $4,052   $533   $4,585  $4,383  $285   $4,668
                                   ======   ====   ======  ======  ====   ======

                         IPC INFORMATION SYSTEMS, INC.

  These net deferred tax assets arise from temporary differences between financial versus tax reporting purposes related to depreciation, the amortization of intangible assets, the allowance for doubtful accounts, inventory valuation and the Company's various accruals. No valuation allowance was required at September 30, 1997 and 1996.
  A reconciliation between the statutory US federal income tax rate and the Company's effective tax rate, excluding minority interest, is as follows:

                                                                 FOR THE YEAR
                                                                     ENDED
                                                                 SEPTEMBER 30,
                                                                 --------------
                                                                  1997    1996
                                                                 ------  ------
   Statutory US federal tax rate................................   35.0%   35.0%
   State and local income taxes, net of federal benefit.........   16.4     6.8
   Other, net...................................................    1.4    (2.1)
                                                                 ------  ------
                                                                   52.8%   39.7%
                                                                 ======  ======

12. OPERATIONS BY GEOGRAPHIC AREAS:

  Information about the Company's operations by geographic area is as follows:

                                             FOR THE YEAR ENDED SEPTEMBER 30,
                                             ----------------------------------
                                                1997        1996        1995
                                             ----------  ----------  ----------
   Revenues:
   United States...........................  $  219,274  $  202,926  $  186,355
   United Kingdom..........................      51,049      46,582      19,899
                                             ----------  ----------  ----------
                                               $270,323  $  249,508  $  206,254
                                             ==========  ==========  ==========
   Operating Profits:
   United States...........................  $   15,243  $   24,485  $   30,714
   United Kingdom..........................       6,537       9,745       4,192
   Corporate...............................     (12,239)    (14,022)    (12,879)
                                             ----------  ----------  ----------
                                                $ 9,541  $   20,208  $   22,027
                                             ==========  ==========  ==========
   Identifiable Assets:
   United States...........................  $   97,438  $  112,749  $   98,228
   United Kingdom..........................      38,789      17,547      25,417
   Corporate...............................      22,135      11,581       4,391
                                             ----------  ----------  ----------
                                               $158,362  $  141,877  $  128,036
                                             ==========  ==========  ==========

  Included in the United States revenues are export sales to unaffiliated customers of $13,264, $16,126 and $17,063 for the years ended September 30, 1997, 1996 and 1995, respectively. Transfers from the United States to the United Kingdom, eliminated in consolidation, were $15,156, $12,681 and $7,999 for the years ended September 30, 1997, 1996 and 1995, respectively.

  For the year ended September 30, 1997, no single customer accounted for 10% or more of total revenues. For the year ended September 30, 1996, approximately 13% of total revenues were from one customer. Corporate assets are principally prepaids, intangibles and other assets.

                         IPC INFORMATION SYSTEMS, INC.

13. SUBSEQUENT EVENT:

  On December 18, 1997, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") by and between the Company and Arizona Acquisition Corp., a Delaware corporation ("AAC") pursuant to which AAC will be merged with and into the Company, with the Company being the surviving corporation (the "Merger"). AAC is a subsidiary owned by Cable Systems Holding, LLC, a Delaware limited liability company ("CSH LLC") and its subsidiaries, including Cable Systems International, Inc., a Delaware corporation ("CSI"). CSH LLC is a Delaware limited liability company, a majority of whose membership interests are owned by Citicorp Venture Capital, Ltd., a New York corporation ("CVC"), officers and employees thereof, and members of management of CSH LLC and CSI.

  The Merger will be accounted for as a leveraged recapitalization. The Merger Agreement is subject to regulatory review and approval by stockholders representing a majority of outstanding shares at a meeting of stockholders to be held during, or shortly after, the second fiscal quarter ending March 31, 1998. In accordance therewith, stockholders may elect to retain shares in the surviving company (subject to a maximum aggregate share retention of 46% of outstanding shares as of an election date to be determined) or to receive $21.00 cash for each outstanding share. Not more than 90% of outstanding shares may receive cash consideration and the maximum total cash consideration to stockholders, assuming no change to shares outstanding as of the December 18, 1997, will be $202,516.

  At the Merger, in accordance with certain commitments to the Company and assuming the maximum stock for cash election, AAC will be capitalized with $72,000 (the "Equity Financing Commitments"), to be funded by CVC (together with affiliates) to purchase securities of CSH LLC and then invested by CSH LLC into AAC. The Company will also raise $157,000 through the issuance of senior debt securities and up to $75,000 through a revolving credit facility. Morgan Stanley & Co. Incorporated and Morgan Stanley Senior Funding, Inc. have committed to CVC and AAC to provide the senior debt securities and revolving credit facilities, respectively, subject to certain terms and conditions (collectively, the "Debt Financing Commitments"). The Debt Financing Commitments will be assigned to the Company which will borrow these funds to consummate this transaction. The proceeds of the Debt Financing Commitments and the Equity Financing Commitment will be used in part to pay stockholders who elect to receive cash and will also provide working capital for the Company after the Merger.

  In connection with the execution of the Merger Agreement, AAC entered into a Stockholders Agreement with Richard P. Kleinknecht, Peter J. Kleinknecht, Russell G. Kleinknecht and certain family members and trusts controlled by said persons, pursuant to which these individuals and trusts, subject to certain conditions, have agreed to vote all of the 6,952,768 shares of Company common stock owned or controlled by them in favor of the transaction and against certain actions which can reasonably be expected to impede or adversely affect the Merger. The 6,952,768 shares represent approximately 64.9% of the 10,715,119 shares of Company common stock outstanding on December 18, 1997.

                         IPC INFORMATION SYSTEMS, INC.

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


14. QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

  The following tables set forth unaudited quarterly financial information for the years ended September 30, 1997 and 1996:

                                                    QUARTER ENDED
                                      -----------------------------------------
                                      DECEMBER 31 MARCH 31 JUNE 30 SEPTEMBER 30
                                      ----------- -------- ------- ------------
YEARS ENDED SEPTEMBER 30, 1997:
  Net Revenues.......................   $59,411   $66,182  $68,882   $75,848
  Gross Profit.......................    17,574    20,814   20,725    21,101
  Net Earnings.......................       566     1,241    1,187       840
  Earnings per Share.................     $0.05     $0.12    $0.11     $0.08
YEARS ENDED SEPTEMBER 30, 1996:
  Net Revenues.......................   $59,750   $62,198  $69,424   $58,136
  Gross Profit.......................    18,537    19,279   20,740    18,262
  Net Earnings.......................     3,482     3,641    3,701     1,305
  Earnings per Share.................     $0.33     $0.34    $0.35     $0.12

  The quarterly earnings per share information is computed separately for each period. Therefore, the sum of such quarterly per share amounts may differ from the total for the year.

                                                                     SCHEDULE II

                         IPC INFORMATION SYSTEMS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                         (DOLLAR AMOUNTS IN THOUSANDS)

         COLUMN A           COLUMN B        COLUMN C         COLUMN D   COLUMN E
         --------           --------- --------------------- ----------  --------
                                            ADDITIONS
                                      ---------------------
                             BALANCE                                    BALANCE
                               AT      CHARGED TO  CHARGED               AT END
                            BEGINNING    COSTS     TO OTHER                OF
       DESCRIPTION          OF PERIOD AND EXPENSES ACCOUNTS DEDUCTIONS   PERIOD
       -----------          --------- ------------ -------- ----------  --------
For the Year Ended Septem-
 ber 30, 1995:
  Provision for Doubtful
   Accounts...............   $1,331      $  861      --       $  620(1)  $1,572
                             ======      ======      ===      ======     ======
  Provision for Inventory
   Obsolescence...........   $5,560      $3,052      --       $1,123(2)  $7,489
                             ======      ======      ===      ======     ======
For the Year Ended Septem-
 ber 30, 1996:
  Provision for Doubtful
   Accounts...............   $1,572      $  240      --       $  291(1)  $1,521
                             ======      ======      ===      ======     ======
  Provision for Inventory
   Obsolescence...........   $7,489      $1,143      --       $2,267(2)  $6,365
                             ======      ======      ===      ======     ======
For the Year Ended Septem-
 ber 30, 1997:
  Provision for Doubtful
   Accounts...............   $1,521      $  338      --       $  344(1)  $1,515
                             ======      ======      ===      ======     ======
  Provision for Inventory
   Obsolescence...........   $6,365      $2,106      --       $1,965(2)  $6,506
                             ======      ======      ===      ======     ======

--------
(1) Doubtful Accounts Written Off, Net of Cash Recovered
(2) Inventory Written Off

     ---------------------------------------------------------------
     ---------------------------------------------------------------
                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                           ARIZONA ACQUISITION CORP.

                                      AND

                         IPC INFORMATION SYSTEMS, INC.

                               DECEMBER 18, 1997

     ---------------------------------------------------------------
     ---------------------------------------------------------------

                                    CONTENTS

                                                                            PAGE
                                                                            ----
 1.  Definitions..........................................................    4
 2.  Basic Transaction....................................................   11
     (a) The Merger.......................................................   11
     (b) The Closing......................................................   11
     (c) Actions at the Closing...........................................   11
     (d) Effect of Merger.................................................   12
     (e) Elections........................................................   13
     (f) Proration........................................................   14
     (g) Procedure for Payment............................................   15
     (h) Dissenting Shares................................................   16
     (i) Fractional Shares................................................   17
     (j) Closing of Transfer Records......................................   17
 3.  Representations and Warranties of the Company........................   17
     (a) Organization, Qualification, and Corporate Power.................   17
     (b) Capitalization...................................................   18
     (c) Authorization of Transaction.....................................   18
     (d) Noncontravention.................................................   18
     (e) Filings with the SEC.............................................   19
     (f) Financial Statements.............................................   19
     (g) [Intentionally left blank].......................................   19
     (h) Undisclosed Liabilities..........................................   19
     (i) Brokers' Fees....................................................   19
     (j) Absence of Certain Changes.......................................   19
     (k) Litigation.......................................................   20
     (l) Taxes............................................................   20
     (m) Compliance with Laws.............................................   21
     (n) Permits..........................................................   21
     (o) Contracts........................................................   21
     (p) Intellectual Property Rights.....................................   22
     (q) Board Approval; Fairness Opinion.................................   22
     (r) ERISA............................................................   23
     (s) Labor and Employment Matters.....................................   24
     (t) Real Estate......................................................   24
     (u) Environmental Matters............................................   25
 4.  Representations and Warranties of AAC................................   25
     (a) Organization.....................................................   25
     (b) Financing........................................................   25
     (c) Authorization of Transaction.....................................   26
     (d) Noncontravention.................................................   26
     (e) Brokers' Fees....................................................   26
     (f) Capitalization...................................................   26
 5.  Covenants............................................................   27
     (a) General..........................................................   27
     (b) Notices and Consents.............................................   27
     (c) Regulatory Matters and Approvals.................................   27
     (d) Financing........................................................   28
     (e) Accounting Treatment.............................................   29

                                                                            PAGE
                                                                            ----
     (f) Cooperation......................................................   29
     (g) Operation of the Company's Business..............................   29
     (h) Full Access......................................................   30
     (i) Notice of Developments...........................................   30
     (j) No Solicitation..................................................   30
     (k) Insurance and Indemnification....................................   31
     (l) Employees........................................................   32
     (m) Disclosure.......................................................   32
     (n) Comfort Letters..................................................   33
     (o) Affiliate Letters................................................   33
     (p) Continued Registration...........................................   33
     (q) Operation of AAC's Business......................................   33
     (r) No Amendment of Ancillary Agreements.............................   33
     (s) Solvency Opinion.................................................   33
 6.  Conditions to Obligation to Close....................................   34
     (a) Conditions to Obligation of AAC..................................   34
     (b) Conditions to Obligation of the Company..........................   35
 7.  Termination..........................................................   35
     (a) Termination of Agreement.........................................   35
     (b) Effect of Termination............................................   36
     (c) Termination Fee; Expenses........................................   36
 8.  Miscellaneous........................................................   37
     (a) Survival.........................................................   37
     (b) Press Releases and Public Announcements..........................   37
     (c) No Third Party Beneficiaries.....................................   37
     (d) Entire Agreement.................................................   37
     (e) Succession and Assignment........................................   37
     (f) Counterparts.....................................................   37
     (g) General Interpretive Principles..................................   37
     (h) Notices..........................................................   38
     (i) Governing Law; Forum Selection; and Waiver of Jury Trial.........   39
     (j) Amendments and Waivers...........................................   40
     (k) Severability.....................................................   40
     (l) Expenses.........................................................   40
     (m) Incorporation of Exhibits, Schedule and Disclosure Schedules.....   40
     (n) Transfer Taxes...................................................   40
     (o) Limited Recourse.................................................   40

 Company Disclosure Schedule......
 AAC Disclosure Schedule..........
 Schedule A.......................  List of Directors of the Surviving
                                    Corporation
 Exhibit A-1......................  Amended and Restated Certificate of
                                    Incorporation
 Exhibit A-2......................  Amended and Restated Certificate of
                                    Incorporation (with 80% supermajority
                                    voting)
 Exhibit B........................  Bylaws
 Exhibit C........................  Stock Option Plan
 Exhibit D........................  Affiliate Letters

                             AMENDED AND RESTATED
                         AGREEMENT AND PLAN OF MERGER

  Amended and Restated Agreement and Plan of Merger (the "Agreement") entered into as of December 18, 1997, by and between Arizona Acquisition Corp., a Delaware corporation ("AAC"), and IPC Information Systems, Inc., a Delaware corporation (the "Company"). AAC and the Company are referred to collectively herein as the "Parties."

  This Agreement is intended by both Parties to amend and restate the Agreement and Plan of Merger, dated as of December 18, 1997, by and between the Company and AAC (the "Original Agreement").

  This Agreement contemplates the merger of AAC with and into the Company.

  Concurrently with the execution of the Original Agreement, and as an inducement to AAC and the Company to enter into the Original Agreement, (i) AAC and certain principal stockholders of the Company have entered into the Stockholders Agreement pursuant to which such stockholders have agreed, among other things, not to sell, transfer, pledge, assign or otherwise dispose of any shares of Company Common Stock owned or held by them, or enter into any agreement to accomplish any of the foregoing prior to the Closing, with certain exceptions and (ii) one or more of the parties thereto and/or others have entered into the other Ancillary Agreements.

  It is intended that the Merger be recorded as a recapitalization for financial reporting purposes, and both Parties, after discussion with their auditors, believe that the Merger is eligible for such accounting treatment.

  It is intended that the Merger constitute a tax-free reorganization within the meaning of Section 368(a)(1)(E) of the Code.

  Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. DEFINITIONS.

  "AAC" has the meaning set forth in the preface above.

  "AAC Disclosure Schedule" has the meaning set forth in (S)4.

  "AAC-owned Share" means any Company Common Stock that AAC beneficially owns.

  "AAC Comfort Letter" has the meaning set forth in (S)5(n).

  "AAC Common Stock" has the meaning set forth in (S)4(f).

  "AAC Stockholders Agreement" means the AAC Stockholders Agreement, dated as of December 18, 1997 between CSH LLC, as shareholder of AAC, and the Company.

  "Acquisition Proposal" has the meaning set forth in (S)5(j).

  "Acquisition Transaction" has the meaning set forth in (S)5(j).

  "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

  "Agent" has the meaning set forth in (S)8(i).

  "Agreement" has the meaning set forth in the preface above.

  "Ancillary Agreements" means the Stockholders Agreement, the Investors Agreement, the Share Exchange and Termination Agreement, the Starr Termination Agreement, the Walsh Employment Agreement, the Servidio Employment Agreement, the KEC-NY Labor Pool Agreement, the KEC-NJ Labor Pool Agreement, the Corporate Opportunity Agreement, the Richard P. Kleinknecht Employment Agreement, the Peter J. Kleinknecht Employment Agreement and the AAC Stockholders Agreement.

  "Annual Meeting" has the meaning set forth in (S)5(c)(ii).

  "Benefit Plan" means any Plan, other than a Multiemployer Plan, existing at the Closing Date or prior thereto, established or to which contributions have at any time been made by the Company or any Subsidiary, or any predecessor of the Company or any Subsidiary, under which any employee, former employee or director of the Company or any Subsidiary, or any beneficiary thereof is covered, is eligible for coverage or has benefit rights in respect of service to the Company or any Subsidiary.

  "Business Day" means any day on which the principal offices of the SEC in Washington, D.C., are open to accept filings or, in the case of determining a date when any payment is due, any day other than a day on which banks in New York, New York, are required or authorized to be closed.

  "Capital Lease" means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

  "Capital Lease Obligation" means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

  "Cash Electing Shares" has the meaning set forth in (S)2(d)(viii).

  "Cash Election Price" has the meaning set forth in (S)2(d)(viii).

  "Cash Proration Factor" has the meaning set forth in (S)2(f)(iii).

  "Certificate Amendment" means a proposal to be considered and voted upon at the Annual Meeting to amend and restate the Company's certificate of incorporation.

  "Certificate of Merger" has the meaning set forth in (S)2(c).

  "Closing" has the meaning set forth in (S)2(b).

  "Closing Date" has the meaning set forth in (S)2(b).

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Company" has the meaning set forth in the preface above.

  "Company Comfort Letter" has the meaning set forth in (S)5(n).

  "Company Common Stock" means any share of the common stock, $0.01 par value per share, of the Company.

  "Company Disclosure Schedule" has the meaning set forth in (S)3.

  "Company Stockholder" means any Person who or which holds any shares of Company Common Stock.

  "Confidential Information" means any information concerning the businesses and affairs of the Company and its Subsidiaries that is not already generally available to the public or is otherwise required to be disclosed by law or court order.

  "Confidentiality/Standstill Letter Agreement" means the confidentiality/standstill letter agreement, dated as of November 13, 1997, between AAC and the Company.

  "Contracts" means, with respect to any Person, any agreement, contract, obligation, note, bond, mortgage, indenture, option, Lease, promise or undertaking that is legally binding on such Person or to which such Person is a party.

  "Corporate Opportunity Agreement" means the Amended and Restated Corporate Opportunity Agreement, dated as of December 18, 1997, among the Company, KEC-NY and KEC-NJ.

  "CSH LLC" means Cable Systems Holding, LLC, a Delaware limited liability company.

  "CSI" means Cable Systems International, Inc., a Delaware corporation.

  "CVC" means Citicorp Venture Capital, Ltd., a New York corporation.

  "Debt" with respect to any Person means, at any time, without duplication,

    (a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable preferred stock;

    (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the Ordinary Course of Business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

    (c) all Capital Lease Obligations of such Person;

    (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not such Person has assumed or otherwise become liable for such liabilities);

    (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

    (f) Swap Obligations of such Person; and

    (g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

  "Debt Financing Commitments" has the meaning set forth in (S)4(b).

  "Definitive Proxy Materials" means the definitive proxy materials relating to the Annual Meeting.

  "Delaware General Corporation Law" means the General Corporation Law of the State of Delaware, as amended.

  "Dissenting Shares" has the meaning set forth in(S)2(h).

  "Election Date" has the meaning set forth in (S)2(e)(i).

  "Effective Time" has the meaning set forth in (S)2(d)(i).

  "Environmental Law" means any and all current federal, state, local, foreign and provincial statutes, ordinances, rules and regulations relating to the protection of the environment, and/or governing the generation, treatment, storage, transportation, disposal, manufacture, or release of Hazardous Materials, and any common law doctrine, including but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to, or arising out of, the presence, release, or exposure to a Hazardous Material.

  "Equity Financing Commitment" has the meaning set forth in (S)4(b).

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

  "ERISA Affiliate" means any Person who is, or was, a member of a controlled group (within the meaning of Section 412(n)(6) of the Code) that includes, or at any time included, the Company or any Subsidiary, or any predecessor of any of the foregoing.

  "Exchange Agent" has the meaning set forth in (S)2(e)(ii).

  "Exchange Fund" has the meaning set forth in (S)2(g).

  "Form of Election" has the meaning set forth in(S)2(e)(iii).
  "GAAP" means United States generally accepted accounting principles as in effect from time to time consistently applied.

  "Goldman" has the meaning set forth in (S)4(b).

  "Governmental Body" means any government or political subdivision thereof, whether foreign or domestic, federal, state, provincial, county, local, municipal or regional, or any other governmental entity, any agency, authority, department, division or instrumentality of any such government, political subdivision, or other governmental entity, any court, arbitral tribunal or arbitrator, and any non-governmental regulating body, to the extent that the rules, regulations or orders of such body have the force of law.

  "Guaranties" by any Person means all obligations (other than endorsements in the Ordinary Course of Business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Debt, cash dividend or other monetary obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Debt or obligation or any property or assets constituting security therefor; (ii) to advance or supply funds for the purchase or payment of such Debt or obligation; (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of the primary obligor to make payment of the Debt or obligation; or (iv) otherwise to assure the owner of the Debt or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Debt for borrowed money shall be deemed to be Debt equal to the principal amount of such Debt for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Debt equal to the maximum aggregate amount of such obligation, liability or dividend unless such Guaranty is limited.

  "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  "Hazardous Material" means any materials, substances or wastes defined as or included in the definition of "hazardous substances," "hazardous materials," "hazardous wastes," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "regulated substances," or "contaminants" or words of similar import, under any Environmental Law.

  "Intellectual Property" shall mean all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights, patents and patent rights, brand names, trade dress, business and product names, logos, slogans, trade secrets, inventions, processes, formulae, industrial models, processes, designs, specifications, data, technology, methodologies, computer programs (including all source codes), confidential and proprietary information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks and other media on which any of the foregoing is stored.

  "Investors Agreement" means the Amended and Restated Investors Agreement, dated as of December 18, 1997, by and among the Company, CSH LLC, CSI and certain other persons named therein.

  "IXNET" means International Exchange Networks, Ltd., a Delaware corporation.

  "Joint Disclosure Document" means the disclosure document combining the Prospectus and the Definitive Proxy Materials.

  "KEC-NJ" means Kleinknecht Electric Company, Inc., a New Jersey corporation.

  "KEC-NJ Labor Pool Agreement" means the Amended and Restated Labor Pool Agreement, dated as of December 18, 1997, between KEC-NJ and the Company.

  "KEC-NY" means Kleinknecht Electric Company, Inc., a New York corporation.

  "KEC-NY Labor Pool Agreement" means the Amended and Restated Labor Pool Agreement, dated as of December 18, 1997, between KEC-NY and the Company.

  "Kleinknechts" means Richard P. Kleinknecht and Peter J. Kleinknecht.

  "Knowledge" means actual or constructive knowledge without independent investigation of any current director or current executive officer.

  "Lease" means any lease of real property made under which the Company or a Subsidiary thereof is a tenant.

  "Lien" means any lien, claim, restriction, security interest, preemptive right, covenant, easement, mortgage, other encumbrance or any claim of any third party other than (a) mechanic's, materialman's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and
(d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

  "Material Adverse Effect" means any material adverse effect on the financial condition or operations, business, assets, or results of operations of the Company and its Subsidiaries taken as a whole, or AAC, as the context in this Agreement requires, but excluding any change resulting from general industry or economic conditions.

  "Maximum Stock Election Number" has the meaning set forth in (S)2(f)(i).

  "Merger" has the meaning set forth in (S)2(a).

  "Merger Consideration" has the meaning set forth in (S)2(d)(viii).

  "Minimum Stock Election Number" has the meaning set forth in (S)2(f)(i).

  "Most Recent Fiscal Year End" has the meaning set forth in (S)3(f).

  "MSCI" has the meaning set forth in (S)4(b).

  "Multiemployer Plan" means a multiemployer plan within the meaning of
Section 4001(a)(3) of ERISA with respect to which the Company or any ERISA Affiliate has an obligation to contribute or has or could have withdrawal liability under (S)4201 of ERISA.

  "New Stock Incentive Plan" has the meaning set forth in (S)5(l)(iii).

  "Non-Stock Electing Shares" has the meaning set forth in (S)2(f)(iii).

  "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

  "Owned Real Property" has the meaning set forth in (S)3(t).

  "Party" has the meaning set forth in the preface above.

  "Permits" means each material license (other than with respect to Intellectual Property), franchise, permit, certificate, approval, consent or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries.

  "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, an estate, a joint venture, an unincorporated organization, or other entity or a Governmental Body.

  "Peter J. Kleinknecht Employment Agreement" means the Amended and Restated Employment Agreement, dated as of December 18, 1997, between the Company and Peter J. Kleinknecht.

  "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual including, but not limited to, without limitation, any "employee benefit plan" within the meaning of Section 3(3) of ERISA (whether or not subject thereto).

  "Predecessor Site" means any of the real properties of any predecessors of the Company or any Subsidiary thereof or any entities previously owned by the Company or any Subsidiary thereof.

  "Preliminary Proxy Materials" has the meaning set forth in (S)5(c)(i).

  "Prospectus" means the final prospectus relating to the registration of the Surviving Corporation Common Stock under the Securities Act.

  "Proceeding" has the meaning set forth in (S)8(i).

  "Public Reports" has the meaning set forth in (S)3(e).

  "Registration Statement" has the meaning set forth in (S)5(c)(i).

  "Requisite Stockholder Approval" means the affirmative vote of at least a majority of the outstanding shares of Company Common Stock in favor of this Agreement and the Merger in accordance with the Delaware General Corporation Law.

  "Requisite Super-Majority Stockholder Approval" means the affirmative vote of at least 80% of the outstanding shares of Company Common Stock in favor of the Certificate Amendment in accordance with Delaware General Corporation Law.

  "Richard P. Kleinknecht Employment Agreement" means the Amended and Restated Employment Agreement, dated as of December 18, 1997, between the Company and Richard P. Kleinknecht.

  "Schedule 13E-3" has the meaning set forth in (S)5(c)(i).

  "SEC" means the Securities and Exchange Commission.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Servidio" means Anthony Servidio.

  "Servidio Employment Agreement" means the Second Amended and Restated Employment Agreement, dated as of December 18, 1997, between Servidio and IXNET.

  "Share Exchange and Termination Agreement" means the Share Exchange and Termination Agreement, dated as of December 18, 1997, among Walsh, Servidio, IXNET and the Company.

  "Site" means any of the real properties currently or previously owned, leased or operated by the Company or any Subsidiary thereof, including all soil, subsoil, surface waters and groundwater thereat.

  "Solvency Opinion" means the opinion from an independent advisor confirming that, upon the consummation of the transactions contemplated hereby, the Surviving Corporation (on a consolidated basis) (i) will not be left with unreasonably small capital, (ii) will not have incurred debts beyond its ability to pay such debts as they mature, and (iii) will have a fair value and present fair salable value of its assets in excess of its stated liabilities and identified contingent liabilities.

  "Starrs" mean Gerald and Robert Starr.

  "Starr Termination Agreement" means the Termination Agreement, dated as of December 18, 1997, among the Starrs and the Company.

  "Stock Electing Shares" has the meaning set forth in (S)2(d)(viii).

  "Stock Election" has the meaning set forth in (S)2(e)(i).

  "Stock Election Price" has the meaning set forth in (S)2(d)(viii).

  "Stock Proration Factor" has the meaning set forth in (S)2(f)(ii).

  "Stockholders Agreement" means the Stockholders Agreement, dated as of December 18, 1997, by and among, inter alia, the Kleinknechts, AAC and Russell
G. Kleinknecht.

  "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

  "Superior Acquisition Proposal" has the meaning set forth in (S)7(a)(iv).

  "Surviving Corporation" has the meaning set forth in (S)2(a).

  "Surviving Corporation Common Stock" has the meaning set forth in
(S)2(d)(vi).

  "Swap Obligations" means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of any Swap Obligation shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap Obligation had terminated at the end of such fiscal quarter, and, in making such determination, if any agreement relating to such Swap Obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then, in each such case, the amount of such obligation shall be the net amount so determined.

  "Taxes" means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever together with all interest, penalties, fines and additions to tax imposed with respect to such amounts and any interest in respect of such penalties and additions to tax.

  "Tax Returns" means all returns and reports (including elections, claims, declarations, disclosures, schedules, estimates, computations and information returns) required to be supplied to a Tax authority in any jurisdiction relating to Taxes.

  "Termination Fee" has the meaning set forth in(S)7(c).

  "Third Party" means any "group," as described in Rule 13d-5(b) promulgated under the Securities Exchange Act, or Person, other than AAC or any of its Affiliates.

  "Walsh" means David Walsh.

  "Walsh Employment Agreement" means the Second Amended and Restated Employment Agreement, dated as of December 18, 1997, between Walsh and IXNET.

2. BASIC TRANSACTION.

  (a) The Merger. Subject to the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law, AAC will merge with and into the Company (the "Merger") at the Effective Time. Upon the Effective Time, the separate existence of AAC shall cease and the Company shall be the corporation surviving the Merger and shall continue under the name IPC Information Systems, Inc. (the "Surviving Corporation").

  (b) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Morgan, Lewis & Bockius LLP in New York City commencing at 9:00 a.m., local time, on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

  (c) Actions at the Closing. On the day of the Closing (which Closing satisfies the requirements of (S)2(b)), immediately following the satisfaction or waiver of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby, (i) the Company will file with the Secretary of State of the State of Delaware a Certificate of Merger (the "Certificate of Merger"), and (ii) AAC will cause the Exchange Fund to be delivered to the Exchange Agent in the manner provided below in this (S)2.

  (d) Effect of Merger.

    (i) General. The Merger shall become effective at the time (the "Effective Time") the Company duly files the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger. The Merger shall have the effect set forth in the Delaware General Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or AAC in order to carry out and effectuate the transactions contemplated by this Agreement.

    (ii) Certificate of Incorporation. At the Effective Time, and without any further action on the part of the Company or AAC, (a) the certificate of incorporation of the Company in effect immediately prior to the Effective Time, in the event that the Requisite Super-Majority Stockholder Approval is obtained, shall be amended as of the Effective Time to read as set forth in Exhibit A-1 and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law, or (b) the certificate of incorporation of the Company in effect immediately prior to the Effective Time, in the event that the Requisite Super-Majority Stockholder Approval is not obtained, shall be amended as of the Effective Time to read as set forth in Exhibit A-2 and as so amended shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

    (iii) Bylaws. At the Effective Time and without any further action on the part of the Company or AAC, the bylaws of the Company, as amended and restated, a copy of which is set forth as Exhibit B, and in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, until amended in accordance with applicable law.

    (iv) (A) Directors. (1) Subject to applicable law, in the event that the Requisite Super-Majority Stockholder Approval is obtained, the directors of the Surviving Corporation at the Effective Time shall be the directors as set forth on Schedule A hereto; provided, that in the event any such director is unable, or becomes unable to serve, a replacement director shall be designated by AAC.

      (2) In the event that the Requisite Stockholder Approval is obtained:

        (a) Subject to applicable law, (i) the vacancies on the board of directors of the Company created by the resignations of directors at the Closing and (ii) the vacancies created by an increase in the size of the board of directors of the Company from six to nine in accordance with the bylaws of the Surviving Corporation, in each case, shall be filled by the individuals set forth on Schedule A hereto; provided, that in the event any such individual is unable, or becomes unable to serve, a replacement director shall be designated by AAC.

        (b) AAC will supply to the Surviving Corporation in writing and be solely responsible for any information provided by AAC with respect to itself and its nominees, officers, directors and Affiliates required by Section 14(f) of the Securities Exchange Act and Rule 14f-1 promulgated thereunder.

      (B) Officers. Subject to applicable law and the provisions of applicable Ancillary Agreements, the officers of the Surviving Corporation at the Effective Time shall be the officers of the Company immediately prior to the Effective Time.

    (v) Treasury Stock and AAC-owned Shares. At and as of the Effective Time, by virtue of the Merger and without any action on the part of the Company or AAC or any holder of shares of Company Common Stock or AAC Common Stock, each share of Company Common Stock owned by the Company or any subsidiary as treasury stock and each AAC-owned Share held immediately prior to the Effective Time shall be canceled and cease to exist, and no consideration shall be delivered or deliverable with respect thereto.

    (vi) Conversion of AAC Common Stock. At and as of the Effective Time, by virtue of the Merger and without any action on the part of the Company or AAC or any holder of shares of Company Common Stock or AAC Common Stock, each share of AAC Common Stock shall be converted into one share of common stock, $0.01 par value per share, of the Surviving Corporation (the "Surviving Corporation Common Stock").

    (vii) Company Stock Options. Each option to purchase shares of Company Common Stock that is outstanding immediately prior to the Effective Time (whether or not vested or exercisable) shall, at the Effective Time, be canceled, and in exchange therefor, each option holder shall receive a cash payment which, prior to deduction for applicable withholding taxes, is in an amount equal to the product of (A) the excess, if any, of the Cash Election Price over the per share exercise price of the option and (B) the number of shares subject to the option (whether or not vested). AAC shall make such payment on or after the Closing Date immediately upon receipt of a written agreement from the option holder to accept such payment in full settlement of such option holder's rights with respect to the option. If the per share exercise price of any option equals or exceeds the Cash Election Price, such option shall be canceled without any payment required thereunder.

    (viii) Conversion Option (or Retention) of Company Common Stock. At and as of the Effective Time, by virtue of the Merger and without any action on the part of the Company or AAC or any holder of shares of Company Common Stock or AAC Common Stock, each share of Company Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in (S)2(d)(v)-(vii) or as provided in (S)2(h) with respect to Dissenting Shares as to which appraisal rights have been exercised, be converted into the following (the "Merger Consideration"), subject to (S)2(f):

      (A) for each such share with respect to which an election to retain Surviving Corporation Common Stock has been effectively made and not revoked or lost pursuant to (S) 2(e)(iii), (iv) and (v) (the "Stock Electing Shares"), the right to retain one share of Surviving
    Corporation Common Stock (the "Stock Election Price"); and

      (B) for each such share ("Cash Electing Shares") (other than Stock Electing Shares), the right to receive in cash from the Surviving Corporation following the Merger an amount equal to $21 (the "Cash Election Price").

  (e) Elections.

    (i) Each Person who, on or prior to the Business Day next preceding the date of the Annual Meeting (the "Election Date"), is a record holder of shares of Company Common Stock will be entitled, with respect to any or all such shares, to make an unconditional election on or prior to such Election Date to retain the Stock Election Price (a "Stock Election") on the basis hereinafter set forth.

    (ii) Prior to the mailing of the Joint Disclosure Document, the Company shall appoint an agent reasonably acceptable to AAC (the "Exchange Agent") for the purpose of exchanging certificates representing shares of Company Common Stock for the Merger Consideration.

    (iii) The Company shall prepare and mail a form of election, which form shall be subject to the reasonable approval of AAC (the "Form of Election"), with the Joint Disclosure Document to the record holders of shares of Company Common Stock as of the record date for the Annual Meeting, which Form of Election shall be used by each record holder of shares who makes a Stock Election with respect to any or all such holder's shares. The Company will use its reasonable best efforts to make the Form of Election and the Joint Disclosure Document available to all persons who become holders of shares during the period between such record date and the Election Date. Any such holder's Stock Election shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time, on the Election Date, a Form of Election properly completed and signed and accompanied by certificates for the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the Exchange Agent within three New York Stock Exchange trading days after the date of execution of such guarantee of delivery).

    (iv) Any Form of Election may be revoked by the holder submitting it, or causing it to be submitted, to the Exchange Agent only by written notice received by the Exchange Agent (i) prior to 5:00 p.m., New York City time, on the Election Date or (ii) after the Election Date, if (and to the extent that) the Exchange Agent is legally required to permit revocations, and the Effective Time shall not have occurred prior to such date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by AAC or the Company that the Merger has been abandoned or this Agreement has been terminated. If a Form of Election is revoked, the certificate or certificates (or guarantees of delivery, as appropriate) for the shares to which such Form of Election relates shall be promptly returned by the Exchange Agent to the stockholder submitting the same to the Exchange Agent.

    (v) The good faith determination of the Exchange Agent shall be binding as to whether or not Stock Elections have been properly made or revoked pursuant to this (S)2(e) with respect to shares and when elections and revocations were received by it. If the Exchange Agent determines that any Stock Election either (x) was not properly made or (y) was not submitted to or received by the Exchange Agent with respect to any shares, such shares shall be converted into Merger Consideration in accordance with
  (S)2(d)(viii)(B). The Exchange Agent shall also make all computations as to the allocation and the proration contemplated by (S)2(f), and any such computation shall be conclusive and binding on the holders of shares. The Exchange Agent may, with the mutual agreement of AAC and the Company, make such rules as are consistent with this (S)2(e) for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

  (f) Proration.

    (i) Notwithstanding anything to the contrary contained in this Agreement but subject to (S)2(d)(v) and (S)2(h),

      (A) the minimum number of shares of Company Common Stock to be converted into the right to retain Surviving Corporation Common Stock shall be equal to 380,952 shares (the "Minimum Stock Election Number"), and

      (B) the maximum number of shares of Company Common Stock to be converted into the right to retain Surviving Corporation Common Stock shall be equal to 1,752,381 shares (the "Maximum Stock Election Number").

    (ii) If the number of Stock Electing Shares exceeds in the aggregate the Maximum Stock Election Number, then the Stock Electing Shares for each Stock Election shall be converted into the right to retain the Stock Election Price or the right to receive the Cash Election Price in accordance with the terms of (S)2(d)(viii) in the following manner:

      (A) A stock proration factor (the "Stock Proration Factor") shall be determined by dividing the Maximum Stock Election Number by the total number of Stock Electing Shares.

      (B) The number of Stock Electing Shares covered by each Stock Election to be converted into the right to retain the Stock Election Price shall be determined by multiplying the Stock Proration Factor by the total number of Stock Electing Shares covered by such Stock Election.

      (C) Each Stock Electing Share, other than any shares converted into the right to receive the Stock Election Price in accordance with
    (S)2(f)(ii)(B), shall be converted into the right to receive the

    Cash Election Price as if such shares were not Stock Electing Shares in accordance with the terms of (S)2(d)(viii)(B).

    (iii) If the number of Stock Electing Shares is less in the aggregate than the Minimum Stock Election Number, then:

      (A) All Stock Electing Shares shall be converted into the right to receive the Stock Election Price in accordance with (S)2(d)(viii)(A).

      (B) Such number of shares with respect to which a Stock Election is not in effect ("Non-Stock Electing Shares") shall be converted into the right to retain the Stock Election Price (and a Stock Election shall be deemed to have been made with respect to such shares) in accordance with (S)2(d)(viii)(A) in the following manner:

        (1) a cash proration factor (the "Cash Proration Factor") shall be determined by dividing (x) the difference between the Minimum Stock Election Number and the number of Stock Electing Shares by (y) the total number of shares other than Stock Electing Shares and Dissenting Shares; and

        (2) the number of shares (in addition to Stock Electing Shares) to be converted into the right to retain the Stock Election Price shall be determined by multiplying the Cash Proration Factor by the total number of shares other than Stock Electing Shares and Dissenting Shares so that the aggregate number of Stock Electing Shares and Non-Stock Electing Shares converted into such right equals the Minimum Stock Election Number.

  (g) Procedure for Payment.

    (i) At the Closing, AAC will cause to be furnished to the Exchange Agent a corpus (the "Exchange Fund") consisting of cash sufficient in the aggregate for the Exchange Agent to make full payment of the cash portion of the Merger Consideration to the holders of all of the issued and outstanding shares of Company Common Stock (other than any Dissenting Shares and AAC-owned Shares). Immediately after the Effective Time, the Company will cause the Exchange Agent to mail a letter of transmittal (with instructions for its use) to each record holder of issued and outstanding shares of Company Common Stock who did not make a timely and valid Stock Election in order to permit the Exchange Agent to pay such record holder the cash portion of the Merger Consideration. No interest will accrue or be paid to the holder of any issued and outstanding shares of Company Common Stock.

    (ii) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such shares or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

    (iii) After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, certificates representing shares of Company Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for the cash portion of the Merger Consideration provided for in accordance with the procedures set forth herein.

    (iv) Any portion of the Merger Consideration made available to the Exchange Agent to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be paid to the Surviving Corporation, upon demand.

    (v) The Surviving Corporation may cause the Exchange Agent to pay over to the Surviving Corporation any portion of the Exchange Fund (including any earnings thereon) remaining 180 days after the Effective Time, and thereafter each remaining Company Stockholder shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat, and other similar laws) as a general creditor thereof with respect to the cash payable upon surrender of such Company Stockholder's certificates. To the extent permitted by applicable law, neither the Surviving Corporation nor the Exchange Agent shall be liable to any Person in respect of any shares of Company Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of shares of Company Common Stock two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body) shall, to the extent permitted by applicable law, become the property of Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

    (vi) No dividends or other distributions with respect to Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for shares of Company Common Stock with respect to the shares of Company Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to (S)2(i) until the surrender of such certificate in accordance with this Article 2. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole shares of Company Common Stock issued in exchange therefor, without interest, (A) the amount of dividends and other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock, and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Company Common Stock.

    (vii) The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Company or the Surviving Corporation, as the case may be, provided that such investment shall be in (A) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities not more than six months from the Effective Time of the Merger, (B) certificates of deposit, Eurodollar time deposits and bankers' acceptances with maturities not exceeding six months and overnight bank deposits with any commercial bank, depository institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia, provided that such commercial bank, depository institution or trust company has, at the time of investment, (1) capital and surplus exceeding $250 million and (2) outstanding short-term debt securities which are rated at least A-1 by Standard & Poor's Ratings Group, a Division of the McGraw- Hill Companies, Inc., or at least P-1 by Moody's Investors Service, Inc. or carry an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease to publish ratings of investment, (C) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (A) and (B) above entered into with any financial institution meeting the qualifications specified in clause (B) above, (D) commercial paper having a rating in the highest rating categories from Standard & Poor's Ratings Group, a Division of the McGraw-Hill Companies, Inc. or Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease to publish ratings of investments and in each case maturing within six months of the Effective Time and (E) money market mutual or similar funds having assets in excess of $1 billion. Any interest and other income resulting from such investments shall be paid to the Company or the Surviving Corporation, as the case may be.

    (viii) The Surviving Corporation shall pay all charges and expenses of the Exchange Agent.

  (h) Dissenting Shares. Notwithstanding (S)2(d), shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by a Company Stockholder who has not voted such shares in favor of the Merger, who shall have delivered a written demand for appraisal of such shares in the manner provided by the Delaware General Corporation Law and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to appraisal ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration. The holders thereof shall be entitled only to such rights as are granted by Section 262 of the Delaware General Corporation Law. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the Delaware General Corporation Law shall receive payment therefor from the Surviving Corporation in accordance with the Delaware General Corporation Law; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish his entitlement to appraisal rights as provided in Section 262 of the Delaware General Corporation Law, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn his demand for appraisal of such shares or lost his right to appraisal and payment for his shares under Section 262 of the Delaware General Corporation Law or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the Delaware General Corporation Law, such holder shall forfeit the right to appraisal of such shares and each such share shall be treated as if it had been a Non-Stock Electing Share and had been converted, as of the Effective Time, into a right to receive the Merger Consideration, without interest thereon, from the Surviving Corporation as provided in
(S)2(d) hereof. The Company shall give AAC prompt notice of any demands received by the Company for appraisal of shares, and, until the Effective Time, AAC shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of AAC, make any payment with respect to, or settle or offer to settle, any such demands.

  (i) Fractional Shares.

    (i) No certificates or scrip representing fractional shares of Surviving Corporation Common Stock shall be issued upon the surrender for exchange of certificates representing shares of Company Common Stock, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation.

    (ii) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise be entitled to receive a fraction of a share of Surviving Corporation Common Stock (after taking into account all shares of Company Common Stock delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) representing (A) the applicable fraction of Surviving Corporation Common Stock multiplied by (B) $21, payable as soon as practicable on or after the Effective Time.

  (j) Closing of Transfer Records. After the close of business on the Closing Date, transfers of Company Common Stock outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company represents and warrants to AAC that the statements contained in this (S)3 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule prepared by the Company accompanying this Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this (S)3.

    (a) Organization, Qualification, and Corporate Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Company and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. Each of the Company and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

    (b) Capitalization. The authorized capital stock of the Company consists of 25,000,000 shares, $0.01 par value per share, of Company Common Stock and 10,000,000 shares, $0.01 par value per share, of preferred stock (the "Company Preferred Stock"). As of the date of this Agreement: (i) 10,715,119 shares of Company Common Stock were issued and outstanding, and no shares of Company Preferred Stock were issued or outstanding, (ii) no shares of Company Common Stock were reserved for issuance except that (A) 1,579,337 shares of Company Common Stock have been reserved for issuance pursuant to the 1994 Company Stock Option and Incentive Plan, of which 1,082,334 may be issued in the future upon the exercise of options currently outstanding and (B) 526,813 shares of Company Common Stock have been reserved for issuance pursuant to the 1994 Company Employee Stock Purchase Plan, of which 19,037 shares are estimated to be the number of shares of Company Common Stock which will be issued pursuant to contributions by employees of the Company under the 1994 Company Employee Stock Purchase Plan during calendar year 1997, and (C) 31,857 shares of Company Common Stock have been reserved for issuance at par value on or about September 30, 1997 pursuant to an employment agreement with a former employee, (iii) no shares of Company Preferred Stock were reserved for issuance and (iv) 242,185 shares of Company Common Stock were held by the Company in its treasury. All of the issued and outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid, and nonassessable. Except as indicated hereinabove, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company or any Subsidiary thereof to issue, sell, or otherwise cause to become outstanding any of its capital stock or the capital stock of any Subsidiary thereof. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company or any of its Subsidiaries. After giving effect to the transactions contemplated by the Share Exchange and Termination Agreement, all shares of capital stock of Subsidiaries of the Company are wholly owned directly or indirectly by the Company and have been duly authorized and are validly issued, fully paid and nonassessable.

    (c) Authorization of Transaction. The Company has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder, subject to the Requisite Stockholder Approval or Requisite Super-Majority Stockholder Approval, as the case may be. The execution and delivery by the Company of this Agreement and the Merger, and the performance of the Company's obligations hereunder, have been duly authorized by all requisite corporate action, subject to the Requisite Stockholder Approval or Requisite Super-Majority Stockholder Approval, as the case may be, and this Agreement has been executed and delivered by the Company. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions. The Company has heretofore duly elected, pursuant to Section 203 of the Delaware General Corporation Law, not to be governed by such Section.

    (d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Body or court to which any of the Company and its Subsidiaries is subject or any provision of the certificate of incorporation or bylaws of any of the Company and its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which any of the Company and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. Other than in connection with the provisions of the Hart-Scott-Rodino Act, the Delaware General Corporation Law, the Securities Exchange Act, the Securities Act, the state securities laws, the Communications Act of 1934, as amended, and as set forth on (S) 3(d) of the Company Disclosure Schedule, none of the Company and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order for the Parties to consummate the transactions contemplated by this Agreement or execute, deliver and perform its obligations under this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

    (e) Filings with the SEC. Since October 1, 1994, the Company has made all filings with the SEC that it has been required to make under the Securities Act and the Securities Exchange Act (collectively the "Public Reports"). Each of the Public Reports has complied with the Securities Act and the Securities Exchange Act and the rules and regulations promulgated thereunder in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    (f) Financial Statements. The Company has delivered to AAC a draft, in substantially final form, of an Annual Report on Form 10-K for the fiscal year ended September 30, 1997 (the "Most Recent Fiscal Year End"). The financial statements included in or incorporated by reference into these Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP and present fairly the financial condition of the Company and its Subsidiaries as of the indicated dates and the results of operations of the Company and its Subsidiaries for the indicated periods.

    (g) [Intentionally left blank.]

    (h) Undisclosed Liabilities. Except as set forth in the Public Reports and except for (i) liabilities which have arisen after the Most Recent Fiscal Year End in the Ordinary Course of Business and (ii) liabilities under this Agreement, neither the Company nor any of its Subsidiaries has any material liabilities of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a financial statement or in the notes thereto and which individually or in the aggregate would have a Material Adverse Effect. To the extent that any provision of this (S)3(h) conflicts with any representation made by the Company having a Knowledge qualification contained in any subsection of this (S)3, the provisions of that subsection shall apply.

    (i) Brokers' Fees. Other than fees related to financial advisory services performed for the Company to be paid to the Persons set forth on (S)3(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. The Company has furnished to AAC true, correct and complete copies of engagement letters relating to such services.

    (j) Absence of Certain Changes. Since September 30, 1997, the Company and its Subsidiaries have conducted their business in the Ordinary Course of Business and there has not been:

      (i) any event, occurrence or development of a state of facts which, to the Company's Knowledge, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, except, however, any event, occurrence or development related to, arising out of or resulting from this Agreement and the transactions and activities contemplated hereby;

      (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or (other than (A) any retirement of, or issuance of

    Company Common Stock pursuant to the exercise of options to acquire shares of Company Common Stock granted to employees or directors, or
    (B) contemplated pursuant to this Agreement), any repurchase, redemption or other acquisition by the Company or any Subsidiary thereof of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary thereof;

      (iii) any amendment of any material term of any outstanding equity security of the Company or any Subsidiary thereof;

      (iv) any incurrence, assumption or guarantee by the Company or any Subsidiary thereof of any indebtedness for borrowed money, other than in the Ordinary Course of Business in amounts and on terms consistent with past practices;

      (v) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary thereof which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

      (vi) any material change in any method of accounting or accounting practice by the Company or any Subsidiary thereof which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

      (vii) any (A) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary thereof,
    (B) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary thereof, (C) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (D) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary thereof; in each case, other than in the Ordinary Course of Business; or

      (viii) any cancellation of any Permits or Contracts to which the Company or any Subsidiary thereof is a party, or any written or oral notification to the Company or any Subsidiary thereof that any party to any such arrangement intends to cancel or not renew such arrangement beyond its expiration date as in effect on the date hereof, which cancellation or notification, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

    (k) Litigation. There is no action, suit or proceeding pending against, or, to the Knowledge of the Company, any action, suit, investigation or proceeding threatened against or affecting, the Company or any Subsidiary thereof or any of their respective properties before any Governmental Body, which could reasonably be expected to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

    (l) Taxes. (i) The Company and each of its Subsidiaries have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects;
  (ii) the Company and each of its Subsidiaries have paid all Taxes required to be paid by it including Taxes that the Company and its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith or for such amounts that, individually or in aggregate, could not reasonably be expected to have a Material Adverse Effect; (iii) as of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened in writing audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters relating to the Company or any of its Subsidiaries which, if determined adversely to the Company or its Subsidiaries, could reasonably be expected to have a Material Adverse Effect; (iv) there are no deficiencies or claims for any Taxes that have been proposed, asserted or assessed against the Company or any of its Subsidiaries which, if such deficiencies or claims were finally resolved against the Company or any of its Subsidiaries, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (v) there are no material Liens for Taxes upon the assets of the Company or any of its Subsidiaries, other than Liens for current Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings;
  (vi) none of the Company or any of its Subsidiaries has made an election under Section 341(f) of the Code; (vii) except as set forth in(S)3(l) of the Company Disclosure Schedule, no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company or any of its Subsidiaries and is currently in effect; (viii) except as set forth in
  (S)3(l) of the Company Disclosure Schedule none of the Company or its Subsidiaries is a party to any agreement or arrangement that could reasonably be expected to result, separately or in the aggregate, in the actual or deemed payment by the Company or a Subsidiary of any "excess parachute payments" within the meaning of Section 280G or 162(m) of the Code; (ix) none of the Company or its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (x) all Taxes required to be withheld, collected or deposited by or with respect to the Company and its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority, except, in each case, to the extent that failing to so withhold, collect, deposit or pay would not have a Material Adverse Effect; (xi) none of the Company or its Subsidiaries has issued or assumed (A) any obligations described in Section 279(b) of the Code, (B) any applicable high yield discount obligations, as defined in Section 163(i) of the Code, or (C) any registration- required obligations, within the meaning of
  Section 163(f)(2) of the Code, that is not in registered form; (xii) there are no requests for information currently outstanding that could affect the Taxes of the Company and its Subsidiaries; and (xiii) there are no proposed reassessments of any property owned by the Company or its Subsidiaries or other proposals that could increase the amount of any Tax to which the Company, its Subsidiaries or any such Person would be subject.

    (m) Compliance with Laws. Neither the Company nor any Subsidiary thereof is in violation of, or has since September 30, 1997 violated, and, to the Knowledge of the Company, none of them is under investigation with respect to or has been threatened to be charged with or given notice of any violation by any Governmental Body of any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

    (n) Permits. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Permits are valid and in full force and effect, (ii) neither the Company nor any Subsidiary thereof is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby. The Company and each of its Subsidiaries have all Permits necessary to carry on its business as currently conducted or as proposed to be conducted, except to the extent that the failure to so have them would not have a Material Adverse Effect.

    (o) Contracts. (S)3(o) of the Company Disclosure Schedule sets forth a list of the following Contracts to which the Company or any of its Subsidiaries is a party or by or to which it or its assets are bound or subject: (i) Contracts relating to the borrowing of money; (ii) Contracts with any current or former officer or director of the Company; (iii) joint venture agreements between the Company or any of its Subsidiaries and an unaffiliated third party; (iv) any Contracts providing for two or more fiscal year payments to or from the Company or any Subsidiary thereof of $200,000 or more; (v) any license agreements (except with respect to Intellectual Property), distribution agreements, franchise agreements or agreements in respect of similar rights granted to or held by the Company or any of its Subsidiaries; (vi) any Contract that materially limits the freedom of the Company or any Subsidiary thereof to compete in any line of business or with any Person or in any geographical area or which would so materially limit the freedom of the Company or any Subsidiary thereof so to compete after the Effective Time; (vii) any other Contract not made in the Ordinary

  Course of Business which Contract is material to the Company and the Subsidiaries taken as a whole; or (viii) any Tax sharing agreement or other arrangement. The Company has heretofore made available to AAC true and complete copies of each of the Contracts set forth in (S)3(o) of the Company Disclosure Schedule. Except for Contracts that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Contracts disclosed in (S)3(o) of the Company Disclosure Schedule are valid and binding Contracts of the Company or a Subsidiary thereof, are in full force and effect (except for those that have terminated or will terminate by their own terms), and neither the Company, any Subsidiary thereof nor, to the Knowledge of the Company, any other party thereto, is in default in any material respect under the terms of any such Contract.

    (p) Intellectual Property Rights.

      (i) (S)3(p) of the Company Disclosure Schedule sets forth a complete list of all (A) patents and patent applications, (B) trademarks, trademark registrations and applications to register any trademarks, and (C) copyright registrations and copyright applications of the Company and its Subsidiaries, in each case, whether currently used or not used by the Company and its Subsidiaries in connection with the business of the Company and its Subsidiaries as currently conducted.
    (S)3(p) also sets forth a complete list of all material licenses with respect to Intellectual Property owned or licensed by the Company or any Subsidiary thereof and used in the operation of the current products of the Company or any Subsidiary thereof.

      (ii) The Company and its Subsidiaries own or have the right to use all material Intellectual Property currently used by the Company and its Subsidiaries in the business of the Company and its Subsidiaries as currently conducted. To the Knowledge of the Company, the Company and its Subsidiaries own or have the right to use all other Intellectual Property currently used by the Company and its Subsidiaries in the business of the Company and its Subsidiaries as currently conducted.

      (iii) The Company has no Knowledge of any unresolved claims made by any third party that the Company or any Subsidiary thereof is infringing the Intellectual Property rights of any Person as a result of the Company's or any Subsidiary's use of any Intellectual Property. To the Company's Knowledge, the use of the Company's or any Subsidiary's Intellectual Property does not infringe the rights of any third party.

      (iv) The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of any trade secret of the Company or any Subsidiary thereof necessary for the operation of the Company's or any Subsidiary's business.

      (v) To the Knowledge of the Company, the Company and its Subsidiaries are not, nor have they received any notice that they are, in default or, with the giving of notice or lapse of time or both, would be in default under any material license to use any Intellectual Property listed in (S)3(p) of the Disclosure Schedule.

      (vi) To the Company's Knowledge, (A) the Company or any Subsidiary thereof is not infringing any Intellectual Property of any other Person in connection with the conduct of the Company's or any Subsidiary's business as presently conducted and (B) no Person is infringing any Intellectual Property either owned or licensed by the Company or any Subsidiary thereof which is material to the operation of the Company's or any Subsidiary's business.

    (q) Board Approval; Fairness Opinion. The board of directors of the Company has determined that, as of the date hereof, this Agreement and the transactions contemplated hereby are fair to, and in the best interest of, the Company Stockholders. Deutsche Morgan Grenfell Inc. has delivered to the board of directors of the Company its opinion that, as of the date hereof, the consideration to be paid to the Company Stockholders in the Merger is fair from a financial point of view to the Company Stockholders.

    (r) ERISA. Each Benefit Plan and Multiemployer Plan with an annualized cost to the Company in excess of $100,000 are listed in (S)3(r) of the Company Disclosure Schedule, and copies of all material documentation relating to such Benefit Plans during the last three (3) years have been delivered to AAC (including copies of written Benefit Plans, written descriptions of oral Benefit Plans, summary plan descriptions, trust agreements, the three most recent annual returns, employee communications, and IRS determination letters). Except as disclosed in(S)3(r) of the Disclosure Schedule:

      (i) each Benefit Plan has at all times been maintained and administered in accordance with its terms and with the requirements of all applicable laws, including ERISA and the Code (except to the extent that a failure to so maintain and administer would have a Material Adverse Effect), and each Benefit Plan intended to qualify under section 401(a) of the Code has a current determination letter on which the Company may rely;

      (ii) no Benefit Plan is a "defined benefit plan" within the meaning of section 414(j) of the Code, other than a Benefit Plan described in
    Section 401(a)(1) of ERISA;

      (iii) no direct, contingent or secondary liability has been incurred or is expected to be incurred by the Company or any Subsidiary under Title IV of ERISA to any party with respect to any Benefit Plan, or, to the Company's Knowledge, with respect to any other Plan presently or heretofore maintained or contributed to by any ERISA Affiliate;

      (iv) with respect to each Multiemployer Plan (A) no withdrawal liability has been incurred by the Company or, to the Company's Knowledge, any ERISA Affiliate, and the Company or any Subsidiary thereof has no reason to believe that any such liability will be incurred, prior to the Closing Date, (B), to the Knowledge of the Company, no such plan is in "reorganization" (within the meaning of Section 4241 of ERISA), (C) no notice has been received that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or that the plan is or may become "insolvent" (within the meaning of Section 4241 of ERISA), (D), to the Knowledge of the Company, no proceedings have been instituted by the Pension Benefit Guaranty Corporation against the plan, (E) there is no contingent liability for withdrawal liability by reason of a sale of assets pursuant to Section 4204 of ERISA, and (F) except as disclosed in (S)3(r) of the Company Disclosure Schedule, if the Company or any ERISA Affiliate were to have a complete or partial withdrawal under
    Section 4203 of ERISA as of the Closing, no obligation to pay withdrawal liability would exist on the part of the Company or, to the Company's Knowledge, any ERISA Affiliate.

      (v) neither the Company nor, to the Company's Knowledge, any ERISA Affiliate has incurred any liability for any tax imposed under section 4971 through 4980B of the Code or civil liability under section 502(i) or (l) of ERISA;

      (vi) no benefit under any Benefit Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement;

      (vii) no tax has been incurred under section 511 of the Code with respect to any Benefit Plan (or trust or other funding vehicle pursuant thereto).

      (viii) no Benefit Plan provides health or death benefit coverage beyond the termination of an employee's employment, except as required by Part 6 of Subtitle B of Title I of ERISA or section 4980B of the Code or any State or local laws requiring continuation of benefits coverage following termination of employment;

      (ix) no suit, actions or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities) have been brought or, to the Knowledge of the Company, threatened against or with respect to any Benefit Plan, and there are no facts or circumstances to the Knowledge of the Company that could reasonably be expected to give rise to any such suit, action or other litigation; and

      (x) all contributions to Benefit Plans and Multiemployer Plans that were required to be made under such Plans by the Company or any Subsidiary thereof have been made and each of the Company and each Subsidiary has performed all material obligations required to be performed under all such Plans.

    (s) Labor and Employment Matters.

      (i) (A) No employee of the Company or any Subsidiary thereof is represented by a labor union, no labor union has been certified or recognized as a representative of any such employee, and neither the Company nor any Subsidiary thereof has any obligation under any collective bargaining agreement or other agreement with any labor union or any obligation to recognize or deal with any labor union, and there are no such contracts or agreements pertaining to or which determine the terms or conditions of employment of any employee of the Company or any Subsidiary thereof; (B) there are no pending or threatened representation campaigns, elections or proceedings; (C) the Company has no Knowledge of any strikes, slowdowns, or work stoppages of any kind, or threats thereof, and no such activities occurred during the 24-month period preceding the date hereof; (D) neither the Company nor any Subsidiary thereof has engaged in, admitted committing or been held to have committed any unfair labor practice; and (E) there are no controversies or grievances between the Company or any Subsidiary thereof and any of its employees or representatives thereof, the outcome of which could result in a Material Adverse Effect.

      (ii) (S)3(s) of the Company Disclosure Schedule sets forth all Contracts under which the Company or any Subsidiary thereof has any obligation to provide compensation or remuneration of any kind (other than obligations to make current wage or salary payments that are terminable at will without notice or that are less than $100,000 annually per person) to or on behalf of any employee or consultant.

      (iii) The Company and each of its Subsidiaries have at all times complied in all material respects, and is in material compliance with, all applicable laws, rules and regulations respecting employment, wages, hours, compensation, benefits, occupational health and safety, and payment and withholding of taxes in connection with employment, except to the extent that failure to so comply would not have a Material Adverse Effect.

    (t) Real Estate.

      (i) (S)3(t) of the Company Disclosure Schedule is a true and complete list (including, without limitation, legal descriptions) of all real property owned in fee by the Company or any Subsidiary thereof (together with all buildings and improvements thereon, the "Owned Real Property"). Such Owned Real Property is not subject to any Liens (including, without limitation, Leases, occupancy agreements, possessory rights, options and rights of first refusal) except as listed on (S)3(t) of the Company Disclosure Schedule. Neither the Company nor any Subsidiary thereof leases all or any part of any Owned Real Property.

      (ii) Neither the Company nor any Subsidiary thereof has assigned, pledged or otherwise transferred, or has sublet (as sublessor) the premises demised by, any Lease. The Company or a Subsidiary thereof is in possession of the premises demised by the Leases. No tenant or landlord under any Lease has exercised any option or right to (i) cancel or terminate such Lease or shorten the term thereof, (ii) lease additional premises, (iii) reduce or relocate the premises demised by such Lease, or (iv) purchase any property. All brokerage commissions payable by the Company or any Subsidiary thereof with respect to any Lease have been fully paid.

    (u) Environmental Matters. To the Knowledge of the Company:

      (i) Neither the Company nor any of its Subsidiaries is in violation of any Environmental Laws such that the violation would have a Material Adverse Effect;

      (ii) The Company and each of its Subsidiaries have obtained all permits and licenses that are required under Environmental Laws and are not in violation of any applicable permit or license such that the failure to have such permits or licenses or the violation thereof would have a Material Adverse Effect;

      (iii) Neither the Company nor any of its Subsidiaries has received any written notices that are currently pending or outstanding alleging that the Company, any Subsidiary of the Company, any predecessor of the Company, or any entity previously owned by the Company, is in violation of or has any liabilities under any Environmental Laws, except for any violation or liabilities that would not have a Material Adverse Effect; and

      (iv) There have been no releases of any Hazardous Materials at, from, in, to, on or under any Site or, to the Company's Knowledge, any Predecessor Site, that would have a Material Adverse Effect.

4. REPRESENTATIONS AND WARRANTIES OF AAC

  AAC represents and warrants to the Company that the statements contained in this (S)4 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule prepared by AAC (the "AAC Disclosure Schedule"). The AAC Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this (S)4.

    (a) Organization. AAC is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. AAC is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. AAC has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. AAC was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby. AAC has not engaged, nor prior to the Effective Time will it engage, in any business activities other than the business activities contemplated hereby (including business activities contemplated by or reasonably incident to the Financing). AAC has conducted and, prior to the Effective Time, will conduct its operations only as contemplated hereby (including activities contemplated by or reasonably incident to the Financing). AAC has no Subsidiaries and, during the period commencing with the date hereof and ending at the Effective Time, AAC will have no Subsidiaries. AAC does not have, nor at the Effective Time will it have, any liabilities or material obligations not expressly contemplated pursuant to this Agreement or the transactions contemplated hereby.

    (b) Financing. AAC has delivered to the Company true and complete copies of (i) a commitment letter, dated December 17, 1997, from Morgan Stanley Senior Funding, Inc. relating to a $75 million senior secured revolving credit facility, (ii) a commitment letter, dated December 17, 1997, from Morgan Stanley & Co. Incorporated ("MSCI") pursuant to which MSCI has committed, subject to the terms and conditions set forth therein, to use its best efforts to complete the public offering or the private placement of senior unsecured notes of the Company for an aggregate amount equal to $157,000,000 or, under certain circumstances set forth therein, to purchase such senior unsecured notes, and (iii) an amended and restated commitment letter, dated January 12, 1998, from MSCI and Goldman, Sachs & Co. ("Goldman"), which replaced and superseded the commitment letter from MSCI referred to in (ii) above, pursuant to which

  MSCI and Goldman have committed, subject to the terms and conditions set forth therein, to use their best efforts to complete the public offering or the private placement of senior unsecured notes of the Company for an aggregate amount equal to $157,000,000 or, under certain circumstances to purchase such senior unsecured notes. The commitment letters referred to in clauses (i) and (iii) above shall be collectively referred to as the "Debt Financing Commitments" and the financing under the Debt Financing Commitments shall be referred to as the "Financing". In addition, AAC has delivered to the Company a true and complete copy of a commitment letter, dated December 17, 1997, from CVC pursuant to which CVC (together with its Affiliates) has committed, subject to the terms and conditions set forth therein, to purchase securities of CSH LLC not exceeding $72 million in the aggregate (the "Equity Financing Commitment"), the proceeds of which shall, pursuant to the terms of the Equity Financing Commitment, be invested by CSH LLC in AAC in furtherance of the consummation by AAC of the transactions contemplated hereby. The aggregate proceeds to be made available pursuant to the Debt Financing Commitments and the Equity Financing Commitment (including any funds which may be made available to AAC by one or more Subsidiaries of CSH LLC as contemplated by the Equity Financing Commitment) are in an amount sufficient to consummate the transactions contemplated hereby. None of the Debt Financing Commitments and the Equity Financing Commitment has been withdrawn and AAC knows of no facts or circumstances that reasonably may be expected to result in any of the conditions set forth in the Debt Financing Commitments and the Equity Financing Commitment not being satisfied.

    (c) Authorization of Transaction. AAC has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by AAC, and the performance of its obligations hereunder have been duly authorized by all requisite corporate action other than the requisite stockholder approval, and this Agreement has been duly executed and delivered by AAC. This Agreement constitutes the valid and legally binding obligation of AAC, enforceable in accordance with its terms and conditions.

    (d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Body to which AAC is subject or any provision of the certificate of incorporation or bylaws of AAC or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under Contract, or other arrangement to which AAC is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not have a Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. Other than in connection with the provisions of the Hart-Scott-Rodino Act, the Delaware General Corporation Law, the Securities Exchange Act, the Securities Act, and the state securities laws, AAC is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. Neither AAC nor any Affiliate or Subsidiary thereof is a "telecommunications carrier" as defined in Section 3(44) of the Communications Act of 1934, as amended, or a "foreign carrier" or any affiliate thereof as defined in Section 63.18(h) of the rules of the Federal Communications Commission.

    (e) Brokers' Fees. AAC has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of the Company and its Subsidiaries could become liable or obligated.

    (f) Capitalization. The authorized capital stock of AAC consists of 4,000,000 shares, $.01 par value, of common stock (the "AAC Common Stock"). As of the moment immediately prior to the Effective Time, the number of shares of AAC Common Stock that will be outstanding will equal the sum of
  (A)

  3,809,524 minus (B) the final aggregate number of Stock Electing Shares immediately prior to the Effective Time (after giving effect to the provisions of (S)2(f)). All of the issued and outstanding shares of AAC Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. AAC is a Subsidiary owned by one or more of CSH LLC and its Subsidiaries. Immediately following the Effective Time, David Kirby, a private investor and U.S. citizen, will own 25.5% of the voting interests relating to the units of CSH LLC attributable to CSH LLC's ownership of IPC (the "IPC Units"), John O'Mara, a private investor and U.S. citizen, will own 25.5% of the voting interests relating to the IPC Units, and CVC will own 49% of the voting interests relating to the IPC Units. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require AAC to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to AAC. Except as otherwise provided in the Ancillary Agreements, neither CSH LLC nor any of its Subsidiaries has entered into any direct or indirect agreements related to the voting or transferability of the Surviving Corporation Common Stock.

5. COVENANTS

  The Parties agree as follows with respect to the period from and after the execution of this Agreement.

    (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in (S)6 below); provided, however, that no director or officer of the Company shall be required either to violate any requirement imposed by law in connection therewith or to take any action such director or officer deems, after consultation with outside counsel, not consistent with such director's or officer's fiduciary duty.

    (b) Notices and Consents. The Company will give any notices (and will cause each of its Subsidiaries to give any notices) to third parties, and will use its reasonable best efforts to obtain (and will cause each of its Subsidiaries to use its reasonable best efforts to obtain) any required third party consents, that AAC reasonably may request in connection with the matters referred to in (S)3(d) above.

    (c) Regulatory Matters and Approvals. Each of the Parties will (and the Company will cause each of its Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in (S)3(d) and(S)4(d) above. Without limiting the generality of the foregoing:

      (i) Securities Act, Securities Exchange Act, and State Securities
    Laws.

        (A) The Company will prepare and file with the SEC preliminary proxy materials ("Preliminary Proxy Materials") under the Securities Exchange Act relating to the Annual Meeting. The Company will use its best efforts to respond to the comments of the SEC thereon and will make any further filings (including amendments and supplements) in connection therewith that may be necessary, proper or advisable. AAC will provide the Company with whatever information and assistance in connection with the foregoing filings that the Company may request.

        (B) The Company and AAC shall each use its reasonable best efforts to take, or cause to be taken, (i) all actions necessary, proper or advisable by such Party with respect to the prompt preparation and filing with the SEC of a registration statement on Form S-4 relating to the Surviving Corporation Common Stock (the "Registration Statement") and a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the Merger (together with any supplements or amendments thereto, collectively, the "Schedule 13E-3"), (ii) such actions as may be required to have the Registration Statement declared effective under the Securities Act and to have the Preliminary Proxy Materials cleared by the SEC, in each case as promptly as practicable, and (iii) such actions as may be required to be taken under state securities or applicable Blue Sky laws in connection with the issuance of the securities contemplated hereby.

        (C) Concurrently with the filing of the Preliminary Proxy Materials, the Company shall, and shall cause its Affiliates to, file with the SEC a Schedule 13E-3. AAC and the Company each agrees to correct any information provided by it (and each agrees to cause any information provided by its respective Affiliates to be corrected) for use in the Schedule 13E-3, if and to the extent that it shall have become false and misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 13E-3 as so corrected to be filed with the SEC and to be disseminated to holders of the Company Common Stock, in each case as and to the extent required by applicable federal securities laws. AAC and its counsel shall be given reasonable opportunity to review and comment on Schedule 13E-3 prior to its being filed with the SEC.

      (ii) Delaware General Corporation Law; Annual Meeting. The Company will (A) call an annual meeting of its stockholders (the "Annual Meeting"), as soon as reasonably practicable in order that such stockholders may consider and vote upon (i) the adoption of this Agreement and the approval of the Merger in accordance with the Delaware General Corporation Law, (ii) the Certificate Amendment, (iii) the New Stock Incentive Plan, (iv) the election of two directors and
    (v) the ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's auditors for the fiscal year ending September 30, 1998, and (B) mail the Joint Disclosure Document to its stockholders as soon as reasonably practicable, which Joint Disclosure Document will contain the affirmative recommendation of the board of directors of the Company in favor of the adoption of this Agreement and the approval of the Merger; provided, however, that any provision of this Agreement to the contrary notwithstanding, the Company will not have any obligation to call the Annual Meeting or mail the Joint Disclosure Document to its stockholders (x) if such action would require any director or officer of the Company either to violate any requirement imposed by law in connection therewith or, after consultation with and advice from its outside counsel, any director or officer of the Company determines in good faith that to take such action would be inconsistent with such director's or officer's fiduciary duty or (y) until the board of directors of the Company shall have received from Deutsche Morgan Grenfell Inc. a supplemental written confirmation of its opinion that the consideration to be paid in the Merger is fair to the Company Stockholders from a financial point of view, such confirmation to be dated as of a date within two Business Days of the date that the Joint Disclosure Document is to be mailed.

      (iii) Hart-Scott-Rodino Act. Each of the Parties will file (and the Company will cause each of its Subsidiaries to file) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its best efforts to obtain (and the Company will cause each of its Subsidiaries to use its best efforts to obtain) an early termination of the applicable waiting period, and will make (and the Company will cause each of its Subsidiaries to make) any further filings pursuant thereto that may be necessary, proper, or advisable.

    (d) Financing. AAC will use its reasonable best efforts to (i) satisfy all the conditions necessary to be satisfied by it and/or its Affiliates to obtain the full proceeds under the Debt Financing Commitments and the Equity Financing Commitment, (ii) assist the Company in obtaining the Financing, and (iii) obtain the equity contributions contemplated under the Equity Financing Commitment. Subject to the Company having received the proceeds, or the immediate right to receive the proceeds, of the Financing, AAC at the Closing will be capitalized with equity contributions in an amount at least equal to $80,000,000 minus the product of (i) the final aggregate number of Stock Electing Shares immediately prior to the Effective Time (after giving effect to the provisions of (S)2(f)) and (ii) $21. AAC will not amend the Debt Financing Commitments or the Equity Financing Commitment in any way materially adverse to the Company, or the

  Company's interest as successor to AAC, without the written consent of the Company, which consent shall not be unreasonably withheld.

    (e) Accounting Treatment. The Company and AAC shall cooperate with any reasonable requests of the other or the SEC related to the recording of the Merger as a recapitalization for financial reporting purposes, including, without limitation, to assist AAC and its Affiliates with any presentation to the SEC with regard to such recording and to include appropriate disclosure with regard to such recording in all filings with the SEC and all mailings to shareholders made in connection with the Merger. In furtherance of the foregoing, the Company shall provide to AAC for the prior review of AAC's advisors any description of the transactions contemplated by this Agreement which is meant to be filed with the SEC.

    (f) Cooperation. The Company agrees to provide, and will cause its Subsidiaries and its and their respective officers, employees and advisors to provide, all necessary and appropriate cooperation in connection with the arrangement of the Financing. In conjunction with the obtaining of the Financing, the Company agrees, at the request of AAC, (i) to call for prepayment or redemption of all or a portion of the indebtedness disclosed in (S)3(o) of the Company Disclosure Schedule, but, only to the extent that such call for prepayment or redemption is permitted under the applicable agreement representing such indebtedness, or (ii) to prepay or redeem all or a portion of any then existing indebtedness of the Company or its Subsidiaries described in (S)3(o) of the Company Disclosure Schedule, provided that no such prepayment or redemption shall themselves actually be made (nor shall the Company be required to incur any liability in respect of such prepayment or redemption) until contemporaneously with the Effective Time.

    (g) Operation of the Company's Business. Without the written consent of AAC, the Company will not (and will not cause or permit any of its Subsidiaries to) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, including, without limitation, the following:

      (i) authorizing or effecting any change in its charter or bylaws (other than as contemplated by this Agreement);

      (ii) granting any options, warrants, or other rights to purchase or obtain any of its capital stock or issuing, selling, or otherwise disposing of any of its capital stock (except upon the conversion or exercise of options and other rights and obligations currently outstanding);

      (iii) declaring, setting aside, or paying any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeeming, repurchasing, or otherwise acquiring any of its capital stock, in either case, outside the Ordinary Course of Business;

      (iv) issuing any note, bond, or other debt security or creating, incurring, assuming, or guaranteeing any indebtedness for borrowed money or capitalized lease obligation (except for inter- company loans or advances from the Company to, or guarantees on behalf of, any one or more of its Subsidiaries), outside the Ordinary Course of Business;

      (v) imposing any Lien upon any of its assets outside the Ordinary Course of Business;

      (vi) other than pursuant to the transactions contemplated by this Agreement, making any material change in employment terms for any of its directors, officers and employees outside the Ordinary Course of Business;

      (vii) except pursuant to existing agreements or arrangements as of the date hereof, making any capital investment in, making any loan to, or acquiring the securities or assets of any other Person outside the Ordinary Course of Business;

      (viii) adopting or amending any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit and welfare of any director, officer or employee, except for normal increases in the Ordinary Course of Business and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or any Subsidiary;

      (ix) revaluing in any material respect any significant portion of its assets, including, without limitation, writing down the value of inventory in any material amount or write-off of notes or accounts receivable in any material amount;

      (x) paying, discharging or satisfying any material liabilities (whether matured, unmatured, absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the Ordinary Course of Business of liabilities reflected or reserved against in the consolidated financial statements of the Company and set forth in the Public Reports or incurred in the Ordinary Course of Business;

      (xi) making any Tax election with respect to or settling or compromising any material income Tax liability;

      (xii) taking any action other than in the Ordinary Course of Business with respect to accounting policies or procedures; and

      (xiii) committing to any of the foregoing.

    (h) Full Access. The Company will (and will cause each of its Subsidiaries to) permit representatives of AAC to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and its Subsidiaries, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of the Company and its Subsidiaries. AAC will keep confidential and hold as such any Confidential Information it receives from any of the Company and its Subsidiaries in the course of the reviews contemplated by this (S)5(h), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Company all tangible embodiments (and all copies) thereof which are in AAC's possession, and AAC acknowledges that it and its Representatives (as defined therein) will be bound to the Confidentiality/Standstill Letter Agreement.

    (i) Notice of Developments. Each Party will give prompt written notice to the others of any event giving rise to a Material Adverse Effect and causing a breach of any of its own representations and warranties in (S)3 and (S)4 above. No disclosure by any Party pursuant to this (S)5(i), however, shall be deemed to amend or supplement the Company Disclosure Schedule, or the AAC Disclosure Schedule, as the case may be, or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

    (j) No Solicitation.

      (i) The Company shall not, and shall not permit any of its Subsidiaries to (whether directly or indirectly through advisors, agents or other intermediaries), and

      (ii) the Company shall not, and shall not permit any of its Subsidiaries to, authorize or knowingly permit any of its or their officers, directors, agents, representatives, advisors or Subsidiaries, solicit, initiate or knowingly encourage the submission of inquiries, proposals or offers from any Third Party relating to (A) any acquisition of 10% or more of the consolidated assets of the Company and its Subsidiaries or of over 10% of any class of equity securities of the Company or any of its Subsidiaries, (B) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Third Party beneficially owning 10% or more of any class of equity securities of the Company or any of its Subsidiaries, (C) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of the Company, other than the transactions contemplated by this Agreement or (D) any other transaction the consummation of which would, or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would, or could reasonably be expected to, materially dilute the benefits to AAC of the transactions contemplated hereby (collectively, the "Acquisition Proposals" and which, if consummated, will be an "Acquisition Transaction") or enter into or participate in any discussions (except as may be necessary to inform a Third Party of the provisions of this (S)5(j)) or negotiations regarding any of the foregoing, or furnish to any Third Party any information with respect to the business, properties or assets of the Company in connection with the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to do or seek any of the foregoing; provided, however, that the provisions of this (S)5(j) shall not limit or prohibit the Company or its board of directors from (i) engaging in discussions or negotiations with such a Third Party who has made a Superior Acquisition Proposal but only if the board of directors of the Company, after consultation with and advice from its outside counsel, determines in good faith that, in the exercise of its fiduciary responsibilities, such discussions or negotiations should be commenced or such information should be furnished or such facilitation undertaken; (ii) furnishing information pursuant to an appropriate and customary confidentiality letter concerning the Company and its businesses, properties or assets to a Third Party who has made a Superior Acquisition Proposal as to which a prior determination of the board of directors of the Company as contemplated under clause (i) above has been made; provided, further, that (A) the board of directors of the Company shall not, and shall not authorize any officers or representatives to, take any of the foregoing actions until notice to AAC of the Company's intent to take such action shall have been given; and (B) if the board of directors of the Company receives a Superior Acquisition Proposal, to the extent it may do so without breaching its fiduciary duties as determined in good faith after consultation with its outside counsel, and without violating any of the conditions of such Superior Acquisition Proposal, then the Company shall promptly inform AAC of the material terms and conditions of such proposal and the identity of the Third Party making it; or (iii) taking a position on a tender offer by a Third Party, as required by Rule 14e-2 under the Securities Exchange Act (provided no such position shall constitute a recommendation of such transaction if it does not constitute a Superior Acquisition Proposal), or complying with its duties of disclosure under applicable state law. As of the date hereof, the Company shall immediately cease and cause each of its Subsidiaries and its and their advisors, agents and other intermediaries to cease, any and all existing activities, discussions or negotiations with any Third Party conducted heretofore with respect to any of the foregoing.

    (k) Insurance and Indemnification.

      (i) For a period of 6 years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company and its Subsidiaries in respect of acts or omissions occurring prior to the Effective Time to the maximum extent provided under the Company's certificate of incorporation and bylaws, or any Subsidiary's certificate of incorporation or bylaws, in either case, as in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

      (ii) For a period of 6 years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's or any Subsidiary's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof (or, if such insurance policy cannot be obtained, such insurance policy on terms with respect to coverage and amount as favorable as can be obtained, subject to the proviso at the conclusion of this sentence), provided that, in satisfying its obligation under this Section, the Surviving Corporation shall not be obligated to pay premiums in excess of,

    150% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to AAC.

    (l) Employees.

      (i) For a period of one year following the Effective Time, the Surviving Corporation will not adopt or make effective any change in any "employee benefit plan" (within the meaning of Section 3(3) of ERISA) that would terminate or substantially reduce any benefits provided thereunder or materially increase the cost to any employee of participation thereunder without any notice to all affected employees at least 60 days in advance.

      (ii) The Surviving Corporation shall assume and perform the obligations of the Company and its Subsidiaries under the employment and severance contracts specified in (S)3(h) of the Company Disclosure Schedule.

      (iii) Prior to the Effective Time, the Company shall adopt, effective at the Effective Time, a stock incentive plan substantially in the form attached as Exhibit C hereto (the "New Stock Incentive Plan"), and shall reserve for issuance under the New Stock Incentive Plan a number of shares, equal to 12% of Surviving Corporation Common Stock after giving effect to the reservation of shares for issuance under the New Stock Incentive Plan and the transactions contemplated under the Share Exchange and Termination Agreement. To the extent required by law or NASDAQ listing requirements or necessary to obtain customary tax benefits for the Company or the holders of options, the adoption of the New Stock Incentive Plan shall be contingent on approval by the holders of Company Common Stock. The Company shall use its best efforts to secure such approval not later than the Effective Time. On or immediately after the Effective Time, the Surviving Corporation shall grant options to purchase at least 10.0% of Surviving Corporation Common Stock under the New Stock Incentive Plan pursuant to the terms and conditions set forth in(S)5 of the New Stock Incentive Plan to such Persons and in such amounts as determined by the board of directors of the Surviving Corporation or its Compensation Committee. Within eighteen months following the Effective Time, the Surviving Corporation shall grant options to purchase at least 2.0% of Surviving Corporation Common Stock (except with respect to options that expire by their own terms). As soon as practicable after the adoption of the New Stock Incentive Plan, the Surviving Corporation shall file a registration statement on Form S-8 (or other appropriate form) with respect to the Surviving Corporation Common Stock to be issued pursuant to the New Stock Incentive Plan and shall use its best efforts to maintain the effectiveness of such registration statement (and maintain the currency of any related prospectus) for so long as options are outstanding or may be granted under the New Stock Incentive Plan.

      (iv) Prior to the Effective Time, the Company shall (A) take such action as may be necessary to terminate the Company's 1994 Stock Option and Incentive Plan, and (B) use its reasonable efforts under the circumstances to enter into a written agreement with each Person who holds an option to purchase shares of Company Common Stock whereby each such option holder agrees that such option will be canceled immediately prior to the Effective Time in exchange for the cash payment specified in (S)2(d)(vii). If the per share exercise price of any option equals or exceeds the Cash Election Price, such agreement shall provide for the cancellation of such option without any corresponding payment.

    (m) Disclosure.

      (i) Disclosure by Company. The Joint Disclosure Documents prepared by the Company will comply with the Securities Exchange Act in all material respects. The Joint Disclosure Documents will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; provided, however, that the Company makes no representation or warranty with respect to any information that AAC and its Affiliates will supply specifically for use in the Joint Disclosure Documents.

      (ii) Disclosure by AAC. The Joint Disclosure Documents will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; provided, however, that AAC makes no representation or warranty with respect to any information that the Company will supply specifically for use in the Joint Disclosure Documents.

    (n) Comfort Letters. The Company will deliver to AAC on or before the date the Joint Disclosure Document is mailed to the Company Stockholders a letter from its accountants, Coopers & Lybrand, L.L.P. stating its conclusions as to the accuracy of certain information derived from the financial records from the Company and its Subsidiaries and contained in the Joint Disclosure Document (the "Company Comfort Letter"). The Company Comfort Letter shall be reasonably satisfactory to AAC in form and substance. AAC will deliver to the Company on or before the date the Joint Disclosure Document is mailed to the Stockholders of the Company a letter from its accountants, Coopers & Lybrand, L.L.P., stating its conclusions as to the accuracy of certain information derived from the financial records of AAC and contained in the Joint Disclosure Document (the "AAC Comfort Letter"). The AAC Comfort Letter shall be reasonably satisfactory to the Company in form and substance. Each of the Company Comfort Letter and the AAC Comfort Letter shall cover such matters as are customarily covered in transactions of the type contemplated hereby.

    (o) Affiliate Letters. Not later than the tenth Business Day following the mailing of the Joint Disclosure Document, the Company shall deliver to AAC, after consultation with legal counsel, a list of the names and addresses of those persons it deems to be "Affiliates" of the Company within the meaning of Rule 145 promulgated under the Securities Act and a letter, substantially in the form attached hereto as Exhibit D, restricting the disposition of shares retained by such Affiliate as part of the Merger Consideration.

    (p) Continued Registration. The Surviving Corporation will use commercially reasonable efforts, for at least two years after the Effective Time of the Merger, to cause the Surviving Corporation Common Stock not to be de-listed from The NASDAQ National Market System ("NASDAQ"); provided, however, that the Surviving Corporation may cause or permit the Surviving Corporation Common Stock to be de-listed in connection with any transaction which results in the termination of registration of such securities under
  Section 12 of the Securities Exchange Act; provided, however, that nothing in this (S)5(p) shall require the Surviving Corporation to take any affirmative action to prevent the Surviving Corporation Common Stock from being de-listed by NASDAQ if the Surviving Corporation Common Stock ceases to meet the applicable listing standards.

    (q) Operation of AAC's Business. Except as expressly permitted by this Agreement or contemplated in the Ancillary Agreements, the Debt Financing Commitments and the Equity Financing Commitment, AAC will not incur any liabilities or material obligations not set forth in (S)5(q) of the AAC Disclosure Schedule.

    (r) No Amendment of Ancillary Agreements. From the date hereof through the Effective Time, neither AAC nor the Company shall amend in any manner adverse to the other Party in any material respect any of the Ancillary Agreements without the other Party's prior written consent, which consent shall not be unreasonably withheld.

    (s) Solvency Opinion. The Company shall use its commercially reasonable efforts to obtain the Solvency Opinion.

6. CONDITIONS TO OBLIGATION TO CLOSE.

  (a) Conditions to Obligation of AAC. The obligation of AAC to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

    (i) the representations and warranties set forth in (S)3 above shall be true and correct in all respects at and as of the Effective Time, except
  (A) for those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (B)), and (B) where the failure of such representations and warranties taken together without regard to any materiality or Knowledge qualification set forth therein to be true and correct could reasonably be expected to have a Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time;

    (ii) the Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

    (iii) there shall not be any judgment, order, decree, stipulation, injunction, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement; provided, however, that AAC shall use its reasonable best efforts to have any such judgment, order, decree, stipulation, injunction or charge vacated or reversed;

    (iv) the Company shall have delivered to AAC a certificate to the effect that each of the conditions specified above in (S)6(a)(i)-(iii) is satisfied in all respects;

    (v) this Agreement and the Merger shall have received the Requisite Stockholder Approval;

    (vi) the holders of not more than 3% of the outstanding shares of Company Common Stock shall have demanded appraisal of such shares in accordance with the Delaware General Corporation Law;

    (vii) the Company shall have delivered to AAC written consents to the transactions contemplated hereby from third parties who are parties to Contracts set forth on (S)6(a) of the Company Disclosure Schedule;

    (viii) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties shall have received all other authorizations, consents, and approvals of Governmental Bodies referred to in (S)3(d) above;

    (ix) AAC shall be reasonably satisfied that the Merger will be recorded as a recapitalization for financial reporting purposes;

    (x) Total Debt of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP as of the Effective Time shall not exceed $38 million;

    (xi) the Company shall have received the proceeds of the Financing on terms and conditions set forth in the Debt Financing Commitments or upon terms and conditions which are substantially equivalent thereto;

    (xii) the Company shall have received and accepted the resignations of all directors of the Company other than Richard P. Kleinknecht;

    (xiii) the Stockholders Agreement shall be in full force and effect and the parties thereto shall have taken the actions required to be taken pursuant to Section 5 thereof; and

    (xiv) each of the Investors Agreement, Share Exchange and Termination Agreement, the Starr Termination Agreement, the Walsh Employment Agreement, the KEC-NJ Labor Pool Agreement, the Corporate Opportunity Agreement, and the KEC-NY Labor Pool Agreement shall be in full force and effect.

    To the extent permitted by applicable law, AAC may waive any condition specified in this (S)6(a) if it executes and delivers to the Company written notice so stating at or prior to the Closing.

  (b) Conditions to Obligation of the Company. The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

    (i) the representations and warranties set forth in (S)4 above, without regard to any materiality or Knowledge qualification set forth therein, shall be true and correct in all respects at and as of the Effective Time, except (A) for those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (B)) , and (B) where the failure of such representations and warranties taken together without regard to any materiality or Knowledge qualification set forth therein to be true and correct could reasonably be expected to have a Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time;

    (ii) AAC shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

    (iii) there shall not be any judgment, order, decree, stipulation, injunction, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement; provided, however, that Company shall use its reasonable best efforts to have any such judgment, order, decree, stipulation, injunction or charge vacated or reversed;

    (iv) AAC shall have delivered to the Company a certificate to the effect that each of the conditions specified above in (S)6(b)(i)-(iii) is satisfied in all respects;

    (v) this Agreement and the Merger shall have received the Requisite Stockholder Approval;

    (vi) the AAC Stockholders Agreement shall be in full force and effect;

    (vii) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties shall have received all other authorizations, consents, and approvals of Governmental Bodies referred to in (S)3(d) above;

    (viii) the Company shall be reasonably satisfied that the Merger will be recorded as a recapitalization for financial reporting purposes; and

    (ix) the board of directors of the Company shall have received the Solvency Opinion.

    To the extent permitted by applicable law, the Company may waive any condition specified in this (S)6(b) if it executes and delivers to AAC written notice so stating at or prior to Closing.

7. TERMINATION.

  (a) Termination of Agreement. Any of the Parties may terminate this Agreement, and the Merger contemplated hereby may be abandoned, with the prior authorization of its board of directors (whether before or after stockholder approval), as provided below:

    (i) the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

    (ii) AAC may terminate this Agreement by giving written notice to the Company at any time prior to the Effective Time (A) in the event the Company has breached any material representation, warranty, or covenant contained in this Agreement when made or at any time prior to the Closing in any material respect, AAC has notified the Company of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach, or (B) if the Closing shall not have occurred on or before April 30, 1998, by reason of the failure of any condition precedent under (S)6(a) hereof (unless the failure results from AAC breaching any of its representations, warranties, or covenants contained in this Agreement);

    (iii) the Company may terminate this Agreement by giving written notice to AAC at any time prior to the Effective Time (A) in the event AAC has breached any material representation, warranty, or covenant contained in this Agreement when made or at any time prior to the Closing in any material respect, the Company has notified AAC of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach, or (B) if the Closing shall not have occurred on or before April 30, 1998, by reason of the failure of any condition precedent under (S)6(b) hereof (unless the failure results from the Company breaching any of its representations, warranties, or covenants contained in this Agreement);

    (iv) the Company may terminate this Agreement by giving written notice to AAC, at any time prior to the Effective Time, in the event that a Person has made an Acquisition Proposal that the board of directors of the Company determines, in good faith, and after consultation with and advice from its financial advisors, is reasonably likely to be subject to completion and would, if consummated, result in a transaction more favorable, from a financial point of view, to the Company's Stockholders than this Agreement and the Merger (a "Superior Acquisition Proposal");

    (v) either Party may terminate this Agreement by giving written notice to the other Party at any time after the Annual Meeting in the event this Agreement and the Merger fail to receive the Requisite Stockholder Approval;

    (vi) AAC may terminate this Agreement by giving written notice to the Company if (A) the board of directors of the Company shall have withdrawn or modified or amended, in a manner adverse to AAC, either its approval or recommendation of this Agreement and the Merger or its recommendation that the Company Stockholders adopt and approve this Agreement and the Merger,
  (B) the board of directors of the Company shall have approved, recommended or endorsed any Superior Acquisition Proposal, or (C) if the Company has failed to duly call the Annual Meeting;

    (vii) the Company may terminate this Agreement by giving written notice to AAC if (A) the board of directors of the Company shall have withdrawn or modified or amended, in a manner adverse to AAC, its approval and recommendation of this Agreement and the Merger or its recommendation that the Company Stockholders adopt and approve this Agreement and the Merger, or (B) the board of directors of the Company shall have approved, recommended or endorsed any Superior Acquisition Proposal, provided that the Company shall be in compliance with (S)5(j).

  (b) Effect of Termination. If any Party terminates this Agreement pursuant to (S)7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party (or its directors, officers or stockholders) to any other Party (except for any liability of any Party then in breach); provided, however, that (i) this (S)7(b), (ii) (S)7(c), (iii) the confidentiality provisions contained in (S)5(h) above, (iv) the Confidentiality/Standstill Letter Agreement, and (v) the provisions of
(S)8(b), (S)8(h), (S)8(i) and (S)8(l), shall, in each case, survive any such termination.

  (c) Termination Fee; Expenses. Upon the occurrence of any one of the following, the Company shall pay AAC a Termination Fee (as defined below) and certain expenses (as described below):

    (i) this Agreement having been terminated by the Company or AAC, as the case may be, pursuant to (S)7(a)(iv), (S)7(a)(vi)(B) or (S)7(a)(vii)(B); or

    (ii) a Third Party having made an Acquisition Proposal (whether prior to or following the termination of this Agreement) and this Agreement having been terminated pursuant to (S)7(a)(vi)(A), (S)7(a)(vi)(C) or

  (S)7(a)(vii)(A), the Company consummates an Acquisition Transaction within 12 months following termination of this Agreement.

  The termination fee referred to in the preceding sentence shall be equal to $3.37 million (the "Termination Fee") and shall be payable, if at all, upon the occurrence of the relevant event under clause (i) or (ii) above. The expenses referred to in the first sentence of this (S)7(c) shall mean that amount, not to exceed $2.2 million in the aggregate, of all reasonable out-of-pocket costs, fees and expenses, including, without limitation, the reasonable fees and disbursements of banks, investment banks, accountants or legal counsel. Notwithstanding anything to the contrary contained in this (S)7(c), the expenses referred to in the previous sentence shall be payable upon termination of this Agreement under (S)7(a)(iv), (S)7(a)(vi) or (S)7(a)(vii) above within ten (10) Business Days of receipt by the Company of reasonably satisfactory documentation detailing such costs, fees and expenses.

8. MISCELLANEOUS.

  (a) Survival. Except for the provisions of (S)7(b),(S)7(c) and the provisions of (S)8 (and the provisions referred to in (S)7(b), (S)7(c) and (S)8) none of the representations, warranties, and covenants of the Parties will survive the Effective Time.

  (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

  (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that (i) the provisions in (S)2 above concerning payment of the Merger Consideration are intended for the benefit of the Company's Stockholders; (ii) the provisions in (S)5(k) above concerning insurance and indemnification are intended for the benefit of the individuals specified therein and their respective heirs and legal representatives; (iii) the provisions of (S)5(l) are for the benefit of continuing employees; (iv) the provisions of (S)2(d)(vii) are for the benefit of the holders of options to purchase shares of Company Common Stock; and (v) the provisions of (S)5(p) are intended for the benefit of the holders of Surviving Corporation Common Stock other than the stockholders of AAC.

  (d) Entire Agreement. This Agreement (including the Exhibits and the Schedule hereto, the Company Disclosure Schedule and AAC Disclosure Schedule and the attachments thereto) and the Confidentiality/Standstill Letter Agreement, constitute the entire agreement between the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof. References in this Agreement to transactions contemplated by this Agreement shall include transactions contemplated by the Ancillary Agreements.

  (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

  (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

  (g) General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

    (i) the terms defined in this Agreement include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

    (ii) accounting terms not otherwise defined herein have the meanings given to them in accordance with GAAP;

    (iii) references herein to "articles," "sections," "(S)'s,"
  "subsections," and other subdivisions without reference to a document are to designated articles, sections, (S)'s, subsections, and other subdivisions of this Agreement;

    (iv) a reference to a subsection without further reference to a section is a reference to such subsection as contained in the same section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions;

    (v) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

    (vi) the term "include" or "including" shall mean without limitation by reason of enumeration;

    (vii) the headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement;

    (viii) any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires; and

    (ix) the Parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

  (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

  If to the Company:     IPC Information Systems, Inc.
                         Wall Street Plaza
                         88 Pine Street
                         New York, New York 10005
                         Facsimile:(212) 858-7959
                         Attention:Daniel Utevsky, Esq.

  Copy to:               Thacher Proffitt & Wood
                         Two World Trade Center
                         New York, New York 10048
                         Facsimile:(212) 912-7751
                         Attention:Thomas N. Talley, Esq.

  If to AAC:             Arizona Acquisition Corp.
                         c/o Cable Systems Holding LLC
                         505 North 51st Avenue
                         Phoenix, Arizona 85043-2701
                         Facsimile:(602) 233-5782
                         Attention:President

  Copies to:             Citicorp Venture Capital, Ltd.
                         399 Park Avenue
                         New York, New York 10043
                         Facsimile:(212) 888-2940
                         Attention:Richard M. Cashin, Jr.

                         Morgan, Lewis & Bockius LLP
                         101 Park Avenue
                         New York, New York 10178-0060
                         Facsimile:(212) 309-6273
                         Attention:Philip H. Werner, Esq.

  Either Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

    (i) Governing Law; Forum Selection; and Waiver of Jury Trial. (i) This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York; except, however, the Delaware General Corporation Law shall apply to matters governed exclusively thereby.

    (ii) The Parties hereto agree that any action, suit or proceeding (a "Proceeding") arising out of the transactions contemplated by this Agreement shall be commenced and litigated exclusively in the United States District Court for the District of Delaware or in a state court of the State of Delaware.

    (iii) Each of the Parties hereto hereby irrevocably and unconditionally
  (A) consents to submit to the exclusive jurisdiction of the federal and state courts in the State of Delaware for any Proceeding (and each such Party agrees not to commence any Proceeding, except in such courts), (B) waives any objection to the laying of venue of any Proceeding in the courts of the State of Delaware, and (C) waives, and agrees not to plead or to make, any claim that any Proceeding brought in any court of the State of Delaware has been brought in an improper or otherwise inconvenient forum.

    (iv) Each of the Parties hereby irrevocably designates and appoints RL&F Service Corp., with offices on the date hereof at One Rodney Square, Wilmington, Delaware 19801 (hereinafter called the "Agent"), as its attorney-in-fact to receive service of process in such Proceeding, it being agreed that service upon such attorney-in-fact shall constitute valid service upon each of the Parties or its successors or assigns. Each of the Parties agrees that (A) the sole responsibilities of the Agent shall be (1) to receive such process, (2) to send a copy of any such process so received to the relevant Party, by registered airmail, return receipt requested, at the address set forth in (S)8(h) hereof, or at the last address filed in writing by such Party with the Agent and (3) to give prompt telegraphic notice of receipt thereof to such Party at such address, and (B) the Agent shall have no responsibility for the receipt or non-receipt by such Party of such process, nor for any performance or non-performance by such Party or any other Party to this Agreement or their successors or assigns. Each of the Parties hereby agrees to pay to the Agent such compensation as shall be agreed upon from time to time for services of the Agent hereunder. Each of the Parties hereby agrees that its submission to jurisdiction and its designation of the Agent set forth above is made for the express benefit of each of the Parties hereto. Each of the Parties further agrees that a final judgment against a Party in any such action or proceeding shall be conclusive, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, a certified or true copy of which final judgment shall be conclusive evidence of the fact and of the amount of any indebtedness or liability of such Party herein described; provided that nothing in this (S)8(i)(iv) shall affect the right of any Party or its successors or assigns to serve legal process in any other manner permitted by law. Each of the Parties further covenants and agrees that so long as this Agreement shall be in effect, each of the Parties shall maintain a duly appointed agent for the service of summonses and other legal processes in Wilmington, Delaware and will notify the other parties hereto of the name and address of such agent if it is no longer the Agent.

    (v) Each of the Parties hereto agrees that it shall not seek a jury trial in any Proceeding based upon or arising out of or otherwise related to this Agreement or any of the other documents and instruments contemplated hereby and each of the Parties hereto hereby waives any and all right to any such jury trial.

  (j) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both Parties. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless the same shall be in writing and signed by both Parties.

  (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that if the invalidity of any covenant, agreement or provision shall deprive any party of the economic benefit intended to be conferred by this Agreement, the Parties shall negotiate in good faith to amend the Agreement in a manner so that the economic effect of the Agreement, as amended, is as nearly as possible the same as the economic effect of this Agreement.

  (l) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, whether or not the Merger is consummated.

  (m) Incorporation of Exhibits, Schedule and Disclosure Schedules. The Exhibits, Schedule, the Company Disclosure Schedule and the AAC Disclosure
Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

  (n) Transfer Taxes. Any liability arising out of the New York City or New York State Real Property Transfer Tax, if applicable and due with respect to the Merger, shall be borne by the Surviving Corporation and expressly shall not be a liability of the Company Stockholders.

  (o) Limited Recourse. Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary (except as otherwise provided in the Ancillary Agreements), (i) the obligations and liabilities of the Parties hereunder and thereunder shall be without recourse to any stockholder of such Party or any of such stockholder's Affiliates (other than the Parties), or any of their respective directors, employees, officers, representatives or agents (in each case, in their capacity as such) and shall be limited to the assets of such Party and (ii) the stockholders of AAC have made no (and shall not be deemed to have made any) representations, warranties or covenants (express or implied) under or in connection with this Agreement or any Ancillary Agreement.

  IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                       IPC Information Systems, Inc.

                                                 /s/ S. Terry Clontz
                                       By: ___________________________________

                                                President and C.E.O.
                                       Title: ________________________________

                                       Arizona Acquisition Corp.

                                                   /s/ Peter Woog
                                       By: ___________________________________

                                                      President
                                       Title: ________________________________

                                   SCHEDULE A

                       DIRECTORS OF SURVIVING CORPORATION

  Peter Woog
  Richard Cashin, Jr.
  David Y. Howe
  Robert J. McInerney
  Richard Kleinknecht
  Terry Clontz
  David Walsh
  2 independent directors to be designated by AAC

                                                                    EXHIBIT A-1
                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION

                                      OF

                         IPC INFORMATION SYSTEMS, INC.

  IPC Information Systems, Inc., a Delaware corporation incorporated August 29, 1985 under the name IPC Merger Corporation, does hereby amend and restate its certificate of incorporation to read in its entirety as set forth below:

  1. Name. The name of the corporation is IPC Information Systems, Inc. (the "Corporation").

  2. Registered Office and Agent. The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

  3. Purpose. The nature of the business and purpose or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

  4. Capital Stock.

  4.1 Shares, Classes, and Series Authorized. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is thirty-five million (35,000,000) shares, of which ten million (10,000,000) shares shall be preferred stock, par value one cent ($.01) per share (the "Preferred Stock"), and twenty five million (25,000,000) shares shall be common stock, par value one cent ($.01) per share (the "Common Stock"). The Preferred Stock and Common Stock are sometimes hereinafter collectively referred to as the "Capital Stock."

  4.2 Designations, Powers, Preferences, Rights, Qualification, Limitations and Restrictions Relating to the Capital Stock. The following is a statement of the designations, powers, preferences and rights in respect of the classes of the Capital Stock, and the qualifications, limitations or restrictions thereof, and of the authority with respect thereto expressly vested in the Board of the Corporation.

  (a) Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, the number of shares and any designation of each series and the powers, preferences and rights of the shares of each series, and the qualifications, limitations or restrictions thereof, to be as stated and expressed in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors, subject to the limitations prescribed by law. The Board of Directors in any such resolution or resolutions is expressly authorized to state for each such series:

    (i) the voting powers, if any, of the holders of stock of such series in addition to any voting rights affirmatively required by law;

    (ii) the rights of stockholders in respect of dividends, including, without limitation, the rate or rates per annum and the time or times at which (or the formula or other method pursuant to which such rate or rates and such time or times may be determined) and conditions upon which the holders of stock of such series shall be entitled to receive dividends and other distributions, and whether any such dividends shall be cumulative or noncumulative and, if cumulative, the terms upon which such dividends shall be cumulative;

    (iii) whether the stock of each such series shall be redeemable by the Corporation at the option of the Corporation or the holder thereof or upon the occurrence of a specified event or events, and, if redeemable, the terms and conditions upon which the stock of such series may be redeemed;

    (iv) the amount payable and the rights or preferences to which the holders of the stock of such series shall be entitled upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

    (v) the terms, if any, upon which shares of stock of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes or of any other series of the same or any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any; and

    (vi) any other designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, so far as they are not inconsistent with the provisions of this Restated Certificate of Incorporation and to the full extent now or hereafter permitted by the laws of the State of Delaware.

  All shares of the Preferred Stock of any one series shall be identical to each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon, if cumulative, shall be cumulative.

  Subject to any limitations or restrictions stated in the resolution or resolutions of the Board of Directors originally fixing the number of shares constituting a series, the Board of Directors may by resolution or resolutions likewise adopted increase (but not above the total number of authorized shares of that class) or decrease (but not below the number of shares of the series then outstanding) the number of shares of the series subsequent to the issue of shares of that series; and if the number of shares of any series shall be so decreased, the shares constituting the decrease shall resume that status that they had prior to the adoption of the resolution originally fixing the number of shares constituting such series.

  (b) Common Stock. All shares of Common Stock shall be identical to each other in every respect. The shares of Common Stock shall entitle the holders thereof to one vote for each share on all matters on which stockholders have the right to vote. The holders of Common Stock shall not be permitted to cumulate their votes for the election of directors.

  Subject to the preferences, privileges and powers with respect to each class or series of Capital Stock having any priority over the Common Stock, and the qualifications, limitations or restrictions thereof, the holders of the Common Stock shall have and possess all rights pertaining to the Common Stock. No holder of shares of Common Stock shall be entitled as such, as a matter of preemptive right, to subscribe for, purchase or otherwise acquire any part of any new or additional issue of stock of any class or series whatsoever of the Corporation, or of securities convertible into stock of any class or series whatsoever of the Corporation, or of any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such stock or securities, whether now or hereafter authorized or whether issued for cash or other consideration or by way of dividend.

  5. Board of Directors.

  5.1 Number of Directors. The total number of directors which shall constitute the whole board of directors shall be determined in accordance with the By-laws of the Corporation, but shall not be less than two (2) nor more than nine (9).

  5.2 Written Ballot. Unless and to the extent that the By-Laws so provide, elections of directors need not be by written ballot.

  6. Limitation of Director Liability.

  6.1 Limitation. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is expressly prohibited by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

  6.2 No Retroactive Changes. Any amendment, termination or repeal of this Paragraph 6 or any provisions hereof shall not adversely affect or diminish in any way any right or protection of a director of the Corporation existing with respect to any act or omission occurring prior to the time of the final adoption of such amendment, termination or repeal.

  6.3 Amendment of this Paragraph. In addition to any requirements of law or of any other provisions of this Restated Certificate of Incorporation, the affirmative vote of the holders of not less than seventy percent (70%) of the total number of votes eligible to be cast by the holders of all outstanding shares of Capital Stock entitled to vote thereon shall be required to amend, alter, rescind or repeal any provision of this Paragraph 6.

  7. Amendments.

  7.1 Amendments of Certificate of Incorporation. In addition to any affirmative vote required by applicable law and any voting rights granted to or held by holders of Preferred Stock, any alteration, amendment, repeal or rescission (collectively, any "Change") of any provision of this Restated Certificate of Incorporation must be approved by a majority of the directors of the Corporation then in office and by the affirmative vote of the holders of a majority (or such greater proportion as may otherwise be required pursuant to any specific provision of this Restated Certificate of Incorporation) of the total votes eligible to be cast by the holders of all outstanding shares of Capital Stock entitled to vote thereon.

  Except as may otherwise be provided in this Restated Certificate of Incorporation, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, and to add or insert herein any other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the provisions contained in this Paragraph 7.1.

  7.2 Amendments of By-laws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend, rescind or repeal from time to time any of the By-laws of the Corporation in accordance with the terms thereof; provided, however, that any By-law made by the Board may be altered, amended, rescinded, or repealed by the holders of a majority of the shares of Capital Stock entitled to vote thereon at any annual meeting or at any special meeting called for that purpose. Notwithstanding the foregoing, any provision of the By-laws that contains a supermajority voting requirement shall only be altered, amended, rescinded, or repealed by a vote of the Board or holders of shares of Capital Stock entitled to vote thereon that is not less than the supermajority specified in such provision.

  The foregoing Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

  IN WITNESS WHEREOF, IPC Information Systems, Inc. has caused this Restated
Certificate of Incorporation to be duly executed by       , its       , and
attested to by       , its Secretary, this    day of    , 199 .

                                          IPC Information Systems, Inc.

                                          By___________________________________

Attest:

By___________________________________

                                                                    EXHIBIT A-2

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                         IPC INFORMATION SYSTEMS, INC.

  IPC Information Systems, Inc., a Delaware corporation incorporated August 29, 1985 under the name IPC Merger Corporation, does hereby amend and restate its certificate of incorporation to read in its entirety as set forth below:

  1. Name. The name of the corporation is IPC Information Systems, Inc. (the "Corporation").

  2. Registered Office and Agent. The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

  3. Purpose. The nature of the business and purpose or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

  4. Capital Stock.

    4.1 Shares, Classes and Series Authorized. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is thirty-five million (35,000,000) shares, of which ten million (10,000,000) shares shall be preferred stock, par value one cent ($.01) per share (the "Preferred Stock"), and twenty five million (25,000,000) shares shall be common stock, par value one cent ($.01) per share (the "Common Stock"). The Preferred Stock and Common Stock are sometimes hereinafter collectively referred to as the "Capital Stock."

    4.2 Designations, Powers, Preferences, Rights, Qualifications, Limitations and Restrictions Relating to the Capital Stock. The following is a statement of the designations, powers, preferences and rights in respect of the classes of the Capital Stock, and the qualifications, limitations or restrictions thereof, and of the authority with respect thereto expressly vested in the Board of the Corporation.

      (a) Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, the number of shares and any designation of each series and the powers, preferences and rights of the shares of each series, and the qualifications, limitations or restrictions thereof, to be as stated and expressed in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors, subject to the limitations prescribed by law. The Board of Directors in any such resolution or resolutions is expressly authorized to state for each such series:

        (i) the voting powers, if any, of the holders of stock of such series in addition to any voting rights affirmatively required by law;

        (ii) the rights of stockholders in respect of dividends, including, without limitation, the rate or rates per annum and the time or times at which (or the formula or other method pursuant to which such rate or rates and such time or times may be determined) and conditions upon which the holders of stock of such series shall be entitled to receive dividends and other distributions, and whether any such dividends shall be cumulative or noncumulative and, if cumulative, the terms upon which such dividends shall be cumulative;

        (iii) whether the stock of each such series shall be redeemable by the Corporation at the option of the Corporation or the holder thereof or upon the occurrence of a specified event or events, and, if redeemable, the terms and conditions upon which the stock of such series may be redeemed;

        (iv) the amount payable and the rights or preferences to which the holders of the stock of such series shall be entitled upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

        (v) the terms, if any, upon which shares of stock of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes or of any other series of the same or any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any; and

        (vi) any other designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, so far as they are not inconsistent with the provisions of this Restated Certificate of Incorporation and to the full extent now or hereafter permitted by the laws of the State of Delaware.

      All shares of the Preferred Stock of any one series shall be identical to each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon, if cumulative, shall be cumulative.

      Subject to any limitations or restrictions stated in the resolution or resolutions of the Board of Directors originally fixing the number of shares constituting a series, the Board of Directors may by resolution or resolutions likewise adopted increase (but not above the total number of authorized shares of that class) or decrease (but not below the number of shares of the series then outstanding) the number of shares of the series subsequent to the issue of shares of that series; and if the number of shares of any series shall be so decreased, the shares constituting the decrease shall resume that status that they had prior to the adoption of the resolution originally fixing the number of shares constituting such series.

      (b) Common Stock. All shares of Common Stock shall be identical to each other in every respect. The shares of Common Stock shall entitle the holders thereof to one vote for each share on all matters on which stockholders have the right to vote. The holders of Common Stock shall not be permitted to cumulate their votes for the election of directors.

      Subject to the preferences, privileges and powers with respect to each class or series of Capital Stock having any priority over the Common Stock, and the qualifications, limitations or restrictions thereof, the holders of the Common Stock shall have and possess all rights pertaining to the Capital Stock.

      No holder of shares of Common Stock shall be entitled as such, as a matter of preemptive right, to subscribe for, purchase or otherwise acquire any part of any new or additional issue of stock of any class or series whatsoever of the Corporation, or of securities convertible into stock of any class or series whatsoever of the Corporation, or of any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such stock or securities, whether now or hereafter authorized or whether issued for cash or other consideration or by way of dividend.

  5. Board of Directors.

    5.1 Number of Directors. The total number of directors which shall constitute the whole board of directors shall be determined in accordance with the By-laws of the Corporation, but shall not be less than two (2) nor more than nine (9).

    5.2 Classification of Board. Subject to the rights of any holders of any series of Preferred Stock that may be issued by the Corporation pursuant to a resolution or resolutions of the Board of Directors providing for such issuance, the directors of the Corporation shall be divided into three classes with respect to the term of office, each class to contain, as near as may be possible, one- third of the whole number of the Board, with the terms of office of one class expiring each successive year. At each annual meeting of stockholders, the successors to the class of directors whose term expires at that time shall be elected by the stockholders to serve until the annual meeting of stockholders held three years next following and until their successors shall be elected and qualified.

    In the event of any intervening changes in the authorized number of directors, the Board of Directors shall designate the class or classes to which the increases or decreases in directorships shall be apportioned and may designate one or more directorships as directorships of another class in order more nearly to achieve equality of number of directors among the classes; provided, however, that no such apportionment or redesignation shall shorten the term of any incumbent director.

    Unless and to the extent that the By-laws so provide, elections of directors need not be by written ballot.

    5.3 Vacancies. Subject to the limitations prescribed by law and this Restated Certificate of Incorporation, all vacancies in the office of director, including vacancies created by newly created directorships resulting from an increase in the authorized number of directors, may be filled only by a vote of a majority of the directors then holding office, although less than a quorum, or by a sole remaining director; and any director so elected shall serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor is duly elected and shall qualify or until such director's earlier resignation or removal.

    5.4 Amendment to this Paragraph. In addition to any requirements of law or of any other provisions of this Restated Certificate of Incorporation, the affirmative vote of the holders of not less than eighty percent (80%) of the total number of votes eligible to be cast by the holders of all outstanding shares of Capital Stock entitled to vote thereon shall be required to amend, alter, rescind or repeal any provision of this Paragraph 5.

    5.5 Written Ballot. Unless and to the extent that the By-Laws so provide, elections of directors need not be by written ballot.

  6. Limitation of Director Liability.

    6.1 Limitation. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is expressly prohibited by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

    6.2 No Retroactive Changes. Any amendment, termination or repeal of this Paragraph 6 or any provisions hereof shall not adversely affect or diminish in any way any right or protection of a director of the Corporation existing with respect to any act or omission occurring prior to the time of the final adoption of such amendment, termination or repeal.

    6.3 Amendment of this Paragraph. In addition to any requirements of law or of any other provisions of this Restated Certificate of Incorporation, the affirmative vote of the holders of not less than seventy percent (70%) of the total number of votes eligible to be cast by the holders of all outstanding shares of Capital Stock entitled to vote thereon shall be required to amend, alter, rescind or repeal any provision of this Paragraph 6.

  7. Amendments.

    7.1 Amendments of Certificate of Incorporation. In addition to any affirmative vote required by applicable law and any voting rights granted to or held by holders of Preferred Stock, any alteration, amendment, repeal or rescission (collectively, any "Change") of any provision of this Restated Certificate of Incorporation must be approved by a majority of the directors of the Corporation then in office and by the affirmative vote of the holders of a majority (or such greater proportion as may otherwise be required pursuant to any specific provision of this Restated Certificate of Incorporation) of the total votes eligible to be cast by the holders of all outstanding shares of Capital Stock entitled to vote thereon.

    Except as may otherwise be provided in this Restated Certificate of Incorporation, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, and to add or insert herein any other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the provisions contained in this Paragraph 7.1.

    7.2 Amendments of By-laws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend, rescind or repeal from time to time any of the By-laws of the Corporation in accordance with the terms thereof; provided, however, that any By-law made by the Board may be altered, amended, rescinded, or repealed by the holders of a majority of the shares of Capital Stock entitled to vote thereon at any annual meeting or at any special meeting called for that purpose. Notwithstanding the foregoing, any provision of the By-laws that contains a supermajority voting requirement shall only be altered, amended, rescinded, or repealed by a vote of the Board or holders of shares of Capital Stock entitled to vote thereon that is not less than the supermajority specified in such provision.

    The foregoing Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

  IN WITNESS WHEREOF, IPC Information Systems, Inc. has caused this Restated
Certificate of Incorporation to be duly executed by        , its         , and
attested to by       , its       , this   day of   , 199 .

                                            IPC Information Systems, Inc.

                                       By:__________________________________

Attest:

---------------------------------------

                                                                        ANNEX C
                         IPC INFORMATION SYSTEMS, INC.
                           1998 STOCK INCENTIVE PLAN

SECTION 1. PURPOSE

  The Plan authorizes the Compensation Committee of the Board to provide employees, directors and consultants of the Corporation or its Subsidiaries, who are in a position to contribute to the long-term success of the Corporation and its Subsidiaries, with Options to acquire Common Stock of the Corporation. The Corporation believes that this incentive program will cause those persons to increase their interest in the welfare of the Corporation and its Subsidiaries, and aid in attracting and retaining employees and consultants of outstanding ability.

SECTION 2. DEFINITIONS

    Unless the context clearly indicates otherwise, the following terms, when used in the Plan, shall have the meanings set forth in this Section:

    (a) "Board" means the Board of Directors of the Corporation.

    (b) "Cause" means any of the following: (i) commission of any act of fraud or dishonesty with respect to the business of the Corporation or its Subsidiaries, (ii) willful misconduct or gross negligence in connection with the performance of a Grantee's duties to the Corporation and its Subsidiaries, (iii) indictment for, or conviction of, any crime or an offence involving moral turpitude, (iv) commission of any act injurious to the interest of the Corporation, or (v) breach of any material provision of any applicable employment or consulting agreement. Notwithstanding the foregoing, if any Grantee is party to an employment or consulting agreement governing the terms of his employment or consultancy with the Corporation or its Subsidiaries, and such agreement includes a definition of cause, then for purposes hereof, cause shall have the meaning ascribed thereto in such agreement.

    (c) "Change in Control" shall mean (i) approval by the stockholders of the Corporation of a transaction that would result in the reorganization, merger or consolidation of the Corporation with one or more persons, and, upon consummation thereof, would result in persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) at least 50% of the securities entitled to vote generally in the election of directors of the Corporation, beneficially owning (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) in the aggregate immediately after such transaction less than 50% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction; (ii) the acquisition of all or substantially all of the assets of the Corporation or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of at least 50% of the outstanding securities of the Corporation entitled to vote generally in the election of directors by any person or by any persons acting in concert, or approval by the stockholder of the Corporation of any transaction which would result in such an acquisition (other than by any person or persons who beneficially own (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934), immediately after the closing date of transactions contemplated by the Merger Agreement at least 50% of the outstanding securities of the Corporation entitled to vote generally in the election of directors); or (iii) a complete liquidation or dissolution of the Corporation, or approval of the Corporation of a plan for such liquidation or dissolution; provided, however, that in no event shall any of the transactions contemplated by the Merger Agreement (or shareholder approval thereof) constitute a Change in Control.

    (d) "Code" means the Internal Revenue Code of 1986, as amended.

    (e) "Committee" means the Compensation Committee of the Board; provided, however, that with respect to any Option granted or to be granted to any member of the Compensation Committee, Committee shall mean the Board acting through a majority of its members who are not members of the Compensation Committee.

    (f) "Common Stock" means the common stock par value $.01 per share, of the Corporation.

    (g) "Consultant" means any person who is engaged to perform services for the Corporation or any of its Subsidiaries, or has agreed to perform services for the Corporation or any of its Subsidiaries, other than as an Employee or Director.

    (h) "Corporation" means IPC Information Systems, Inc., a Delaware corporation.

    (i) "Director" means any member of the Board.

    (j) "Disability" means a physical or mental impairment that causes the Grantee to be unable to engage in any substantial gainful activity and that is expected to result in death or is expected to last for a continuous period of at least 12 months. Notwithstanding the foregoing, if any Grantee is party to an employment or consulting agreement governing the terms of his employment or consultancy with the Corporation or its Subsidiaries, and such agreement includes a definition of disability, then for purposes hereof, disability shall have the meaning ascribed thereto in such agreement.

    (k) "Employee" means any employee of the Corporation or any of its Subsidiaries, or any person who has agreed to become an employee of the Corporation or any of its Subsidiaries. The term Employee shall include directors who are otherwise employed by the Corporation or any Subsidiary.

    (l) "Fair Market Value" means, as of any date, the fair market value of a share of Common Stock as determined by the Committee acting in good faith in its sole discretion; provided, however, that if the Common Stock is listed on a national securities exchange or quoted in an interdealer quotation system, the fair market value shall be based on the last sales price or, if unavailable, the average of the closing bid and asked prices per share of the Common Stock on such date (or, if there was no trading or quotation in the Common Stock on such date, on the next preceding date on which there was trading or quotation) as provided by one of such organizations. Notwithstanding the foregoing, the Fair Market Value of a share of Common Stock on the closing date of the transactions contemplated by the Merger Agreement shall be deemed to be the "Cash Election Price" as defined in the Merger Agreement.

    (m) "Grantee" means a person granted an Option under the Plan.

    (n) "Incentive Stock Option" means an Option designated by the Committee as an Option that is intended to be an incentive stock option within the meaning of Section 422(b) of the Code.

    (o) "Merger Agreement" means the Agreement and Plan of Merger, dated as of December 18, 1997 by and between the Corporation and Arizona Acquisition Corp., a Delaware Corporation.

    (p) "Nonqualified Stock Option" means an Option that is not an Incentive Stock Option, or an Incentive Stock Option that, subsequent to the date of grant thereof, fails to satisfy the requirements of Section 422(b) or (d) of the Code.

    (q) "Option" means an option granted pursuant to the Plan to purchase shares of the Common Stock.

    (r) "Plan" means this 1998 Stock Incentive Plan as set forth herein and as amended from time to time.

    (s) "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder as presently in effect or hereafter amended.

    (t) "Stock Option Agreement" shall mean a written agreement between the Corporation and the Grantee, or a certificate accepted by the Grantee, evidencing the grant of an Option hereunder and containing such terms and conditions, not inconsistent with the Plan, as the Committee shall approve.

    (u) "Subsidiary" shall mean (i) any corporation with respect to which the Corporation owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock of such corporation, or (ii) any entity which the Committee reasonably expects to become a Subsidiary within the meaning of clause (i).

SECTION 3. SHARES OF COMMON STOCK SUBJECT TO THE PLAN

  Subject to adjustment as provided in Section 7, the Common Stock which may be issued pursuant to Options granted under the Plan shall not exceed 554,112 shares in the aggregate, 12% of outstanding on a fully diluted basis. Common Stock issuable under the Plan may be authorized but unissued shares or reacquired shares of Common Stock. Common Stock subject to Options that are forfeited, lapse or terminate in whole or in part for any reason, shall be available for issuance pursuant to other Options.

SECTION 4. ADMINISTRATION OF THE PLAN

  (a) Authority of the Committee. The Plan shall be administered by the Committee. The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

    (i) to select the Employees, Directors and Consultants to whom Options may be granted;

    (ii) to determine the number of shares of Common Stock subject to each such Option; provided, however, that during any calendar year, no individual may be granted Options with respect to more than 250,000 shares of Common Stock.

    (iii) to determine whether an Option shall be an Incentive Stock Option or a Nonqualified Stock Option;

    (iv) to determine the terms and conditions of any Option granted under the Plan (including, but not limited to, the exercise price, the period, if any, over which Options shall vest and become exercisable (which period may be accelerated at any time in the discretion of the Committee), and performance conditions relating to an Option, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Option;

    (v) to determine whether, to what extent and under what circumstances an the exercise price of an Option may be paid, in cash, Common Stock, or other property, or an Option may expire or be canceled, forfeited, or surrendered;

    (vi) to determine the restrictions or conditions related to the delivery, holding and disposition of shares of Common Stock received upon exercise of an Option,

    (vii) to prescribe the form of each Stock Option Agreement, which need not be identical for each Grantee;

    (viii) to adopt, amend, suspend, waive and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

    (ix) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Option, Stock Option Agreement or other instrument hereunder; and

    (x) to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

  The Committee may, at any time, grant new or additional options to any eligible Employee, Director or Consultant who has previously received Options under the Plan, or options under other plans, whether such prior Options or other options are still outstanding, have been exercised previously in whole or in part, or have been canceled. The exercise price of such new or additional Options may be established by the Committee, without regard to such previously granted Options or other options.

  Other provisions of the Plan notwithstanding, the Board may perform any function of the Committee under the Plan, including without limitation for the purpose of ensuring that transactions under the Plan by Grantees who are then subject to Section 16 of the Securities Exchange Act of 1934 in respect of the Corporation are exempt under Rule 16b-3 thereunder. In any case in which the Board is performing a function of the Committee under the Plan, each reference to the Committee herein shall be deemed to refer to the Board.

  (b) Manner of Exercise of Committee Authority. Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all persons, including the Corporation, Subsidiaries, Grantees, any person claiming any rights under the Plan from or through any Grantee and stockholders, except to the extent the Committee may subsequently modify, or take further action not consistent with, its prior action. If not specified in the Plan, the time at which the Committee must or may make any determination shall be determined by the Committee, and any such determination may thereafter by modified by the Committee (subject to Section

10). The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Corporation or any subsidiary of the Corporation the authority, subject to such terms as the Committee shall determine, to perform such functions as the Committee may determine, to the extent permitted under applicable law.

  (c) Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Corporation or any subsidiary, the Corporation's independent certified public accountants or any executive compensation consultant, legal counsel or other professional retained by the Corporation to assist in the administration of the Plan. To the fullest extent permitted by applicable law, no member of the Committee, nor any officer or employee of the Corporation acting on behalf of the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Corporation acting on its behalf shall, to the extent permitted by law, be fully indemnified and protected by the Corporation with respect to any such action, determination or interpretation.

SECTION 5. OPTION TERMS

  Unless otherwise determined by the Committee and set forth in a Stock Option Agreement, Options granted under the Plan shall contain the following terms and conditions:

    (a) Type of Option. Each Option shall be an Incentive Stock Option to the maximum extent permitted by Section 422(d) of the Code, and any excess over such maximum shall be a Nonqualified Stock Option.

    (b) Exercise Price. The exercise price per share of Common Stock subject to each Option shall equal the Fair Market Value on the date the Option is granted.

    (c) Vesting. Each Option shall vest and become exercisable in five equal installments on each of the first five anniversaries on the date the Option is granted; provided, however that the Option shall be vested and exercisable as to no less than 75% of the shares of Common Stock subject thereto as of the end of any period of 30 consecutive trading days during which the Fair Market Value averages at least 300% of the Fair Market Value on the date the Option is granted, and shall be vested and exercisable as to 100% of the shares of Common Stock subject thereto as of the end of any period of 30 consecutive trading days during which the Fair Market Value averages at least 450% of the Fair Market Value on the date the Option is granted; and provided further that each Option shall become vested and exercisable in full immediately prior to a Change in Control.

    (d) Termination. Options held by any Grantee shall terminate upon the earliest of:

      (i) the termination of the Grantee's employment, directorship or consultancy with the Corporation and its Subsidiaries for Cause;

      (ii) the later of (x) 180 days after the Grantee's termination of employment, directorship or consultancy with the Corporation and its Subsidiaries (which shall be deemed to include the sale of any Subsidiary of the Corporation that employs such Grantee) for any reason other than Cause, death or Disability; or (y) 180 days following the end of any "blackout period" imposed by the Corporation's general counsel that is in effect on the date of such termination; provided, however, that during any such 180-day period, the Options shall be exercisable only to the extent vested and exercisable as of the date of such termination;

      (iii) one year after the Grantee's termination of employment, directorship or consultancy with the Corporation and its Subsidiaries by reason of death or Disability; provided, however, that during any such one year period, the Options shall be exercisable to the extent such Options would have been vested and exercisable pursuant to Section 5(c) (but without regard to the provisos contained therein) as of the anniversary of the date of grant next following such termination, assuming such termination had not occurred;

      (iv) the tenth anniversary of the date of grant; and

      (v) upon the consummation of any transaction whereby the Corporation (or any successor to the Corporation or substantially all of its business) becomes a wholly-owned subsidiary of any other corporation (but after giving effect to Section 5(c)), unless such other corporation shall continue or assume the Plan as it relates to Options then outstanding (in which case such other corporation shall be treated as the Corporation for all purposes hereunder, and, pursuant to Section 7, the Committee of such other corporation shall make appropriate adjustment in the number and kind of shares of Common Stock subject thereto and the exercise price per share thereof to reflect consummation of such transaction). If the Plan is not to be so assumed, the Corporation shall notify the Grantee of consummation of such transaction at least ten days in advance thereof. If such other corporation is an affiliate of the Corporation immediately prior to consummation of any such transaction, Options shall not terminate and shall remain Options to purchase Common Stock of the Corporation unless the Plan is in fact so continued or assumed by such other corporation.

SECTION 6. EXERCISE OF OPTIONS

  A Grantee shall exercise an Option by delivery of written notice to the Corporation setting forth the number of shares with respect to which the Option is to be exercised, together with cash, certified check, bank draft, wire transfer, or postal or express money order payable to the order of the Corporation for an amount equal to the exercise price of such shares and any income tax required to be withheld. The Committee may, in its sole discretion, permit a Grantee to pay all or a portion of the exercise price or tax withholding obligation by delivery of Common Stock or other property (including notes or other contractual obligations of the Grantee to make payment on a deferred basis, such as through "cashless exercise" arrangements, to the extent permitted by applicable law), and the methods by which Common Stock will be delivered or deemed to be delivered by the Grantee.

SECTION 7. ADJUSTMENT UPON CHANGES IN CAPITALIZATION

  In the event any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or exchange of Common Stock or other securities, Common Stock dividend or other special and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or other similar corporate transaction or event, affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Grantees under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Common Stock deemed to be available thereafter for grants of Options under
Section 3, (ii) the number and kind of shares of Common Stock that may be delivered or deliverable in respect of outstanding Options, (iii) the number of shares with respect to which Options may be granted to a given Grantee in the specified period as set forth in Section 4(a)(ii), and (iv) the exercise price. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Options (including, without limitation, cancellation of Options in exchange for the in-the-money value, if any, of the vested portion thereof, or substitution of Options using stock of a successor or other entity) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence) affecting the Corporation or any Subsidiary or the financial statements of the Corporation or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles.

SECTION 8. RESTRICTIONS ON ISSUANCE OF SHARES.

  The Corporation shall not be obligated to deliver Common Stock upon the exercise or settlement of any Option or take any other action under the Plan until the Corporation shall have determined that applicable federal and state laws, rules, and regulations have been complied with and such approvals of any regulatory or governmental agency have been obtained and contractual obligations to which the Option may be subject haver been satisfied. The Corporation, in its discretion, may postpone the issuance or delivery of Common Stock under any Option until completion of such stock exchange listing or registration or qualification of Common Stock or other required action under any federal or state law, rule, or regulation as the Corporation may consider appropriate, and may require any Grantee to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Common Stock under the Plan. The Corporation shall file a registration statement on Form S-8 (or other appropriate form) with respect to the Common Stock to be issued pursuant to the Plan and shall use its best efforts to maintain the effectiveness of such registration statement (and maintain the currency of any related prospectus) for so long as Options are outstanding or may be granted under the Plan.

SECTION 9. GENERAL PROVISIONS

  (a) Each Option grant shall be evidenced by a Stock Option Agreement.

  (b) The grant of an Option in any year shall not give the Grantee any right to similar grants in future years or any right to continue such Grantee's employment relationship with the Corporation. All Grantees shall remain subject to discharge to the same extent as if the Plan were not in effect.

  (c) No Grantee, and no beneficiary or other persons claiming under or through the Grantee shall have any right, title or interest by reason of any Option to any particular assets of the Corporation, or any shares of Common Stock allocated or reserved for the purposes of the Plan or subject to any Option except as set forth herein. The Corporation shall not be required to establish any fund or make any other segregation of assets to assure the payment of any Option.

  (d) Unless otherwise permitted in the discretion of the Committee with respect to Nonqualified Stock Options, no Option or other right under the Plan may be sold, transferred, assigned, pledged or otherwise encumbered, except by will or the laws of descent and distribution, and an Option shall be exercisable during the Grantee's lifetime only by the Grantee.

  (e) The Corporation shall have the right to require that the Grantee make such provision, or furnish the Corporation such authorization, necessary or desirable so that the Corporation may satisfy its obligation, under applicable laws, to withhold or otherwise pay for income or other taxes of the Grantee attributable to the grant, exercise or cancellation of Options granted under the Plan or the sale of Common Stock issued with respect to Options. This authority shall include authority to withhold or receive Common Stock or other property and to make cash payments in respect thereof in satisfaction of a Grantee's tax obligations.

SECTION 10. AMENDMENT OR TERMINATION

  The Board may alter, amend, suspend, discontinue or terminate the Plan at any time; provided, however, that no such action shall adversely affect the rights of Grantees of Options previously granted hereunder and, provided further, however, that any stockholder approval necessary or desirable in order to comply with applicable law, regulation or listing requirement shall be obtained in the manner required therein.

SECTION 11. EFFECTIVE DATE OF PLAN

  The Plan shall be effective immediately after the closing of the transactions contemplated by the Merger Agreement, subject to the approval of the Plan by the Corporation's shareholders either before or after such effective date.

                                                                        ANNEX D
                                                                 EXECUTION COPY

                            STOCKHOLDERS AGREEMENT

  AGREEMENT, dated as of December 18, 1997 by and between Arizona Acquisition Corp., a Delaware corporation ("Merger Subsidiary"), and the other parties signatory hereto (each, a "Stockholder"). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger, dated the date hereof (as such agreement may be amended from time to time, the "Merger Agreement").

  WHEREAS, concurrently herewith, Merger Subsidiary and IPC Information Systems, Inc., a Delaware corporation (the "Company"), are entering into a Merger Agreement, pursuant to which Merger Subsidiary will be merged with and into the Company (the "Merger"), whereby each share of common stock, par value $.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time will be converted into either (A) the right to retain at the election of the holder thereof and subject to the terms of the Merger Agreement, common stock, par value $.01 per share, of the Company or (B) the right to receive cash, other than (i) shares of Company Common Stock owned, directly or indirectly, by the Company or any Subsidiary of the Company or by Merger Subsidiary and (ii) Dissenting Shares.

  WHEREAS, as a condition to Merger Subsidiary's entering into the Merger Agreement, Merger Subsidiary requires that each Stockholder enter into, and each such Stockholder has agreed to enter into, this Agreement with Merger Subsidiary.

  NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

  Section 1. Certain Definitions. The following terms, when used in this Agreement, shall have the following meanings (such definitions to be equally applicable to both singular and plural terms of the terms defined):

  "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, provided that no securityholder of the Company shall be deemed an Affiliate of any other securityholder solely by reason of any investment in the Company. For the purpose of this definition, the term "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of stock, as a trustee or executor, by contract or credit arrangement or otherwise.

  "Amended and Restated Labor Pooling Agreements" has the meaning ascribed thereto in Section 5(e) of this Agreement.

  "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as described in Section 13(d)(3) of the Exchange Act.

  "Business" means (i) the design, manufacture, sale, distribution and/or maintenance of voice and/or data communications products, including, but not limited to, turret or dealerboard systems used within the financial services, energy, transportation or emergency services industries, Private Branch Exchange (PBX) and/or key telephone systems, voice recording systems and video teleconferencing products; (ii) the furnishing of communications cabling or voice or data communications products, including the design and/or installation of local and wide area networks or the provision of maintenance services for said communications cabling or products; (iii) the design, furnishing, installation and/or maintenance of low voltage cabling systems (such as would not require an electrical license for the installation thereof); and (iv) the provision of long distance telecommunications network services.

  "Company" has the meaning ascribed thereto in the recitals of this Agreement.

  "Company Common Stock" has the meaning ascribed thereto in the recitals of this Agreement.

  "Control" (including the terms "Controlled By" and "Under Common Control With") means the possession, directly or indirectly or as a trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as a trustee or executor, by contract or credit arrangement or otherwise.

  "Existing Shares" has the meaning ascribed thereto in Section 2(a)(i).

  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  "KEC-NY" means Kleinknecht Electric Company, Inc., a New York corporation.

  "KEC-NJ" means Kleinknecht Electric Company, Inc., a New Jersey corporation.

  "Kleinknechts" means Richard Kleinknecht and Peter Kleinknecht.

  "Merger" has the meaning ascribed thereto in the recitals of this Agreement.

  "Merger Subsidiary" has the meaning ascribed thereto in the introductory paragraph of this Agreement.

  "Person" means an individual, corporation, partnership, limited liability company, limited partnership, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

  "Rollover Stockholder" means Richard Kleinknecht.

  "Shares" means the Existing Shares, together with any shares of Company Common Stock acquired of record or beneficially by such Stockholder in any capacity after the date hereof and prior to the termination hereof, whether upon exercise of options, conversion of convertible securities, purchase, exchange or otherwise; provided, however, that in the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

  "Stockholder" has the meaning ascribed thereto in the introductory paragraph to this Agreement.

  "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

  "Termination Date" has the meaning ascribed thereto in Section 12 of this Agreement.

  "Trustee" has the meaning ascribed thereto in Section 2(a)(i) of this Agreement.

  Section 2. Representations and Warranties of Stockholders. Each Stockholder hereby, severally and not jointly, represents and warrants to Merger Subsidiary as follows:

    (a) (i) Such Stockholder is either (A) the record holder or beneficial owner of the number of, or (B) trustee of a trust that is the record holder or beneficial owner of, and whose beneficiaries are the beneficial owners (such trustee, a "Trustee"), shares of Company Common Stock as is set forth opposite such Stockholder's name on Schedule I hereto (the "Existing Shares").

    (ii) On the date hereof, the Existing Shares set forth opposite such Stockholder's name on Schedule I hereto constitute all of the outstanding shares of Company Common Stock owned of record or beneficially by such Stockholder. Such Stockholder does not have record or beneficial ownership of any Shares not set forth on Schedule I hereto.

    (iii) Such Stockholder has sole power of disposition with respect to all of the Existing Shares set forth opposite such Stockholder's name on
  Schedule I and sole voting power with respect to the matters set forth in
  Section 4 hereof and sole power to demand dissenter's or appraisal rights, in each case with respect to all of the Existing Shares set forth opposite such Stockholder's name on Schedule I, with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

    (iv) Such Stockholder will have sole power of disposition with respect to Shares other than Existing Shares, if any, which become beneficially owned by such Stockholder and will have sole voting power with respect to the matters set forth in Section 4 hereof and sole power to demand dissenter's or appraisal rights, in each case with respect to all Shares other than Existing Shares, if any, which become beneficially owned by such Stockholder with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

    (b) Such Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party or by which such Stockholder is bound including, without limitation, any trust agreement, voting agreement, stockholders agreement, voting trust, partnership or other agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as limited by
  (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor's rights generally, (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law, and to the discretion of the court before which any proceeding therefore may be brought, or (c) public policy considerations or court decisions which may limit the rights of the parties thereto for indemnification. All necessary consents of any beneficiary of or holder of interest in any trust of which a Stockholder is Trustee to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been obtained. If such Stockholder is married and such Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder's spouse, enforceable against such person in accordance with its terms.

    (c) Except for filings under the HSR Act, if applicable, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (ii) neither the execution and delivery of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby nor compliance by such Stockholder with any of the provisions hereof shall (x) conflict with or result in any breach of any applicable trust, partnership agreement or other agreements or organizational documents applicable to such Stockholder, (y) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of such

  Stockholder's properties or assets may be bound or (z) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to such Stockholder or any of such Stockholder's properties or assets.

    (d) Except for the shares of Company Common Stock owned by the Kleinknechts identified in Schedule II hereto (the "Pledged Shares"), such Stockholder's Shares and the certificates representing such Shares are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

    (e) No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder in his or her capacity as such.

    (f) Such Stockholder understands and acknowledges that Merger Subsidiary is entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement with Merger Subsidiary.

  Section 3. Representations and Warranties of Merger Subsidiary. Merger Subsidiary hereby represents and warrants to each Stockholder as follows:

    (a) Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

    (b) Merger Subsidiary has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Subsidiary of this Agreement and the consummation by Merger Subsidiary of the transactions contemplated hereby have been duly and validly authorized and approved by all required corporate action other than shareholder approval which shall be effected prior to the Effective Time. This Agreement has been duly executed and delivered by Merger Subsidiary, and (assuming due authorization, execution and delivery by the Stockholders) constitutes a valid and binding obligation of Merger Subsidiary, enforceable against it in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor's rights generally, (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law, and to the discretion of the court before which any proceeding therefor may be brought, or (c) public policy considerations or court decisions which may limit the rights of the parties thereto for indemnification.

    (c) Except for the filing of a pre-merger notification and report form under the HSR Act, the execution and delivery of this Agreement do not, and the consummation by Merger Subsidiary of the transactions contemplated by this Agreement and compliance by Merger Subsidiary with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Merger Subsidiary under, (i) any charter or by-laws of Merger Subsidiary, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Merger Subsidiary or its properties or assets or (iii) any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Merger Subsidiary or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any state or federal public body or authority is required by or with respect to Merger Subsidiary in connection with the execution and delivery of this Agreement by Merger Subsidiary or the consummation by Merger Subsidiary of any of the transactions contemplated by this Agreement.

  Section 4. Agreement to Vote; Proxy

  ( a) Each Stockholder hereby, severally and not jointly, agrees that, until the Termination Date (as defined in Section 12), at any meeting of the Company Stockholders, however called, or in connection with any written consent of the Company Stockholders, such Stockholder shall vote (or cause to be voted) the Shares held of record or beneficially by such Stockholder (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance hereof and thereof; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; (iii) in favor of the incentive stock option plan referred to in Section 5(l) of the Merger Agreement; and (iv) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement or any such actions identified in writing by Merger Subsidiary in advance): (A) any extraordinary corporate transaction, including, without limitation, a merger, consolidation or other business combination involving the Company or its Subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its Subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or its Subsidiaries; (C) any change in the majority of the board of directors of the Company; (D) any material change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or By-Laws; (E) any other material change in the Company's corporate structure or business; or
(F) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially adversely affect the Merger or the transactions contemplated by the Merger Agreement or this Agreement. Such Stockholder shall not enter into any agreement or understanding with any person or entity to vote or give instructions in any manner inconsistent with clauses (i), (ii) or (iii) of the preceding sentence.

  (b) EACH STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, MERGER SUBSIDIARY AND ANY DESIGNEE OF MERGER SUBSIDIARY, EACH OF THEM INDIVIDUALLY, SUCH STOCKHOLDER'S IRREVOCABLE (UNTIL THE TERMINATION DATE) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE SHARES AS SET FORTH IN
SECTION 4.1 ABOVE. EACH STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION AND EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH STOCKHOLDER WITH RESPECT TO SUCH STOCKHOLDER'S SHARES.

  Section 5. Certain Covenants of Stockholders. Except in accordance with the terms of this Agreement, each Stockholder hereby severally covenants and agrees as follows:

    (a) Prior to the Termination Date, no Stockholder shall, in its capacity as such, directly or indirectly (including through advisors, agents or other intermediaries), solicit (including by way of furnishing information) or respond to any inquiries or the making of any proposal by any person or entity (other than Merger Subsidiary or any Affiliate thereof) with respect to the Company that constitutes or could reasonably be expected to lead to an Acquisition Proposal (as defined in Section 5(j) of the Merger Agreement), provided, however, that the foregoing shall not restrict a Stockholder who is also a director of the Company from taking any actions in such Stockholder's capacity as a director. If any Stockholder in its capacity as such receives any such inquiry or proposal, then such Stockholder shall promptly inform Merger Subsidiary of the material terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. Each Stockholder, in its capacity as such, will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

    (b) Prior to the Termination Date, no Stockholder shall, directly or indirectly (i) except pursuant to the terms of the Merger Agreement or this Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, enforce or permit the execution of the provisions of any redemption agreement with the Company or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, or exercise any discretionary powers to distribute, any or all of such Stockholder's Shares or any interest therein, including any trust income or principal, except in each case to a Permitted Transferee who is or agrees to become bound by this Agreement; (ii) except as contemplated hereby, grant any proxies or powers of attorney with respect to any Shares, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under this Agreement.

    (c) Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have. Each Trustee represents that no beneficiary who is a beneficial owner of Shares under any trust has any right of appraisal or right to dissent from the Merger which has not been so waived.

    (d) Subject to the terms and provisions of the Merger Agreement, in connection with the Merger, the Rollover Stockholder hereby agrees to elect to retain an aggregate of 380,952 shares of Surviving Corporation Common Stock upon conversion of, and with respect to, 380,952 of such Rollover Stockholder's Shares (the "Rollover Shares") unless otherwise agreed with Merger Subsidiary.

    (e) The Kleinknechts shall cause (i) KEC-NY to enter into the Amended and Restated Labor Pooling Agreement between KEC-NY and the Company, substantially in the form of Exhibit A-1 attached to the Merger Agreement, and (ii) KEC-NJ to enter into the Amended and Restated Labor Pooling Agreement between KEC-NJ and the Company, substantially in the form of Exhibit A-2 attached hereto (collectively, the "Amended and Restated Labor Pooling Agreements").

    (f) Richard Kleinknecht shall enter into the Investors Agreement among the Company, Cable Systems Holding LLC, Cable Systems International Inc. and certain other parties named therein.

    (g) Unless, in connection therewith, the Shares held by any trust which are presently subject to the terms of this Agreement are transferred to one or more Stockholders and remain subject in all respects to the terms of this Agreement, or other Permitted Transferees who upon receipt of such Shares become signatories to this Agreement, the Stockholders who are Trustees shall not take any action to terminate, close or liquidate any such trust and shall take all steps necessary to maintain the existence thereof at least until the first to occur of (i) the Effective Time and
  (ii) the Termination Date.

    (h) The Rollover Stockholder shall take all actions necessary to cause any Rollover Shares that constitute Pledged Shares, prior to the Effective Time, to be free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

  Section 6. Non-Competition.

  (a) For a period of three years after the Effective Time, except as contemplated or permitted under the Merger Agreement, the Amended and Restated Labor Pooling Agreements, the Corporate Opportunity Agreement, the Investors Agreement, dated the date hereof, among the Company and the other parties named therein, the Amended and Restated Employment Agreement, dated as of the Effective Date between Richard Kleinknecht and the Company (the "Richard Kleinknecht Employment Agreement"), or the Amended and Restated Employment Agreement, dated the Effective Date, between Peter Kleinknecht and the Company (the "Peter Kleinknecht Employment Agreement" and, together with the Richard Kleinknecht Employment Agreement, the "Amended and Restated Employment Agreements") each of the Kleinknechts severally agrees, and shall cause each of their respective Affiliates, including, without limitation, KEC-NY and KEC-NJ, to agree, that any such Person shall not, directly or indirectly, through any Person Controlled by either of the Kleinknechts in any form or manner within any jurisdiction in which the Company or any of its Affiliates are doing business: (i) engage in the Business (as defined herein) for his or their own account or for the account of any other Person, or (ii) become interested in any Person engaged in the Business as a partner, shareholder, member, principal, agent, employee, trustee, consultant or in any other relationship or capacity; provided, however, that either of the

Kleinknechts may own, directly or indirectly, solely as a passive investment, securities of any Person if either of the Kleinknechts or any of their respective Affiliates, as the case may be (1) is not a Person in Control of, or a member of a group that Controls, such Person and (2) does not, directly or indirectly, own 5% or more of any voting class of securities of such Person.

  (b) In perpetuity and on a worldwide basis, except as contemplated or permitted under the Merger Agreement, each of the Kleinknechts severally agrees, and shall cause each of their respective Affiliates including, without limitation, KEC-NY or KEC-NJ to agree, that such Person shall not, directly or indirectly, disclose to any other party, unless required to do so by law or court order, any confidential, non-public or proprietary information relating to the Company or to any Subsidiary or joint venture thereof which information was acquired during the course of such Person's relationship with the Company, except information which (i) becomes known to such Person from a source other than the Company, its directors, officers or employees, which source is not obligated to the Company to keep such information confidential or (ii) becomes generally available to the public through no breach of this Agreement by the Kleinknechts.

  (c) For a period ending on the later to occur of (i) three years after the Effective Time and (ii) the expiration or termination of the Amended and Restated Labor Pooling Agreements, on a worldwide basis, except as contemplated or permitted under the Merger Agreement or the Amended and Restated Labor Pooling Agreements, each of the Kleinknechts severally agrees that, without the prior written consent of the Company, the Kleinknechts, any of their Affiliates or any business or enterprise with which either of the Kleinknechts is associated as an officer, director or controlling shareholder or other investor with the power to direct or cause the direction of the management of such business or enterprise shall not employ or attempt to employ an employee of the Company or any of its subsidiaries or joint ventures (other than, with respect to Richard Kleinknecht, his executive assistant).

  (d) If either of the Kleinknechts breaches, or threatens to commit a breach of, any of the provisions contained in this Section 6, the Company shall have the following rights and remedies with respect to Richard or Peter Kleinknecht, as the case may be, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

    (i) the right and remedy to have the provisions of this Section 6 specifically enforced by any court of competent jurisdiction and Merger Subsidiary shall be entitled to apply for and receive injunctive relief in order to prevent the continuation of any existing breach or the occurrence of any threatened breach, it being agreed that any breach or threatened breach of the provisions of this Section 6 would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

  (e) Each of the Kleinknechts agrees that the provisions of this Section 6 are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that the provisions of this Section 6, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall be enforceable.

  (f) If any court determines that the provisions of this Section 6, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Section 6 shall not thereby be affected and shall be given full effect without regard to invalid portions.

  Section 7. Termination of Certain Agreements. Effective immediately prior to the Effective Time and without further action by the parties hereto, each of
(a) the Employment Agreement, dated May 9, 1994, between the Company and Peter Kleinknecht, (b) the Employment Agreement, dated May 9, 1994, between the Company and Richard Kleinknecht, (c) Registration Rights Agreement, dated as of May 9, 1994, between the Company, Richard Kleinknecht and Peter Kleinknecht and (d) all special compensation arrangements for the Kleinknechts (other than those set forth in the Amended and Restated Employment Agreements), in each case shall terminate without any obligation or liability to the Company and shall be of no further force and effect.

  Section 8. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

  Section 9. Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Stockholder's heirs, guardians, administrators or successors or as a result of any divorce.

  Section 10. Stop Transfer. Each Stockholder agrees with, and covenants to, Merger Subsidiary that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, unless such transfer is made in compliance with this Agreement.

  Section 11. Rule 145 Affiliates. Each Stockholder who is an "affiliate" of the Company for purposes of Rule 145 under the Securities Act of 1933, as amended, hereby agrees to deliver to Merger Subsidiary, on or prior to the Closing Date (as defined in the Merger Agreement) a written agreement as contemplated by Section 5(o) of the Merger Agreement.

  Section 12. Termination. The obligations of the Stockholders and the irrevocable proxy contained in Section 4(b) of this Agreement shall terminate upon the first to occur of (a) the Effective Time and (b) the date the Merger Agreement is terminated in accordance with its terms (the "Termination Date"); provided that the provisions of Sections 2, 3 and 13 and any claim for breach of any representation, warranty, covenant or other agreement under this Agreement shall survive the Effective Time and/or the Termination Date, as applicable.

  Section 13. Miscellaneous.

  (a) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

      If to the Stockholders:
                               Richard Kleinknecht
                               15 Banbury Lane
                               Huntington, NY 11743
                               Telecopier:
      copy to:
                               White & Case
                               1155 Avenue of the Americas
                               New York, NY 10036
                               Attn: Edward F. Rover, Esq.
                               Telecopier: (212)
                               354-8113

      If to Merger
       Subsidiary:
                              Arizona Acquisition Corp.
                              c/o Cable Systems Holding LLC
                              505 North 51st Avenue
                              Phoenix, Arizona 85043-2701
                              Attn: President
                              Telecopier: 602-233-5782

      copy to:
                              Citicorp Venture Capital, Ltd.
                              399 Park Avenue
                              14th Floor, Zone 4
                              New York, NY 10043
                              Attn: Richard M. Cashin, Jr.
                              Telecopier: 212-888-2940
      and:
                              Morgan, Lewis & Bockius LLP
                              101 Park Avenue
                              New York, NY 10178
                              Attn: Philip H. Werner, Esq.
                              Telecopier: 212-309-6273

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

  (b) At any time prior to the Effective Time, any party hereto may, with respect to any other party hereto, (i) extend the time for the performance of any of the obligations or other acts, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

  (c) The headings contained in this Agreement are for the convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  (d) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by the Merger Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner.

  (e) This Agreement, including all exhibits, disclosure schedules and schedules hereto, constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and except as otherwise expressly provided herein.

  (f) Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other Person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

  (g) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

  (h) No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

  (i) Notwithstanding anything herein to the contrary, no Person executing this Agreement who is, or becomes during the term hereof, a director of the Company makes any agreement or understanding herein in his or her capacity as such director, and the agreements set forth herein shall in no way restrict any director in the exercise of his or her fiduciary duties as a director of the Company. Each Stockholder has executed this Agreement solely in his or her capacity as the record or beneficial holder of such Stockholder's Shares or as the trustee of a trust whose beneficiaries are the beneficial owners of such Stockholder's Shares.

  (j) Each party agrees to bear its own expenses in connection with the transactions contemplated hereby.

  (k) This Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York, except to the extent that the General Corporation Law of the State of Delaware applies as a result of the Company being incorporated in the State of Delaware, in which case such General Corporation Law shall apply.

  (l) EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

  (m) This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

  (n) Each of the Stockholders hereby acknowledges that, for purposes of Title IV of the Employee Retirement Income Security Act of 1974, as amended, IPC and IXNET may become members of a controlled group of corporations that includes Citicorp Venture Capital, Ltd. and its Affiliates.

[SIGNATURE PAGE TO FOLLOW]

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          Arizona Acquisition Corp.

                                                     /s/ Peter A. Woog
                                          By:__________________________________
                                          Name: Peter A. Woog
                                          Title:  President

                                          Stockholders:

                                                  /s/ Richard Kleinknecht
                                          _____________________________________
                                          Richard Kleinknecht

                                                   /s/ Peter Kleinknecht
                                          _____________________________________
                                          Peter Kleinknecht

                                          Kleinknecht 1997 Annuity Trust

                                                  /s/ Richard Kleinknecht
                                          By:__________________________________
                                          Name: Richard Kleinknecht
                                          Title:  Agent

                                          Eric Kleinknecht Revocable Trust

                                                  /s/ Richard Kleinknecht
                                          By:__________________________________
                                          Name: Richard Kleinknecht
                                          Title:  Agent

                                          Mark Kleinknecht Revocable Trust

                                                  /s/ Richard Kleinknecht
                                          By:__________________________________
                                          Name: Richard Kleinknecht
                                          Title:  Agent

                                          Lisa Kleinknecht Revocable Trust

                                                  /s/ Richard Kleinknecht
                                          By:__________________________________
                                          Name: Richard Kleinknecht
                                          Title:  Agent

                                                   /s/ Lisa Kleinknecht
                                          _____________________________________
                                          Lisa Kleinknecht

                                          Peter J. Kleinknecht 1996
                                          Grantor Retained
                                          Annuity Trust

                                                   /s/ Peter Kleinknecht
                                          By:__________________________________
                                          Name: Peter Kleinknecht
                                          Title:

                                          Maureen Kleinknecht 1996 Grantor
                                           Retained Annuity Trust

                                                 /s/ Maureenn Kleinknecht
                                          BY:__________________________________
                                          Name: Maureen Kleinknecht
                                          Title:

                                                  /s/ Sabrina Kleinknecht
                                          _____________________________________
                                          Sabrina Kleinknecht

                                                   /s/ Gavin Kleinknecht
                                          _____________________________________
                                          Gavin Kleinknecht

                                                   /s/ Keir Kleinknecht
                                          _____________________________________
                                          Keir Kleinknecht

                                                /s/ Russell G. Kleinknecht
                                          _____________________________________
                                          Russell G. Kleinknecht

                                                                      SCHEDULE I

                                EXISTING SHARES

                                                                        NO. OF
                                                                       EXISTING
SHAREHOLDER                                                             SHARES
-----------                                                            ---------
Richard P. Kleinknecht................................................ 1,552,273
Peter J. Kleinknecht.................................................. 2,240,999
Kleinknecht 1997 Annuity Trust........................................ 1,000,000
Eric Kleinknecht 1997 Revocable Trust.................................   300,575
Mark Kleinknecht Revocable Trust......................................   300,275
Lisa Kleinknecht Revocable Trust......................................   300,275
Lisa Kleinknecht......................................................       298
Peter J. Kleinknecht 1996 Grantor Retained Annuity Trust..............   155,637
Maureen Kleinknecht 1996 Grantor Retained Annuity Trust...............   155,637
Sabrina Kleinknecht...................................................   300,075
Gavin Kleinknecht.....................................................   300,075
Keir Kleinknecht......................................................   300,075
Russell G. Kleinknecht................................................    46,574

                                                                    SCHEDULE II

                                PLEDGED SHARES

  Any and all shares of Existing Shares pledged by the Kleinknechts pursuant to (a) the Pledge Agreement, dated April 28, 1994, by the Kleinknechts and Citibank, N.A. and National Westminster Bank NJ, (b) the Pledge Agreement, dated October 6, 1995, between the Kleinknechts and The Chase Manhattan Bank (National Association) and (c) the Pledge Agreement, dated April 15, 1996, between Peter J. Kleinknecht and Maureen Kleinknecht and Smith Barney Inc.

                                                                      ANNEX E-1

                            MERGERS & ACQUISITIONS

                        STRICTLY PRIVATE & CONFIDENTIAL

                                                              December 17, 1997

IPC Information Systems, Inc.
Wall Street Plaza
88 Pine Street
New York, NY 10005

Members of the Board of Directors:

  We understand that IPC Information Systems, Inc. ("IPC" or the "Company") and Arizona Acquisition Corporation. ("AAC"), a wholly owned subsidiary of Cable Systems Holdings, LLC which is majority owned by Citicorp Venture Capital, Ltd., have entered into an Agreement and Plan of Merger, dated as of December 18, 1997 (the "Merger Agreement"), pursuant to which AAC will be merged with and into IPC, with the Company remaining as the surviving corporation under the name of IPC Information Systems, Inc. (the "Merger"). Pursuant to the Merger Agreement, among other things, each share of AAC common stock will be converted into one share of common stock, par value $.01 per share of IPC ("IPC Common Stock"). Prior to the Merger, shareholders of IPC will be granted a choice of receiving either $21 per share in cash or the option of rolling over all of their equity, subject to proration as described in the Merger Agreement, into IPC Common Stock ("Merger Consideration").

  The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

  You have asked for our opinion as to whether the Merger Consideration to be paid to the holders of IPC Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

  For purposes of the opinion set forth herein, we have:

    1. Analyzed certain publicly available financial statements and other information of IPC;

    2. Reviewed and analyzed certain financial projections of IPC for the period 1998-2002 prepared by the Company (the "Projections");

    3. Discussed with senior management of IPC the current operations, financial condition and the prospects of the Company;

    4. Reviewed the reported stock prices and trading activity for IPC Common Stock;

    5. Compared the historical financial performance and market trading values of IPC with that of certain other generally comparable publicly traded companies and their securities;

    6. Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

    7. Based on the Projections, performed a discounted cash flow analysis and leveraged buy-out analysis of IPC;

    8. Discussed with senior management of IPC other acquisition proposals and related discussions the Company held with other parties;

                                     E-1-1

    9.   Reviewed the financial terms of the Merger Agreement; and

    10. Performed such other financial analyses and examinations and considered such other factors as we have deemed appropriate.

  We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the Projections supplied by or confirmed by the Company, we have further assumed that such Projections represent the best currently available estimates and judgment of the management of the Company as to the expected future financial performance of the Company. We have not made any independent verification of information supplied by or confirmed by IPC to us and have not undertaken any independent valuation or appraisal of the assets or liabilities of IPC, nor have we been furnished with such appraisals. Our opinion is necessarily based on economic, market, financial and other conditions as in effect on, and the information made available to us as of, the date hereof.

  Deutsche Morgan Grenfell, Inc. has from time to time provided investment banking and financial advisory services to IPC and has received fees for the rendering of such services.

  It is understood that this letter is for the information of the Board of Directors of IPC and may not be used for any other purpose without our prior written consent, except that this opinion may be included it its entirety in any filing made by IPC with the SEC with respect to the transactions contemplated by the Merger Agreement.

  Based on our analysis of the foregoing and such other factors as we deem relevant, including our assessment of current economic, market, financial and other conditions, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of shares of IPC pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                                          Very truly yours,

                                          Deutsche Morgan Grenfell Inc.

                                                    /s/ Louis B. Cooper
                                          By___________________________________
                                                      Louis B. Cooper
                                                         Director

                                                  /s/ Laurence B. Braham
                                          By___________________________________
                                                    Laurence B. Braham
                                                 Assistant Vice President

                                     E-1-2

                                                                      ANNEX E-2

                         DEUTSCHE MORGAN GRENFELL INC.

                                          April 8, 1998

Board of Directors
IPC Information Systems, Inc.
Wall Street Plaza
88 Pine Street
New York, NY 10005

Members of the Board of Directors:

  Reference is made to our opinion, dated December 17, 1997 (the "Opinion"), as to the fairness, from a financial point of view, to the holders of IPC Common Stock (the "Shares"), of the proposed Merger Consideration to be received by such holders in connection with the Merger referred to in our Opinion. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Opinion.

  Based on and subject to the terms, conditions and qualifications set forth in the Opinion, this will confirm that we are of the opinion that, as of the date hereof, the proposed Merger Consideration to be received by the holders of the Shares in the Merger is fair to such holders from a financial point of view.

                                          Very truly yours,

                                          DEUTSCHE MORGAN GRENFELL INC.


                                                   /s/ Louis B. Cooper
                                          By
                                            -----------------------------------
                                                     Louis B. Cooper
                                                         Director

                                                   /s/ Clive R. Holmes
                                          By
                                            -----------------------------------
                                                     Clive R. Holmes
                                                         Director


                                     E-2-1

                                                                        ANNEX F

                 DELAWARE GENERAL CORPORATION LAW, SECTION 262

  262. APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available of the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

    (2) Notwithstanding paragraph (l) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d)  Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2)  If the merger or consolidation was approved pursuant to (S)228 or
  (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
  (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, of if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 120, L. '97, eff. 7-1-97.)

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